EXHIBIT 4

                                                                  EXECUTION COPY


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                    STRUCTURED ASSET SECURITIES CORPORATION,
                                  as Depositor


                                       and

                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                               as Master Servicer


                                       and

                      GMAC COMMERCIAL MORTGAGE CORPORATION,
                               as Special Servicer


                                       and

                       LASALLE BANK NATIONAL ASSOCIATION,
                                   as Trustee


                                       and

                               ABN AMRO BANK N.V.,
                                 as Fiscal Agent


                         -------------------------------

                         POOLING AND SERVICING AGREEMENT

                            Dated as of June 11, 2002
                         -------------------------------



                                  $637,487,900

                     CDC Commercial Mortgage Trust 2002-FX1

                 Commercial Mortgage Pass-Through Certificates,
                                 Series 2002-FX1



================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01  Defined Terms................................................
Section 1.02  General Interpretive Principles..............................


                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Creation of Trust; Conveyance of Mortgage Loans..............
Section 2.02  Acceptance of Trust Fund by Trustee..........................
Section 2.03  Repurchase of Mortgage Loans for Document Defects
                and Breaches of Representations and Warranties.............
Section 2.04  Representations, Warranties and Covenants of the Depositor...
Section 2.05  Acceptance of Grantor Trust Assets by Trustee;
                Issuance of the Class V Certificates.......................
Section 2.06  Execution, Authentication and Delivery of Class R-I
                Certificates; Creation of Loan REMIC Regular Interests.....
Section 2.07  Conveyance of Loan REMIC Regular Interests; Acceptance
                of the Loan REMICs by Trustee..............................
Section 2.08  Execution, Authentication and Delivery of Class R-I
                Certificates; Creation of REMIC I Regular Interests........
Section 2.09  Conveyance of REMIC I Regular Interests; Acceptance
                of REMIC II by Trustee.....................................
Section 2.10  Execution, Authentication and Delivery of Class R-II
                Certificates; Creation of REMIC II Regular Interests.......
Section 2.11  Conveyance of REMIC II Regular Interests; Acceptance
                of REMIC III by Trustee....................................
Section 2.12  Execution, Authentication and Delivery of REMIC III
                Certificates...............................................


                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01  Administration of the Mortgage Loans.........................
Section 3.02  Collection of Loan Payments..................................
Section 3.03  Collection of Taxes, Assessments and Similar Items;
                Servicing Accounts; Reserve Accounts.......................
Section 3.04  Custodial Account, Defeasance Deposit Account,
                Collection Account, Interest Reserve Account and Excess
                Liquidation Proceeds Account...............................
Section 3.05  Permitted Withdrawals From the Custodial Account, the
                Collection Account, the Interest Reserve Account and the
                Excess Liquidation Proceeds Account........................
Section 3.06  Investment of Funds in the Servicing Accounts, the Reserve
                Accounts, the Defeasance Deposit Account, the Custodial
                Accounts and the REO Accounts..............................
Section 3.07  Maintenance of Insurance Policies; Errors and Omissions
                and Fidelity Coverage......................................
Section 3.08  Enforcement of Alienation Clauses............................
Section 3.09  Realization Upon Defaulted Loans; Required Appraisals;
                Appraisal Reduction Calculation............................
Section 3.10  Trustee and Custodian to Cooperate; Release of
                Mortgage Files.............................................
Section 3.11  Servicing Compensation; Payment of Expenses; Certain
                Matters Regarding Servicing Advances.......................
Section 3.12  Property Inspections; Collection of Financial Statements;
                Delivery of Certain Reports................................
Section 3.13  Annual Statement as to Compliance............................
Section 3.14  Reports by Independent Public Accountants....................
Section 3.15  Access to Certain Information................................
Section 3.16  Title to REO Property; REO Accounts..........................
Section 3.17  Management of REO Property...................................
Section 3.18  Sale of Mortgage Loans and REO Properties....................
Section 3.19  Additional Obligations of the Master Servicer; the
                Special Servicer's Right to Request the Master
                Servicer to Make Servicing Advances........................
Section 3.20  Modifications, Waivers, Amendments and Consents;
                Other Provisions...........................................
Section 3.21  Transfer of Servicing Between Master Servicer and Special
                Servicer; Record Keeping...................................
Section 3.22  Sub-Servicing Agreements.....................................
Section 3.23  Representations and Warranties of the Master Servicer........
Section 3.24  Representations and Warranties of the Special Servicer.......
Section 3.25  Application of Default Charges...............................


                                   ARTICLE IV

          PAYMENTS TO CERTIFICATEHOLDERS; REPORTS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.02  Statements to Certificateholders; CMSA Loan Periodic
                Update File................................................
Section 4.03  P&I Advances.................................................
Section 4.04  Allocation of Realized Losses and Additional Trust
                Fund Expenses..............................................
Section 4.05  Calculations.................................................
Section 4.06  Use of Agents................................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration of Transfer and Exchange of Certificates........
Section 5.03  Book-Entry Certificates......................................
Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.05  Persons Deemed Owners........................................


                                   ARTICLE VI

            THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER
                    AND THE CONTROLLING CLASS REPRESENTATIVE


Section 6.01  Liability of Depositor, Master Servicer and
                Special Servicer...........................................
Section 6.02  Merger, Consolidation or Conversion of Depositor,
                Master Servicer or Special Servicer........................
Section 6.03  Limitation on Liability of Depositor, Master Servicer
                and Special Servicer.......................................
Section 6.04  Resignation of Master Servicer and the Special Servicer......
Section 6.05  Rights of Depositor and Trustee in Respect of Master
                Servicer and the Special Servicer..........................
Section 6.06  Designation of Special Servicer and Controlling Class
                Representative by the Controlling Class....................
Section 6.07  Master Servicer or Special Servicer as Owner of a
                Certificate................................................
Section 6.08  Certain Powers of the Controlling Class Representative.......


                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................
Section 7.04  Waiver of Events of Default..................................
Section 7.05  Additional Remedies of Trustee Upon Event of Default.........


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of Trustee............................................
Section 8.02  Certain Matters Affecting Trustee............................
Section 8.03  Trustee and Fiscal Agent Not Liable for Validity
                or Sufficiency of Certificates or Loans....................
Section 8.04  Trustee and Fiscal Agent May Own Certificates................
Section 8.05  Fees and Expenses of Trustee; Indemnification of
                and by Trustee.............................................
Section 8.06  Eligibility Requirements for Trustee.........................
Section 8.07  Resignation and Removal of Trustee...........................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of Trustee and Fiscal Agent..........
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Appointment of Custodians....................................
Section 8.12  Appointment of Authenticating Agents.........................
Section 8.13  Appointment of Tax Administrators............................
Section 8.14  Access to Certain Information................................
Section 8.15  Reports to the Securities and Exchange Commission
                and Related Reports 209
Section 8.16  Representations and Warranties of Trustee....................
Section 8.17  The Fiscal Agent.............................................
Section 8.18  Representations and Warranties of Fiscal Agent...............


                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination Upon Repurchase or Liquidation of
                All Mortgage Loans.........................................
Section 9.02  Additional Termination Requirements..........................


                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

Section 10.01  REMIC Administration........................................
Section 10.02  Grantor Trust Administration................................


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01  Amendment...................................................
Section 11.02  Recordation of Agreement; Counterparts......................
Section 11.03  Limitation on Rights of Certificateholders..................
Section 11.04  Governing Law...............................................
Section 11.05  Notices.....................................................
Section 11.06  Severability of Provisions..................................
Section 11.07  Grant of a Security Interest................................
Section 11.08  Streit Act..................................................
Section 11.09  Successors and Assigns; Beneficiaries.......................
Section 11.10  Article and Section Headings................................
Section 11.11  Notices to Rating Agencies and Controlling Class
                 Representative............................................
Section 11.12  Complete Agreement..........................................

                             SCHEDULES AND EXHIBITS



Schedule No.  Schedule Description
------------  --------------------

    I         Mortgage Loan Schedule
   II         Representations and Warranties with Respect to the Mortgage Loans
  III         Exceptions to the Representations and Warranties
   IV         Loan REMIC Mortgage Loans (Early Defeasance Loans)
    V         Reference Rate Schedule
   VI         Description of Park Tower Additional Interest



Exhibit No.   Exhibit Description
-----------   -------------------

   A-1        Form of Class [A-1] [A-2] Certificate
   A-2        Form of Class [X-CL] [X-CP] Certificate
   A-3        Form of Class [B] [C] [D] [E] Certificate
   A-4        Form of Class [F] [G] [H] [J] [K] [L] Certificate
   A-5        Form of Class [M] [N] [P] [Q] Certificate
   A-6        Form of Class [R-I] [R-II] [R-III] Certificate
   A-7        Form of Class V Certificate
    B         Form of Distribution Date Statement
    C         Form of Custodial Certification
   D-1        Form of Master Servicer Request for Release
   D-2        Form of Special Servicer Request for Release
    E         Reserved
   F-1        Form of Transferor Certificate for Transfers of Definitive
                 Non-Registered Certificates
  F-2A        Form I of Transferee Certificate for Transfers of Definitive
                 Non-Registered Certificates
  F-2B        Form II of Transferee Certificate for Transfers of Definitive
                 Non-Registered Certificates
  F-2C        Form I of Transferee Certificate for Transfers of Interests in
                 Book-Entry Non-Registered Certificates
  F-2D        Form II of Transferee Certificate for Transfers of Interests in
                 Book-Entry Non-Registered Certificates
   G-1        Form I of Transferee Certificate in Connection with ERISA
                 (Definitive Non-Registered Certificates)
   G-2        Form II of Transferee Certificate in Connection with ERISA
                 (Book-Entry Non-Registered Certificates)
   H-1        Form of Transfer Affidavit and Agreement regarding Residual
                 Interest Certificates
   H-2        Form of Transferor Certificate regarding Residual Interest
                 Certificates
   I-1        Form of Notice and Acknowledgment
   I-2        Form of Acknowledgment of Proposed Special Servicer
    J         Form of UCC-1 financing statement
    K         Form of Notice and Certification Regarding Defeasance of Mortgage
                 Loans
   L-1        Form of Information Request/Investor Certification for Website
                 Access from Certificate Owner
   L-2        Form of Information Request/Investor Certification for Website
                 Access from Prospective Investor
    M         Form of CMSA Servicer Watch List

            This Pooling and Servicing Agreement (this "Agreement") is dated and effective as of June 11, 2002, among STRUCTURED ASSET SECURITIES CORPORATION, as Depositor, GMAC COMMERCIAL MORTGAGE CORPORATION, as Master Servicer, and GMAC COMMERCIAL MORTGAGE CORPORATION, as Special Servicer, LASALLE BANK NATIONAL ASSOCIATION, as Trustee, and ABN AMRO BANK N.V., as Fiscal Agent.


                             PRELIMINARY STATEMENT:

            The Depositor intends to sell the Certificates, which are to be issued hereunder in multiple Classes and which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund.

            As provided herein, the Trustee will elect to treat each Loan REMIC Mortgage Loan (exclusive of Additional Interest on any Loan REMIC Mortgage Loan that is an ARD Mortgage Loan) as the primary asset of a REMIC for federal income tax purposes and such REMICs will be designated as the "Loan REMICs" (each a "Loan REMIC"). The Class R-I Certificates will represent the sole class of "residual interest" in each of the Loan REMICs for purposes of the REMIC Provisions under federal income tax law. The Loan REMIC Regular Interests will relate to the related Loan REMIC Mortgage Loan. The Loan REMIC Regular Interests will: (i) accrue interest at a per annum rate described in the definition of "Loan REMIC Remittance Rate"; and (ii) have an initial Uncertificated Principal Balance equal to the Cut-off Date Balance of the related Loan REMIC Mortgage Loan. The Legal Final Distribution Date of the Loan REMIC Regular Interest is the Distribution Date immediately following the second anniversary of the maturity date of the related Loan REMIC Mortgage Loan. The Loan REMIC Regular Interests will not be certificated.

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Mortgage Loans (exclusive of the Loan REMIC Mortgage Loans and exclusive of any collections of Additional Interest on the ARD Mortgage Loans after their respective Anticipated Repayment Dates), the Loan REMIC Regular Interests and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R-I Certificates will also represent the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. A separate REMIC I Regular Interest will relate to each Mortgage Loan in REMIC I and each Loan REMIC Regular Interest. Each REMIC I Regular Interest that relates to the related Loan REMIC Regular Interest shall also relate to the related Loan REMIC Mortgage Loan. Each such REMIC I Regular Interest will: (i) accrue interest at a per annum rate described in the definition of "REMIC I Remittance Rate"; and (ii) have an initial Uncertificated Principal Balance equal to the Cut-off Date Balance of the related Mortgage Loan. The Legal Final Distribution Date of each of the REMIC I Regular Interests is the Distribution Date immediately following the second anniversary of maturity date of the related Mortgage Loan. None of the REMIC I Regular Interests will be certificated.

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R-II Certificates will represent the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table sets forth the designation, the REMIC II Remittance Rate and the initial Uncertificated Principal Balance for each of the REMIC II Regular Interests. The Legal Final Distribution Date for each REMIC II Regular Interest is the last Rated Final Distribution Date. None of the REMIC II Regular Interests will be certificated.

                                                   INITIAL
                             REMIC II           UNCERTIFICATED
    DESIGNATION          REMITTANCE RATE      PRINCIPAL BALANCE
    -----------          ---------------      -----------------
       A-1-1               Variable (1)           $94,956,964
       A-1-2               Variable (1)           $26,469,512
       A-1-3               Variable (1)           $34,527,662
       A-1-4               Variable (1)           $22,045,862
       A-2-1               Variable (1)           $22,775,801
       A-2-2               Variable (1)           $30,113,690
       A-2-3               Variable (1)          $252,007,509
         B                 Variable (1)           $25,499,000
         C                 Variable (1)            $9,562,000
         D                 Variable (1)           $20,719,000
         E                 Variable (1)            $7,968,000
        F-1                Variable (1)            $6,602,865
        F-2                Variable (1)            $1,366,135
        G-1                Variable (1)            $2,981,837
        G-2                Variable (1)            $7,334,638
        G-3                Variable (1)            $2,433,525
         H                 Variable (1)            $9,562,000
         J                 Variable (1)           $14,344,000
         K                 Variable (1)           $12,749,000
         L                 Variable (1)            $6,375,000
         M                 Variable (1)            $4,781,000
         N                 Variable (1)            $3,985,000
         P                 Variable (1)            $3,187,000
         Q                 Variable (1)           $15,140,900

--------------
(1) The REMIC II Remittance Rate for each REMIC II Regular Interest shall be a variable rate calculated in accordance with the definition of "REMIC II Remittance Rate".

            As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC III". The Class R-III Certificates will evidence the sole class of "residual interests" in REMIC III for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the Class designation, Pass-Through Rate and initial Class Principal Balance for each Class of the Regular Interest Certificates. For federal income tax purposes, each Class of the Regular Interest Certificates (other than the Class X-CL and Class X-CP Certificates) and each of the twenty four REMIC III Components of the Class X-CL Certificates and each of the sixteen REMIC III Components of the Class X-CP Certificates will be designated as a separate "regular interest" in REMIC III. The Legal Final Distribution Date for each Class of Regular Interest Certificates (or, in the case of the Class X-CL Certificates, for each of the twenty four REMIC III Components thereof and each of the sixteen Components of the Class X-CP Certificates) is the last Rated Final Distribution Date.

     CLASS                                      INITIAL CLASS
  DESIGNATION        PASS-THOUGH RATE         PRINCIPAL BALANCE
  -----------        ----------------         -----------------
   Class A-1             5.25200%                 $178,000,000
   Class A-2             5.67600%                 $304,897,000
    Class B              5.85600%                  $25,499,000
    Class C              5.91800%                   $9,562,000
    Class D              6.00500%                  $20,719,000
    Class E              6.18400%                   $7,968,000
    Class F              6.55800%                   $7,969,000
    Class G            6.62500%(1)                 $12,750,000
    Class H            7.02700%(1)                  $9,562,000
    Class J              6.00000%                  $14,344,000
    Class K              6.00000%                  $12,749,000
    Class L              6.00000%                   $6,375,000
    Class M              6.00000%                   $4,781,000
    Class N              6.00000%                   $3,985,000
    Class P              6.00000%                   $3,187,000
    Class Q              6.00000%                  $15,140,900
   Class X-CL          0.67771%(2)                     (3)
   Class X-CP          2.00012%(2)                     (4)

--------------
(1) If the Weighted Average REMIC I Remittance Rate for any Interest Accrual Period is ever less than the specified rate, the Pass-Through Rate for the subject Class for such Interest Accrual Period will equal such Weighted Average REMIC I Remittance Rate.

(2) The respective Pass-Through Rates for the Class X-CL and Class X-CP Certificates will, in the case of each of those Classes, be a variable rate per annum calculated in accordance with the definition of "Pass-Through Rate".

(3) The Class X-CL Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-CL Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of such Class' REMIC III Components from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class' REMIC III Components from time to time.

(4) The Class X-CP Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-CP Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of such Class' REMIC III Components from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class' REMIC III Components from time to time.

            As provided herein, the Trustee shall take all actions necessary to ensure that the portion of the Trust Fund consisting of the Grantor Trust Assets maintains its status as a Grantor Trust under the Code.

            The Initial Pool Balance will be $637,487,900. The initial aggregate Uncertificated Principal Balance of the REMIC I Regular Interests, the initial aggregate Uncertificated Principal Balance of the REMIC II Regular Interests and the initial aggregate Class Principal Balance of the respective Classes of Regular Interest Certificates (other than the Class X-CL and Class X-CP Certificates) will in each case be $637,487,900.

            Capitalized terms used but not otherwise defined in this Preliminary Statement have the respective meanings assigned thereto in Section 1.01 of this Agreement.

            In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent agree as follows:

                                    ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES


            Section 1.01 Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, unless the context otherwise requires:

            "30/360 Basis" shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

            "ABN AMRO" shall mean ABN AMRO Bank N.V. or its successor in interest.

            "Acceptable Insurance Default" shall mean, with respect to any Mortgage Loan, any default under the related loan documents resulting from (a) the exclusion of acts of terrorism from coverage under the related all risk casualty insurance policy maintained on the subject Mortgaged Property and (b) the related Mortgagor's failure to obtain insurance that specifically covers acts of terrorism, but only if the Master Servicer has determined, in its reasonable judgment, that such insurance is not available at commercially reasonable rates. Subject to the Servicing Standard, in making the determination required in the preceding sentence of this definition, the Master Servicer shall be entitled to rely on the opinion of an insurance consultant at its own expense. The Master Servicer shall make the determination as to whether an insurance-related default is an Acceptable Insurance Default. In the event the Master Servicer determines that an insurance-related default is an Acceptable Insurance Default, it shall forward, in writing, information regarding the basis of its determination to the Special Servicer and the Controlling Class Representative, and thereafter, the Master Servicer shall determine on an annual basis whether such insurance-related default continues to be an Acceptable Insurance Default.

            "Accrued Certificate Interest" shall mean the interest accrued from time to time with respect to any Class of Regular Interest Certificates, the amount of which interest shall equal: (a) in the case of any Class of Principal Balance Certificates for any Interest Accrual Period, one-twelfth of the product of (i) the Pass-Through Rate applicable to such Class of Certificates for such Interest Accrual Period, multiplied by (ii) the Class Principal Balance of such Class of Certificates outstanding immediately prior to the related Distribution Date; and (b) in the case of either Class of Interest Only Certificates for any Interest Accrual Period, the aggregate amount of Accrued Component Interest for all of such Class' REMIC III Components for such Interest Accrual Period.

            "Accrued Component Interest" shall mean the interest accrued from time to time with respect to any REMIC III Component of either Class of Interest Only Certificates, the amount of which interest shall equal, for any Interest Accrual Period, one-twelfth of the product of (i) the Pass-Through Rate applicable to such REMIC III Component for such Interest Accrual Period, multiplied by (ii) the Component Notional Amount of such REMIC III Component outstanding immediately prior to the related Distribution Date.

            "Acquisition Date" shall mean, with respect to any REO Property, the first day on which such REO Property is considered to be acquired by the Trust Fund within the meaning of Treasury regulations Section 1.856-6(b)(1), which shall be the first day on which the Trust Fund is treated as the owner of such REO Property for federal income tax purposes.

            "Actual/360 Basis" shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during any interest accrual period in a year assumed to consist of 360 days.

            "Additional Information" shall have the meaning assigned thereto in
Section 4.02(a).

            "Additional Interest" shall mean, with respect to any ARD Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Loan at the Additional Interest Rate and, if so provided in the related loan documents, any such Additional Interest added to the principal balance of such ARD Loan, and/or compounded at the related Mortgage Rate (which interest shall also constitute Additional Interest; and the payment of which interest shall, under the terms of such ARD Loan, be deferred until the entire outstanding principal balance thereof (excluding any portion thereof that represents Additional Interest that was added to the principal balance of such Mortgage Loan) has been paid). For purposes of this Agreement, Additional Interest on an ARD Loan or any successor REO Loan shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Loan or any successor REO Loan, notwithstanding that the terms of the related loan documents so permit. To the extent that any Additional Interest is not paid on a current basis, it shall, for purposes of this Agreement, be deemed to be deferred interest (regardless of whether it is added to principal outstanding with respect to the related ARD Loan in accordance with the related loan documents).

            "Additional Interest Rate" shall mean, with respect to any ARD Loan after its Anticipated Repayment Date, the incremental increase in the Mortgage Rate for such loan resulting from the passage of such Anticipated Repayment Date.

            "Additional Trust Fund Expense" shall mean any expense experienced with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Interest Certificates receiving less than the full amount of principal and/or Distributable Certificate Interest to which they are entitled on any Distribution Date.

            "Adjusted Actual/360 Accrued Interest Amount" shall mean, with respect to any Mortgage Loan (or any successor REO Mortgage Loan) that accrues interest on an Actual/360 Basis, for any Interest Accrual Period, an amount of interest equal to the product of (x) the Mortgage Rate in effect for such Mortgage Loan as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date), multiplied by (y) a fraction, the numerator of which is the number of days in such Interest Accrual Period, and the denominator of which is 360, multiplied by (z) the Stated Principal Balance of such Mortgage Loan (or successor REO Mortgage Loan) immediately prior to the Distribution Date that corresponds to such Interest Accrual Period; provided that if the subject Interest Accrual Period begins during (i) December of 2002 or December of any year thereafter that does not immediately precede a leap year or (ii) January of 2003 or January of any year thereafter, then the amount calculated with respect to such Mortgage Loan (or successor REO Mortgage Loan) for such Interest Accrual Period without regard to this proviso shall be decreased by the Interest Reserve Amount, if any, transferred from the Collection Account to the Interest Reserve Account in the calendar month in which such Interest Accrual Period ends, in accordance with Section 3.04(c), with respect to such Mortgage Loan (or successor REO Mortgage Loan); and provided, further, that if the subject Interest Accrual Period begins during February of 2003 or February of any year thereafter, then the amount calculated with respect to such Mortgage Loan (or successor REO Mortgage Loan) for such Interest Accrual Period without regard to this proviso shall be increased by the Interest Reserve Amount(s), if any, transferred from the Interest Reserve Account to the Collection Account in the calendar month in which such Interest Accrual Period ends, in accordance with
Section 3.05(c), with respect to such Mortgage Loan (or successor REO Mortgage
Loan).

            "Adjusted REMIC II Remittance Rate" shall mean:

            (a) with respect to REMIC II Regular Interest A-1-1, for any Interest Accrual Period, 5.25200% per annum;

            (b) with respect to REMIC II Regular Interest A-1-2, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2005 Distribution Date, an annual rate equal to the greater of (A) 5.25200% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2005 Distribution Date, 5.25200% per annum;

            (c) with respect to REMIC II Regular Interest A-1-3, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2006 Distribution Date, an annual rate equal to the greater of (A) 5.25200% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2006 Distribution Date, 5.25200% per annum;

            (d) with respect to REMIC II Regular Interest A-1-4, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate equal to the greater of (A) 5.25200% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2007 Distribution Date, 5.25200% per annum;

            (e) with respect to REMIC II Regular Interest A-2-1, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate equal to the greater of (A) 5.67600% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2007 Distribution Date, 5.67600% per annum;

            (f) with respect to REMIC II Regular Interest A-2-2, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2008 Distribution Date, an annual rate equal to the greater of (A) 5.67600% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2008 Distribution Date, 5.67600% per annum;

            (g) with respect to REMIC II Regular Interest A-2-3, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate equal to the greater of (A) 5.67600% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2009 Distribution Date, 5.67600% per annum;

            (h) with respect to REMIC II Regular Interest B, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 5.85600% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate equal to the lesser of (X) 5.85600% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (i) with respect to REMIC II Regular Interest C, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 5.91800% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate equal to the lesser of (X) 5.91800% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (j) with respect to REMIC II Regular Interest D, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.00500% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate equal to the lesser of (X) 6.00500% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (k) with respect to REMIC II Regular Interest E, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.18400% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2009 Distribution Date, an annual rate equal to the lesser of (X) 6.18400% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (l) with respect to REMIC II Regular Interest F-1, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.55800% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate equal to the lesser of (X) 6.55800% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (m) with respect to REMIC II Regular Interest F-2, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2008 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.55800% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2008 Distribution Date, an annual rate equal to the lesser of (X) 6.55800% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (n) with respect to REMIC II Regular Interest G-1, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2005 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.62500% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2005 Distribution Date, an annual rate equal to the lesser of (X) 6.62500% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (o) with respect to REMIC II Regular Interest G-2, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2006 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.62500% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2006 Distribution Date, an annual rate equal to the lesser of (X) 6.62500% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (p) with respect to REMIC II Regular Interest G-3, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 6.62500% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2007 Distribution Date, an annual rate equal to the lesser of (X) 6.62500% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (q) with respect to REMIC II Regular Interest H, (i) for any Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2005 Distribution Date, an annual rate (in no event in excess of the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period) equal to the greater of (A) 7.02700% per annum and (B) the Reference Rate for such Interest Accrual Period, and (ii) for any Interest Accrual Period subsequent to the Interest Accrual Period relating to the June 2005 Distribution Date, an annual rate equal to the lesser of (X) 7.02700% per annum and (Y) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (r) with respect to REMIC II Regular Interest J, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (s) with respect to REMIC II Regular Interest K, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (t) with respect to REMIC II Regular Interest L, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (u) with respect to REMIC II Regular Interest M, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (v) with respect to REMIC II Regular Interest N, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (w) with respect to REMIC II Regular Interest O, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (x) with respect to REMIC II Regular Interest P, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period; and

            (y) with respect to REMIC II Regular Interest Q, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period.

            "Administrative Cost Rate" shall mean, with respect to each Mortgage Loan (or successor REO Mortgage Loan), the rate per annum equal to the sum of the related Master Servicing Fee Rate and the Trustee Fee Rate.

            "Advance" shall mean any P&I Advance or Servicing Advance.

            "Adverse Grantor Trust Event" shall mean any endangerment to the status of the Grantor Trust as a grantor trust under the Grantor Trust Provisions or any imposition of a tax on the Grantor Trust or any of its assets or transactions.

            "Adverse Rating Event" shall mean, with respect to any Class of Certificates, as of any date of determination, the qualification, downgrade or withdrawal of any rating then assigned to such Class of Certificates by any Rating Agency.

            "Adverse REMIC Event" shall mean, with respect to any REMIC Pool, any endangerment of the status of such REMIC Pool as a REMIC under the REMIC Provisions or, except as permitted by Section 3.17(a), any imposition of a tax on such REMIC Pool or any of its assets or transactions (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions set forth in Section 860G(d) of the Code).

            "Affiliate" shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agreement" shall mean this Pooling and Servicing Agreement, together with all amendments hereof and supplements hereto.

            "Annual Accountants' Report" shall have the meaning assigned thereto in Section 3.14

            "Annual Performance Certification" shall have the meaning assigned thereto in Section 3.13.

            "Anticipated Repayment Date" shall mean, with respect to any ARD Loan, the date specified in the related Mortgage Note after which the Mortgage Rate for such ARD Loan will increase as specified in the related Mortgage Note.

            "Appraisal Reduction Amount" shall mean, with respect to any Required Appraisal Loan, an amount (calculated as of each Determination Date for so long as the subject Mortgage Loan (or any successor REO Loan) constitutes a Required Appraisal Loan, beginning with the Determination Date immediately following the later of the date on which the subject Mortgage Loan became a Required Appraisal Loan and the date on which the applicable Required Appraisal was obtained) equal to the excess, if any, of: (a) the sum of, without duplication, (i) the Stated Principal Balance (as may be reduced by the principal portion of any related Realized Losses) of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer, the Trustee or the Fiscal Agent, all accrued and unpaid interest on such Required Appraisal Loan through the most recent Due Date prior to the date of calculation (exclusive of any portion thereof that represents Additional Interest and/or Default Interest), (iii) all accrued and unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances made by or on behalf of (plus all accrued interest on such Advances payable to) the Master Servicer, the Trustee and/or the Fiscal Agent with respect to such Required Appraisal Loan,
(v) any other unpaid Additional Trust Fund Expenses in respect of such Required Appraisal Loan, and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property (or, in the case of an REO Loan, the related REO Property) (in each case, net of any escrow payments, letter of credit or any other amounts escrowed for such items); over (b) the Required Appraisal Value.

            Notwithstanding the foregoing, if (i) any Mortgage Loan becomes a Required Appraisal Loan, (ii) either (A) no Required Appraisal or update thereof has been obtained or conducted, as applicable, in accordance with Section 3.09(a), with respect to the related Mortgaged Property during the 12-month period prior to the date such Mortgage Loan became a Required Appraisal Loan or
(B) there shall have occurred since the date of the most recent Required Appraisal or update thereof a material change in the circumstances surrounding the related Mortgaged Property that would, in the Special Servicer's judgment, materially affect the value of the related Mortgaged Property, and (iii) no new Required Appraisal is obtained or conducted, as applicable, in accordance with
Section 3.09(a), within 120 days after the event which caused such Mortgage Loan to become a Required Appraisal Loan (without regard to any applicable cure or grace periods), then (x) until such new Required Appraisal is obtained or conducted, as applicable, in accordance with Section 3.09(a), the Appraisal Reduction Amount shall equal 25% of the Stated Principal Balance of such Required Appraisal Loan, and (y) upon receipt or performance, as applicable, in accordance with Section 3.09(a), of such Required Appraisal or update thereof by the Special Servicer, the Appraisal Reduction Amount for such Required Appraisal Loan shall be recalculated in accordance with the preceding sentence of this definition.

            Each Appraisal Reduction Amount shall be reduced to zero as of the date the related Mortgage Loan becomes a Corrected Loan and no Appraisal Reduction Amount shall exist as to any Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed.

            "Appraised Value" shall mean, with respect to each Mortgaged Property or REO Property, the appraised value thereof based upon the most recent appraisal or update thereof prepared by an Independent Appraiser that is contained in the related Servicing File or, in the case of a Mortgaged Property with an allocated loan amount of, or securing a Mortgage Loan with a Stated Principal Balance of less than $2,000,000, either (a) the most recent appraisal or update thereof that is contained in the related Servicing File or (b) the most recent "desktop" value estimate performed by the Special Servicer that is contained in the related Servicing File.

            "ARD Loan" shall mean any Mortgage Loan (or successor REO Loan) that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Mortgage Loan (or successor REO Loan) will accrue additional interest at the rate specified in the related Mortgage Note and the related Mortgagor is required to apply certain excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Mortgage Loan.

            "ARD Mortgage Loan" shall mean any Mortgage Loan that is an ARD
Loan.

            "Assignment of Leases" shall mean, with respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related Mortgage Loan.

            "Assumed Monthly Payment" shall mean: (a) with respect to any Balloon Loan delinquent in respect of its Balloon Payment, for each Due Date coinciding with or following its Stated Maturity Date as of which such Mortgage Loan remains outstanding and part of the Trust Fund (provided that such Mortgage Loan was not paid in full, and no other Liquidation Event occurred in respect thereof, before the end of the Collection Period in which the related Stated Maturity Date occurs), the scheduled monthly payment of principal and/or interest deemed to be due in respect of such Mortgage Loan on such Due Date equal to the amount that would have been due in respect thereof on such Due Date if such Mortgage Loan had been required to continue to accrue interest (other than Default Interest) in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any) in effect immediately prior to, and without regard to the occurrence of, the related Stated Maturity Date; and (b) with respect to any REO Loan, for any Due Date as of which the related REO Property remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Loan described in clause (a) of this definition, the Assumed Monthly Payment) that was due (or deemed due) in respect of the related Mortgage Loan on the last Due Date prior to its becoming an REO Loan.

            "ASTM" shall mean the American Society for Testing and Materials.

            "Authenticating Agent" shall mean any authenticating agent appointed pursuant to Section 8.12 (or, in the absence of any such appointment, the Trustee).

            "Available Distribution Amount" shall mean, with respect to any Distribution Date, an amount equal to: (a) the sum, without duplication, of (i) the aggregate amount of all payments and other collections on or with respect to the Mortgage Loans and any REO Properties that are on deposit in the Collection Account as of 12:00 noon (New York City time) on such Distribution Date, (ii) the aggregate amount of any P&I Advances made by the Master Servicer, the Trustee and/or the Fiscal Agent for distribution on the Certificates on such Distribution Date pursuant to Section 4.03, (iii) the aggregate amount deposited by the Master Servicer in the Collection Account for such Distribution Date pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls, and (iv) to the extent not included in clause (a)(i) of this definition, (A) the aggregate amount transferred from the Excess Liquidation Proceeds Account to the Collection Account pursuant to Section 3.05(d) in respect of such Distribution Date, (B) if such Distribution Date occurs during March of 2003 or March of any year thereafter, the aggregate of the Interest Reserve Amounts transferred by the Trustee from the Interest Reserve Account to the Collection Account in respect of the Interest Reserve Mortgage Loans for distribution on such Distribution Date and (C) any payments made pursuant to Section 9.01; net of (b) the portion of the aggregate amount described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period,
(ii) any amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii), (iii), (iv) and/or (v) of Section 3.05(b),
(iii) Prepayment Premiums, Yield Maintenance Charges, Repayment of Premium Amounts, Excess Defeasance Deposit Proceeds and/or Additional Interest (iv) if such Distribution Date occurs during January of 2003 or January of any year thereafter that is not a leap year or during February of 2003 or February of any year thereafter, the Interest Reserve Amounts with respect to the Interest Reserve Mortgage Loans to be withdrawn from the Collection Account and deposited into the Interest Reserve Account in respect of such Distribution Date and held for future distribution, all pursuant to Section 3.04(c), and (v) any amounts deposited in the Collection Account in error.

            "Balloon Loan" shall mean any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, the Scheduled Payment due on its Stated Maturity Date is larger than the Scheduled Payment due on the Due Date next preceding its Stated Maturity Date.

            "Balloon Mortgage Loan" shall mean any Mortgage Loan that is a Balloon Loan.

            "Balloon Payment" shall mean, with respect to any Balloon Loan as of any date of determination, the payment, other than any regularly scheduled monthly payment, due with respect to such Balloon Loan at maturity.

            "Base Interest Rate": shall mean, with respect to each Premium Loan, the portion of the Mortgage Rate for such Premium Loan equal to the market rate of interest, derived from subtracting the "excess interest" paid by the Mortgagor sufficient to "amortize" the Premium over the term of the Premium Loan or, in the case of an ARD Loan, the loan term through Anticipated Repayment Date, from the total Mortgage Rate for such Premium Loan, in each case equal to the corresponding rate set forth on the Mortgage Loan Schedule.

            "Book-Entry Certificate" shall mean any Certificate registered in the name of the Depository or its nominee.

            "Book-Entry Non-Registered Certificate" shall mean any of the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K or Class L Certificates.

            "Breach" shall have the meaning assigned thereto in Section 2.03(a).

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, or in any of the cities in which the Corporate Trust Office of the Trustee, the Primary Servicing Office of the Master Servicer or the Primary Servicing Office of the Special Servicer are located, are authorized or obligated by law or executive order to remain closed.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Certificate" shall mean any one of the CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, as executed by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Factor" shall mean, with respect to any Class of Regular Interest Certificates, as of any date of determination, a fraction, expressed as a decimal carried to six places, the numerator of which is the then current Class Principal Balance or Class Notional Amount, as the case may be, of such Class of Regular Interest Certificates, and the denominator of which is the Original Class Principal Balance or Original Class Notional Amount, as the case may be, of such Class of Regular Interest Certificates.

            "Certificate Notional Amount" shall mean, with respect to any Interest Only Certificate, as of any date of determination, the then notional amount of such Certificate equal to the product of (a) the then Certificate Factor for the Class of Interest Only Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Notional Amount thereof.

            "Certificate Owner" shall mean, with respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Principal Balance" shall mean, with respect to any Principal Balance Certificate, as of any date of determination, the then outstanding principal balance of such Certificate equal to the product of (a) the then Certificate Factor for the Class of Principal Balance Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof.

            "Certificate Register" shall mean the register maintained pursuant to Section 5.02.

            "Certificate Registrar" shall mean the registrar appointed pursuant to Section 5.02.

            "Certificateholder" shall mean the Person in whose name a Certificate is registered in the Certificate Register, except that: (i) neither a Disqualified Organization nor a Disqualified Non-United States Tax Person shall be Holder of a Residual Interest Certificate for any purpose hereof; and
(ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to the rights and/or obligations of any of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent or the Trustee in its respective capacity as such, any Certificate registered in the name of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent or the Trustee, as the case may be, or any Certificate registered in the name of any of its Affiliates, shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and rely upon a certificate of the Depositor, the Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Certificateholder Reports" shall mean, collectively, the Distribution Date Statement, the Mortgage Pool Data Update Report, and the CMSA Investor Reporting Package (excluding the CMSA Operating Statement Analysis Report and the CMSA NOI Adjustment Worksheet).

            "Class" shall mean, collectively, all of the Certificates bearing the same alphabetical and, if applicable, numerical class designation.

            "Class A Certificates" shall mean the Class A-1 and Class A-2 Certificates.

            "Class A-1 Certificate" shall mean any one of the Certificates with a "Class A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class A-2 Certificate" shall mean any one of the Certificates with a "Class A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class A Principal Distribution Cross-Over Date" shall mean the first Distribution Date as of the commencement of which (i) the Class A-1 and Class A-2 Certificates remain outstanding and (ii) the aggregate of the Class Principal Balances of the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P and Class Q Certificates have been reduced to zero as a result of the allocation of Realized Losses and Additional Trust Fund Expenses pursuant to Section 4.04(a).

            "Class B Certificate" shall mean any one of the Certificates with a "Class B" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class C Certificate" shall mean any one of the Certificates with a "Class C" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class D Certificate" shall mean any one of the Certificates with a "Class D" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class E Certificate" shall mean any one of the Certificates with a "Class E" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class F Certificate" shall mean any one of the Certificates with a "Class F" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class G Certificate" shall mean any one of the Certificates with a "Class G" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class H Certificate" shall mean any of the Certificates with a "Class H" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class J Certificate" shall mean any one of the Certificates with a "Class J" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class K Certificate" shall mean any of the Certificates with a "Class K" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class L Certificate" shall mean any of the Certificates with a "Class L" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class M Certificate" shall mean any of the Certificates with a "Class M" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class N Certificate" shall mean any of the Certificates with a "Class N" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class Notional Amount" shall mean the aggregate notional amount of a Class of Interest Only Certificates outstanding as of any date of determination. As of any date of determination, the Class Notional Amount of each Class of Interest Only Certificates shall equal the then aggregate of the Component Notional Amounts of all the REMIC III Components of such Class of Interest Only Certificates; provided that, for reporting purposes, the Class Notional Amount of the Class X-CP Certificates: (i) following the Closing Date through and including the Distribution Date in June 2005, shall equal the aggregate of the Component Notional Amounts of REMIC III Component X-CP-A-1-2, X-CP-A-1-3, X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C,
X-CP-D, X-CP-E, X-CP-F-1, X-CP-F-2, X-CP-G-1, X-CP-G-2, X-CP-G-3 and X-CP-H;
(ii) following the Distribution Date in June 2005 through and including the Distribution Date in June 2006, shall equal the aggregate of the Component Notional Amounts of REMIC III Component X-CP-A-1-3, X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D, X-CP-E, X-CP-F-1, X-CP-F-2,
X-CP-G-2 and X-CP-G-3; (iii) following the Distribution Date in June 2006 through and including the Distribution Date in June 2007, shall equal the aggregate of the Component Notional Amounts of REMIC III Component X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D, X-CP-E, X-CP-F-1,
X-CP-F-2 and X-CP-G-3; (iv) following the Distribution Date in June 2007 through and including the Distribution Date in June 2008, shall equal the aggregate of the Component Notional Amounts of REMIC III Component X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D, X-CP-E and X-CP-F-2; (v) following the Distribution Date in June 2008 through and including the Distribution Date in June 2009, shall equal the aggregate of the Component Notional Amounts of REMIC III Component X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D and X-CP-E and (vi) following the Distribution Date in June 2009, shall equal zero (0).

            "Class P Certificate" shall mean any of the Certificates with a "Class P" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class Principal Balance" shall mean the aggregate principal balance of any Class of Principal Balance Certificates outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall equal the Original Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall be permanently reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01 or 9.01, as applicable, and shall be further permanently reduced by the amount of any Realized Losses and Additional Trust Fund Expenses deemed allocated thereto on such Distribution Date pursuant to
Section 4.04(a).

            "Class Q Certificate" shall mean any of the Certificates with a "Class Q" designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing a portion of a class of "regular interests" in REMIC III for purposes of the REMIC Provisions.

            "Class R-I Certificate" shall mean any one of the Certificates with a "Class R-I" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a portion of the sole class of "residual interests" in each of REMIC I and the Loan REMICs for purposes of the REMIC Provisions.

            "Class R-II Certificate" shall mean any one of the Certificates with a "Class R-II" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a portion of the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions.

            "Class R-III Certificate" shall mean any one of the Certificates with a "Class R-III" designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a portion of the sole class of "residual interests" in REMIC III for purposes of the REMIC Provisions.

            "Class V Certificate" shall mean any of the Certificates with a "Class V" designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing a pro rata undivided interest in the Grantor Trust Assets.

            "Class V Sub-Account" shall mean a sub-account of the Collection Account established pursuant to Section 3.04(b), which sub-account shall constitute an asset of the Trust Fund and the Grantor Trust, but not an asset of any REMIC Pool.

            "Class X-CL Certificate" shall mean any one of the Certificates with a "Class X-CL" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing a portion of each of the applicable REMIC III Components for the Class X-CL, each of which shall constitute a separate "regular interest" in REMIC III for purposes of the REMIC Provisions.

            "Class X-CP Certificate" shall mean any one of the Certificates with a "Class X-CP" designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing a portion of each of the applicable REMIC III Components for the Class X-CP, each of which shall constitute a separate "regular interest" in REMIC III for purposes of the REMIC Provisions.

            "Clearstream" shall mean Clearstream Banking, Societe Anonyme or any successor.

            "Closing Date" shall mean June 27, 2002.

            "CMSA" shall mean the Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Trustee, the Special Servicer and the Controlling Class Representative.

            "CMSA Bond Level File" shall mean the monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Collateral Summary File" shall mean the report substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Trustee.

            "CMSA Comparative Financial Status Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer.

            "CMSA Delinquent Loan Status Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer.

            "CMSA Financial File" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Financial File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer. The initial data for this report shall be provided by the Mortgage Loan Seller.

            "CMSA Historical Liquidation Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer.

            "CMSA Historical Loan Modification Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer.

            "CMSA Investor Reporting Package" shall mean, collectively:

            (a) the following six electronic files: (i) CMSA Loan Setup File,
      (ii) CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv) CMSA Bond Level File, (v) CMSA Financial File and (vi) CMSA Collateral Summary File; and

            (b) the following eight supplemental reports: (i) CMSA Delinquent Loan Status Report, (ii) CMSA Historical Loan Modification Report, (iii) CMSA Historical Liquidation Report, (iv) CMSA REO Status Report, (v) CMSA Operating Statement Analysis Report, (vi) CMSA Comparative Financial Status Report, (vii) CMSA Servicer Watch List, (viii) CMSA NOI Adjustment Worksheet, (xix) CMSA Special Servicer Defaulted Loan Report (to the extent such form has been finalized and adopted by the CMSA).

            "CMSA Loan Periodic Update File" shall mean the monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer, as applicable, and the Trustee. The initial data for this report shall be provided by the Mortgage Loan Seller.

            "CMSA Loan Setup File" shall mean the report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Setup File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, and the Trustee. This report shall be initially provided by the Mortgage Loan Seller to the Master Servicer on or before the Closing Date.

            "CMSA NOI Adjustment Worksheet" shall mean a report prepared by the Master Servicer with respect to all the Mortgage Loans other than Specially Serviced Mortgage Loans and REO Loans, and by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans, a report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, is acceptable to the Master Servicer and the Special Servicer, as applicable.

            "CMSA Operating Statement Analysis Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer.

            "CMSA Property File" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Property File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer, as applicable. This report shall be initially provided by the Mortgage Loan Seller to the Master Servicer on or before the Closing Date.

            "CMSA REO Status Report" shall mean a report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "REO Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicer and the Special Servicer, as applicable.

            "CMSA Servicer Watch List": For any Determination Date, a report substantially in the form of, and containing the information called for in Exhibit M, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by Exhibit M, is reasonably acceptable to the Master Servicer and Special Servicer, provided that, until such time as the CMSA adopts a standard form of "Servicer Watch List", such report shall identify all Mortgage Loans (other than Specially Serviced Mortgage Loans) that are required by the criteria set forth on Exhibit M hereto; and provided, further, that, upon adoption by the CMSA of a standard criteria, such criteria shall be used for this report.

            "CMSA Special Servicer Defaulted Loan Report" shall mean, upon and following the adoption by the CMSA of a standard format, a report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Special Servicer Defaulted Loan Report" available on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Special Servicer Defaulted Loan Report" available on the CMSA Website, is reasonably acceptable to the Master Servicer or the Special Servicer, as applicable.

            "CMSA Website" shall mean the CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code" shall mean the Internal Revenue Code of 1986 and regulations promulgated thereunder, including temporary regulations and proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Certificates.

            "Collection Account" shall mean the segregated account or accounts created and maintained by the Trustee pursuant to Section 3.04(b), which shall be entitled "LaSalle Bank National Association [OR NAME OF ANY SUCCESSOR TRUSTEE], as Trustee, in trust for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1".

            "Collection Period" shall mean, with respect to any Distribution Date or Master Servicer Remittance Date, the period commencing on the day immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date or Master Servicer Remittance Date, as the case may be, occurs (or, in the case of each of the initial Distribution Date and the initial Master Servicer Remittance Date, commencing immediately following the Cut-off Date) and ending on and including the Determination Date in the calendar month in which such Distribution Date or Master Servicer Remittance Date, as the case may be, occurs.

            "Commission" shall mean the Securities and Exchange Commission or any successor agency.

            "Component Notional Amount" shall mean the notional amount on which any REMIC III Component of either Class of Interest Only Certificates accrues interest, which, as of any date of determination, is equal to the then current Uncertificated Principal Balance of such Component's Corresponding REMIC II Regular Interest.

            "Controlling Class" shall mean, as of any date of determination, the outstanding Class of Principal Balance Certificates that (a) bears the latest alphabetical Class designation and (b) has a Class Principal Balance which is equal to or greater than 25% of the Original Class Principal Balance of such Class; provided that if no Class of Principal Balance Certificates has as of such date of determination a Class Principal Balance equal to or greater than 25% of its Original Class Principal Balance, then the Controlling Class shall be the then outstanding Class of Principal Balance Certificates bearing the latest alphabetical Class designation that has a Certificate Principal Balance greater than zero; and provided, further, that, for purposes of determining the Controlling Class, the Class A-1 and Class A-2 Certificates shall be deemed a single Class of Certificates.

            "Controlling Class Certificateholder" shall mean any Holder of a Certificate of the Controlling Class.

            "Controlling Class Representative" shall have the meaning assigned thereto in Section 6.06.

            "Corporate Trust Office" shall mean the principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Asset Backed Securities Trust Services Group - CDC Commercial Mortgage Trust 2002-FX1.

            "Corrected Loan" shall mean any Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of "Specially Serviced Mortgage Loan" (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or the related Mortgaged Property's becoming an REO Property).

            "Corrected Mortgage Loan" shall mean any Mortgage Loan that is a Corrected Loan.

            "Corresponding REMIC II Regular Interest" shall mean: (a) with respect to any Class of Principal Balance Certificates, the REMIC II Regular Interest that has an alphabetic or alphanumeric designation that is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class of Principal Balance Certificates (provided that each of REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 shall be a Corresponding REMIC II Regular Interest with respect to the Class A-1 Certificates; each of REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 shall be a Corresponding REMIC II Regular Interest with respect to the Class A-2 Certificates; each of REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2 shall be a Corresponding REMIC II Regular Interest with respect to the Class F Certificates; and each of REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3 shall be a Corresponding REMIC II Regular Interest with respect to the Class G Certificates); (b) with respect to any REMIC III Component of the Class X-CL Certificates, the REMIC II Regular Interest that has an alphabetic or alphanumeric designation that, when preceded by "X-CL-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such REMIC III Component of the Class X-CL Certificates; and (c) with respect to any REMIC III Component of the Class X-CP Certificates, the REMIC II Regular Interest that has an alphabetic or alphanumeric designation that, when preceded by "X-CP-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such REMIC III Component of the Class X-CP Certificates.

            "Custodial Account" shall mean the segregated account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "GMAC Commercial Mortgage Corporation [OR THE NAME OF ANY SUCCESSOR MASTER SERVICER], as Master Servicer, on behalf of LaSalle Bank National Association [OR THE NAME OF ANY SUCCESSOR TRUSTEE], as Trustee, in trust for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, Custodial Account".

            "Custodian" shall mean a Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, a Mortgage Loan Seller or an Affiliate of the Depositor or a Mortgage Loan Seller. If no such custodian has been appointed, or if such custodian has been so appointed but the Trustee shall have terminated such appointment, then the Trustee shall be the Custodian.

            "Cut-off Date" shall mean June 11, 2002.

            "Cut-off Date Balance" shall mean, with respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, net of all unpaid payments of principal due in respect thereof on or before such date.

            "Default Charges" shall mean Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Loan.

            "Default Interest" shall mean, with respect to any Mortgage Loan (or any successor REO Loan), any amounts collected thereon, other than late payment charges, Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts or Excess Defeasance Deposit Proceeds that represent penalty interest (arising out of a default) in excess of: (i) interest accrued on the principal balance of such Mortgage Loan (or successor REO Loan), at the related Mortgage Rate (net of any applicable Additional Interest Rate); and (ii) in the case of an ARD Loan after the related Anticipated Repayment Date, any Additional Interest.

            "Defaulted Mortgage Loan" shall mean a Specially Serviced Mortgage Loan (i) that is delinquent in an amount equal to at least two Monthly Payments (not including the Balloon Payment) or is delinquent 30 days or more in respect of its Balloon Payment unless a commitment for financing is in place, then 60 days, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

            "Defaulting Party" shall have the meaning assigned thereto in
Section 7.01(b).

            "Defeasance Collateral" shall mean, with respect to any Defeasance Loan, the Government Securities required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof in order to obtain a release of the related Mortgaged Property.

            "Defeasance Deposit Account" shall have the meaning assigned thereto in Section 3.04(a).

            "Defeasance Loan" shall mean any Mortgage Loan which requires the related Mortgagor (or permits the holder of such loan to require the related Mortgagor) to pledge Defeasance Collateral to the holder of such loan in lieu of prepayment.

            "Definitive Certificate" shall have the meaning assigned thereto in
Section 5.03(a).

            "Definitive Non-Registered Certificate" shall mean any Non-Registered Certificate that has been issued as a Definitive Certificate.

            "Depositor" shall mean SASCO.

            "Depository" shall mean The Depository Trust Company or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant" shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date" shall mean the 11th calendar day of each month (or, if such 11th day is not a Business Day, the Business Day immediately following), commencing in July 2002.

            "Directly Operate" shall mean, with respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale or lease, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I (or, if held thereby, a Loan REMIC) other than through an Independent Contractor; provided, however, that the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

            "Discount Rate" shall mean, with respect to any Mortgage Loan in respect of which any Prepayment Premium, Yield Maintenance Charge, Repayment of Premium Amount or Excess Defeasance Deposit Proceeds is or are received, a rate equal to a per annum rate calculated by the linear interpolation of the yields, as reported in the most recent "Federal Reserve Statistical Release H.15 - Selected Interest Rates" under the heading U.S. Government Securities/Treasury constant maturities published prior to the date of the receipt of the relevant Prepayment Premium, Yield Maintenance Charge, Repayment of Premium Amount or Excess Defeasance Deposit Proceeds in respect of such Mortgage Loan, of U.S. Treasury constant maturities with maturity dates (one longer, one shorter) most nearly approximating the maturity date (or, with respect to ARD Loans, the Anticipated Repayment Date) of the Mortgage Loan being prepaid or the monthly equivalent of such rate. If Federal Reserve Statistical Release H.15 - Selected Interest Rates is no longer published, the Master Servicer, on behalf of the Trustee, will select a comparable publication to determine the Discount Rate.

            "Disqualified Non-United States Tax Person" shall mean, with respect to any Residual Interest Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual Interest Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulation Section 1.860E-1(c)(4)(ii), as a holder of such Residual Interest Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Interest Certificate and intends to pay taxes associated with holding such Residual Interest Certificate, and (c) has furnished the Transferor and the Trustee with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Interest Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual Interest Certificate will not be disregarded for United States federal income tax purposes.

            "Disqualified Organization" shall mean any of the following: (i) the United States, any State or any political subdivision thereof, any foreign government, international organization, or any agency or instrumentality of any of the foregoing; (ii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business income); (iii) rural electric and telephone cooperatives described in Section 1381 of the Code; or (iv) any other Person so designated by the Trustee or the Tax Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Interest Certificate by such Person may cause the Trust Fund or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Interest Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in
Section 7701 of the Code or successor provisions.

            "Disqualified Partnership" shall mean any domestic entity classified as a partnership under the Code if any of its beneficial owners are Disqualified Non-United States Tax Persons.

            "Distributable Certificate Interest" shall mean, with respect to any Class of Regular Interest Certificates for any Distribution Date, an amount of interest equal to the amount of Accrued Certificate Interest in respect of such Class of Certificates for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) the Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, the numerator of which is the amount of Accrued Certificate Interest in respect of such Class of Certificates for the related Interest Accrual Period, and the denominator of which is the aggregate amount of Accrued Certificate Interest in respect of all the Classes of Regular Interest Certificates for the related Interest Accrual Period.

            "Distributable Component Interest" shall mean, with respect to any REMIC III Component of either Class of Interest Only Certificates for any Distribution Date, an amount of interest equal to the amount of Accrued Component Interest in respect of such REMIC III Component for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) the entire portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that was allocated to such Class of Interest Only Certificates in accordance with the definition of "Distributable Certificate Interest", multiplied by (ii) a fraction, the numerator of which is the amount of any Accrued Component Interest in respect of such REMIC III Component for the related Interest Accrual Period, and the denominator of which is the amount of the Accrued Certificate Interest in respect of such Class of Interest Only Certificates for the related Interest Accrual Period.

            "Distribution Date" shall mean the date each month, commencing in July 2002, on which, among other things, the Trustee is to make distributions on the Certificates, which date shall be the fourth Business Day following the Determination Date in such calendar month.

            "Distribution Date Statement" shall have the meaning assigned thereto in Section 4.02(a).

            "Document Defect" shall have the meaning assigned thereto in Section 2.03(a).

            "Due Date" shall mean: (i) with respect to any Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan is scheduled to be first due; (ii) with respect to any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due; and (iii) with respect to any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

            "Early Defeasance Mortgage Loan" shall mean a Loan REMIC Mortgage Loan which provides the related Mortgagor with the option to defease all or a portion of such Mortgage Loan prior to the second anniversary of the Startup Day.

            "EDGAR" shall mean the Commission's Electronic Data Gathering, Analysis and Retrieval system.

            "Eligible Account" shall mean any of: (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term deposit or unsecured debt obligations of which are rated at least "AA-" by Fitch, at least "Aa3" by Moody's and at least "AA-" by S&P (or, if such depository institution or trust company has short-term unsecured debt obligations rated at least "A-1" by S&P, at least "A-" by S&P) (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency) at any time such funds are on deposit therein (if such funds are to be held for more than 30 days), or the short-term deposits of which are rated at least "F-1" by Fitch, at least "P-1" by Moody's and at least "A-1" by S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency) at any time such funds are on deposit therein (if such funds are to be held for 30 days or less); or (ii) a segregated trust account maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, which has a combined capital and surplus of at least $50,000,000, is subject to supervision or examination by federal or state authority and, in the case of a state chartered depository institution or trust company, is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 CFR ss.9.10(b); or (iii) any other account, the use of which would not, in and of itself, cause an Adverse Rating Event with respect to any Class of Certificates, as confirmed in writing by each Rating Agency.

            "Environmental Assessment" shall mean a "Phase I assessment" as described in and meeting the criteria of Chapter 5 of the Fannie Mae Multifamily Guide and the ASTM Standard for Environmental Site Assessments, each as amended from time to time.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Payment" shall mean any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other items for which an escrow has been created in respect of the related Mortgaged Property.

            "Euroclear" shall mean The Euroclear System or any successor.

            "Event of Default" shall have the meaning assigned thereto in
Section 7.01(a).

            "Excess Defeasance Deposit Proceeds" shall mean with respect to a Loan REMIC Mortgage Loan where the related borrower has exercised its option to defease such Mortgage Loan prior to the second anniversary of the Startup Day, the excess of the amount tendered by such Mortgagor to defease such Mortgage Loan over an amount equal to, with respect to such Mortgage Loan, the aggregate of the amounts specified in clauses (a) through (d) under the definition of Purchase Price in this Agreement.

            "Excess Liquidation Proceeds" shall mean the excess, if any, of (a) the Net Liquidation Proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or REO Property, net of (i) interest on any related Advances, (ii) any related Servicing Advances and (iii) any Liquidation Fee payable from such Net Liquidation Proceeds and (iv) any other Additional Trust Fund Expenses, over (b) the amount needed to pay off the Mortgage Loan or related REO Loan in full.

            "Excess Liquidation Proceeds Account" shall mean the segregated account created and maintained by the Trustee pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled "LaSalle Bank National Association [OR THE NAME OF ANY SUCCESSOR TRUSTEE], as Trustee, in trust for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1".

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exemption-Favored Party" shall mean any of (i) Lehman Brothers,
(ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Lehman Brothers, and
(iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and (ii) is a manager or co-manager with respect to a Class of Investment Grade Certificates.

            "Fannie Mae" shall mean the Federal National Mortgage Association or any successor.

            "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor.

            "FHLMC" shall mean the Federal Home Loan Mortgage Corporation or any successor.

            "Final Distribution Date" shall mean the Distribution Date on which the final distribution is to be made with respect to the Certificates in connection with a termination of the Trust Fund pursuant to Article IX.

            "Final Recovery Determination" shall mean a determination by the Special Servicer with respect to any Mortgage Loan or REO Property (other than a Mortgage Loan that was paid in full, and other than a Mortgage Loan or REO Property, as the case may be, that was purchased by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, by a Purchase Option Holder or its assignee pursuant to Section 3.18, or by the Depositor, the Special Servicer, a Controlling Class Certificateholder or the Master Servicer pursuant to Section 9.01 or that was otherwise acquired in exchange for all the Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard (without regard to any obligation of the Master Servicer or the Special Servicer to make payments from its own funds), will be ultimately recoverable.

            "Fiscal Agent" shall mean ABN AMRO, in its capacity as fiscal agent hereunder, or any successor fiscal agent appointed as herein provided.

            "Fitch" shall mean Fitch Ratings or its successor in interest. If neither such rating agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Fiscal Agent, the Master Servicer and the Special Servicer, and specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "GAAP" shall mean generally accepted accounting principles in the United States of America.

            "GMACCM" shall mean GMAC Commercial Mortgage Corporation or its successor in interest.

            "Government Securities" shall mean "Government Securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940.

            "Grantor Trust" shall mean that certain "grantor trust" (within the meaning of the Grantor Trust Provisions) consisting of the Grantor Trust Assets.

            "Grantor Trust Assets" shall mean any Additional Interest collected with respect to an ARD Mortgage Loan after its Anticipated Repayment Date.

            "Grantor Trust Provisions" shall mean Subpart E of Subchapter J of the Code, including Treasury Regulations Section 301.7701-4(c)(2).

            "Ground Lease" shall mean, with respect to any Mortgage Loan for which the related Mortgagor has a leasehold interest in the related Mortgaged Property, the lease agreement(s) creating such leasehold interest.

            "Hazardous Materials" shall mean any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Holder" shall mean a Certificateholder.

            "HUD-Approved Servicer" shall mean a servicer that is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203, 207 and 211 of the National Housing Act.

            "Independent" shall mean, when used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, each Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Controlling Class Certificateholder and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, either Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Controlling Class Certificateholder or any Affiliate thereof, and (iii) is not connected with the Depositor, the Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Controlling Class Certificateholder or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Mortgage Loan Seller, the Master Servicer, the Special Servicer, a Controlling Class Certificateholder or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, the Mortgage Loan Seller, the Master Servicer, the Special Servicer, such Controlling Class Certificateholder or any Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

            "Independent Appraiser" shall mean an Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and
(iii) has a minimum of five years experience in the subject property type and market.

            "Independent Contractor" shall mean: (a) any Person that would be an "independent contractor" with respect to REMIC I (or, solely for the purposes of the Loan REMIC Mortgage Loans, the Loan REMICs) within the meaning of Section 856(d)(3) of the Code if REMIC I (or, if applicable, a Loan REMIC) were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35 percent or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Master Servicer, the Special Servicer, the Trustee or the Trust Fund, delivered to the Trustee), provided that (i) such REMIC Pool does not receive or derive any income from such Person and (ii) the relationship between such Person and such REMIC Pool is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5); or (b) any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Master Servicer, the Special Servicer, the Trustee or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor, will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property, due to such Person's failure to be treated as an Independent Contractor.

            "Initial Pool Balance" shall mean the aggregate of the Cut-off Date Balances of the Mortgage Loans.

            "Initial Resolution Period" shall have the meaning assigned thereto in Section 2.03(a).

            "Institutional Accredited Investor" shall mean an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

            "Insurance Policy" shall mean, with respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

            "Insurance Proceeds" shall mean the proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

            "Interest Accrual Basis" shall mean the basis on which interest accrues in respect of any Mortgage Loan, any Loan REMIC Regular Interest, any REMIC I Regular Interest, any REMIC II Regular Interest, any Class of Regular Interest Certificates or any particular REMIC III Component of a Class of Interest Only Certificates, in each case consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

            "Interest Accrual Period" shall mean, with respect to any Loan REMIC Regular Interest, REMIC I Regular Interest, any REMIC II Regular Interest, any Class of Regular Interest Certificates or any particular REMIC III Component of a Class of Interest Only Certificates, for any Distribution Date, the period commencing on the 11th calendar day of the month immediately preceding the month in which such Distribution Date occurs and ending on the 10th calendar day of the month in which such Distribution Date occurs.

            "Interest Only Certificates" shall mean, collectively, the Class X-CL and Class X-CP Certificates.

            "Interested Person" shall mean the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, any Certificateholder, or any Affiliate of any such Person.

            "Interest Reserve Account" shall mean the segregated account or sub-account created and maintained by the Trustee pursuant to Section 3.04(c) in trust for Certificateholders, which shall be entitled "LaSalle Bank National Association [OR THE NAME OF ANY SUCCESSOR TRUSTEE], as Trustee, in trust for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1".

            "Interest Reserve Amount" shall mean, with respect to each Interest Reserve Mortgage Loan, for any Distribution Date that occurs during February of 2003 or February of any year thereafter or during January of 2003 or January of any year thereafter that is not a leap year, an amount equal to one day's interest accrued at the related Mortgage Rate (net of the related Additional Interest Rate in the case of an ARD Loan after the related Anticipated Repayment
Date) on the related Stated Principal Balance as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts due on such Due Date), to the extent that a Monthly Payment is received in respect thereof for such Due Date as of the related Determination Date or a P&I Advance is made in respect thereof for such Due Date on the related P&I Advance Date.

            "Interest Reserve Mortgage Loan" shall mean any Mortgage Loan (or successor REO Mortgage Loan) that accrues interest on an Actual/360 Basis.

            "Investment Account" shall have the meaning assigned thereto in
Section 3.06(a).

            "Investment Grade Certificate" shall mean, as of any date of determination, a Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency (inclusive of a rating of "BBB-" in the case of S&P or Fitch, and "Baa3" in the case of Moody's).

            "IRS" shall mean the Internal Revenue Service or any successor agency.

            "LaSalle" shall mean LaSalle Bank National Association or its successor in interest.

            "Late Collections" shall mean: (a) with respect to any Mortgage Loan, all amounts received thereon during any Collection Period, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan (without regard to any acceleration of amounts due thereunder by reason of default) due or deemed due on a Due Date in a previous Collection Period, or on a Due Date coinciding with or preceding the Cut-off Date, and not previously recovered; and (b) with respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the predecessor Mortgage Loan, or the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Loan (without regard to any acceleration of amounts due thereunder by reason of default), due or deemed due on a Due Date in a previous Collection Period and not previously recovered. Late Collections shall not include any amounts representing Default Charges.

            "Legal Final Distribution Date" shall mean, with respect to any Loan REMIC Regular Interest, any REMIC I Regular Interest, any REMIC II Regular Interest, any Class of Regular Interest Certificates or any particular REMIC III Component of a Class of Interest Only Certificates, the "latest possible maturity date" thereof, calculated solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii).

            "Lehman Brothers" shall mean Lehman Brothers Inc. or its successor in interest.

            "Liquidation Event" shall mean: (a) with respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full, (ii) a Final Recovery Determination is made with respect to such Mortgage Loan, (iii) such Mortgage Loan is repurchased by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement (including the repurchase of a Loan REMIC Mortgage Loan in connection with the related Mortgagor's exercise of its right to defease such Mortgage Loan, prior to the second anniversary of the Startup
Day), and in such case, repurchased by the Mortgage Loan Seller or its affiliate), (iv) such Mortgage Loan is purchased by a Purchase Option Holder or its assignee pursuant to Section 3.18, or (v) purchased by the Depositor, the Special Servicer, a Controlling Class Representative or the Master Servicer pursuant to Section 9.01, or (vi) such Mortgage Loan is acquired in exchange for all of the Certificates pursuant to Section 9.01; and (b) with respect to any REO Property (and the related REO Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property, (ii) such REO Property is purchased by the Depositor, the Special Servicer, a Controlling Class Representative or the Master Servicer pursuant to Section 9.01, or (iii) such REO Property is acquired in exchange for all of the Certificates pursuant to Section 9.01.

            "Liquidation Expenses" shall mean all customary, reasonable and necessary "out-of-pocket" costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Sections 3.09 or
3.18 (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

            "Liquidation Fee" shall mean, with respect to each Specially Serviced Mortgage Loan or REO Property (other than any Mortgage Loan or REO Property that is (i) repurchased by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement within 180 days after notice of Material Document Defect or Material Breach (paid by the Mortgage Loan Seller), (ii) purchased by a Purchase Option Holder that is the Certificateholder with the greatest percentage interest in the Controlling Class, the Special Servicer or, if the purchase is effected within 60 days of the initial Purchase Option becoming exercisable by the Mortgage Loan Seller, the Mortgage Loan Seller, or any affiliate thereof, (iii) purchased by the Depositor, the Special Servicer, a Controlling Class Certificateholder or the Master Servicer pursuant to Section 9.01, (iv) acquired in exchange for all of the Certificates pursuant to Section
9.01 or (v) if such Mortgage Loan is a Loan REMIC Mortgage Loan, repurchased by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement and
Section 2.03(e) in connection with the related Mortgagor's exercise of its right to defease such Mortgage Loan prior to the second anniversary of the Startup
Day), the fee designated as such and payable to the Special Servicer pursuant to
Section 3.11(c).

            "Liquidation Fee Rate shall mean, with respect to each Specially Serviced Mortgage Loan or REO Property as to which a Liquidation Fee is payable, 1.0%.

            "Liquidation Proceeds" shall mean all cash amounts (other than Insurance Proceeds and REO Revenues) received by the Master Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the terms of the related Mortgage; (ii) the full or partial liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Specially Serviced Mortgage Loan by a Purchase Option Holder or its assignee pursuant to Section 3.18; (v) the repurchase of a Mortgage Loan by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement (including the repurchase of a Loan REMIC Mortgage Loan in connection with the related Mortgagor's exercise of its right to defease such Mortgage Loan prior to the second anniversary of the Startup Day; and in such case, repurchase by the Mortgage Loan Seller or its affiliate); (vi) the purchase of a Mortgage Loan or REO Property by the Depositor, the Special Servicer, a Controlling Class Representative or the Master Servicer pursuant to Section 9.01; or (vii) the acquisition of a Mortgage Loan or REO Property in exchange for all the Certificates pursuant to Section 9.01.

            "Loan REMIC" shall mean, with respect to each Loan REMIC Mortgage Loan, and any related REO Property and corresponding REO Loan, if any, the segregated pool of assets consisting primarily of the related Loan REMIC Mortgage Loan, and any related REO Property together with all payments under and the proceeds of such Mortgage Loan received after the Startup Day.

            "Loan REMIC Mortgage Loan" shall mean each of the Mortgage Loans identified on Schedule IV hereto as the primary asset of a Loan REMIC.

            "Loan REMIC Interest" shall mean, with respect to any Loan REMIC, either of the Loan REMIC Regular Interest or the Loan REMIC Residual Interest relating to such Loan REMIC.

            "Loan REMIC Regular Interest" shall mean, with respect to any Loan REMIC, the uncertificated "regular interest", within the meaning of Section 860G(a)(1) of the Code, in such Loan REMIC.

            "Loan REMIC Remittance Rate" shall mean: (a) with respect to any Loan REMIC Regular Interest that, as of the Closing Date, corresponds to a Loan REMIC Mortgage Loan that accrues interest on a 30/360 Basis, a rate per annum that is, for any Interest Accrual Period, equal to the Net Mortgage Rate in effect for such Mortgage Loan (or any successor REO Loan) as of the commencement of such Interest Accrual Period (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date); and (c) with respect to any Loan REMIC Regular Interest that, as of the Closing Date, corresponds to a Mortgage Loan that accrues interest on an Actual/360 Basis, a rate per annum that is, for any Interest Accrual Period, equal to (i) a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted Actual/360 Accrued Interest Amount with respect to such Mortgage Loan (or any successor REO Loan) for such Interest Accrual Period, and the denominator of which is the Stated Principal Balance of such Mortgage Loan (or any successor REO Loan) immediately prior to the Distribution Date that corresponds to such Interest Accrual Period, minus (ii) the Administrative Cost Rate for such Mortgage Loan (or any successor REO Loan).

            "Loan REMIC Residual Interest" shall mean, with respect to any Loan REMIC, the sole uncertificated "residual interest", within the meaning of
Section 860G(a)(2) of the Code, in such Loan REMIC.

            "Lockout Period" shall mean, with respect to any Mortgage Loan that prohibits the Mortgagor from prepaying such loan until a date specified in the related Mortgage Note or other loan document, the period from the Closing Date until such specified date.

            "Master Servicer" shall mean GMACCM, in its capacity as master servicer hereunder, or any successor master servicer appointed as herein provided.

            "Master Servicer Remittance Amount" shall mean, with respect to any Master Servicer Remittance Date, an amount equal to: (a) the aggregate amount of all payments and other collections on or with respect to the Mortgage Loans and any REO Properties that are on deposit or are required to be on deposit in the Custodial Account on such Master Servicer Remittance Date, including any such payments and other collections transferred to the Custodial Account from the REO Account (if established); net of (b) the portion of the aggregate amount described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments and other collections received following the related Collection Period, (iii) any amount payable or reimbursable to any Person from the Custodial Account pursuant to clauses (ii) through (xvi) of Section 3.05(a), (iv) any Excess Liquidation Proceeds and (v) any amounts deposited in the Custodial Account in error.

            "Master Servicer Remittance Date" shall mean the date each month, commencing in July 2002, on which, among other things, the Master Servicer is to transfer the Master Servicer Remittance Amount and any Excess Liquidation Proceeds to the Trustee, which date shall be the Business Day immediately preceding each Distribution Date.

            "Master Servicing Fee" shall mean, with respect to each Mortgage Loan and REO Loan, the fee payable to the Master Servicer pursuant to Section 3.11(a).

            "Master Servicing Fee Rate" shall mean, with respect to each Mortgage Loan (or successor REO Mortgage Loan), 0.10% per annum.

            "Material Breach" shall have the meaning assigned thereto in Section 2.03(a).

            "Material Document Defect" shall have the meaning assigned thereto in Section 2.03(a).

            "Modified Loan" shall mean any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.20 in a manner that:

            (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to such Mortgage Loan);

            (b) except as expressly contemplated by the related loan documents, results in a release of the lien of the related Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value, that is not less than the fair market value (as is) of the property to be released, as determined by an appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

            (c) in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

            "Monthly Payment" shall mean, with respect to any Mortgage Loan, as of any Due Date, the scheduled monthly debt service payment (or, in the case of an ARD Loan after its Anticipated Repayment Date, the monthly debt service payment required to be paid on a current basis) on such Mortgage Loan that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20), including any Balloon Payment payable in respect of such Mortgage Loan on such Due Date; provided that the Monthly Payment due in respect of any Mortgage Loan shall not include Default Interest; and provided, further, that the Monthly Payment due in respect of any ARD Loan after its Anticipated Repayment Date shall not include Additional Interest.

            "Moody's" shall mean Moody's Investors Service, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Moody's" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Fiscal Agent, the Master Servicer and the Special Servicer, and specific ratings of Moody's Investors Service, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Mortgage" shall mean, with respect to any Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

            "Mortgage File" shall mean, with respect to any Mortgage Loan, the following documents collectively:

            (i) the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of "LaSalle Bank National Association, as trustee for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1" or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is other than the Mortgage Loan Seller); or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

            (ii) an original or copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof, in each case with evidence of recording indicated thereon;

            (iii) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with originals or copies of any and all intervening assignments thereof, in each case with evidence of recording indicated thereon;

            (iv) an original executed assignment, in recordable form, of (a) the Mortgage and (b) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of "LaSalle Bank National Association, in its capacity as trustee for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1" (or a copy thereof, certified to be the copy of such assignment submitted for recording);

            (v) an original assignment of all unrecorded documents relating to the Mortgage Loan, in favor of "LaSalle Bank National Association, as trustee for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1";

            (vi) originals or copies of any written modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been modified, in each case with evidence of recording indicated thereon if the instrument being modified is a recordable document;

            (vii) the original or a copy of the policy or certificate of lender's title insurance issued in connection with such Mortgage Loan (or, if such policy has not been issued, a "marked-up" pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy) (with the original title insurance to be provided within 180 days of the Closing Date);

            (viii) any filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and an original UCC-2 or UCC-3 assignment thereof, as appropriate, in form suitable for filing, in favor of "LaSalle Bank National Association, in its capacity as trustee for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1";

            (ix) an original or copy of any Ground Lease and Ground Lease estoppels relating to such Mortgage Loan;

            (x) an original or copy of any loan agreement;

            (xi) an original of any guaranty of payment under such Mortgage
      Loan;

            (xii) an original or copy of any lock-box agreement or cash management agreement relating to such Mortgage Loan;

            (xiii) an original or copy of any environmental indemnity from the related Mortgagor;

            (xiv) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

            (xv) an original assignment of any related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of "LaSalle Bank National Association, in its capacity as trustee for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1";

            (xvi) the original of any existing letters of credit relating to such Mortgage Loan and amendments thereto which entitle the Trust Fund to draw thereon;

            (xvii) the original or copy of the power of attorney (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, Note or other document or instrument referred to above was not signed by the Mortgagor;

            (xviii) copies of any co-lender or intercreditor agreement; and

            (xix) the Mortgage File document checklist.

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or a Custodian on its behalf for documents described in clauses (v), (vi) and (ix) through (xvi) of this definition, shall be deemed to include such documents only to the extent the Trustee or a Custodian on its behalf has actual knowledge of their existence including as evidenced by reference thereof in the Mortgage File document checklist.

            "Mortgage Loan" shall mean each of the mortgage loans listed on the Mortgage Loan Schedule and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File.

            "Mortgage Loan Purchase Agreement" shall mean that certain agreement dated as of June 11, 2002 among the Mortgage Loan Seller, CDC Financial Products Inc. and the Depositor, relating to the transfer of all of the Mortgage Loan Seller's right, title and interest in and to the Mortgage Loans.

            "Mortgage Loan Schedule" shall mean the list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Schedule I (and also delivered to the Trustee and the Master Servicer in a computer readable format). Such list shall set forth the following information with respect to each Mortgage Loan:

            (i) the Mortgage Loan number;

            (ii) the street address (including city, state and zip code) and name of the related Mortgaged Property;

            (iii) the Cut-off Date Balance;

            (iv) the amount of the Monthly Payment due on the first Due Date following the Closing Date;

            (v) the original Mortgage Rate;

            (vi) the (A) remaining term to stated maturity and (B) the Stated Maturity Date;

            (vii) in the case of a Balloon Mortgage Loan, the remaining amortization term;

            (viii) the Interest Accrual Basis;

            (ix) (A) the Administrative Cost Rate and (B) the Master Servicing Fee Rate;

            (x) whether the Mortgage Loan is secured by a Ground Lease;

            (xi) whether the related Mortgage Loan is a Defeasance Loan;

            (xii) whether such Mortgage Loan is an ARD Mortgage Loan and, if so, the Anticipated Repayment Date and Additional Interest Rate;

            (xiii) whether the Mortgage Loan is a Premium Loan, and if so, the amount of the Premium; and

            (xiv) the Base Interest Rate of each Premium Loan.

            "Mortgage Loan Seller" shall mean CDC Mortgage Capital Inc. or its successor in interest.

            "Mortgage Note" shall mean the original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

            "Mortgage Pool" shall mean all of the Mortgage Loans and any successor REO Loans, collectively.

            "Mortgage Pool Data Update Report" shall mean, with respect to any Distribution Date, a report (which may be included as part of the Distribution Date Statement), prepared by the Trustee, containing information regarding the Mortgage Loans as of the end of the related Collection Period, which report shall contain substantially the categories of information regarding the Mortgage Loans set forth on Annexes A-1 and A-2 to the Prospectus Supplement (calculated, where applicable, on the basis of the most recent relevant information provided by the Mortgagors to the Master Servicer or the Special Servicer, as the case may be, and by the Master Servicer or the Special Servicer, as the case may be, to the Trustee), and which information shall be presented in tabular format substantially similar to the format utilized on such annexes and shall also include a loan-by-loan listing (in descending balance order) showing loan number, property type, location, unpaid principal balance, Mortgage Rate, paid-through date, maturity date, gross interest portion of the Monthly Payment, principal portion of the Monthly Payment, and any Prepayment Premium or Yield Maintenance Charge received.

            "Mortgage Rate" shall mean, with respect to each Mortgage Loan (and any successor REO Loan), the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20 or in connection with a bankruptcy, insolvency or similar proceeding involving the related Mortgagor. In the case of each ARD Loan, the related Mortgage Rate shall increase in accordance with the related Mortgage Note if the particular Mortgage Loan is not paid in full on or before its Anticipated Repayment Date.

            "Mortgaged Property" shall mean the real property interest (together with all improvements and fixtures thereon) subject to the lien of a Mortgage.

            "Mortgagor" shall mean, individually and collectively, as the context may require, the obligor or obligors under a Mortgage Loan, including any Person that has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Mortgage Loan.

            "Net Adjusted REMIC II Remittance Rate" shall mean:

            (a) with respect to each of REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 5.25200% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (b) with respect to each of REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 5.67600% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (c) with respect to REMIC II Regular Interest B, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 5.85600% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (d) with respect to REMIC II Regular Interest C, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 5.91800% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (e) with respect to REMIC II Regular Interest D, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.00505% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (f) with respect to REMIC II Regular Interest E, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.18400% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (g) with respect to each of REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.55800% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (h) with respect to each of REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.62500% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period; and

            (i) with respect to each of REMIC II Regular Interest H, for any Interest Accrual Period, an annual rate equal to the lesser of (i) 7.02700% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period.

            "Net Aggregate Prepayment Interest Shortfall" shall mean, with respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments (including full or partial Balloon Payments made prior to its due date) on the Mortgage Loans (including Specially Serviced Mortgage Loans) during the related Collection Period, exceeds (b) the aggregate amount deposited by the Master Servicer in the Collection Account for such Distribution Date pursuant to Section 3.19(a) in connection with such Prepayment Interest Shortfalls.

            "Net Default Charges" shall have the meaning assigned thereto in
Section 3.25(a).

            "Net Investment Earnings" shall mean, with respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of any portion of such interest or other income payable to a Mortgagor in accordance with the related loan documents and applicable law), exceeds the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Mortgagor).

            "Net Investment Loss" shall mean, with respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account in accordance with Section
3.06 (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Mortgagor), exceeds the aggregate of all interest and other income realized during such Collection Period on such funds (exclusive, in the case of a Servicing Account, a Reserve Account or the Defeasance Deposit Account, of any portion of such interest or other income payable to a Mortgagor in accordance with the related loan documents and applicable law).

            "Net Liquidation Proceeds" shall mean the excess, if any, of all Liquidation Proceeds received with respect to any Mortgage Loan or REO Property, over the amount of all Liquidation Expenses incurred with respect thereto.

            "Net Mortgage Rate" shall mean, with respect to any Mortgage Loan, as of any date of determination, a rate per annum equal to the then related Mortgage Rate minus the sum of the Trustee Fee Rate, the Master Servicing Fee Rate and, in the case of an ARD Loan after its Anticipated Repayment Date, without regard to the related Additional Interest Rate.

            "Net Prepayment Consideration" shall mean the Prepayment Consideration received with respect to any Mortgage Loan or REO Loan, net of any Workout Fee or Liquidation Fee payable therefrom.

            "New Lease" shall mean any lease of REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trustee.

            "Nonrecoverable Advance" shall mean any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

            "Nonrecoverable P&I Advance" shall mean any P&I Advance previously made or proposed to be made in respect of any Mortgage Loan or REO Loan by the Master Servicer, the Trustee or the Fiscal Agent, which P&I Advance such party has determined in its reasonable, good faith judgment, will not be ultimately recoverable from late payments, Insurance Proceeds or Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Loan, as the case may be.

            "Nonrecoverable Servicing Advance" shall mean any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property by the Master Servicer, the Trustee or the Fiscal Agent, which Servicing Advance such party has determined, in its reasonable, good faith judgment, will not be ultimately recoverable from late payments, Insurance Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such Mortgage Loan or REO Property, as the case may be.

            "Non-Registered Certificate" shall mean any Certificate that has not been the subject of registration under the Securities Act. As of the Closing Date, the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class R-I, Class R-II, Class R-III and Class V Certificates are Non-Registered Certificates.

            "Non-United States Tax Person" shall mean any Person other than a United States Tax Person.

            "Officer's Certificate" shall mean a certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be or by a Responsible Officer of the Trustee or the Fiscal Agent, as the case may be, and shall mean with respect to any other Person, a certificate signed by any of the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President or Managing Director, an Assistant Vice President or any other authorized officer (however denominated) or another officer customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

            "Opinion of Counsel" shall mean a written opinion of Independent counsel acceptable to and delivered to the Trustee or any other specified Person, as the case may be.

            "Original Class Notional Amount" shall mean, with respect to either Class of Interest Only Certificates, the initial Class Notional Amount of each such Class as of the Closing Date, which shall equal $637,487,900, in the case of the Class X-CL, and $481,969,036, in the case of the Class X-CP.

            "Original Class Principal Balance" shall mean, with respect to any Class of Principal Balance Certificates, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

            "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

            "Ownership Interest" shall mean, as to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance" shall mean, as to any Mortgage Loan or REO Loan, any advance made by the Master Servicer, the Trustee or the Fiscal Agent pursuant to
Section 4.03.

            "P&I Advance Date" shall mean the date each month, commencing in July 2002, on which, among other things, the Master Servicer is required to make P&I Advances, which date shall be the Business Day immediately preceding each Distribution Date.

            "Pass-Through Rate" shall mean:

            (a) with respect to the Class A-1 Certificates for any Interest Accrual Period, 5.25200% per annum;

            (b) with respect to the Class A-2 Certificates for any Interest Accrual Period, 5.67600% per annum;

            (c) with respect to the Class B Certificates for any Interest Accrual Period, 5.85600% per annum;

            (d) with respect to the Class C Certificates for any Interest Accrual Period, 5.91800% per annum;

            (e) with respect to the Class D Certificates for any Interest Accrual Period, 6.00500% per annum;

            (f) with respect to the Class E Certificates for any Interest Accrual Period, 6.18400% per annum;

            (g) with respect to the Class F Certificates for any Interest Accrual Period, 6.55800% per annum;

            (h) with respect to the Class G Certificates for any Interest Accrual Period, an annual rate equal to the lesser of (i) 6.625000% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (i) with respect to the Class H Certificates for any Interest Accrual Period, an annual rate equal to the lesser of (i) 7.02700% per annum and (ii) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period;

            (j) with respect to the Class J Certificates for any Interest Accrual Period, 6.00000% per annum;

            (k) with respect to the Class K Certificates for any Interest Accrual Period, 6.00000% per annum;

            (l) with respect to the Class L Certificates for any Interest Accrual Period, 6.00000% per annum;

            (m) with respect to the Class M Certificates for any Interest Accrual Period, 6.00000% per annum;

            (n) with respect to the Class N Certificates for any Interest Accrual Period, 6.00000% per annum;

            (o) with respect to the Class P Certificates for any Interest Accrual Period, 6.00000% per annum;

            (p) with respect to the Class Q Certificates for any Interest Accrual Period, 6.00000% per annum;

            (q) with respect to each REMIC III Component of the Class X-CL Certificates for any Interest Accrual Period, an annual rate equal to the excess, if any, of (i) the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period, over (ii) the Adjusted REMIC II Remittance Rate for such Interest Accrual Period applicable to the Corresponding REMIC II Regular Interest for such REMIC III Component;

            (r) with respect to the Class X-CL Certificates for any Interest Accrual Period, an annual rate equal to the weighted average (expressed as a percentage and rounded to six decimal places) of the Pass-Through Rates applicable to the respective REMIC III Components of such Class for such Interest Accrual Period, weighted on the basis of the respective Component Notional Amounts of such REMIC III Components outstanding immediately prior to the related Distribution Date;

            (s) with respect to each REMIC III Component of the Class X-CP Certificates for any Interest Accrual Period, an annual rate equal to the excess, if any, of (i) the Adjusted REMIC II Remittance Rate for such Interest Accrual Period applicable to the Corresponding REMIC II Regular Interest for such REMIC III Component, over (ii) the Net Adjusted REMIC II Remittance Rate for such Interest Accrual Period applicable to the Corresponding REMIC II Regular Interest for such REMIC III Component; and

            (t) with respect to the Class X-CP Certificates for any Interest Accrual Period, an annual rate equal to the weighted average (expressed as a percentage and rounded to six decimal places) of the Pass-Through Rates applicable to the respective REMIC III Components of such Class for such Interest Accrual Period, weighted on the basis of the respective Component Notional Amounts of such REMIC III Components outstanding immediately prior to the related Distribution Date; provided that, for reporting purposes, the Pass-Through Rate of the Class X-CP Certificates: (i) for each Interest Accrual Period from and including the initial Interest Accrual Period through and including the Interest Accrual Period relating to the June 2005 Distribution Date, shall be calculated taking into account only the respective Pass-Through Rates of REMIC III Component X-CP-A-1-2, X-CP-A-1-3, X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3,
      X-CP-B, X-CP-C, X-CP-D, X-CP-E, X-CP-F-1, X-CP-F-2, X-CP-G-1, X-CP-G-2, X-CP-G-3 and X-CP-H; (ii) for each Interest Accrual Period from and including the Interest Accrual Period relating to the June 2005 Distribution Date through and including the Interest Accrual Period relating to the June 2006 Distribution Date, shall be calculated taking into account only the respective Pass-Through Rates of REMIC III Component X-CP-A-1-3, X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3, X-CP-B,
      X-CP-C, X-CP-D, X-CP-E, X-CP-F-1, X-CP-F-2, X-CP-G-2 and X-CP-G-3; (iii) for each Interest Accrual Period from and including the Interest Accrual Period relating to the June 2006 Distribution Date through and including the Interest Accrual Period relating to the June 2007 Distribution Date, shall be calculated taking into account only the respective Pass-Through Rates of REMIC III Component X-CP-A-1-4, X-CP-A-2-1, X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D, X-CP-E, X-CP-F-1, X-CP-F-2 and X-CP-G-3; (iv) for each Interest Accrual Period from and including the Interest Accrual Period relating to the June 2007 Distribution Date through and including the Interest Accrual Period relating to the June 2008 Distribution Date, shall be calculated taking into account only the respective Pass-Through Rates of REMIC III Component X-CP-A-2-2, X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D, X-CP-E and X-CP-F-2; (v) for each Interest Accrual Period from and including the Interest Accrual Period relating to the June 2008 Distribution Date through and including the Interest Accrual Period relating to the June 2009 Distribution Date, shall be calculated taking into account only the respective Pass-Through Rates of REMIC III Component X-CP-A-2-3, X-CP-B, X-CP-C, X-CP-D and X-CP-E; and
      (vi) for each Interest Accrual Period following the Interest Accrual Period relating to the June 2009 Distribution Date, shall equal 0% per annum.

            The Weighted Average REMIC I Remittance Rate referenced above in this definition is also the REMIC II Remittance Rate for each REMIC II Regular Interest.

            "Percentage Interest" shall mean: (a) with respect to any Regular Interest Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or Original Class Notional Amount, as the case may be, of the relevant Class; and
(b) with respect to a Class V or Residual Interest Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

            "Permitted Investments" shall mean any one or more of the following obligations or securities (including obligations or securities of the Trustee if otherwise qualifying hereunder):

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days), provided that such obligations are backed by the full faith and credit of the United States. Such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (ii) repurchase obligations with respect to any security described in clause (i) of this definition (having original maturities of not more than 365 days), provided that the short-term deposit or debt obligations of the party agreeing to repurchase such obligations are rated in the highest rating category of each of Fitch, Moody's and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency). In addition, any such item by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iii) certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest rating category of each of Fitch, Moody's and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency). In addition, any such item by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iv) commercial paper (having original maturities of not more than 90 days) of any corporation incorporated under the laws of the United States or any state thereof (or if not so incorporated, the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) which is rated in the highest rating category of each of Fitch, Moody's and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency). In addition, such commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (v) units of money market funds rated in the highest applicable rating category of each of Fitch, Moody's and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Certificates, as evidenced in writing by such Rating Agency) and which seeks to maintain a constant net asset value; and

            (vi) any other obligation or security that (A) is acceptable to each Rating Agency, evidence of which acceptability shall be provided in writing by each Rating Agency to the Master Servicer, the Special Servicer and the Trustee, and (B) constitutes a "cash flow investment" (within the meaning of the REMIC Provisions), as evidenced by an Opinion of Counsel obtained at the expense of the Person that wishes to include such obligation or security as a Permitted Investment;

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and (3) no investment described hereunder may have a "r" hightlighter or other comparable qualifier attached to its rating.

            "Permitted Transferee" shall mean any Transferee of a Residual Interest Certificate other than (a) a Disqualified Organization, (b) any Person as to whom, as determined by the Trustee (based upon an Opinion of Counsel, obtained at the request of the Trustee at the expense of such Person or the Person seeking to Transfer a Residual Interest Certificate, supporting such determination), the Transfer of a Residual Interest Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding, (c) a Disqualified Non-United States Tax Person, or (d) a Disqualified Partnership.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan" shall have the meaning assigned thereto in Section 5.02(c).

            "Plurality Residual Interest Certificateholder" shall mean, as to any taxable year of any REMIC Pool, the Holder of Certificates entitled to the largest percentage of the Voting Rights allocated to the related Class of Residual Interest Certificates.

            "Premium" shall mean, with respect to each Premium Loan, the amount by which the original or face principal amount of the related Mortgage Note is less than the amount advanced to the Borrower.

            "Premium Loans": The Mortgage Loans identified as Premium Loans on the Mortgage Loan Schedule.

            "Prepayment Assumption" shall mean, for purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Certificates for federal income tax purposes, the assumption that no Mortgage Loan is prepaid prior to stated maturity, except that it is assumed that each ARD Mortgage Loan is repaid on its Anticipated Repayment Date.

            "Prepayment Consideration" shall mean any Prepayment Premium, Yield Maintenance Charge, Excess Defeasance Deposit Proceeds, and, in addition, with respect to a Premium Loan, any Repayment of Premium Amount.

            "Prepayment Consideration Entitlement" shall mean, with respect to
(i) any Distribution Date on which any Net Prepayment Consideration (but excluding any Repayment of Premium Amounts collected in respect of a Premium Loan during an open prepayment period for such Premium Loan) collected on any Mortgage Loan (or successor REO Mortgage Loan) is distributable and (ii) any Class of Principal Balance Certificates entitled to distributions of principal on such Distribution Date, an amount equal to the product of (a) such Net Prepayment Consideration (but excluding any Repayment of Premium Amounts collected in respect of a Premium Loan during an open prepayment period for such Premium Loan), multiplied by (b) a fraction (not greater than 1.0 or less than 0.0), the numerator of which is equal to the excess, if any, of the Pass-Through Rate for such Class of Principal Balance Certificates over the relevant Discount Rate, and the denominator of which is equal to the excess, if any, of the Mortgage Rate for such Mortgage Loan (or REO Mortgage Loan) over the relevant Discount Rate, and further multiplied by (c) a fraction, the numerator of which is equal to the amount of principal to be distributed on such Class of Principal Balance Certificates on such Distribution Date pursuant to Section 4.01(a) or 9.01, as applicable, and the denominator of which is equal to the Principal Distribution Amount for such Distribution Date.

            "Prepayment Interest Excess" shall mean, with respect to any Mortgage Loan that was subject to a Principal Prepayment or a Balloon Payment (other than in connection with the foreclosure or liquidation in respect of a Mortgage Loan) in full or in part made after its Due Date in any Collection Period, any payment of interest (net of related Master Servicing Fees) actually collected from the related Mortgagor and intended to cover interest accrued on such Principal Prepayment or Balloon Payment during the period from and after such Due Date to the date of such payment (exclusive, however, of any related Prepayment Premium, Yield Maintenance Charge, Repayment of Premium Amount or Excess Defeasance Deposit Proceeds that may have been collected and, in the case of an ARD Loan after its Anticipated Repayment Date, further exclusive of any Additional Interest).

            "Prepayment Interest Shortfall" shall mean, with respect to any Mortgage Loan that was subject to a Principal Prepayment or a Balloon Payment (other than in connection with the foreclosure or liquidation in respect of a Mortgage Loan) in full or in part made prior to its Due Date in any Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium, Yield Maintenance Charge, Repayment of Premium Amount or Excess Defeasance Deposit Proceeds that may have been collected), that would have accrued at a rate per annum equal to the related Mortgage Rate (net of the related Master Servicing Fee Rate and, in the case of an ARD Loan after its Anticipated Repayment Date, further without regard to the related Additional Interest Rate) on the amount of such Principal Prepayment or Balloon Payment during the period from the date to which interest was paid by the related Mortgagor to, but not including, such Due Date. Notwithstanding the foregoing, in no event shall "Prepayment Interest Shortfall" be construed to include a shortfall in a full or partial month's interest on a mortgage loan that results from a modification, waiver, consent or amendment agreed to by the Master Servicer or the Special Servicer.

            "Prepayment Premium" shall mean any premium, penalty or fee (other than a Yield Maintenance Charge, Repayment of Premium Amount, Excess Defeasance Deposit Proceeds or Default Charges) paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Mortgagor).

            "Primary Servicing Office" shall mean the offices of the Master Servicer or the Special Servicer, as the context may require, that are primarily responsible for such party's servicing obligations hereunder. As of the Closing Date, the Primary Servicing Office of the Master Servicer is located in Pennsylvania, and the Primary Servicing Office of the Special Servicer is located in California.

            "Prime Rate" shall mean the "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate", then the Trustee shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee with the reasonable consent of the Controlling Class Representative and the Trustee shall notify the Fiscal Agent, the Master Servicer and the Special Servicer in writing of its selection.

            "Principal Balance Certificate" shall mean any Regular Interest Certificate (other than an Interest Only Certificate).

            "Principal Distribution Amount" shall mean, with respect to any Distribution Date, an amount equal to the aggregate (without duplication) of the following:

            (a) the aggregate of all payments of principal (other than Principal Prepayments) received on the Mortgage Loans during the related Collection Period, in each case exclusive of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance was previously made for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off Date or on a Due Date subsequent to the related Collection Period;

            (b) the aggregate of the principal portions of all Monthly Payments due in respect of the Mortgage Loans for their respective Due Dates occurring during the related Collection Period, that were received prior to the related Collection Period;

            (c) the aggregate of all Principal Prepayments received on the Mortgage Loans during the related Collection Period;

            (d) the aggregate of all Liquidation Proceeds and Insurance Proceeds received on any Mortgage Loans during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal of such Mortgage Loans, in each case exclusive of any portion of such proceeds that represents a Late Collection of principal due on or before the Cut-off Date or for which a P&I Advance was previously made for a prior Distribution Date;

            (e) the aggregate of all Liquidation Proceeds, Insurance Proceeds and REO Revenues received in respect of any REO Properties during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal of the related REO Mortgage Loans, in each case exclusive of any portion of such proceeds and/or revenues that represents a Late Collection of principal due on or before the Cut-off Date or for which a P&I Advance was previously made for a prior Distribution Date; and

            (f) the aggregate of the principal portions of all P&I Advances made in respect of the Mortgage Loans and any REO Mortgage Loans with respect to such Distribution Date.

            "Principal Prepayment" shall mean any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Prohibited Transaction Exemption" shall mean collectively, Prohibited Transaction Exemption 91-14 granted to a predecessor of Lehman Brothers by the United States Department of Labor as such Prohibited Transaction Exemption may be amended from time to time.

            "Proposed Plan" shall have the meaning assigned thereto in Section 3.17(a)(iii).

            "Prospectus" shall mean the prospectus dated June 17, 2002, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

            "Prospectus Supplement" shall mean the prospectus supplement dated June 21, 2002, relating to the Registered Certificates.

            "Purchase Option" shall have the meaning assigned thereto in Section 3.18(b).

            "Purchase Option Holders" shall have the meaning assigned thereto in
Section 3.18(b).

            "Purchase Price" shall mean, with respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of: (a) the outstanding principal balance of such Mortgage Loan (or the related REO Loan) as of the date of purchase, (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Loan) to, but not including, the Due Date in the Collection Period of purchase (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest or, in the case of an ARD Loan after its Anticipated Repayment Date, Additional Interest), (c) all related unreimbursed Servicing Advances, (d) all accrued and unpaid interest in respect of related Advances in accordance with Section 3.11(g) and/or Section 4.03(d), and (e) in the case of a repurchase by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement, (i) to the extent not otherwise included in the amount described in clause (d) of this definition, any unpaid Special Servicing Fees and other Additional Trust Fund Expenses with respect to such Mortgage Loan (or REO Property), (ii) to the extent not otherwise included in the amount described in clause (c) of this definition, any costs and expenses incurred by the Master Servicer, the Special Servicer or the Trustee (on behalf of the Trust) in enforcing the obligation of such Person to purchase such Mortgage Loan, (iii) the Liquidation Fee, solely in the event that such Mortgage Loan is then a Specially Serviced Mortgage Loan and such repurchase has not occurred within 180 days of notice to the Mortgage Loan Seller of the subject Material Document Defect or Material Breach that gives rise to the repurchase and (iv) a workout fee (consisting of the Workout Fee paid to the Special Servicer up to the date of repurchase plus the present value (calculated at a discount rate equal to the applicable Mortgage Rate) of the Workout Fee that would have been payable to the Special Servicer in respect of such Mortgage Loan if the Mortgage Loan performed in accordance with its terms to Maturity Date), solely in the event that such Mortgage Loan is then a Corrected Mortgage Loan and such repurchase is in connection with a Material Document Defect and such repurchase has not occurred within 180 days of notice to the Mortgage Loan Seller of such Material Document Defect (such ; provided that, with respect to any Premium Loan, Purchase Price shall not include any Repayment of Premium Amount relating thereto.

            "Qualified Institutional Buyer" shall mean a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

            "Qualified Insurer" shall mean an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

            "Rated Final Distribution Date" shall mean: (a) with respect to the Class A-1 and Class A-2, the Distribution Date in May 2019 and November 2030, respectively; and (b) with respect to the other Classes of Certificates, other than the Class Q, Class R-I, Class R-II, Class R-III and Class V Certificates, the Distribution Date in May 2035.

            "Rating Agency" shall mean each of Fitch, Moody's and S&P.

            "Realized Loss" shall mean: (1) with respect to each Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to the excess, if any, of (a) the sum of (i) the unpaid principal balance of such Mortgage Loan or REO Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (ii) without taking into account the amount described in subclause (1)(b) of this definition, all accrued but unpaid interest on such Mortgage Loan or such REO Loan, as the case may be, to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest or, in the case of an ARD Loan after its Anticipated Repayment Date, Additional Interest), over (b) all payments and proceeds, if any, received in respect of such Mortgage Loan or, to the extent allocable to such REO Loan, the related REO Property, as the case may be, during the Collection Period in which such Final Recovery Determination was made, insofar as such payments and proceeds are allocable to interest (other than Default Interest and Additional Interest) on or principal of such Mortgage Loan or REO Loan; (2) with respect to each Mortgage Loan as to which any portion of the principal or previously accrued interest payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20, the amount of such principal and/or interest (other than Default Interest and, in the case of an ARD Loan after its Anticipated Repayment Date, Additional Interest) so canceled; and (3) with respect to each Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20, the amount of the consequent reduction in the interest portion of each successive Monthly Payment due thereon (each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment).

            "Record Date" shall mean, with respect to each Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Reference Rate" shall mean, with respect to any Interest Accrual Period, the rate per annum set forth on the Reference Rate Schedule.

            "Reference Rate Schedule" shall mean the list of Reference Rates set forth on the schedule attached hereto as Schedule V.

            "Registered Certificate" shall mean any Certificate that has been the subject of registration under the Securities Act. As of the Closing Date, the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates are Registered Certificates.

            "Regular Interest Certificate" shall mean any REMIC III Certificate other than a Class R-III Certificate.

            "Regulation S" shall mean Regulation S under the Securities Act.

            "Regulation S Certificate" shall mean a written certification substantially in the form set forth in Exhibit F-2D hereto certifying that a beneficial owner of an interest in a Regulation S Global Certificate is not a United States Securities Person.

            "Regulation S Global Certificates" shall mean the Regulation S Permanent Global Certificate(s) together with the Regulation S Temporary Global Certificate(s).

            "Regulation S Legend" shall mean, with respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

            "Regulation S Permanent Global Certificate" shall mean any single permanent global Certificate, in definitive, fully registered form without interest coupons received in exchange for a Regulation S Temporary Global Certificate.

            "Regulation S Temporary Global Certificate" shall mean, with respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside of the United States in reliance on Regulation S, a single temporary global Certificate, in definitive, fully registered form without interest coupon, which Certificate bears a Regulation S Legend.

            "Reimbursement Rate" shall mean the rate per annum applicable to the accrual of interest, on Servicing Advances in accordance with Section 3.11(g) and on P&I Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

            "Release Date" shall mean the date that is 40 days following the Closing Date.

            "REMIC" shall mean a "real estate mortgage investment conduit" as defined in Section 860D of the Code.

            "REMIC I" shall mean the segregated pool of assets constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made, and consisting of: (i) the Mortgage Loans (exclusive of the Loan REMIC Mortgage Loans) as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans received after the Closing Date (other than scheduled payments of interest and principal due on or before the Cut-off Date, other than Additional Interest collected in respect of the ARD Mortgage Loans after their respective Anticipated Repayment Dates), together with all documents included in the related Mortgage Files and any related Escrow Payments and Reserve Funds; (ii) any REO Property acquired in respect of a Mortgage Loan (other than a Loan REMIC Mortgage Loan); (iii) the Loan REMIC Regular Interests; (iv) such funds or assets as from time to time are deposited in the Custodial Account, the Collection Account, the Interest Reserve Account and, if established, the REO Account, exclusive of any amounts that represent Additional Interest collected in respect of the ARD Mortgage Loans after their respective Anticipated Repayment Dates; and (v) the rights of the Depositor under the Mortgage Loan Purchase Agreement; provided that REMIC I shall not include, any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance Charges, Repayment of Premium Amount, Excess Defeasance Deposit Proceeds or other amounts on the Loan REMIC Mortgage Loans, or any REO Property acquired in respect of a Loan REMIC Mortgage Loan.

            "REMIC I Regular Interest" shall mean any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a "regular interest" in REMIC I, as described in the Preliminary Statement hereto.

            "REMIC I Remittance Rate" shall mean: (a) with respect to any REMIC I Regular Interest that relates to a Loan REMIC Regular Interest the related Loan REMIC Remittance Rate; (b) with respect to any other REMIC I Regular Interest that, as of the Closing Date, corresponds to a Mortgage Loan that accrues interest on a 30/360 Basis, a rate per annum that is, for any Interest Accrual Period, equal to the Net Mortgage Rate in effect for such Mortgage Loan (or any successor REO Loan) as of the commencement of such Interest Accrual Period (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date); and (c) with respect to any REMIC I Regular Interest that, as of the Closing Date, corresponds to a Mortgage Loan that accrues interest on an Actual/360 Basis, a rate per annum that is, for any Interest Accrual Period, equal to (i) a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted Actual/360 Accrued Interest Amount with respect to such Mortgage Loan (or any successor REO Loan) for such Interest Accrual Period, and the denominator of which is the Stated Principal Balance of such Mortgage Loan (or any successor REO Loan) immediately prior to the Distribution Date that corresponds to such Interest Accrual Period, minus (ii) the Administrative Cost Rate for such Mortgage Loan (or any successor REO Loan).

            "REMIC II" shall mean the segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee for the benefit of REMIC III, as holder of the REMIC II Regular Interests, and the Holders of the Class R-II Certificates pursuant to Section 2.09, with respect to which a separate REMIC election is to be made.

            "REMIC II Regular Interest" shall mean any of the twenty four separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a "regular interest" in REMIC II. Each REMIC II Regular Interest shall accrue interest at the REMIC II Remittance Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

            "REMIC II Remittance Rate" shall mean, with respect to each REMIC II Regular Interest for any Interest Accrual Period, the Weighted Average REMIC I Remittance Rate for such Interest Accrual Period.

            "REMIC III" shall mean the segregated pool of assets consisting of all of the REMIC II Regular Interests conveyed in trust to the Trustee for the benefit of the Holders of the REMIC III Certificates pursuant to Section 2.11, with respect to which a separate REMIC election is to be made.

            "REMIC III Certificate" shall mean any Class A-1, Class A-2, Class X-CL, Class X-CP, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q or Class R-III Certificate.

            "REMIC III Component" shall mean:

            (a) with respect to the Class X-CL Certificates, any of the following twenty four components of the Class X-CL Certificates: REMIC III Component X-CL-A-1-1, REMIC III Component X-CL-A-1-2, REMIC III Component X-CL-A-1-3, REMIC III Component X-CL-A-1-4, REMIC III Component X-CL-A-2-1, REMIC III Component X-CL-A-2-2, REMIC III Component X-CL-A-2-3, REMIC III Component X-CL-B, REMIC III Component X-CL-C, REMIC III Component X-CL-D, REMIC III Component X-CL-E, REMIC III Component X-CL-F-1, REMIC III Component X-CL-F-2, REMIC III Component X-CL-G-1, REMIC III Component X-CL-G-2, REMIC III Component X-CL-G-3, REMIC III Component X-CL-H, REMIC III Component X-CL-J, REMIC III Component X-CL-K, REMIC III Component X-CL-L, REMIC III Component X-CL-M, REMIC III Component X-CL-N, REMIC III Component X-CL-O, REMIC III Component X-CL-P and REMIC III Component X-CL-Q, each of which (i) constitutes a separate "regular interest" in REMIC III for purposes of the REMIC Provisions, (ii) relates to its Corresponding REMIC II Regular Interest, and (iii) has a Component Notional Amount equal to the Uncertificated Principal Balance of its Corresponding REMIC II Regular Interest outstanding from time to time; and

            (b) with respect to the Class X-CP Certificates, any of the following sixteen components of the Class X-CP Certificates: REMIC III Component X-CL-A-1-2, REMIC III Component X-CL-A-1-3, REMIC III Component X-CL-A-1-4, REMIC III Component X-CL-A-2-1, REMIC III Component X-CL-A-2-2, REMIC III Component X-CL-A-2-3, REMIC III Component X-CL-B, REMIC III Component X-CL-C, REMIC III Component X-CL-D, REMIC III Component X-CL-E, REMIC III Component X-CL-F-1, REMIC III Component X-CL-F-2, REMIC III Component X-CL-G-1, REMIC III Component X-CL-G-2, REMIC III Component X-CL-G-3 and REMIC III Component X-CL-H, each of which
      (i) constitutes a separate "regular interest" in REMIC III for purposes of the REMIC Provisions, (ii) relates to its Corresponding REMIC II Regular Interest, and (iii) has a Component Notional Amount equal to the Uncertificated Principal Balance of its Corresponding REMIC II Regular Interest outstanding from time to time.

            "REMIC Pool" shall mean any of REMIC I, REMIC II, REMIC III and the Loan REMICs.

            "REMIC Provisions" shall mean the provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property" shall mean, with respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account" shall mean the segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "GMAC Commercial Mortgage Corporation [OR THE NAME OF ANY SUCCESSOR SPECIAL SERVICER], as Special Servicer, on behalf of LaSalle Bank National Association [OR THE NAME OF ANY SUCCESSOR TRUSTEE], as Trustee, in trust for the registered holders of CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, REO Account".

            "REO Acquisition" shall mean the acquisition of any REO Property pursuant to Section 3.09.

            "REO Disposition" shall mean the sale or other disposition of any REO Property pursuant to Section 3.18.

            "REO Extension" shall have the meaning assigned thereto in Section 3.16(a).

            "REO Loan" shall mean the mortgage loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor Loan (such terms and conditions to be applied without regard to the default on such predecessor Loan and the acquisition of the related REO Property as part of the Trust Fund). Each REO Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Loan as of the date of the related REO Acquisition. All Monthly Payments (other than a Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Loan. Collections in respect of each REO Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to the Master Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related REO Property or for the reimbursement of the Master Servicer or the Special Servicer for other related Servicing Advances) shall be treated: first, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate to but not including the Due Date in the Collection Period of receipt (exclusive, however, in the case of an REO Loan that relates to an ARD Loan after its Anticipated Repayment Date, of any such accrued and unpaid interest that constitutes Additional Interest); second, as a recovery of principal of such REO Loan to the extent of its entire unpaid principal balance; third, in accordance with the normal servicing practices of the Master Servicer, as a recovery of any other amounts due and owing in respect of such REO Loan (exclusive, however, in the case of an REO Loan that relates to an ARD Loan after its Anticipated Repayment Date, of any such accrued and unpaid interest that constitutes Additional Interest); and fourth, in the case of an REO Loan that relates to an ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Additional Interest on such REO Loan. Notwithstanding the foregoing, all amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent in respect of the predecessor Loan as of the date of the related REO Acquisition, including any unpaid Servicing Fees and any unreimbursed Servicing Advances and P&I Advances, together with any interest accrued and payable to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent in respect of such Servicing Advances and P&I Advances in accordance with Sections 3.11(g) and 4.03(d), respectively, shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee or the Fiscal Agent, as the case may be, in respect of an REO Loan.

            "REO Mortgage Loan" shall mean any REO Loan that relates to a predecessor Mortgage Loan.

            "REO Property" shall mean a Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

            "REO Revenues" shall mean all income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

            "REO Tax" shall have the meaning assigned thereto in Section
3.17(a).

            "Repayment of Premium Amount": shall mean, with respect to any Premium Loan, the amount the related Mortgagor is required to pay as prepayment premium to compensate the mortgagee for the unamortized portion of the Premium upon any voluntary or involuntary prepayment of the Premium Loan (including by reason of default, casualty or condemnation).

             "Request for Release" shall mean a request signed by a Servicing Officer of, as applicable, the Master Servicer in the form of Exhibit D-1 attached hereto or the Special Servicer in the form of Exhibit D-2 attached hereto.

            "Required Appraisal" shall mean, with respect to each Required Appraisal Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the party required or authorized to obtain such appraisal hereunder, which appraisal shall be prepared in accordance with 12 CFR ss.225.62 and conducted in accordance with the standards of the Appraisal Institute or, in the case of a Required Appraisal Loan having a Stated Principal Balance of, or in the case of a Mortgaged Property that secures an allocated loan amount of $2,000,000 or less, in respect of which no satisfactory (as determined by the Special Servicer pursuant to Section 3.09(a)) appraisal meeting the foregoing criteria was obtained or conducted within the prior 12 months, either (a) a "desktop" value estimate performed by the Special Servicer or (b) at the option of the Special Servicer with the consent of the Controlling Class Representative, an appraisal from an Independent Appraiser meeting the criteria specified above in this definition.

            "Required Appraisal Loan" shall mean any Mortgage Loan (i) that becomes a Modified Loan other than by reason of the extension of the date on which a Balloon Payment is due for a period of less than six months from the original due date of such Balloon Payment, (ii) that is 60 days or more delinquent in respect of any Monthly Payment, except for a Balloon Payment,
(iii) that is delinquent in respect of its Balloon Payment for: (A) 30 days, or
(B) if the related Mortgagor shall have represented in writing prior to the date such Balloon Payment was due that it was seeking a refinancing and in respect of which the Mortgagor continued to make monthly payments equivalent to Assumed Monthly Payments, (1) 90 days or (2) if the related Mortgagor delivered a refinancing commitment acceptable to the Special Servicer, such number of days ending on the date (not to exceed 120 days after the date on which the Balloon Payment was first due) on which it was determined that the refinancing could not be reasonably expected to occur, (iv) with respect to which the related Mortgaged Property has become an REO Property, (v) with respect to which a receiver or similar official is appointed and continues for 60 days in such capacity in respect of the related Mortgaged Property, or (vi) with respect to which the related Mortgagor is subject to a bankruptcy, insolvency or similar proceedings, which, in the case of an involuntary bankruptcy, insolvency or similar proceeding, has not been dismissed within 60 days of the commencement thereof. Any Required Appraisal Loan (other than a Mortgage Loan that became a Required Appraisal Loan pursuant to clause (vi) above) shall cease to be such at such time as it has become a Corrected Loan (except if such Required Appraisal Loan had not become a Specially Serviced Mortgage Loan at the time the applicable event(s) described in any of clauses (i) through (vi) above ceased to exist), it has remained current for at least three (3) consecutive Monthly Payments, and no other event described in clauses (i) through (vi) above has occurred with respect thereto during the preceding three-month period. Notwithstanding the foregoing, so long as (a) a debt service reserve, (b) letter of credit or, (c) with Rating Agency confirmation, guaranty or surety bond, exists with respect to a Mortgage Loan, in each case, (i) sufficient to cover the outstanding principal balance of such Mortgage Loan and all amounts due thereon in full and (ii) except with respect to such guaranty or surety bond, held in an Eligible Account or issued by a depository institution or trust company qualified to maintain an Eligible Account, such Mortgage Loan shall not be a Required Appraisal Loan.

            "Required Appraisal Value" shall mean, with respect to any Mortgaged Property securing (or REO Property relating to) a Required Appraisal Loan, an amount equal to the sum of: (a) the excess, if any, of (i) 90% of the Appraised Value of such Mortgaged Property (or REO Property) as determined by the most recent Required Appraisal or any letter update of such Required Appraisal, over
(ii) the amount of (A) any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the related Required Appraisal Loan and (B) an estimate (in accordance with the Servicing Standard) of the Liquidation Expenses to be incurred with respect to such Mortgaged Property (or REO Property); plus (b) the amount of Escrow Payments and Reserve Funds held by the Master Servicer in respect of such Required Appraisal Loan (other than (i) Escrow Payments and Reserve Funds held in respect of any real estate taxes and assessments, insurance premiums and, if applicable, ground rents, (ii) Escrow Payments and Reserve Funds that are to be applied or utilized within the twelve-month period following the date of determination and (iii) Escrow Payments and Reserve Funds that may not be applied towards the reduction of the principal balance of such Required Appraisal Loan); plus (c) the amount of any letter of credit, guaranty or surety bond constituting additional security for such Required Appraisal Loan and that may be applied towards the reduction of the principal balance of such Required Appraisal Loan.

            "Reserve Account" shall have the meaning assigned thereto in Section 3.03(d).

            "Reserve Funds" shall mean, with respect to any Mortgage Loan, any amounts delivered by the related Mortgagor to be held by or on behalf of the mortgagee representing reserves for repairs, capital improvements and/or environmental remediation in respect of the related Mortgaged Property, for debt service on such Mortgage Loan or for any other purpose.

            "Residual Interest Certificate" shall mean a Class R-I, Class R-II or Class R-III Certificate.

            "Resolution Extension Period" shall mean:

            (a) for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

            (b) for purposes of remediating a Material Document Defect with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan at the commencement of, and does not become a Specially Serviced Mortgage Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following receipt by the Mortgage Loan Seller of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

            (c) for purposes of remediating a Material Document Defect with respect to any Mortgage Loan that is a not a Specially Serviced Mortgage Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of (i) the end of such Initial Resolution Period and
      (ii) receipt by the Mortgage Loan Seller of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

            (d) for purposes of remediating a Material Document Defect with respect to any Mortgage Loan that is a Specially Serviced Mortgage Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days, provided that, if the Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause
      (c) of this definition will be deemed to apply.

            "Responsible Officer" shall mean: (a) when used with respect to the Trustee, any Vice President, any Assistant Vice President, any Trust Officer, any Assistant Secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement; and (b) when used with respect to the Fiscal Agent, any officer thereof.

            "Restricted Servicer Reports" shall mean each of the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet, the CMSA Financial File and the CMSA Comparative Financial Status Report.

            "Rule 144A Global Certificate" shall mean, with respect to any Class of Book-Entry Non-Registered Certificates, one or collectively more global Certificates representing such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, none of which Certificates bears a Regulation S Legend.

            "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Fiscal Agent, the Master Servicer and the Special Servicer, and specific ratings of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "SASCO" shall mean Structured Asset Securities Corporation or any successor in interest.

            "Scheduled Payment" shall mean, with respect to any Mortgage Loan, for any Due Date following the Cut-off Date as of which it is outstanding, the Monthly Payment on such Mortgage Loan that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20, and assuming that the full amount of each prior Scheduled Payment has been made in a timely manner.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Senior Certificate" shall mean any Class A-1, Class A-2, Class X-CL or Class X-CP Certificate.

            "Servicing Account" shall have the meaning assigned thereto in
Section 3.03(a).

            "Servicing Advances" shall mean all customary, reasonable and necessary "out of pocket" costs and expenses (including attorneys' fees and fees and expenses of real estate brokers) incurred by the Master Servicer, the Fiscal Agent or the Trustee in connection with the servicing of a Mortgage Loan, if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred with respect thereto, or in connection with the administration of any REO Property, including, but not limited to, the cost of
(a) compliance with the obligations of the Master Servicer, the Special Servicer, the Fiscal Agent or the Trustee, if any, set forth in Section 3.03(c),
(b) the preservation, insurance, restoration, protection and management of a Mortgaged Property (including, with respect to the Mortgage Loan identified as Portland Office Portfolio, the payment, if necessary, of a security deposit of $25,000 to the related ground lessor for the right to assign the ground lease without the ground lessor's consent), (c) obtaining any Insurance Proceeds or Liquidation Proceeds, (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures, (e) any Required Appraisal or any other appraisal or update thereof expressly permitted or required to be obtained hereunder, (f) the operation, management, maintenance and liquidation of any REO Property, and (g) obtaining any related ratings confirmation; provided that, notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the Master Servicer, the Special Servicer or the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs and expenses incurred by any such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement.

            "Servicing Fees" shall mean, with respect to each Mortgage Loan and REO Loan, the Master Servicing Fee and the Special Servicing Fee.

            "Servicing File" shall mean, collectively, any and all documents (other than documents required to be part of the related Mortgage File but including copies of items listed in clauses (i), (ii), (iii), (iv), (v), (vi),
(x), (xi), (xiii), (xiv), (xv), (xvi) and (xix) in the definition of Mortgage
File) relating to the origination and servicing of any Mortgage Loan, including appraisals, surveys, engineering reports, environmental reports, property insurance policy (or ACCORD 27 certificates), property inspections, financial statements, escrow analysis, tax bills, asset summaries, financial information in respect of the Mortgagor and any related sponsor or guarantor thereof to be delivered to the Master Servicer or primary servicer in accordance with the transfer instructions provided by the Master Servicer.

            "Servicing Officer" shall mean any officer or employee of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time.

            "Servicing Standard" shall mean, with respect to the Master Servicer or the Special Servicer, as the case may be, to service and administer the Mortgage Loans and any REO Properties that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee and in the best interests of and for the benefit of the Certificateholders (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loans and, to the extent consistent with the foregoing, further as follows:

            (a) with the same care, skill and diligence as is normal and usual in its general mortgage servicing and REO property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder;

            (b) with a view to the timely collection of all scheduled payments of principal and interest under the Mortgage Loans or, if a Mortgage Loan comes into and continues in default and if, in the good faith and reasonable judgment of the Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate; and without regard to: (I) any other relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor; (II) the ownership of any Certificate by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof;
(III) the Special Servicer's obligation to direct the Master Servicer to make Servicing Advances; (IV) the Master Servicer's obligation to make Advances; and
(V) the right of the Master Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction.

            "Servicing Transfer Event" shall mean, with respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (g) of the definition of "Specially Serviced Mortgage Loan".

            "Single Certificate" shall mean, for purposes of Section 4.02, a hypothetical Regular Interest Certificate evidencing an initial $1,000 denomination.

            "Single Purpose Entity" shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that: (i) it was formed or organized solely for the purpose of either owning and operating the Mortgaged Property or Properties securing one or more Mortgage Loans, or owning and pledging Defeasance Collateral in connection with the defeasance of a Defeasance Loan, as the case may be, (ii) it may not engage in any business unrelated to such Mortgaged Property or Properties or such Defeasance Collateral, as the case may be, (iii) it will not have any assets other than those related to its interest in and operation of such Mortgaged Property or such Defeasance Collateral, as the case may be, (iv) it may not incur indebtedness other than incidental to its ownership and operation of the applicable Mortgaged Property or Properties or Defeasance Collateral, as the case may be, (v) it will maintain its own books and records and accounts separate and apart from any other Person, (vi) it will hold itself out as a legal entity, separate and apart from any other Person and, (vii) in the case of such an entity whose sole purpose is owning or operating a Mortgaged Property, it will have an independent director or, if such entity is a partnership or a limited liability company, at least one general partner or limited liability company member thereof, as applicable, which shall itself be a "single purpose entity" (having as its sole asset its interest in the Single Purpose Entity) with an independent director.

            "Special Servicer" shall mean GMACCM, in its capacity as special servicer hereunder, or any successor special servicer appointed as herein provided.

            "Special Servicing Fee" shall mean, with respect to each Specially Serviced Mortgage Loan and each REO Loan, the fee designated as such and payable to the Special Servicer pursuant to Section 3.11(c).

            "Special Servicing Fee Rate" shall mean, with respect to each Specially Serviced Mortgage Loan and each REO Loan, 0.25% per annum.

            "Specially Serviced Mortgage Loan" shall mean any Mortgage Loan as to which any of the following events has occurred:

            (a) the related Mortgagor has failed to make when due any Monthly Payment (including a Balloon Payment), which failure continues, or the Master Servicer determines, in its reasonable, good faith judgment, will continue, unremedied (without regard to any grace period) (i) (except in the case of a Balloon Loan delinquent in respect of its Balloon Payment), for 60 days beyond the date on which the subject payment was due, or (ii) solely in the case of a defaulted Balloon Loan that is delinquent in respect of its Balloon Payment, (A) for one Business Day beyond the date on which the subject Balloon Payment was due or (B) in the case of a Balloon Loan as to which the related Mortgagor shall have delivered a refinancing commitment acceptable to the Master Servicer, the Special Servicer and the Controlling Class Representative prior to the date the subject Balloon Payment was due, for 60 days beyond the date on which the subject Balloon Payment was due (or for such shorter period beyond the date on which the subject Balloon Payment was due during which the refinancing is scheduled to occur);

            (b) the Master Servicer or the Controlling Class Representative shall have determined, in its good faith, reasonable judgment, that a default in the making of a Monthly Payment on such Mortgage Loan, including a Balloon Payment, is likely to occur within 30 days of its determination and is likely to remain unremedied (without regard to any grace period) for at least the applicable periods contemplated by clause
      (a) of this definition; or

            (c) there shall have occurred a default (other than as described in clause (a) above and other than an Acceptable Insurance Default) that (i) materially impairs the value of the Mortgaged Property as security for such Mortgage Loan or otherwise materially adversely affects the interests of Certificateholders, and (ii) continues unremedied for the applicable grace period under the terms of such Mortgage Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); or

            (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force and not dismissed for a period of 60 days; or

            (e) the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

            (f) the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (g) the Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan, when a Liquidation Event has occurred with respect to such Mortgage Loan, when the related Mortgaged Property has become an REO Property or, so long as at such time no circumstance identified in clauses (a) through
(g) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan, when:

            (w) with respect to the circumstances described in clause (a) of this definition, the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20);

            (x) with respect to the circumstances described in clauses (b), (d),
      (e) and (f) of this definition, such circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

            (y) with respect to the circumstances described in clause (c) of this definition, such default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

            (z) with respect to the circumstances described in clause (g) of this definition, such proceedings are terminated.

            The Special Servicer may conclusively rely on the Master Servicer's determination as to whether a Servicing Transfer Event has occurred giving rise to a Mortgage Loan's becoming a Specially Serviced Mortgage Loan.

            "Startup Day" shall mean, with respect to each REMIC Pool, the day designated as such in Section 10.01(c).

            "Stated Maturity Date" shall mean, with respect to any Mortgage Loan, the Due Date specified in the related Mortgage Note (as in effect on the Closing Date) on which the last payment of principal is due and payable under the terms of such Mortgage Note (as in effect on the Closing Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section
3.20 and, in the case of an ARD Loan, without regard to its Anticipated Repayment Date.

            "Stated Principal Balance" shall mean, with respect to any Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the Cut-off Date Balance of such Mortgage Loan, as permanently reduced on each Distribution Date (to not less than zero) by (i) that portion, if any, of the Principal Distribution Amount for such Distribution Date allocable to such Mortgage Loan (or any such successor REO Mortgage Loan with respect thereto) and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan (or any such successor REO Mortgage Loan with respect thereto) during the related Collection Period. Notwithstanding the foregoing, if a Liquidation Event occurs in respect of any Mortgage Loan or REO Property, then the "Stated Principal Balance" of such Mortgage Loan or of the related REO Loan, as the case may be, shall be zero commencing as of the Distribution Date in the Collection Period next following the Collection Period in which such Liquidation Event occurred.

            "Subordinate Available Distribution Amount" shall mean, with respect to any Distribution Date, the excess, if any, of the Available Distribution Amount for such Distribution Date, over the aggregate distributions, if any, to be made on the Senior Certificates on such Distribution Date pursuant to Section 4.01(a).

            "Subordinate Certificate" shall mean any Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class R-I, Class R-II or Class R-III Certificate.

            "Sub-Servicer" shall mean any Person with which the Master Servicer or the Special Servicer, as applicable, entered into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement" shall mean the written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

            "Tax Administrator" shall mean any tax administrator appointed pursuant to Section 8.13 (or, in the absence of any such appointment, the Trustee).

            "Tax Matters Person" shall mean, with respect to any REMIC Pool, the Person designated as the "tax matters person" of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, which Person shall be the Plurality Residual Interest Certificateholder in respect of the related Class of Residual Interest Certificates.

            "Tax Returns" shall mean the federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, and the federal income tax return to be filed on behalf of the Grantor Trust due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state and local tax law.

            "Transfer" shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transfer Affidavit and Agreement" shall have the meaning assigned thereto in Section 5.02(d)(i)(B).

            "Transferee" shall mean any Person who is acquiring, by Transfer, any Ownership Interest in a Certificate.

            "Transferor" shall mean any Person who is disposing of, by Transfer, any Ownership Interest in a Certificate.

            "Trust" shall mean the common law trust created hereunder.

            "Trust Fund" shall mean, collectively, all of the assets of REMIC I, REMIC II, REMIC III, the Loan REMICs and the Grantor Trust.

            "Trustee" shall mean LaSalle, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

            "Trustee Fee" shall mean, with respect to each Distribution Date, an amount equal to one-twelfth of the product of (i) the Trustee Fee Rate, multiplied by (ii) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately following the prior Distribution Date.

            "Trustee Fee Rate" shall mean 0.0038% per annum.

            "Trustee Liability" shall have the meaning assigned thereto in
Section 8.05(b).

            "UCC" shall mean the Uniform Commercial Code in effect in the applicable jurisdiction.

            "UCC Financing Statement" shall mean a financing statement executed and filed pursuant to the UCC.

            "Uncertificated Accrued Interest" shall mean the interest accrued from time to time with respect to any Loan REMIC Regular Interest or any REMIC I Regular Interest or REMIC II Regular Interest, the amount of which interest shall equal: (a) in the case of any Loan REMIC Regular Interest for any Interest Accrual Period, one-twelfth of the product of (i) the Loan REMIC Remittance Rate applicable to such Loan REMIC Regular Interest for such Interest Accrual Period, multiplied by (ii) the Uncertificated Principal Balance of such Loan REMIC Regular Interest outstanding immediately prior to the related Distribution Date;
(b) in the case of any REMIC I Regular Interest for any Interest Accrual Period, one-twelfth of the product of (i) the REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such Interest Accrual Period, multiplied by (ii) the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date; and (c) in the case of any REMIC II Regular Interest for any Interest Accrual Period, one-twelfth of the product of (i) the REMIC II Remittance Rate applicable to such REMIC II Regular Interest for such Interest Accrual Period, multiplied by
(ii) the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date.

            "Uncertificated Distributable Interest" shall mean: (a) with respect to any Loan REMIC Regular Interest for any Distribution Date, an amount of interest equal to the amount of Uncertificated Accrued Interest in respect of such Loan REMIC Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by an amount equal to any portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocable to the REMIC I Regular Interest related to such Loan REMIC Regular Interest as described in clause (b) below; (b) with respect to any REMIC I Regular Interest for any Distribution Date, an amount of interest equal to the amount of Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, the numerator of which is the amount of Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for the related Interest Accrual Period, and the denominator of which is the aggregate amount of Uncertificated Accrued Interest in respect of all the REMIC I Regular Interests for the related Interest Accrual Period; and (c) with respect to any REMIC II Regular Interest for any Distribution Date, the amount of Uncertificated Accrued Interest in respect of such REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date multiplied by (ii) a fraction, the numerator of which is the amount of Uncertificated Accrued Interest in respect of such REMIC II Regular Interest for the related Interest Accrual Period, and the denominator of which is the aggregate amount of Uncertificated Accrued Interest in respect of all the REMIC II Regular Interests for the related Interest Accrual Period.

            "Uncertificated Principal Balance" shall mean the principal balance of any Loan REMIC Regular Interest, any REMIC I Regular Interest or any REMIC II Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each Loan REMIC Regular Interest shall equal the Cut-Off Date Balance of the related Loan REMIC Mortgage Loan, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Balance of the related Mortgage Loan, and the Uncertificated Principal Balance of each REMIC II Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Principal Balance. On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made thereon on such Distribution Date pursuant to Section 4.01(j), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.04(b). On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(k), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.04(c). The Uncertificated Principal Balance of each Loan REMIC Regular Interest shall at all times equal the Stated Principal Balance of the related Loan REMIC Mortgage Loan (or any successor REO Loan).

            "Underwriters" shall mean Lehman Brothers Inc., CDC Securities Inc., Salomon Smith Barney Inc. and Goldman, Sachs & Co. and their respective successors in interest.

            "United States Tax Person" shall mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code.

            "United States Securities Person" shall mean any "U.S. person" as defined in Rule 902(k) of Regulation S.

            "Unrestricted Servicer Reports" shall mean each of the following files and reports: (i) CMSA Loan Setup File (to the extent received), (ii) CMSA Loan Periodic Update File, (iii) CMSA Property File; and (iv) CMSA Delinquent Loan Status Report, (v) CMSA Historical Loan Modification Report, (vi) CMSA Historical Liquidation Report, (vii) CMSA REO Status Report, and (viii) CMSA Special Servicer Defaulted Loan Report.

            "Voting Rights" shall mean the portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 99% of the Voting Rights shall be allocated among the Holders of the various Classes of the Principal Balance Certificates in proportion to the respective Class Principal Balances of their Certificates, and 1% of the Voting Rights shall be allocated to the Holders of the Class X-CL and Class X-CP Certificates in proportion to the respective Class Notional Amounts of their Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage Interests evidenced by their respective Certificates. No Voting Rights shall be allocated to the Class R-I, Class R-II, Class R-III and/or Class V Certificates.

            "Weighted Average REMIC I Remittance Rate" shall mean, with respect to any Interest Accrual Period, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the REMIC I Remittance Rates applicable to the respective REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to such Distribution Date.

            "Workout Fee" shall mean, with respect to each Corrected Loan, the fee designated as such and payable to the Special Servicer pursuant to Section 3.11(c).

            "Workout Fee Rate" shall mean, with respect to each Corrected Loan as to which a Workout Fee is payable, 1.0%.

            "Yield Maintenance Charge" shall mean the payments paid or payable, if any, as the context requires, on a Mortgage Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on scheduled payments of interest and/or principal on such Mortgage Loan) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered "Yield Maintenance Charges". In the event that a Yield Maintenance Charge shall become due for any particular Mortgage Loan, the Master Servicer shall be required to follow the terms and provisions contained in the applicable Mortgage Note, provided, however, in the event the particular Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the Master Servicer shall be required to use those U.S. Treasuries which shall generate the lowest discount rate or reinvestment yield for the purposes thereof. Accordingly, if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Mortgage Loan or the actual term remaining through the related Stated Maturity Date or Anticipated Repayment Date, as applicable), the Master Servicer shall use the applicable U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date that the Yield Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12 X [{(1+ "BEY"/2) ^1/6}-1]) X 100, where BEY is defined as the U.S. Treasury Reinvestment Yield which is in decimal form and not in percentage, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 X [{(1+ .055/2) ^ 0.16667}- 1]) X 100 where .055 is the decimal version of the percentage 5.5% and
0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

            Section 1.02 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (i) the terms defined in this Agreement in the singular include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

            (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (iv) a reference to a Subsection without further reference to a
      Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (v) the words "herein", "hereof", "hereunder", "hereto", "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (vi) the terms "include" or "including" shall mean without limitation by reason of enumeration.

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                       ORIGINAL ISSUANCE OF CERTIFICATES


            Section 2.01 Creation of Trust; Conveyance of Mortgage Loans. (a) It is the intention of the parties hereto that a common law trust be established pursuant to this Agreement and that such trust be designated as "CDC Commercial Mortgage Trust 2002-FX1". LaSalle is hereby appointed, and does hereby agree, to act as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. The Depositor, concurrently with the execution and delivery hereof, does hereby assign, sell, transfer, set over and otherwise convey to the Trustee in trust, without recourse, for the benefit of the Certificateholders, all the right, title and interest of the Depositor in, to and under (i) the Mortgage Loans,
(ii) the Mortgage Loan Purchase Agreement, and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans and due after the Cut-off Date. The parties hereto acknowledge and agree that, notwithstanding Section 11.07, the transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by them to constitute a sale.

            (b)  In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, and pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall deliver to and deposit with the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File for such Mortgage Loan, with copies of the related Mortgage Note, Mortgage(s) and reserve and cash management agreements for such Mortgage Loan to be delivered to the Master Servicer and the Special Servicer. None of the Depositor, the Trustee, any Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by the Mortgage Loan Seller to comply with the document delivery requirements of the Mortgage Loan Purchase Agreement and this Section 2.01(b).

            After the Mortgage Loan Seller's transfer of the Mortgage Loans to the Trustee pursuant to this Section 2.01(b), neither the Depositor nor the Mortgage Loan Seller shall take any action inconsistent with the Trust's ownership of the Mortgage Loans.

            (c) The Mortgage Loan Seller has covenanted in the Mortgage Loan Purchase Agreement that it shall retain with respect to each Mortgage Loan, an Independent Person for purposes of promptly (as soon as practicable and in any event within 45 days following the later of the Closing Date and the date on which all necessary recording or filing, as applicable, information is available to that Independent Person) recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each related assignment of Mortgage and assignment of Assignment of Leases, in favor of the Trustee referred to in clause (iv) of the definition of "Mortgage File" and each related UCC-2 and UCC-3 assignment referred to in clause (viii) of the definition of "Mortgage File".

            Notwithstanding the foregoing, the Mortgage Loan Seller may request the Trustee to record or file, as applicable, any of the assignments of Mortgage, assignments of Assignment of Leases or UCC Financing Statements referred to above, and in such event, the requesting party shall cause any such unrecorded or unfiled document to be delivered to the Trustee. The Trustee shall, at the expense of the requesting party, promptly undertake to record or file any such document upon its receipt thereof.

            Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall bear the cost of the recording and filing referred to in the prior two paragraphs with respect to the Mortgage Loans. Each assignment referred to in the prior two paragraphs shall reflect that it should be returned by the public recording office to the Trustee or its agent following recording, and each UCC-2 and UCC-3 assignment referred to in the prior two paragraphs shall reflect that the file copy thereof should be returned to the Trustee or its agent following filing; provided that, in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Trustee shall obtain therefrom a certified copy of the recorded original. On a monthly basis, the Trustee shall forward to the Master Servicer a copy of each of the aforementioned assignments following the Trustee's receipt thereof. If any such document or instrument relating to a Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, then the Trustee shall direct the Mortgage Loan Seller (pursuant to the Mortgage Loan Purchase Agreement) promptly to prepare or cause the preparation of a substitute therefor or to cure such defect, as the case may be, and to deliver to the Trustee the substitute or corrected document. The Trustee shall upon receipt from the Mortgage Loan Seller cause the same to be duly recorded or filed, as appropriate.

            Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall provide the Trustee, the Master Servicer and the Special Servicer with a power of attorney to enable the Trustee to record at the expense of the Mortgage Loan Seller any loan documents that, as contemplated by the foregoing paragraphs of this Section 2.01(c) and/or the definition of "Mortgage File", are to be recorded and that the Trustee has been requested to record. Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller is required to deliver to the Trustee, on or before the Closing Date, five limited powers of attorney in favor of the Trustee and the Special Servicer to empower the Trustee and, in the event of the failure or incapacity of the Trustee, the Special Servicer, to record, at the expense of the Mortgage Loan Seller, any mortgage loan documents required to be recorded and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files. Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has agreed to reasonably cooperate with the Trustee and the Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties. The Trustee and each other party hereto agrees that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is 180 days following the delivery of notice of such absence to the Mortgage Loan Seller, but in no event earlier than 18 months from the Closing Date, and
(ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Mortgage Loan.

            (d)  In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, and pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall deliver to and deposit with the Master Servicer, in accordance with the transfer instructions provided by the Master Servicer, all documents and records in the possession of the Mortgage Loan Seller that relate to such Mortgage Loan and constitute the Servicing File, together with (i) in the reasonable judgment of the Master Servicer any other document in the Mortgage Loan Seller's possession that is reasonably necessary for the servicing of such Mortgage Loan or otherwise reasonably requested by the Master Servicer in connection with its duties under this Agreement, (ii) all unapplied Escrow Payments and Reserve Funds in the possession of the Mortgage Loan Seller that relate to such Mortgage Loan and (iii) a statement indicating which Escrow Payments and Reserve Funds are allocable to such Mortgage Loan. The Master Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders. Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall initially provide the Master Servicer with the CMSA Loan Setup File and the CMSA Property File on or before the Closing Date.

            None of the Depositor, the Trustee, any Custodian, the Master Servicer or the Special Servicer shall be liable for any failure of the Mortgage Loan Seller to comply with the obligations imposed on it by the Mortgage Loan Purchase Agreement as described herein.

            (e) Pursuant to the Mortgage Loan Purchase Agreement, the Mortgage Loan Seller shall deliver to the Trustee with respect to any Mortgage Loan with an original principal balance of $20,000,000 or greater the opinions of counsel obtained in connection with the origination of such Mortgage Loan(s) regarding the non-consolidation of the related Mortgagor(s) in any insolvency proceeding of any such Mortgagor's general partner or managing member, as applicable, any affiliated property manager, or any holder of more than a 49% direct ownership interest in any such Mortgagor. None of the Depositor, the Master Servicer and the Special Servicer shall have any obligation to review the loan documents received with respect to any Mortgage Loan to determine whether such opinions have been delivered.

            (f) It is not intended that this Agreement create a partnership or a joint-stock association.

            Section 2.02 Acceptance of Trust Fund by Trustee. (a) The Trustee, by its execution and delivery of this Agreement, hereby accepts receipt, directly or through a Custodian on its behalf, of (i) the Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Mortgage Loans and such other assets, together with any other assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. In connection with the foregoing, the Trustee hereby certifies to each of the other parties hereto, the Mortgage Loan Seller and each Underwriter that, as to each Mortgage Loan, (i) the items contained in clause (i) of the definition of Mortgage File are in its possession or the possession of a Custodian on its behalf, and (ii) the original Mortgage Note (or, if accompanied by a lost note affidavit, the copy of such Mortgage
Note) received by it or any Custodian with respect to such Mortgage Loan has been reviewed by it or by such Custodian on its behalf and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

            (b) On or about the 45th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and every 90 days thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the Mortgage Loan Seller has repurchased the last affected Mortgage Loan), the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to each Mortgage Loan, and the Trustee shall, subject to Sections 2.01, 2.02(c) and 2.02(d), certify in writing (substantially in the form of Exhibit C hereto) to each of the other parties hereto, the Mortgage Loan Seller and each Underwriter that, as to each Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) all documents specified in clauses (i) through (v), (vii),
(viii) (without regard to the second parenthetical in such clause (viii)), (ix),
(xvi) and (xix) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf; (ii) the recordation/filing contemplated by Section 2.01(c) has been completed (based solely on receipt by the Trustee of the particular recorded/filed documents); (iii) all documents received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (v) and
(vi)(B) of the definition of "Mortgage Loan Schedule" accurately reflects the information set forth in the Mortgage File. If the Trustee's obligation to deliver the certifications contemplated in this subsection terminates because two years have elapsed since the Closing Date, the Trustee shall deliver a comparable certification to any party hereto and any Underwriter on request.

            (c) None of the Depositor, the Trustee, the Master Servicer, the Special Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it, or to one or more of them, to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Depositor, the Trustee, the Master Servicer, the Special Servicer or any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

            (d) It is understood that the scope of the Trustee's review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (i) through (v), (vii) through (ix), (xvi) and (xix) of the definition of "Mortgage File" have been received and such additional information as will be necessary for delivering the certifications required by Sections 2.02(a) and (b) above.

            (e) The parties acknowledge that the Mortgage Loan Purchase Agreement requires the Mortgage Loan Seller, if, after the Closing Date, the Mortgage Loan Seller comes into possession of any documents or records that constitute part of the Mortgage File or Servicing File for any Mortgage Loan, the Mortgage Loan Seller shall promptly deliver such document to the Trustee (if it constitutes part of the Mortgage File) or the Master Servicer (if it constitutes part of the Servicing File), as applicable.

            Section 2.03 Repurchase of Mortgage Loans for Document Defects and Breaches of Representations and Warranties. (a) If any party hereto discovers (including by virtue of the applicable document being identified (and such identification having been confirmed as correct) by the Trustee on any exception report delivered by the Trustee pursuant to Section 2.02(b)) that any document constituting a part of a Mortgage File has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers or receives notice of a breach of any representation or warranty of the Mortgage Loan Seller made pursuant to Section 3(b) of the Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a "Breach"), such party shall give prompt written notice thereof to each of the Rating Agencies, the Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative (which notice shall include whether the related Mortgage Loan is a Specially Serviced Mortgage Loan). If any such Document Defect or Breach materially and adversely affects the value of any Mortgaged Property or Mortgage Loan or the interests of the Certificateholders therein, then such Document Defect shall constitute a "Material Document Defect" or such Breach shall constitute a "Material Breach", as the case may be. Subject to Section 2.03(e), promptly upon becoming aware of any such Material Document Defect or Material Breach with respect to a Mortgage Loan (including through a written notice given by any party hereto, as provided above), the Trustee shall (and the Special Servicer may) require the Mortgage Loan Seller to, subject to the conditions provided for in the Mortgage Loan Purchase Agreement, not later than 90 days from the earlier of the Mortgage Loan Seller's discovery or receipt of notice of such Material Document Defect or Material Breach, as the case may be (or, in the case of a Material Document Defect or Material Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC Provisions, not later than 90 days of any party discovering such Material Document Defect or Material Breach) (any such 90-day period, the "Initial Resolution Period"), cure the same in all material respects (which cure shall include payment of losses and any Additional Trust Fund Expenses associated therewith) or, if such Material Document Defect or Material Breach, as the case may be, cannot be cured within the Initial Resolution Period, repurchase the affected Mortgage Loan at the applicable Purchase Price by wire transfer of immediately available funds to the Custodial Account; provided, however, that if (i) such Material Document Defect or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Document Defect or Material Breach is not related to any Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions, (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach within the Initial Resolution Period, (iv) the related Mortgage Loan is not a Specially Serviced Mortgage Loan, and (v) the Mortgage Loan Seller is not pursuing a case of such Material Document Defect or Material Breach pursuant to
Section 2.03(e), then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, in the event of a failure to so cure, to complete such repurchase (it being understood and agreed that, in connection with the Depositor's receiving a Resolution Extension Period, the Mortgage Loan Seller shall deliver an Officer's Certificate to the Trustee setting forth the reasons such Material Document Defect or Material Breach is not capable of being cured within the Initial Resolution Period and what actions the Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the Mortgage Loan Seller anticipates that such Material Document Defect or Material Breach will be cured within the Resolution Extension Period). The Master Servicer shall notify the Mortgage Loan Seller if the related Mortgage Loan becomes a Specially Serviced Mortgage Loan during the Initial Resolution Period. Any of the following document defects shall be conclusively presumed to materially and adversely affect the value of a Mortgaged Property, value of a Mortgage Loan or the interests of Certificateholders in a Mortgage Loan and be a Material Document
Defect: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit that appears to be regular on its face, (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage by the local authority with which the Mortgage was recorded and a certificate stating that the original signed Mortgage was sent for recordation, (c) the absence from the Mortgage File of the original or a copy of the lender's title insurance policy, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, or marked up insurance binder or title commitment which marked as a binding and countersigned by title company, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignment to the Trustee on behalf of the Trust, unless there is included in the Mortgage File a certified copy of the intervening assignment and a certificate stating that the original intervening assignments were sent for recordation, (e) the absence from the Mortgage File of any ground lease, or (f) in the case of a Mortgage Loan secured by a hospitality or healthcare property, a filed UCC-1 financing statement.

            (b) If the Mortgage Loan Seller disputes that a Material Document Defect or Material Breach exists with respect to a Mortgage Loan or otherwise fails (i) to effect a correction or cure of such Material Document Defect or Material Breach or (ii) to repurchase the affected Mortgage Loan from the Trust, each in accordance with the Mortgage Loan Purchase Agreement, then provided that
(x) the period of time provided for the Mortgage Loan Seller to correct, repurchase or cure has expired and (y) the Mortgage Loan is then in default and is then a Specially Serviced Mortgage Loan, the Special Servicer may, subject to the Servicing Standard, modify, workout or foreclose, sell or otherwise liquidate (or permit the liquidation of) the Mortgage Loan pursuant to Section 3.09, Section 3.18 and Section 3.20, as applicable, hereof, while pursuing the repurchase claim. The Mortgage Loan Seller has acknowledged and agreed under the Mortgage Loan Purchase Agreement that any modification of the Mortgage Loan pursuant to a workout shall not constitute a defense to any repurchase claim nor shall such modification and workout change the Purchase Price due from the Mortgage Loan Seller for any repurchase claim. In the event of any such modification and workout, the Mortgage Loan Seller has agreed under the Mortgage Loan Purchase Agreement to repurchase the Mortgage Loan as modified and that the Purchase Price shall include any Workout Fee paid to the Special Servicer up to the date of repurchase plus the present value (calculated at a discount rate equal to the applicable Mortgage Rate) of the Workout Fee that would have been payable to the Special Servicer in respect of such Mortgage Loan if the Mortgage Loan performed in accordance with its terms to its Maturity Date, provided that no amount shall be paid by the Mortgage Loan Seller in respect of any Workout Fee if a Liquidation Fee already comprises a portion of the Purchase Price. The Mortgage Loan Seller shall be notified promptly and in writing by (i) the Trustee of any notice that it receives that an Purchase Option Holder intends to exercise its option to purchase the Mortgage Loan in accordance with and as described in Section 3.18 hereof and (ii) the Special Servicer of any offer that it receives to purchase the successor REO Property, each in connection with such liquidation. Upon the receipt of such notice by the Mortgage Loan Seller, the Mortgage Loan Seller shall then have the right to purchase the related Mortgage Loan or the successor REO Property, as applicable, from the Trust at a purchase price equal to, in the case of clause (i) of the immediately preceding sentence, the option purchase price or, in the case of clause (ii) of the immediately preceding sentence, the amount of such offer. Notwithstanding anything to the contrary contained herein or in the Mortgage Loan Purchase Agreement, the right of any Purchase Option Holder to purchase such Mortgage Loan shall be subject and subordinate to the Mortgage Loan Seller's right to purchase such Mortgage Loan as described in the immediately preceding sentence. The Mortgage Loan Seller shall have five (5) Business Days to notify the Trustee or the Special Servicer, as applicable, of its intent to so purchase the Mortgage Loan or the successor REO Property from the date that it was notified of such intention to exercise such option or of such offer. The Special Servicer shall be obligated to provide the Mortgage Loan Seller with any appraisal or other third party reports relating to the Mortgaged Property within its possession to enable the Mortgage Loan Seller to evaluate the related Mortgage Loan or the successor REO Property. Any sale of the related Mortgage Loan, or foreclosure upon such Mortgage Loan and sale of the successor REO Property, to a Person other than the Mortgage Loan Seller shall be without (i) recourse of any kind (either expressed or implied) by such Person against the Mortgage Loan Seller and (ii) representation or warranty of any kind (either expressed or implied) by the Mortgage Loan Seller to or for the benefit of such Person.

            The fact that a Material Document Defect or Material Breach is not discovered until after foreclosure (but in all instances prior to the sale of the successor REO Property or Mortgage Loan) shall not prejudice any claim against the Mortgage Loan Seller for repurchase of the REO Mortgage Loan or successor REO Property. In such an event, the Master Servicer shall notify the Mortgage Loan Seller of the discovery of the Material Document Defect or Material Breach and the Mortgage Loan Seller shall have 90 days to correct or cure such Material Document Defect or Material Breach or purchase the successor REO Property at the Purchase Price. If the Mortgage Loan Seller fails to correct or cure the Material Document Defect or Material Breach or purchase the successor REO Property, then the provisions above regarding notice of offers related to such REO Property and the Mortgage Loan Seller's right to purchase such REO Property shall apply. If a court of competent jurisdiction issues a final order that the Mortgage Loan Seller is or was obligated to repurchase the related Mortgage Loan or the successor REO Loan or the Mortgage Loan Seller otherwise accepts liability, then, after the expiration of any applicable appeal period, but in no event later than the termination of the Trust pursuant to
Section 9.01 hereof, the Mortgage Loan Seller will be obligated to pay to the Trust the difference between any Liquidation Proceeds received upon such liquidation (including those arising from any sale to the Mortgage Loan Seller) and the Purchase Price; provided that the prevailing party in such action shall be entitled to recover from the other party all costs, fees and expenses (including reasonable attorneys fees) related thereto.

            In connection with any sale or other liquidation of a Mortgage Loan or a successor REO Property as described in this Section 2.03, the Special Servicer shall not receive a Liquidation Fee in connection with such sale or other liquidation until a final determination has been made, as set forth in the preceding paragraph, as to whether the Mortgage Loan Seller is or was obligated to repurchase such Mortgage Loan or REO Property. Upon such determination, the Special Servicer shall be entitled to collect a Liquidation Fee (i) with respect to a determination that the Mortgage Loan Seller is or was obligated to repurchase, based upon the full Purchase Price of the related Mortgage Loan, including all related expenses up to the date the remainder of such Purchase Price is actually paid, with such Liquidation Fee payable by the Mortgage Loan Seller or (ii) with respect to a determination that the Mortgage Loan Seller is not or was not obligated to repurchase (or the Trust decides that it will no longer pursue a claim against the Mortgage Loan Seller for repurchase), based upon the Liquidation Proceeds as received upon the actual sale or liquidation of such Mortgage Loan, with such amount to be paid from amounts in the Collection Account.

            (c) In connection with any repurchase of a Mortgage Loan pursuant to this Section 2.03, and subject to Section 3.25, the Trustee, the Custodian, the Master Servicer and the Special Servicer shall each tender to the Mortgage Loan Seller, upon delivery to each of them of a receipt executed by the Mortgage Loan Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the Mortgage Loan Seller or its designee in the same manner, but only if the respective documents have been previously assigned or endorsed to the Trustee, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which such documents were previously assigned to the Trustee; provided that such tender by the Trustee shall be conditioned upon its receipt from the Master Servicer of a Request for Release and an Officer's Certificate to the effect that the requirements for repurchase have been satisfied. The Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03(b), and such other instruments as may be necessary or appropriate to transfer title to an REO Property in connection with the repurchase of a successor REO Loan and the Trustee shall execute and deliver any powers of attorney necessary to permit the Master Servicer to do so; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer.

            (d) In the event that the Master Servicer receives notice from the Mortgagor under any Loan REMIC Mortgage Loan that (i) such Mortgagor intends to defease such Loan REMIC Mortgage Loan in whole on or before the second anniversary of the Startup Day and the amount tendered by such Mortgagor to defease such Loan REMIC Mortgage Loan will be insufficient to prepay the related Loan REMIC Mortgage Loan in full on the proposed defeasance date or (ii) such Mortgagor intends to partially defease such Loan REMIC Mortgage Loan on or prior to the second anniversary of the Startup Day, the Master Servicer shall promptly notify the Trustee and the Mortgage Loan Seller of such Mortgagor's intention, and the Trustee shall direct the Mortgage Loan Seller to repurchase such Mortgage Loan at the Purchase Price applicable to a repurchase pursuant to
Section 2.03(a) (without regard to clause (e)(iii) of the definition of Purchase Price), upon deposit by the related Mortgagor of cash sufficient to purchase the Defeasance Collateral contemplated by the related loan documents, no later than the related defeasance date. Such repurchase obligation of the Mortgage Loan Seller described in this Section 2.03(d) shall be guaranteed by CDC Financial Products Inc., an affiliate of the Mortgage Loan Seller. The Trustee and the Master Servicer are hereby authorized and directed to take any and all actions necessary or appropriate to enforce the obligations of CDC Financial Products Inc. under Section 7 of the Mortgage Loan Purchase Agreement.

            (e) Notwithstanding anything to the contrary herein, in the case of a breach of any representation and warranty specified in paragraph (xxviii) or (xxxvi) of Exhibit B to the Mortgage Loan Purchase Agreement (an "Expense-Related Breach") relating to payment of costs and expenses relating to
(i) the substitution or release of collateral, (ii) defeasance or (iii) assumption of a Mortgage Loan by a third party (without regard to any exceptions relating thereto listed on Schedule I to such Exhibit B, which exceptions shall be deemed, solely for the purposes of the remedies afforded by this Section 2.03(e), to also constitute a "breach"), the Mortgage Loan Seller shall, within 90 days of its receipt of notice of such breach pay such costs and expenses; provided that, the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort consistent with the Servicing Standard to enforce any and all relevant provisions contained in the related loan documents in the collection of such costs and expenses from the related Mortgagor, and the Master Servicer or the Special Servicer, as applicable, has been unsuccessful in the collection of such costs and expenses from the related Mortgagor; and provided further that, with respect to any Mortgage Loan the related loan documents of which provide for a limit on the amount of such costs and expenses payable by the related Mortgagor, the Mortgage Loan Seller shall be obligated to pay only an amount equal to the excess of (A) the amount of such costs and expenses over
(B) such amount the related Mortgagor is required to pay under the related loan documents. If the Master Servicer or the Special Servicer allows the events described in clauses (i), (ii) or (iii) to occur without the payment of such related costs and expenses which are required to be paid by the Mortgagor under the related loan documents, then, the Master Servicer or the Special Servicer, as applicable, shall pay such costs and expenses (without right of reimbursement from the Trust), unless the Controlling Class Representative consents to the waiver of such costs and expenses. The Master Servicer shall deliver or cause to be delivered to the Mortgage Loan Seller, along with the notice of non-payment, a statement setting forth in appropriate detail the nature and amount of such cost or expense, together with a certification from the Master Servicer that the related Mortgagor has been requested to pay such cost or expense and to date, has failed to do so. In addition but subject to the preceding three sentences, if the Mortgage Loan Seller is obligated to pay a cost or expense pursuant to this Section 2.03(e) but has not yet done so by the date that the Master Servicer or any other Person is required to make a Servicing Advance hereunder in respect of such cost or expense, then the Mortgage Loan Seller shall pay to the advancing Person all accrued and unpaid interest on such Servicing Advance but only to the extent interest on such Servicing Advance would be payable hereunder. The remedy described in this Section 2.03(e) shall constitute the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders with respect to an Expense-Related Breach.

            (f) In connection with the repurchase of any Loan REMIC Mortgage Loan, pursuant to or as contemplated by this Section 2.03, the Tax Administrator shall effect a "qualified liquidation" of the related Loan REMIC in accordance with the REMIC Provisions and Section 9.02 hereof. The Mortgage Loan Seller is obligated pursuant to the Mortgage Loan Purchase Agreement to pay all reasonable costs and expenses, including the costs of any Opinions of Counsel, in connection with any such "qualified liquidation" of the related Loan REMIC in accordance with the REMIC Provisions.

            (g) The Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any Document Defect or Breach with respect to any Mortgage Loan.

            Section 2.04 Representations, Warranties and Covenants of the Depositor. (a) The Depositor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Fiscal Agent, the Master Servicer and the Special Servicer, as of the Closing Date, that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (ii) The execution and delivery of this Agreement by the Depositor, and the performance and compliance with the terms of this Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Depositor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

            (vi) The transfer of the Mortgage Loans to the Trustee as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

            (vii) The Depositor is not transferring the Mortgage Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors.

            (viii) The Depositor has been solvent at all relevant times prior to, and will not be rendered insolvent by, its transfer of the Mortgage Loans to the Trustee pursuant to Section 2.01(b).

            (ix) After giving effect to its transfer of the Mortgage Loans to the Trustee pursuant to Section 2.01(b), the value of the Depositor's assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor's debts and obligations, including contingent and unliquidated debts and obligations of the Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business.

            (x) The Depositor does not intend to, and does not believe that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature.

            (xi) No proceedings looking toward merger, liquidation, dissolution or bankruptcy of the Depositor are pending or contemplated.

            (xii) No litigation is pending or, to the best of the Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

            (xiii) Except for any actions that are the express responsibility of another party hereunder or under the Mortgage Loan Purchase Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of the Mortgage Loans by the Depositor to the Trustee.

            (xiv) Immediately prior to the transfer of the Mortgage Loans to the Trust pursuant to this Agreement (and assuming that the Mortgage Loan Seller transferred to the Depositor good and marketable title to each Mortgage Loan, free and clear of all liens, claims, encumbrances and other interests and was the sole owner and holder of each Mortgage Loan), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Mortgage Loans, exclusive of the servicing rights pertaining thereto.

            (b) The representations, warranties and covenants of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of such representations, warranties and covenants, the party discovering such breach shall give prompt written notice thereof to the other parties.

            Section 2.05 Acceptance of Grantor Trust Assets by Trustee; Issuance of the Class V Certificates. It is the intention of the parties hereto that the segregated pool of assets consisting of any collections of Additional Interest received by the Trust on the ARD Mortgage Loans and any successor REO Mortgage Loans constitute a grantor trust for federal income tax purposes. The Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the Grantor Trust Assets and declares that it holds and will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class V Certificates. Concurrently with the assignment to it of the Grantor Trust Assets, the Trustee shall execute, and the Certificate Registrar shall authenticate and deliver, to or upon the order of the Depositor, the Class V Certificates in authorized denominations evidencing, in the aggregate, the entire beneficial ownership of the Grantor Trust. The rights of Holders of the Class V Certificates, to receive distributions from the proceeds of the Grantor Trust Assets, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

            Section 2.06 Execution, Authentication and Delivery of Class R-I Certificates; Creation of Loan REMIC Regular Interests. The Trustee hereby acknowledges the assignment to it of the assets included in the Loan REMICs. Concurrently with such assignment and in exchange therefor, (a) the Loan REMIC Regular Interest has been issued, and (b) pursuant to the written request of the Depositor executed by an authorized officer thereof, the Trustee, as Certificate Registrar, has executed, and the Trustee, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the Class R-I Certificates in authorized denominations. The interests (insofar as they related to the Loan REMICs) evidenced by the Class R-I Certificates, together with the Loan REMIC Regular Interest, constitute the entire beneficial ownership of the Loan REMICs. The rights of the Class R-I Certificateholders and REMIC I (as holder of the REMIC I Regular Interest) to receive distributions from the proceeds of the Loan REMIC Mortgage Loans (or any successor REO Loans) in respect of the Class R-I Certificates and the Loan REMIC Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-I Certificates and the Loan REMIC Regular Interests, shall be as set forth in this Agreement.

            Section 2.07 Conveyance of Loan REMIC Regular Interests; Acceptance of the Loan REMICs by Trustee. The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Loan REMIC Regular Interests to the Trustee for the benefit of the Holders of the Class R-I Certificates and REMIC II as the holder of the REMIC I Regular Interests. The Trustee acknowledges the assignment to it of the Loan REMIC Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC III Certificates.

            Section 2.08 Execution, Authentication and Delivery of Class R-I Certificates; Creation of REMIC I Regular Interests. The Trustee hereby acknowledges the assignment to it of the assets included in REMIC I. Concurrently with such assignment and in exchange therefor, (a) the REMIC I Regular Interests have been issued, and (b) pursuant to the written request of the Depositor executed by an authorized officer thereof, the Trustee, as Certificate Registrar, has executed, and the Trustee, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the Class R-I Certificates in authorized denominations. The interests (insofar as they relate to REMIC I) evidenced by the Class R-I Certificates, together with the REMIC I Regular Interests, constitute the entire beneficial ownership of REMIC
I. The rights of the Class R-I Certificateholders and REMIC II (as holder of the REMIC I Regular Interests) to receive distributions from the proceeds of REMIC I in respect of the Class R-I Certificates and the REMIC I Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-I Certificates and the REMIC I Regular Interests, shall be as set forth in this Agreement.

            Section 2.09 Conveyance of REMIC I Regular Interests; Acceptance of REMIC II by Trustee. The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Class R-II Certificates and REMIC III as the holder of the REMIC II Regular Interests. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class R-II Certificates and REMIC III as the holder of the REMIC II Regular Interests.

            Section 2.10 Execution, Authentication and Delivery of Class R-II Certificates; Creation of REMIC II Regular Interests. Concurrently with the assignment to the Trustee of the REMIC I Regular Interests and in exchange therefor, (a) the REMIC II Regular Interests have been issued and (b) pursuant to the written request of the Depositor executed by an authorized officer thereof, the Trustee, as Certificate Registrar, has executed, and the Trustee, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the Class R-II Certificates in authorized denominations. The rights of the Class R-II Certificateholders and REMIC III (as holder of the REMIC II Regular Interests) to receive distributions from the proceeds of REMIC II in respect of the Class R-II Certificates and the REMIC II Regular Interests, respectively, and all ownership interests evidenced or constituted by the Class R-II Certificates and the REMIC II Regular Interests, shall be as set forth in this Agreement.

            Section 2.11 Conveyance of REMIC II Regular Interests; Acceptance of REMIC III by Trustee. The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the REMIC III Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC III Certificates.

            Section 2.12 Execution, Authentication and Delivery of REMIC III Certificates. Concurrently with the assignment to the Trustee of the REMIC II Regular Interests and in exchange therefor, pursuant to the written request of the Depositor executed by an officer thereof, the Trustee, as Certificate Registrar, has executed, and the Trustee, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the REMIC III Certificates in authorized denominations evidencing the entire beneficial ownership of REMIC III. The rights of the Holders of the respective Classes of REMIC III Certificates to receive distributions from the proceeds of REMIC III in respect of their REMIC III Certificates, and all ownership interests evidenced or constituted by the respective Classes of REMIC III Certificates in such distributions, shall be as set forth in this Agreement.

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND


            Section 3.01 Administration of the Mortgage Loans. (a) Each of the Master Servicer and the Special Servicer shall service and administer the Mortgage Loans and REO Properties that it is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders, as determined in the good faith and reasonable judgement of the Master Servicer or the Special Servicer, as the case may be, in accordance with: (i) any and all applicable laws; (ii) the express terms of this Agreement and the respective Mortgage Loans; and (iii) to the extent consistent with the foregoing, the Servicing Standard. Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicer shall service and administer all Mortgage Loans that are not Specially Serviced Mortgage Loans and shall render such services with respect to the Specially Serviced Mortgage Loans as are specifically provided for herein, and (ii) the Special Servicer shall service and administer each Specially Serviced Mortgage Loan and REO Property and shall render such services with respect to the Mortgage Loans that are not Specially Serviced Mortgage Loans as are specifically provided for herein.

            (b)  Subject to Section 3.01(a) and Section 6.08 (taking account of
Section 6.08(b)), the Master Servicer and the Special Servicer shall each have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name, with respect to each of the Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral;
(ii) in accordance with the Servicing Standard and subject to Section 3.20 and
Section 6.08 (taking account of Section 6.08(b)), any and all modifications, extensions, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge or of assignment, and all other comparable instruments; and (iv) any and all instruments that such party may be required to execute on behalf of the Trustee in connection with the defeasance of a Mortgage Loan as contemplated in this Agreement. Subject to Section 3.10, the Trustee shall, at the written request of the Master Servicer or the Special Servicer, promptly execute any limited powers of attorney and other documents furnished by the Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Master Servicer's or Special Servicer's, as applicable, representative capacity; or
(ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            (c) The relationship of each of the Master Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

            (d) The Master Servicer shall not be obligated to service in a manner different from any non-Specially Serviced Mortgage Loan any Balloon Loan that is delinquent in respect of its Balloon Payment but as to which a Servicing Transfer Event has not occurred; provided that the Master Servicer shall transfer the servicing of such Mortgage Loan to the Special Servicer upon the occurrence of a Servicing Transfer Event with respect thereto.

            Section 3.02 Collection of Loan Payments. (a) Each of the Master Servicer and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall undertake reasonable efforts to collect all payments required under the terms and provisions of the Mortgage Loans it is obligated to service hereunder and shall follow such collection procedures as are consistent with the Servicing Standard; provided, however, that neither the Master Servicer nor the Special Servicer shall, with respect to any ARD Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Additional Interest (other than the making of requests for its collection), unless (i) the taking of an enforcement action with respect to the payment of other amounts due under such ARD Loan is, in the good faith and reasonable judgment of the Special Servicer, necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such ARD Loan have been paid, the payment of such Additional Interest has not been forgiven in accordance with Section 3.20 and, in the good faith and reasonable judgment of the Special Servicer, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated interest accrued on Advances. Consistent with the foregoing, the Special Servicer, with regard to a Specially Serviced Mortgage Loan, or the Master Servicer, with regard to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, may waive or defer any Default Charges in connection with collecting any late payment on a Mortgage Loan; provided that, without the consent of the Special Servicer in the case of a proposed waiver by the Master Servicer, no such waiver or deferral may be made by the Master Servicer pursuant to this Section 3.02 if any Advance has been made as to such delinquent payment.

            (b) Amounts collected in respect of or allocable to any particular Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds or Insurance Proceeds shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note and Mortgage and, in the absence of such express provisions or to the extent that such payments and other collections may be applied at the discretion of the lender, as follows: first, as a recovery of any related and unreimbursed Servicing Advances and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt (or, in the case of a full Monthly Payment from any Mortgagor, through the related Due Date), exclusive, however, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, of any such accrued and unpaid interest that constitutes Additional Interest; third, as a recovery of principal of such Mortgage Loan then due and owing, including without limitation by reason of acceleration of the Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, unless a Liquidation Event has occurred with respect to such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; fifth, unless a Liquidation Event has occurred with respect to such Mortgage Loan, as a recovery of Reserve Funds to the extent then required to be held in escrow; sixth, as a recovery of any Prepayment Premium, Yield Maintenance Charge, Repayment of Premium Amount or Excess Defeasance Deposit Proceeds then due and owing under such Mortgage Loan; seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan; eighth, as a recovery of any assumption fees, modification fees and extension fees then due and owing under such Mortgage Loan; ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan (other than remaining unpaid principal and, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, other than Additional Interest); tenth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and, eleventh, in the case of an ARD Mortgage Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Additional Interest on such ARD Mortgage Loan to but not including the date of receipt.

            (c) Collections in respect of each REO Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property) shall be treated: first, as a recovery of any related unreimbursed Servicing Advances; second, as a recovery of accrued and unpaid interest on the related REO Loan at the related Mortgage Rate to but not including the Due Date in the month of receipt; third, as a recovery of principal of the related REO Loan to the extent of its entire unpaid principal balance; and fourth, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Loan.

            (d) The applications of amounts received in respect of any Mortgage Loan or any REO Property pursuant to paragraphs (b) and (c) of this
Section 3.02 shall be determined by the Master Servicer in its good faith and reasonable judgment in accordance with the Servicing Standard.

            (e) With respect to the Mortgage Loan identified as Parkview Tower on the Mortgage Loan Schedule, from and after the related Anticipated Repayment Date and for so long as said Mortgage Loan is outstanding, all amounts payable to the Seller as Additional Interest (as defined in the related Loan Agreement and generally described on Schedule VI attached hereto, such term being the "Parkview Tower Additional Interest") shall be subordinated to the prior payment in full of all unpaid principal and interest on this Mortgage Loan and the Master Servicer and the Trustee are hereby directed to apply such Parkview Tower Additional Interest in accordance with such subordination.

            Section 3.03 Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts. (a) The Master Servicer shall, as to all Mortgage Loans, establish and maintain one or more accounts (the "Servicing Accounts"), in which all related Escrow Payments shall be deposited and retained. Subject to the terms of the related loan documents, each Servicing Account shall be an Eligible Account. Withdrawals of amounts so collected from a Servicing Account may be made (to the extent of amounts on deposit therein in respect of the related Mortgage Loan or, in the case of clauses (iv) and (v), to the extent of interest or other income earned on such amounts) only for the following purposes: (i) consistent with the related loan documents, to effect the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and comparable items in respect of the respective Mortgaged Properties; (ii) insofar as the particular Escrow Payment represents a late payment that was intended to cover an item described in the immediately preceding clause (i) for which a Servicing Advance was made, to reimburse the Master Servicer, the Trustee or the Fiscal Agent, as applicable, for such Servicing Advance; (iii) to refund to Mortgagors any sums as may be determined to be overages; (iv) to pay interest, if required and as described below, to Mortgagors on balances in such Servicing Account; (v) to pay the Master Servicer interest and investment income on balances in such Servicing Account as described in Section 3.06(b), if and to the extent not required by law or the terms of the Mortgage Loan to be paid to the Mortgagor; or (vi) to clear and terminate such Servicing Account at the termination of this Agreement in accordance with Section 9.01. To the extent permitted by law or the applicable Mortgage Loan, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall pay or cause to be paid to the Mortgagors interest, if any, earned on the investment of funds in the related Servicing Accounts, if required by law or the terms of the related Mortgage Loan. If the Master Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding.

            (b)  The Master Servicer shall, as to each and every Mortgage Loan,
(i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for the Mortgage Loans that require the related Mortgagor to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan (or, if such Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Mortgagor to comply with the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.11(h), the Master Servicer shall timely make a Servicing Advance to cover any such item which is not so paid, including any penalties or other charges arising from the Mortgagor's failure to timely pay such items, provided that, the Master Servicer shall make a Servicing Advance for any delinquent tax payments prior to the earlier of (i) the imposition of a late payment penalty charge or (ii) the receipt of notice of the interest to create a tax lien on the related Mortgaged Property.

            (c) The Master Servicer shall, as to each and every Mortgage Loan, make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), (iii) premiums on Insurance Policies, and (iv) with respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Portland Office Portfolio, if necessary, a security deposit of $25,000 to the related ground lessor for the right to assign the related ground lease without the related ground lessor's consent, in each instance if and to the extent Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis. All such Servicing Advances shall be reimbursable in the first instance from related collections from the Mortgagors, and further as provided in Section 3.02 and Section 3.05(a). No costs incurred by the Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes of this Agreement, including the Trustee's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated Principal Balances of the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit. The foregoing shall in no way limit the Master Servicer's ability to charge and collect from the Mortgagor such costs together with interest thereon.

            (d) The Master Servicer shall, as to all Mortgage Loans, establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), into which all Reserve Funds, if any, shall be deposited and retained. Withdrawals of amounts so deposited may be made (i) for the specific purposes for which the particular Reserve Funds were delivered, in accordance with the Servicing Standard and the terms of the related Mortgage Note, Mortgage and any other agreement with the related Mortgagor governing such Reserve Funds, and (ii) to pay the Master Servicer interest and investment income earned on amounts in the Reserve Accounts as described below. To the extent permitted in the applicable loan documents, funds in the Reserve Accounts may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Subject to the related loan documents, all Reserve Accounts shall be Eligible Accounts. Consistent with the Servicing Standard, the Master Servicer may waive or extend the date set forth in any agreement governing Reserve Funds by which any required repairs, capital improvements and/or environmental remediation at the related Mortgaged Property must be completed; provided that any waiver, any extension for more than 120 days and any subsequent extension may only be granted with the consent of the Special Servicer (following receipt and review by the Special Servicer of all relevant information reasonably requested by the Special Servicer).

            Section 3.04 Custodial Account, Defeasance Deposit Account, Collection Account, Interest Reserve Account and Excess Liquidation Proceeds Account. (a) The Master Servicer shall establish and maintain one or more separate accounts (collectively, the "Custodial Account"), in which the amounts described in clauses (i) through (viii) below shall be deposited and held on behalf of the Trustee in trust for the benefit of the Certificateholders. The Custodial Account shall be an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Custodial Account, within one Business Day of receipt (in the case of payments by Mortgagors or other collections on the Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by the Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due and payable on or before the Cut-off Date, which amounts shall be delivered promptly to the Depositor or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts required to be deposited in the Defeasance Deposit Account), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

            (i) all payments on account of principal of the Mortgage Loans, including Principal Prepayments, and regardless of whether those payments are made by the related Mortgagor or any related guarantor, out of any related Reserve Funds maintained for such purpose, out of collections on any related Defeasance Collateral or from any other source;

            (ii) all payments on account of interest on the Mortgage Loans, including Default Interest and Additional Interest, and regardless of whether those payments are made by the related Mortgagor or any related guarantor, out of any related Reserve Funds maintained for such purpose, out of collections on any related Defeasance Collateral or from any other source;

            (iii) all Prepayment Premiums, Yield Maintenance Charges, Prepayment of Premium Amounts, Excess Defeasance Deposit Proceeds and late payment charges received in respect of any Mortgage Loan;

            (iv) all Insurance Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan;

            (v) any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Custodial Account;

            (vi) any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard policy or a master single interest policy;

            (vii) any amounts required to be transferred from an REO Account pursuant to Section 3.16(c);

            (viii) insofar as they do not constitute Escrow Payments, any amounts paid by a Mortgagor specifically to cover items for which a Servicing Advance has been made;

            (ix) any amounts required to be transferred from the Excess Liquidation Proceeds Reserve Account; and

            (x) any amounts required to be transferred from any debt service reserve accounts with respect to the Mortgage Loans.

            The foregoing requirements for deposit in the Custodial Account shall be exclusive. Notwithstanding the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, Reserve Funds, assumption fees, assumption application fees, funds representing a Mortgagor's payment of costs and expenses associated with assumptions and defeasance, modification fees, extension fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and any similar fees that the Master Servicer or Special Servicer are entitled to as additional servicing compensation not expressly referred to in the prior paragraph need not be deposited by the Master Servicer in the Custodial Account. If the Master Servicer shall deposit in the Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Custodial Account, any provision herein to the contrary notwithstanding. The Master Servicer shall promptly deliver to the Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), all assumption fees and assumption application fees (or the applicable portions thereof) and other transaction fees received by the Master Servicer to which the Special Servicer is entitled. The Custodial Account shall be maintained as a segregated account, separate and apart from trust funds created for mortgage-backed securities of other series and the other accounts of the Master Servicer.

            Upon receipt of any of the amounts described in clauses (i) through
(iv) and (viii) above with respect to any Mortgage Loan, the Special Servicer shall promptly, but in no event later than two Business Days after receipt, remit such amounts to the Master Servicer for deposit into the Custodial Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and thereafter remitted to the Master Servicer for deposit into the Custodial Account as and to the extent provided in Section 3.16(c).

            If and when any Mortgagor under a Defeasance Loan (other than an Early Defeasance Mortgage Loan prior to the second anniversary of the Startup
Day) elects to defease all or any part of its Mortgage Loan and, pursuant to the provisions of the related loan documents, delivers cash to the Master Servicer to purchase the required Defeasance Collateral, the Master Servicer shall establish and maintain one or more separate segregated accounts (collectively, the "Defeasance Deposit Account"), in which the Master Servicer shall deposit such cash within one Business Day of receipt by the Master Servicer. The Master Servicer shall retain such cash in the Defeasance Deposit Account pending its prompt application to purchase Defeasance Collateral. The Master Servicer shall hold such cash and maintain the Defeasance Deposit Account on behalf of the Trustee to secure payment on the related Defeasance Loan. The Defeasance Deposit Account shall be an Eligible Account. To the extent permitted by law or the applicable Defeasance Loan, prior to the purchase of Defeasance Collateral, funds in the Defeasance Deposit Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall pay or cause to be paid to the related Mortgagor(s) interest, if any, earned on the investment of funds in the Defeasance Deposit Account, if required by law or the terms of the related Mortgage Loan(s).

            Notwithstanding the foregoing, in the event that the Master Servicer receives cash to purchase Defeasance Collateral for an Early Defeasance Loan that the Mortgage Loan Seller is required to repurchase pursuant to Section 2.03(d), the Master Servicer shall hold such cash on behalf of the Trust Fund until the Mortgage Loan Seller tenders the full Purchase Price in connection with such repurchase and thereafter retain such cash in the Defeasance Deposit Account pending transfer to the Mortgage Loan Seller on the date of such repurchase.

            (b) The Trustee shall establish and maintain one or more trust accounts (collectively, the "Collection Account") to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Collection Account shall be an Eligible Account. The Trustee shall establish and maintain, on a book-entry basis, the Class V Sub-Account, which sub-account shall be deemed to be held in trust for the benefit of the Holders of the Class V Certificates. The Master Servicer shall deliver to the Trustee each month on or before the Master Servicer Remittance Date therein, for deposit in the Collection Account, an aggregate amount of immediately available funds equal to the Master Servicer Remittance Amount for such Master Servicer Remittance Date, together with, in the case of the final Distribution Date, any additional amounts contemplated by the second paragraph of Section 9.01. Immediately upon deposit of the Master Servicer Remittance Amount for any Master Servicer Remittance Date into the Collection Account, any portion thereof that represents Additional Interest shall be deemed to have been deposited into the Class V Sub-Account.

            In addition, the Master Servicer shall, as and when required hereunder, deliver to the Trustee (without duplication) for deposit in the Collection Account:

            (i) any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03(a); and

            (ii) any amounts required to be deposited by the Master Servicer pursuant to Section 3.19(a) in connection with Prepayment Interest Shortfalls.

            The Trustee shall, upon receipt, deposit in the Collection Account any and all amounts received by the Trustee that are required by the terms of this Agreement to be deposited therein.

            In the event that the Master Servicer fails, on any P&I Advance Date or Master Servicer Remittance Date, to remit to the Trustee any amount(s) required to be so remitted to the Trustee hereunder by such date, the Master Servicer shall pay the Trustee, for the account of the Trustee, interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from and including that P&I Advance Date or Master Servicer Remittance Date, as the case may be, to but not including the related Distribution Date.

            On the Master Servicer Remittance Date in March of each year (commencing in March 2003), the Trustee shall transfer from the Interest Reserve Account to the Collection Account all Interest Reserve Amounts then on deposit in the Interest Reserve Account with respect to the Interest Reserve Mortgage Loans.

            As and when required pursuant to Section 3.05(d), the Trustee shall transfer monies from the Excess Liquidation Proceeds Account to the Collection Account.

            (c) The Trustee shall establish and maintain one or more accounts (collectively, the "Interest Reserve Account") to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Interest Reserve Account shall be an Eligible Account. On each Distribution Date in February and, during a year that is not a leap year, in January, prior to any distributions being made in respect of the Certificates on such Distribution Date, the Trustee shall withdraw from the Collection Account and deposit in the Interest Reserve Account with respect to each Interest Reserve Mortgage Loan, an amount equal to the Interest Reserve Amount, if any, in respect of such Interest Reserve Mortgage Loan for such Distribution Date.

            (d) If any Excess Liquidation Proceeds are received on the Mortgage Pool, the Trustee shall establish and maintain one or more accounts (collectively, the "Excess Liquidation Proceeds Account") to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account. On each Master Servicer Remittance Date, the Master Servicer shall withdraw from the Custodial Account and remit to the Trustee for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Master Servicer Remittance Date. Amounts so remitted with respect to a Loan REMIC Loan shall be deemed to have been transferred from the related Loan REMIC as a distribution with respect to the related Loan REMIC Residual Interest and a deposit to REMIC I in respect of the residual interest in REMIC I.

            (e) Funds in the Custodial Account may be invested only in Permitted Investments in accordance with the provisions of Section 3.06. Funds in the Collection Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account shall remain uninvested. The Master Servicer shall give notice to the Trustee and the Special Servicer of the location of the Custodial Account as of the Closing Date and of the new location of the Custodial Account promptly after any change thereof. As of the Closing Date, the Collection Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account shall be located at the Trustee's offices in Chicago, Illinois. The Trustee shall give notice to the Master Servicer, the Special Servicer and the Rating Agencies of any change in the location of the Collection Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account prior to any change thereof.

            Section 3.05 Permitted Withdrawals From the Custodial Account, the Collection Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account. (a) The Master Servicer may, from time to time, make withdrawals from the Custodial Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to remit to the Trustee for deposit in the Collection Account the amounts required to be so deposited pursuant to the first paragraph of
      Section 3.04(b), and any amounts that may be applied to make P&I Advances pursuant to Section 4.03(a);

            (ii) to reimburse the Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances made thereby with respect to any Mortgage Loan or REO Mortgage Loan, the Fiscal Agent's, the Trustee's and Master Servicer's, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late Collections of interest and principal (net of the related Master Servicing Fees and any related Workout Fees or Liquidation Fees) received in respect of the particular Mortgage Loan or REO Loan as to which such P&I Advance was made;

            (iii) to pay to itself earned and unpaid Master Servicing Fees in respect of each Mortgage Loan and REO Mortgage Loan; the Master Servicer's right to payment pursuant to this clause (iii) with respect to any Mortgage Loan or REO Loan being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

            (iv) to pay (A) to the Special Servicer, out of general collections on the Mortgage Loans and any REO Properties, earned and unpaid Special Servicing Fees in respect of each Mortgage Loan and REO Mortgage Loan, and
      (B) to itself, out of general collections on the Mortgage Loans and REO Properties, any Master Servicing Fee earned in respect of any Mortgage Loan or REO Mortgage Loan that remains unpaid in accordance with clause
      (iii) above following a Final Recovery Determination made with respect to such Mortgage Loan or the related REO Property and the deposit into the Custodial Account of all amounts received in connection therewith;

            (v) to pay the Special Servicer (or, if applicable, a predecessor Special Servicer) any earned and unpaid Workout Fees and Liquidation Fees in respect of each Mortgage Loan, Corrected Mortgage Loan and/or REO Mortgage Loan, as applicable, in the amounts and from the sources specified in Section 3.11(c);

            (vi) to reimburse the Fiscal Agent, the Trustee and itself, in that order, for any unreimbursed Servicing Advances made thereby with respect to any Mortgage Loan or REO Property, the Fiscal Agent's, the Trustee's and the Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being limited to payments made by the related Mortgagor that are allocable to such Servicing Advance, or to Liquidation Proceeds, Insurance Proceeds (net of Liquidation Fees and Liquidation Expenses payable therefrom), and, if applicable, REO Revenues received in respect of the particular Mortgage Loan or REO Property as to which such Servicing Advance was made;

            (vii) to reimburse the Fiscal Agent, the Trustee and itself, in that order, out of general collections on the Mortgage Loans and any REO Properties, for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances;

            (viii) to pay the Fiscal Agent, the Trustee, itself and the Special Servicer, in that order, any interest accrued and payable in accordance with Section 3.11(g) and 4.03(d), as applicable, on any Advance made thereby, the Fiscal Agent's, the Trustee's, the Master Servicer's and the Special Servicer's respective rights to payment pursuant to this clause
      (viii) with respect to interest on any such Advance being permitted to be satisfied (A) first, out of Default Charges collected on or in respect of the related Mortgage Loan or REO Mortgage Loan, as the case may be, as to which the related Advance was made, as and to the extent contemplated by
      Section 3.25, and (B) then, to the extent that such Default Charges described in the immediately preceding clause (A) are insufficient, but only after such Advance has been reimbursed, out of general collections on the Mortgage Loans and any REO Properties if such Advance has been reimbursed on a prior date;

            (ix) to pay any unpaid expense that would otherwise become an Additional Trust Fund Expense (other than interest accrued on Advances, which is payable pursuant to clause (viii) above, and other than Special Servicing Fees, Liquidation Fees and Workout Fees), such payment to be made out of Default Charges collected on or in respect of the related Mortgage Loan or REO Mortgage Loan, as to which such expense was incurred, and as to the extent contemplated by Section 3.25.

            (x) to pay, out of general collections on the Mortgage Loans and any REO Properties, for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) (including the costs of environmental testing and remediation);

            (xi) to pay itself, as additional servicing compensation in accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in the Custodial Account as provided in Section 3.06(b), but only to the extent of the Net Investment Earnings with respect to the Custodial Account for any Collection Period, (B) Prepayment Interest Excesses collected on the Mortgage Pool and (C) Net Default Charges that accrued in respect of Mortgage Loans that are not Specially Serviced Mortgage Loans, and to pay the Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), Net Default Charges that accrued in respect of Specially Serviced Mortgage Loans and REO Mortgage Loans;

            (xii) to pay, out of general collections on the Mortgage Loans and any REO Properties, for the cost of an independent appraiser or other expert in real estate matters retained pursuant to Section 3.09(a), 3.11(h), 3.18(g) or 4.03(c);

            (xiii) to pay itself, the Special Servicer, the Depositor, or any of their respective members, managers, directors, officers, employees and agents, as the case may be, out of general collections on the Mortgage Loans and any REO Properties, any amounts payable to any such Person pursuant to Section 6.03;

            (xiv) to pay, out of general collections on the Mortgage Loans and any REO Properties, for (A) the cost of the Opinion of Counsel contemplated by Section 11.02(a) and (B) the cost of an Opinion of Counsel contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders;

            (xv) to pay itself, the Special Servicer, the Depositor, any Controlling Class Certificateholder or any other Person, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase;

            (xvi) to pay, in accordance with Section 3.11(i), out of general collections on the Mortgage Loans and any REO Properties, any servicing expenses, that would, if advanced, constitute Nonrecoverable Servicing Advances;

            (xvii) on each Master Servicer Remittance Date, to transfer Excess Liquidation Proceeds in respect of the Mortgage Pool to the Trustee, for deposit in the Excess Liquidation Proceeds Account, in accordance with
      Section 3.04(d); and

            (xviii) to clear and terminate the Custodial Account at the termination of this Agreement pursuant to Section 9.01.

            The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from the Custodial Account pursuant to clauses
(ii) through (xvii) above.

            The Master Servicer shall pay to the Special Servicer (or to third party contractors at the direction of the Special Servicer), the Trustee or the Fiscal Agent from the Custodial Account, amounts permitted to be paid to the Special Servicer (or to any such third party contractor), the Trustee or the Fiscal Agent therefrom promptly upon receipt of a written statement of a Servicing Officer of the Special Servicer or of a Responsible Officer of the Trustee or the Fiscal Agent describing the item and amount to which the Special Servicer (or such third party contractor), the Trustee or the Fiscal Agent, as applicable, is entitled (unless pursuant to this Agreement it is otherwise clear that the Special Servicer, the Trustee or the Fiscal Agent, as the case may be, is entitled to such amounts, in which case a written statement is not required). The Master Servicer may rely conclusively on any such written statement and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Custodial Account. With respect to each Mortgage Loan for which it makes an Advance, each of the Trustee and Fiscal Agent shall keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Custodial Account for reimbursements of Advances or interest thereon.

            (b) The Trustee may, from time to time, make withdrawals from the Collection Account for any of the following purposes (in no particular order of priority):

            (i) to make distributions to Certificateholders on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable;

            (ii) to pay the Trustee, the Fiscal Agent or any of their respective directors, officers, employees and agents, as the case may be, out of general collections on the Mortgage Loans and any REO Properties, any amounts payable or reimbursable to any such Person pursuant to Section 7.02, Section 8.05 and/or Section 8.08, as applicable;

            (iii) to pay, out of general collections on the Mortgage Loans and any REO Properties, for the cost of the Opinions of Counsel sought by the Trustee or the Tax Administrator (A) as provided in clause (iv) of the definition of "Disqualified Organization", (B) as contemplated by Sections 9.02(a)(i), 10.01(i) and 10.02(e), or (C) as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

            (iv) to pay, out of general collections on the Mortgage Loans and any REO Properties, any and all federal, state and local taxes imposed on any of the REMICs created hereunder or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Depositor, the Trustee, the Tax Administrator, the Master Servicer or the Special Servicer is liable therefor pursuant to
      Section 10.01(j) or Section 10.02(f);

            (v) to pay the Tax Administrator, out of general collections on the Mortgage Loans and any REO Properties, any amounts reimbursable to it pursuant to Section 10.01(f) or Section 10.02(b);

            (vi) to pay the Master Servicer any amounts deposited by the Master Servicer in the Collection Account in error;

            (vii) to transfer Interest Reserve Amounts in respect of the Interest Reserve Mortgage Loans to the Interest Reserve Account as and when required by Section 3.04(c); and

            (viii) to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01.

The Trustee shall be entitled to withdraw amounts from the Collection Account referred to in clauses (ii) through (vi) above prior to distributing any amounts to the Certificateholders.

            (c) On each Master Servicer Remittance Date in March (commencing in March 2003), the Trustee shall withdraw from the Interest Reserve Account and deposit in the Collection Account all Interest Reserve Amounts that have been deposited in the Interest Reserve Account in respect of the Interest Reserve Mortgage Loans during January and/or February of the same year in accordance with Section 3.04(c).

            (d) On each Master Servicer Remittance Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Collection Account, for distribution on the next following Distribution Date, an amount equal to the lesser of (i) the entire amount, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable on such Distribution Date pursuant to Sections 4.01(a) and 4.01(b) (without regard to any amounts payable to the Holders of Residual Interest Certificates), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Collection Account); provided that on the Master Servicer Remittance Date immediately prior to the Final Distribution Date, the Trustee shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Collection Account, for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account.

            Section 3.06 Investment of Funds in the Servicing Accounts, the Reserve Accounts, the Defeasance Deposit Account, the Custodial Accounts and the REO Accounts. (a) The Master Servicer may direct in writing any depository institution maintaining a Servicing Account, a Reserve Account, the Defeasance Deposit Account or a Custodial Account (each, for purposes of this Section 3.06, an "Investment Account"), and the Special Servicer may direct in writing any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), to invest, or if it is such depository institution, may itself invest, the funds held therein in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided that, in the case of any Servicing Account, any Reserve Account or the Defeasance Deposit Account, such investment direction shall be subject to the related loan documents and applicable law. Funds in the Collection Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account will remain uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicer (with respect to Permitted Investments of amounts in the Servicing Accounts, the Reserve Accounts, the Defeasance Deposit Account and the Custodial Accounts) and the Special Servicer (with respect to Permitted Investments of amounts in the REO Accounts), on behalf of the Trustee shall (and the Trustee hereby designates the Master Servicer and the Special Servicer, as applicable, as the Person that shall) (i) be the "entitlement holder" of any Permitted Investment that is a "security entitlement" and (ii) maintain "control" of any Permitted Investment that is either a "certificated security" or an "uncertificated security" or "deposit account". For purposes of this Section 3.06(a), (i) the terms "entitlement holder", "security entitlement", "control" (except with respect to deposit accounts), "certificated security" and "uncertificated security" shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and the terms "control" (with respect to deposit account) and "deposit account" shall have the meanings given such terms in Revised Article 9 (1998 Revision) of the UCC, and (ii) "control" of any Permitted Investment in any Investment Account by the Master Servicer or the Special Servicer shall constitute "control" by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC or Revised Article 9 (1998 Revision) of the UCC, as applicable. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of the Custodial Accounts, the Servicing Accounts, the Reserve Accounts and the Defeasance Deposit Account), or the Special Servicer (in the case of the REO Accounts) shall:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to at least the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder promptly upon determination by the Master Servicer or the Special Servicer, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) Whether or not the Master Servicer directs the investment of funds in any of the Servicing Accounts, the Reserve Accounts, the Defeasance Deposit Account or the Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each such Investment Account for each Collection Period (and, in the case of Servicing Accounts, Reserve Accounts and the Defeasance Deposit Account, to the extent not otherwise payable to Mortgagors under applicable law or the related loan documents), shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to its withdrawal in accordance with Section 3.03(a), 3.03(d), 3.04(a) or 3.05(a), as applicable. Whether or not the Special Servicer directs the investment of funds in either of the REO Accounts, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the Master Servicer (in the case of (i) the Servicing Accounts, the Reserve Accounts and the Defeasance Deposit Account (except to the extent that any investment of funds with respect thereto is at the direction of a Mortgagor in accordance with the related loan documents or applicable law) and (ii) the Custodial Accounts) and the Special Servicer (in the case of the REO Accounts) shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such Investment Account for such Collection Period. Notwithstanding any of the foregoing provisions of this
Section 3.06, no party shall be required under this Agreement to deposit any loss on a deposit of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company with which such deposit was maintained so long as such depository institution or trust company (i) satisfied the conditions set forth in the definition of "Eligible Account" at the time such deposit was made and also as of a date no earlier than 30 days prior to the insolvency and (ii) is not an affiliate of the Master Servicer or Special Servicer, as the case may be.

            (c) Except as expressly provided otherwise in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and subject to Section 8.02, upon the request of Certificateholders entitled to a majority of the Voting Rights allocated to a Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (c)  [Reserved].

            (d) Notwithstanding the investment of funds held in any Investment Account, for purposes of the calculations hereunder, including the calculation of the Available Distribution Amount and the Master Servicer Remittance Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

            Section 3.07 Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) The Master Servicer (with respect to Loans that are not Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall use reasonable efforts, consistent with the Servicing Standard, to cause to be maintained for each Mortgaged Property all insurance coverage as is required under the related Mortgage (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default; provided that the Master Servicer shall not permanently waive any such insurance requirement by reason of such exception); provided that if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the Master Servicer or Special Servicer, as the case may be, shall exercise such discretion in a manner consistent with the Servicing Standard; and provided, further, that, if and to the extent that a Mortgage so permits, the Master Servicer or Special Servicer, as the case may be, shall use reasonable efforts to require the related Mortgagor to obtain the required insurance coverage from Qualified Insurers that have a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency); and provided, further, that the Master Servicer shall obtain or cause to be maintained for any such Mortgaged Property any such insurance that the related Mortgagor is required but fails to maintain, but only to the extent that the Trust has an insurable interest, and such insurance is available at a commercially reasonable rate as determined in accordance with the Servicing Standard. In addition, with respect to coverage for acts of terrorism, the Master Servicer will not be required to maintain such coverage if the risks and costs associated with obtaining or maintaining such coverage outweigh the benefits to the Trust of obtaining or maintaining such coverage, as determined by the Master Servicer in accordance with the Servicing Standard. Upon request, the Master Servicer shall provide to the Rating Agencies or the Controlling Class Representative in a timely manner such information as the Rating Agencies or the Controlling Class Representative may reasonably request relating to the extent of insurance coverage maintained for acts of terrorism with respect to each of the Mortgage Loans. Any Controlling Class Certificateholder may request that earthquake insurance be secured for one or more Mortgaged Properties by the related Mortgagor, to the extent such insurance may reasonably be obtained and provided the related loan documents and applicable law give the mortgagee the right to request such insurance coverage and such loan documents require the Mortgagor to obtain earthquake insurance at the request of the mortgagee. Subject to Section 3.17(a), the Special Servicer, in accordance with the Servicing Standard, shall also cause to be maintained for each REO Property no less insurance coverage than was previously required of the Mortgagor under the related Mortgage; provided that such insurance is available at commercially reasonable rates as determined in accordance with the Servicing Standard. In addition, with respect to coverage for acts of terrorism, the Special Servicer will not be required to maintain such coverage if the risks and costs associated with obtaining or maintaining such coverage outweigh the benefits to the Trust of obtaining or maintaining such coverage, as determined by the Special Servicer in accordance with the Servicing Standard; and provided, further, that all such insurance shall be obtained from Qualified Insurers that, if they are providing casualty insurance, shall have a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency). All such insurance policies shall contain (if they insure against loss to property and do not relate to an REO Property) a "standard" mortgagee clause, with loss payable to the Master Servicer (in the case of insurance maintained in respect of Loans, including Specially Serviced Mortgage Loans), and shall be in the name of the Special Servicer (in the case of insurance maintained in respect of REO Properties), on behalf of the Trustee; and, in each case, such insurance shall be issued by a Qualified Insurer. Any amounts collected by the Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard) shall be deposited in the applicable Custodial Account in accordance with Section 3.04(a) in the case of amounts received in respect of a Mortgage Loan, or in the applicable REO Account in accordance with Section 3.16(b), in the case of amounts received in respect of an REO Property. Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance (including any earthquake insurance maintained at the request of a Controlling Class Certificateholder) shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan or REO Loan, notwithstanding that the terms of such loan so permit, but shall be recoverable by the Master Servicer as a Servicing Advance.

            (b) If either the Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy insuring against hazard losses on all of the Mortgage Loans and/or REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified Insurer having (or whose obligations are guaranteed or backed, in writing, by an entity having) a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2 from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency), and (ii) provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties and/or REO Properties. Such blanket policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property an individual hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such individual policy, promptly deposit into the Custodial Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and the Certificateholders claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            If the Master Servicer shall cause any Mortgaged Property or the Special Servicer shall cause any REO Property to be covered by a master force placed insurance policy naming the Master Servicer or the Special Servicer, as applicable, on behalf of the Trustee as the loss payee or insured, as applicable, then to the extent such policy (i) is obtained from a Qualified Insurer that possesses (or whose obligations are guaranteed or backed, in writing, by an entity having) a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency) and (ii) provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer, as applicable, shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on such Mortgaged Property (in the case of the Master Servicer) or REO Property (in the case of the Special Servicer). If the Master Servicer shall cause any Mortgaged Property as to which the related Mortgagor has failed to maintain the required insurance coverage, or the Special Servicer shall cause any REO Property, to be covered by such master single interest insurance policy, then the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) paid by the Master Servicer or the Special Servicer, as applicable, shall constitute a Servicing Advance. The Master Servicer shall, consistent with the Servicing Standard and the terms of the related loan documents, pursue the related Mortgagor for the amount of such incremental costs. Such master force placed insurance policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property an individual hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such individual policy, promptly deposit into the Custodial Account from its own funds the amount not otherwise payable under the master single interest policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such master force placed insurance policy in a timely fashion in accordance with the terms of such policy.

            (c) Subject to the third paragraph of this Section 3.07(c), each of the Master Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement in which Specially Serviced Mortgage Loans and/or REO Properties are part of the Trust Fund) keep in force with Qualified Insurers having (or whose obligations are guaranteed or backed by entities having) a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency), a fidelity bond, which fidelity bond shall be in such form and amount as would permit it to be a qualified Fannie Mae or FHLMC (Freddie Mac) seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause an Adverse Rating Event (as evidenced in writing from each Rating Agency). Each of the Master Servicer and the Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be.

            Subject to the third paragraph of this Section 3.07(c), each of the Master Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement in which Specially Serviced Mortgage Loans and/or REO Properties are part of the Trust Fund) also keep in force with Qualified Insurers having (or whose obligations are guaranteed or backed, in writing, by entities having) a "claims paying ability" or "financial strength" rating, as applicable, of at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency), a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers, employees and agents in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified Fannie Mae or FHLMC (Freddie Mac) seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause an Adverse Rating Event (as evidenced in writing from each Rating Agency). Each of the Master Servicer and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be.

            Notwithstanding the foregoing, for so long as the long-term debt obligations of the Master Servicer or Special Servicer, as the case may be (or, in the case of the initial Master Servicer and Special Servicer, their respective direct or indirect parent), are rated at least "A2" from Moody's and "A" from Fitch and S&P (or, in the case of any Rating Agency, such lower rating as will not result in an Adverse Rating Event, as evidenced in writing by such Rating Agency), such Person may self-insure with respect to the risks described in this Section 3.07(c).

            Section 3.08 Enforcement of Alienation Clauses. (a) In the event that the Master Servicer receives a request from a Mortgagor pursuant to the provisions of any Mortgage Loan (other than a Specially Serviced Mortgage Loan) that expressly permit, with the lender's consent, subject to the conditions described in the loan documents, the transfer of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person or transfers of certain interests in such Mortgagor, the Master Servicer shall promptly obtain relevant information for purposes of evaluating such request. If the Master Servicer recommends to approve such transfer and/or assumption, the Master Servicer shall promptly provide to the Special Servicer a written copy of such recommendation (which shall include the reason therefor) and the materials upon which such recommendation is based and the Special Servicer shall provide a written copy of such recommendation and materials to the Controlling Class Representative. The Special Servicer shall have the right hereunder, within 10 Business Days of receipt of such recommendation and supporting materials and any other materials reasonably requested by the Special Servicer, to reasonably withhold or, subject to Section 3.08(d) and Section 6.08, grant consent to any such request for such transfer and/or assumption in accordance with the terms of the Mortgage Loan and this Agreement, including, without limitation, the Servicing Standard. If the Special Servicer does not respond within such 10 Business Day period, the Special Servicer's consent shall be deemed granted. The Controlling Class Representative shall have the right, within five business days following a response from the Special Servicer or the expiration of the 10 Business Day period, to analyze and approve the recommendation of the Special Servicer. If the Controlling Class Representative does not respond within such five business days, the action proposed by the Special Servicer shall be deemed granted. If the Special Servicer consents or is deemed to have consented to such proposed transfer and/or assumption, the Master Servicer shall process such request of the related Mortgagor; and, in the case of a transfer of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person, the Master Servicer shall be authorized to enter into an assumption or substitution agreement with the Person, which shall be a Single Purpose Entity, to whom the related Mortgaged Property has been or is proposed to be conveyed and/or release the original Mortgagor from liability under the related Mortgage Loan and substitute as obligor thereunder the Person to whom the related Mortgaged Property has been or is proposed to be conveyed; provided, however, that the Master Servicer shall not enter into any such agreement to the extent that any terms thereof would result in an Adverse REMIC Event or Adverse Grantor Trust Event or create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. The Master Servicer shall notify the Trustee, the Special Servicer and each Rating Agency of any assumption or substitution agreement executed pursuant to this Section 3.08(a) and shall forward thereto a copy of such agreement together with any relevant supporting documentation. The Master Servicer shall be entitled (as additional servicing compensation) to 50% of each assumption fee and 100% of each assumption application fee, for approving a transfer of a Mortgaged Property or an interest in a Mortgagor collected from a Mortgagor in connection with an assumption or substitution agreement executed pursuant to this Section 3.08(a) or a transfer of interest in a Mortgagor approved pursuant to this Section 3.08(a), and the Special Servicer shall be entitled (as additional special servicing compensation) to the remaining 50% of each such assumption fee. The Master Servicer shall not be permitted to waive the payment of any such fee. Further, subject to the terms of the related loan documents and applicable law, no assumption of a Mortgage Loan shall be made or transfer of interest in a Mortgagor approved, unless all costs, including in connection with seeking Rating Agency confirmation (to the extent required under the related loan documents or this Agreement), in respect of such assumption or transfer are paid by the related Mortgagor; provided that, if and to the extent that Rating Agency confirmation is required by the related loan documents in connection with an assumption, but the costs associated therewith and any other costs associated with such assumption are not collected from the related Mortgagor, subject to the limitations described in Section 2.03(e), such unpaid costs shall be satisfied by the Mortgage Loan Seller out of its own funds without right of reimbursement from the Trust Fund.

            (b) With respect to a transfer and assumption of a Specially Serviced Mortgage Loan, if any Mortgage contains restrictions on transfers of the related Mortgaged Property and/or transfers of interests in the related Mortgagor, then the Special Servicer, on behalf of the Trust, and not the Master Servicer, shall, to the extent permitted by applicable law, enforce such restrictions, unless the Special Servicer has determined, in its reasonable, good faith judgment, that waiver of such restrictions would be in accordance with the Servicing Standard (as evidenced by an Officer's Certificate setting forth the basis for such determination delivered, together with any relevant supporting documentation in respect thereof, to the Trustee, and the Controlling Class Representative; provided that any such waiver of such restrictions shall be subject to Section 3.08(d) and Section 6.08. If the Master Servicer receives a request for consent to a transfer and assumption of a Specially Serviced Mortgage Loan, the Master Servicer shall immediately notify the Special Servicer of such request and deliver to the Special Servicer the Mortgage File (or a copy thereof) (to the extent not already delivered) and such other documents that the Master Servicer shall have received regarding the proposed transfer and assumption. Upon consent by the Special Servicer to any proposed transfer of a Mortgaged Property and assumption by the proposed transferee of the Mortgage Loan pursuant to this Section 3.08(b), the Special Servicer shall process the request of the related Mortgagor for such transfer and assumption and shall be authorized to enter into an assumption or substitution agreement with the Person, which shall be a Single Purpose Entity, to whom the related Mortgaged Property has been or is proposed to be conveyed and/or release the original Mortgagor from liability under the related Mortgage Loan and substitute as obligor thereunder the Person to whom the related Mortgaged Property has been or is proposed to be conveyed; provided, however, that the Special Servicer shall not enter into any such agreement to the extent that any terms thereof would result in an Adverse REMIC Event or Adverse Grantor Trust Event or create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. The Special Servicer shall notify the Trustee, the Master Servicer and each Rating Agency of any assumption or substitution agreement executed pursuant to this Section 3.08(b) and shall forward thereto a copy of such agreement. The Special Servicer shall be entitled (as additional special servicing compensation) to 100% of any assumption fee and/or assumption application fee collected from a Mortgagor in connection with an assumption or substitution agreement executed pursuant to this Section 3.08(b). The Master Servicer shall not be permitted to waive the payment of any such fee. Further, subject to the terms of the related loan documents and applicable law, no assumption of a Mortgage Loan shall be made unless all costs, including in connection with seeking Rating Agency confirmation (to the extent required under the related loan documents or this Agreement), in respect of such assumption or transfer are paid by the related Mortgagor; provided that, if and to the extent that Rating Agency confirmation is required by the related loan documents in connection with an assumption, but the costs associated therewith and any other costs associated with such assumption or transfer are not collected from the related Mortgagor, subject to the limitations described in Section 2.03(e), such unpaid costs shall be satisfied by the Mortgage Loan Seller out of its own funds without right of reimbursement from the Trust Fund. In addition, the Master Servicer, in connection with any consent to an assumption shall confirm that all documents identified in Section 2.03, the absence of which would constitute a Material Document Defect, are included in the related Mortgage File and that the related Mortgage Loan is in compliance with all requirements under the related loan documents, including any financial reporting and reserve requirements.

            (c) With respect to all Loans, the Special Servicer on behalf of the Trustee as the mortgagee of record shall, to the extent permitted by applicable law, enforce the restrictions contained in the related loan documents on further encumbrances of the related Mortgaged Property, unless the Special Servicer has determined, in its reasonable, good faith judgment, that waiver of such restrictions would be in accordance with the Servicing Standard (as evidenced by an Officer's Certificate setting forth the basis for such determination delivered to the Trustee, the Master Servicer, the Controlling Class Representative and each Rating Agency); provided that any such waiver of such restrictions shall be subject to Section 3.08(d) and Section 6.08. Whenever the Master Servicer becomes aware of a further encumbrance on a Mortgaged Property, or becomes aware that there is going to be a further encumbrance on a Mortgaged Property, the Master Servicer shall immediately notify the Special Servicer of such further encumbrance and deliver to the Special Servicer all documents and records (or copies thereof) in the Master Servicer's possession regarding the further encumbrance and such other documents (or copies thereof) regarding the Loan as the Special Servicer shall reasonably require in order to consider the request. To the extent permitted by the applicable loan documents and applicable law, the Special Servicer may charge and retain in full, the related Mortgagor a fee in connection with any enforcement or waiver contemplated in this subsection (c).

            (d)  Notwithstanding anything to the contrary contained in this
Section 3.08, if (i) the then unpaid principal balance of the subject Mortgage Loan is at least equal to $20,000,000 or (ii) the subject Mortgage Loan is one of the ten largest Mortgage Loans based on the then outstanding principal balance, neither the Master Servicer nor the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall waive any restrictions contained in the related Mortgage on transfers of the related Mortgaged Property or on transfers of interests in the related Mortgagor, unless the Master Servicer or the Special Servicer, as the case may be, shall have received prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event. In addition, notwithstanding anything to the contrary contained in this
Section 3.08, neither the Master Servicer nor the Special Servicer shall in any event waive any restrictions contained in any Mortgage on further encumbrances of the related Mortgaged Property, unless the Special Servicer shall have received prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event. In connection with any request for rating confirmation from a Rating Agency pursuant to this Section 3.08(d), the Master Servicer or the Special Servicer, as the case may be, shall deliver a copy of such documentation and any relevant information in its possession with respect to such action as such Rating Agency may request. Further, subject to the terms of the related loan documents and applicable law, no waiver of a restriction contained in the related Mortgage on transfers of the related Mortgaged Property or interests in the related Mortgagor in respect of a Mortgage Loan with an unpaid principal balance of at least $20,000,000 or on further encumbrances thereof may be waived by the Master Servicer or the Special Servicer unless all costs, including in connection with seeking Rating Agency confirmation (to the extent required under the loan documents or this Agreement), in respect of a waiver are paid by the related Mortgagor; provided that, if and to the extent that costs associated with seeking Rating Agency confirmation and any other costs associated with a waiver of a restriction on transfers of the related Mortgaged Property, on transfers of interests in the related Mortgagor and on further encumbrances are not collected from the related Mortgagor, subject to the limitations described in Section 2.03, such unpaid costs shall be satisfied by the Mortgage Loan Seller out of its own funds without right of reimbursement from the Trust Fund.

            Section 3.09 Realization Upon Defaulted Loans; Required Appraisals; Appraisal Reduction Calculation. (a) The Special Servicer shall, subject to Sections 3.09(b), 3.09(c), 3.09(d) and 6.08, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20; provided that neither the Master Servicer nor the Special Servicer shall, with respect to any ARD Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Additional Interest (other than the making of requests for its collection) unless (i) the taking of an enforcement action with respect to the payment of other amounts due under such ARD Loan is, in the good faith and reasonable judgment of the Special Servicer, consistent with the Servicing Standard or (ii) all other amounts due under such ARD Loan have been paid, the payment of such Additional Interest has not been forgiven in accordance with
Section 3.20 and, in the good faith and reasonable judgment of the Special Servicer, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated interest accrued on Advances. Subject to Section 3.11(h), the Special Servicer shall request the Master Servicer to advance all costs and expenses incurred by it in any such proceedings, and the Master Servicer shall be entitled to reimbursement therefor as provided in
Section 3.05(a). Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in its reasonable and good faith judgment taking into account the factors described in Section 3.18 and the results of any appraisal obtained as provided below in this Section 3.09, all such bids to be made in a manner consistent with the Servicing Standard.

            If and when the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Specially Serviced Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may have an appraisal performed with respect to such property by an Independent Appraiser or other expert in real estate matters, which appraisal shall take into account the factors specified in
Section 3.18, and the cost of which appraisal shall be covered by, and be reimbursable as, a Servicing Advance. If any Mortgage Loan becomes a Required Appraisal Loan, then the Special Servicer shall (i) obtain or conduct, as applicable, a Required Appraisal within 120 days of such Mortgage Loan's becoming a Required Appraisal Loan (unless a Required Appraisal was obtained or conducted, as applicable, with respect to such Required Appraisal Loan within the prior 12 months (or in the case a Mortgage Loan becomes a Required Appraisal Loan due to the modification of any monetary terms of the related Mortgage Loan, within the prior 6 months) and the Special Servicer reasonably believes, in accordance with the Servicing Standard, that no material change has subsequently occurred with respect to the related Mortgaged Property that would draw into question the applicability of such Required Appraisal) and (ii) obtain or conduct, as applicable, an update of the prior Required Appraisal once every 12 months thereafter for so long as such Mortgage Loan or any successor REO Loan, as the case may be, remains a Required Appraisal Loan. The Special Servicer shall deliver copies of all such Required Appraisals and updated Required Appraisals to the Trustee, the Master Servicer, in each such case, promptly following the Special Servicer's receipt of the subject item, and to the Controlling Class Representative upon request, and based thereon, the Special Servicer shall calculate and notify the Trustee, the Master Servicer and the Controlling Class Representative of any resulting Appraisal Reduction Amount. Such calculations by the Special Servicer shall be reviewed and confirmed by the Master Servicer, provided that the Master Servicer may rely on any information provided by the Special Servicer. The Master Servicer shall advance the cost of each such Required Appraisal and updated Required Appraisal; provided, however, that such expense will be subject to reimbursement to the Master Servicer as a Servicing Advance out of the related Custodial Account pursuant to Section 3.05(a). At any time that any Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, the Controlling Class Representative may, at its own expense, obtain and deliver to the Master Servicer, the Special Servicer and the Trustee an appraisal that satisfies the requirements of a "Required Appraisal", and upon the written request of the Controlling Class Representative, the Special Servicer shall recalculate (and shall be obligated to recalculate annually thereafter) the Appraisal Reduction Amount in respect of such Required Appraisal Loan based on the appraisal delivered by the Controlling Class Representative and shall notify the Trustee, the Master Servicer and the Controlling Class Representative of such recalculated Appraisal Reduction Amount.

            (b) Notwithstanding any other provision of this Agreement, no Mortgaged Property shall be acquired by the Special Servicer as part of the Trust Fund under such circumstances, in such manner or pursuant to such terms as would, in the reasonable, good faith judgment of the Special Servicer (exercised in accordance with the Servicing Standard), (i) cause such Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO Property that is not treated as "foreclosure property" and that is held by REMIC I or a Loan REMIC at any given time constitutes not more than a de minimis amount of the assets of REMIC I or any Loan REMIC, as the case may be, within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by
Section 3.17(a), subject the Trust Fund to the imposition of any federal income taxes under the Code. Subject to the foregoing, however, a Mortgaged Property may be acquired through a single member limited liability company if the Special Servicer determines that such an action is appropriate to protect the Trust from any potential liability.

            In addition, the Special Servicer shall not acquire any personal property pursuant to this Section 3.09 (with the exception of cash or cash equivalents pledged as collateral for a Mortgage Loan) unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

            (ii) the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be covered by, and be reimbursable as, a Servicing Advance made by the Master Servicer) to the effect that the holding of such personal property as part of the Trust Fund will not cause the imposition of a tax on any REMIC Pool under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (c) Notwithstanding the foregoing provisions of this Section 3.09, neither the Master Servicer nor the Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law (a "potentially responsible party"), unless such action is consistent with Section
6.08 and the Special Servicer has previously determined (as evidenced by an Officer's Certificate to such effect delivered to the Trustee that shall specify all of the bases for such determination), based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person, who regularly conducts Environmental Assessments, within twelve months prior to any such acquisition of title or other action (a copy of which Environmental Assessment shall be delivered to the Trustee and the Master Servicer), that:

            (i) the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that acquiring such Mortgaged Property and taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than not acquiring such Mortgaged Property and not taking such actions; and

            (ii) there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that acquiring such Mortgaged Property and taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than not acquiring such Mortgaged Property and not taking such actions.

            The Special Servicer shall undertake good faith reasonable efforts to make the determination referred to in the preceding paragraph and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental Assessment shall be withdrawn and paid from the Custodial Account; and if any such Environmental Assessment so warrants, the Special Servicer shall perform or cause to be performed such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied (the cost of any such additional testing also to be covered by, and reimbursable as, a Servicing Advance). The cost of any remedial, corrective or other further action contemplated by clause
(i) and/or clause (ii) of the preceding paragraph, shall be payable out of the related Custodial Account pursuant to Section 3.05.

            (d) If the environmental testing contemplated by Section 3.09(c) above establishes that any of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan, the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding to acquire title to the Mortgaged Property). At such time as it deems appropriate, the Special Servicer may, on behalf of the Trust, subject to
Section 6.08, release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that, if such Mortgage Loan has a then outstanding principal balance greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Controlling Class Representative, the Trustee and the Master Servicer in writing of its intention to so release all or a portion of such Mortgaged Property and the bases for such intention, and (ii) the Controlling Class Representative shall not have objected to such release within 30 days of such notice and if the Controlling Class Representative shall have objected, such objection, in the Special Servicer's good faith judgment, was inconsistent with the Servicing Standard.

            (e) The Special Servicer shall report to the Master Servicer and the Trustee monthly in writing as to any actions taken by the Special Servicer with respect to any Mortgaged Property that represents security for a Defaulted Mortgage Loan as to which the environmental testing contemplated in Section 3.09(c) above has revealed that any of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related Mortgage on such Mortgaged Property.

            (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the affected Loan permit such an action, and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable (the cost of which undertaking shall be covered by, and be reimbursable as, a Servicing Advance).

            (g) The Special Servicer shall, with the reasonable cooperation of the Master Servicer, prepare and file information returns with respect to the receipt of mortgage interest received with respect to any Mortgaged Property required by Section 6050H of the Code and the reports of foreclosures and abandonments of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050J and 6050P of the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J and 6050P of the Code.

            (h) As soon as the Special Servicer makes a Final Recovery Determination with respect to any Mortgage Loan or REO Property, it shall promptly notify the Trustee and the Master Servicer. The Special Servicer shall maintain accurate records, signed by a Servicing Officer, of each such Final Recovery Determination (if any) and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer's Certificate delivered to the Trustee and the Master Servicer no later than the tenth Business Day following such Final Recovery Determination.

            Section 3.10 Trustee and Custodian to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer or the Special Servicer, as applicable, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the appropriate Custodial Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the Master Servicer or Special Servicer, as applicable, and shall deliver to the Master Servicer or Special Servicer, as applicable, such release or discharge, duly executed. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or any Custodial Account.

            (b) If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, the Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), the Trustee, upon request of the Master Servicer and receipt from the Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such Mortgage File (or such portion thereof) to the Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or such portion thereof) to the Trustee or related Custodian, or the delivery to the Trustee of a certificate of a Servicing Officer of the Special Servicer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the related Custodial Account pursuant to Section 3.04(a) have been or will be so deposited, or that the related Mortgaged Property has become an REO Property, the Request for Release shall be released by the Trustee or related Custodian to the Master Servicer or the Special Servicer, as applicable.

            (c) Within three Business Days (or within such shorter period as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee (on behalf of the Certificateholders) based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or REO Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, the Master Servicer or the Special Servicer. Together with such documents or pleadings, the Special Servicer shall deliver to the Trustee a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee (on behalf of the Certificateholders) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name without indicating the Master Servicer's or Special Servicer's, as applicable, representative capacity, or (ii) take any action that actually causes, the Trustee to be registered to do business in any state.

            Section 3.11 Servicing Compensation; Payment of Expenses; Certain Matters Regarding Servicing Advances. (a) As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each Mortgage Loan and REO Loan. As to each Mortgage Loan and REO Loan, the Master Servicing Fee shall: (i) accrue from time to time at the related Master Servicing Fee Rate on the same principal amount as interest accrues from time to time on such Mortgage Loan or is deemed to accrue from time to time on such REO Loan; and (ii) be calculated on a 30/360 Basis (or, in the event that a Principal Prepayment in full or other Liquidation Event shall occur with respect to a Mortgage Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Master Servicing Fee with respect to any Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Loan. The Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or REO Loan out of that portion of related Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a). The right to receive the Master Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer's responsibilities and obligations under this Agreement.

            (b) Additional servicing compensation in the form of (i) Net Default Charges, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds, and any similar fees (excluding Prepayment Premiums and Yield Maintenance Charges), in each case to the extent actually paid by a Mortgagor with respect to any Mortgage Loan and accrued during the time that such Mortgage Loan was not a Specially Serviced Mortgage Loan, (ii) 100% of each modification fee, extension fee, earn-out fee or other fee actually paid by a Mortgagor with respect to a modification, extension, waiver or amendment agreed to by the Master Servicer pursuant to
Section 3.20(c), in connection with any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a non-Specially Serviced Mortgage Loan, or otherwise in connection with the servicing of such Mortgage Loan (excluding Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts and Excess Defeasance Deposit Proceeds) if the approval or consent of the Special Servicer was not required in connection therewith, or 50% of such fees if the approval or consent of the Special Servicer was required in connection therewith and (iii) 50% of each assumption fee, and 100% of each assumption application fee, for approving a transfer of a Mortgaged Property or an interest in a Mortgagor, in each case actually paid by a Mortgagor with respect to any assumption or substitution agreement entered into by the Master Servicer on behalf of the Trust pursuant to Section 3.08(a) or paid by a Mortgagor with respect to any transfer of an interest in a Mortgagor pursuant to
Section 3.08(a), shall be retained by the Master Servicer or promptly paid to the Master Servicer by the Special Servicer and are not required to be deposited in any Custodial Account. The Master Servicer shall also be entitled to additional servicing compensation in the form of (i) Prepayment Interest Excesses; (ii) interest or other income earned on deposits in the Custodial Accounts in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period); and (iii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in the Servicing Accounts, the Reserve Accounts and the Defeasance Deposit Account maintained thereby (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period).

            (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO Loan. With respect to each Specially Serviced Mortgage Loan and REO Loan, for any calendar month (or portion thereof), the Special Servicing Fee shall: (i) accrue from time to time at the Special Servicing Fee Rate on the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, outstanding immediately following the Distribution Date in such calendar month; and (ii) be calculated on a 30/360 Basis (or, in the event that a Principal Prepayment in full or other Liquidation Event shall occur with respect to a Specially Serviced Mortgage Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event, in a month consisting of 30 days and, in the case of any other partial period that does not run from one Due Date to, but not including, the next Due Date, on the basis of the actual number of days in such period in a month consisting of 30 days). The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Loan. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loans and any REO Properties on deposit in the appropriate Custodial Account pursuant to Section 3.05(a).

            As further compensation for its services hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Corrected Loan. As to each Corrected Loan, the Workout Fee shall be payable from, and shall be calculated by application of the Workout Fee Rate to, all collections of principal, interest (other than Default Interest and Additional Interest), Prepayment Premiums and/or Yield Maintenance Charges received on such Mortgage Loan for so long as it remains a Corrected Loan; provided that no Workout Fee shall be payable from, or based upon the receipt of, Liquidation Proceeds collected in connection with the purchase of any such Specially Serviced Mortgage Loan or REO Property (i) by a Purchase Option Holder that is a Controlling Class Certificateholder, the Special Servicer or if the purchase is effected within 60 days of the initial Purchase Option becoming exercisable by the Mortgage Loan Seller, the Mortgage Loan Seller or any affiliate thereof, pursuant to Section 3.18, (ii) by the Depositor, the Special Servicer, a Controlling Class Certificateholder or the Master Servicer pursuant to Section 9.01, or (iii) the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement (including a repurchase of a Loan REMIC Mortgage Loan in connection with the related Mortgagor's exercise of its right to defease such Mortgage Loan prior to the second anniversary of the Startup Day), except in the case of a repurchase by the Mortgage Loan Seller of a Corrected Mortgage Loan in connection with a Material Document Defect 180 days after notice of such Defect (in which case, a workout fee (consisting of the Workout Fee paid to the Special Servicer up to the date of repurchase plus the present value (calculated at a discount rate equal to the applicable Mortgage Rate) of the Workout Fee that would have been payable to the Special Servicer in respect of such Mortgage Loan if the Mortgage Loan performed in accordance with its terms to Maturity Date), would be payable by the Mortgage Loan Seller), or (iv) in connection with the acquisition of any Specially Serviced Mortgage Loan or REO Property in exchange for all the Certificates pursuant to Section 9.01. The Workout Fee with respect to any Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when the particular Mortgage Loan again becomes a Corrected Loan. If the Special Servicer is terminated or resigns in accordance with the first sentence of the first paragraph of Section 6.04, it shall retain the right to receive any and all Workout Fees payable in respect of (i) any Mortgage Loan that became a Corrected Mortgage Loan during the period that it acted as Special Servicer and were still such at the time of such termination or resignation and (ii) any Specially Serviced Mortgage Loan for which the Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan to be a Specially Serviced Mortgage Loan such that the related Mortgagor has made at least one timely Monthly Payment as of the date of such termination or resignation and such Mortgage Loan otherwise meets the requirements of a Corrected Mortgage Loan, with the Workout Fee with respect to such Mortgage Loan payable only after such requirements have been met (and any successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

            As further compensation for its activities hereunder, the Special Servicer shall also be entitled to receive the Liquidation Fee with respect to each Specially Serviced Mortgage Loan and REO Property as to which it receives a full, partial or discounted payoff and subject to the second proviso of the next succeeding sentence each Specially Serviced Mortgage Loan and REO Property as to which it receives Liquidation Proceeds. As to each Specially Serviced Mortgage Loan or REO Property, the Liquidation Fee shall be payable from, and shall be calculated by application of the Liquidation Fee Rate to, such full, partial or discounted payoff and/or Liquidation Proceeds (exclusive of any portion of such payoff or proceeds that represents Default Interest and/or Additional Interest) prior to the application of such Liquidation Proceeds to any distribution to the Certificateholders; provided that no Liquidation Fee shall be payable with respect to any such Specially Serviced Mortgage Loan that becomes a Corrected Loan; and provided, further, that no Liquidation Fee shall be payable from, or based upon the receipt of, Liquidation Proceeds collected in connection with the purchase of any such Specially Serviced Mortgage Loan or REO Property by (i) a Purchase Option Holder that is a Controlling Class Certificateholder, the Special Servicer or if the purchase is effected within 60 days of the initial Purchase Option becoming exercisable by the Mortgage Loan Seller, the Mortgage Loan Seller, pursuant to Section 3.18, (ii) by the Depositor, the Special Servicer, a Controlling Class Certificateholder or the Master Servicer pursuant to Section 9.01, or (iii) by the Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement (including a repurchase of a Loan REMIC Mortgage Loan in connection with the related Mortgagor's exercise of its right to defease such Mortgage Loan prior to the second anniversary of the Startup Day; but in the case of a repurchase for a Breach or Defect, only if such purchase is effected within 180 days of notice of such Breach or Defect).

            Notwithstanding anything to the contrary herein, a Liquidation Fee and a Workout Fee relating to the same Loan shall not be paid from the same proceeds with respect to such Mortgage Loan.

            The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

            (d) Additional special servicing compensation in the form of (i) Net Default Charges actually collected on the Mortgage Loans that accrued with respect to a Specially Serviced Mortgage Loan or an REO Loan and (ii) all assumption fees (or any other comparable fee relating to the transfer of a Mortgaged Property or the ownership interest in the Mortgagor, assumption application fees, other fees payable for approving a transfer of a Mortgaged Property or an interest in a Mortgagor and modification fees, extension fees, earn-out fees and other fees (excluding Yield Maintenance Charges, Prepayment Premiums, Repayment of Premium Amounts and Excess Defeasance Deposit Proceeds) actually collected on the Specially Serviced Mortgage Loans as additional servicing compensation pursuant to Section 3.11(b) and 50% of the fees described in Section 3.11(b)(ii) with respect to non-Specially Serviced Mortgage Loans if the approval or consent of the Special Servicer was required in connection therewith, shall be retained by the Special Servicer or promptly paid to the Special Servicer by the Master Servicer, as the case may be, and shall not be required to be deposited in any Custodial Account pursuant to Section 3.04(a). The Special Servicer shall also be entitled to additional special servicing compensation in the form of interest or other income earned on deposits in any of the REO Accounts, if established, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for each Collection Period).

            (e) The Master Servicer and the Special Servicer shall each be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy or master single interest policy obtained by it insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of any of the Custodial Accounts or, in the case of the Special Servicer, any of the REO Accounts, and neither the Master Servicer nor the Special Servicer shall be entitled to reimbursement for such expenses except as expressly provided in this Agreement.

            (f) If the Master Servicer is required under any provision of this Agreement to make a Servicing Advance, but does not do so within 15 days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the Master Servicer, give written notice of such failure to the Master Servicer. If such Servicing Advance is not made by the Master Servicer within one Business Day after such notice is given to the Master Servicer, then (subject to Section 3.11(h)) the Trustee shall make such Servicing Advance. If the Trustee fails to make any Servicing Advance required to be made under this Agreement, then (subject to Section 3.11(h)) the Fiscal Agent shall make such Servicing Advance within one Business Day of such failure by the Trustee and, if so made, the Trustee shall be deemed not to be in default under this Agreement.

            (g) The Master Servicer, the Trustee and the Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time accrued on the amount of each Servicing Advance made thereby (with its own funds) for so long as such Servicing Advance is outstanding, such interest to be payable: (i) out of any Default Charges collected in the related Collection Period on or in respect of the particular Mortgage Loan or REO Loan as to which such Servicing Advance relates; and (ii) to the extent that such Default Charges are insufficient, but not before the related Advance has been reimbursed pursuant to this Agreement, out of general collections on the Mortgage Loans and REO Properties on deposit in the Custodial Account. The Master Servicer shall reimburse itself, the Trustee or the Fiscal Agent, as appropriate and in accordance with Section 3.05(a) for any Servicing Advance as soon as practicable after funds available for such purpose are deposited in the related Custodial Account.

            (h) Notwithstanding anything herein to the contrary, none of the Master Servicer, the Trustee or the Fiscal Agent shall be required to make out of its own funds any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. The determination by either the Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made in accordance with the Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the Trustee and the Depositor, setting forth the basis for such determination, together with (i) a copy of the most current appraisal of the related Mortgaged Property or REO Property, as the case may be (and if conducted within the 12-month period preceding such determination, which appraisal shall have been conducted by an Independent Appraiser in accordance with the standards of the Appraisal Institute (unless the then outstanding principal balance of the related Mortgage Loan is less than or equal to $2,000,000 for which the Special Servicer may conduct an internal valuation)) and (ii) any relevant supporting documentation. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Master Servicer or the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Master Servicer has failed to make a Servicing Advance for reasons other than a determination by the Master Servicer or the Special Servicer, as applicable, that such Servicing Advance would be a Nonrecoverable Advance, the Trustee or the Fiscal Agent, as applicable, shall make such Servicing Advance within the time periods required by Section 3.11(f) unless the Trustee or the Fiscal Agent, in good faith, makes a determination that such Servicing Advance would be a Nonrecoverable Advance.

            (i) Notwithstanding anything set forth herein to the contrary, the Master Servicer shall (at the direction of the Special Servicer if a Specially Serviced Mortgage Loan or an REO Property is involved) pay directly out of the Custodial Account any servicing expense that, if advanced by the Master Servicer would constitute a Nonrecoverable Servicing Advance; provided that the Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) has determined in accordance with the Servicing Standard that making such payment, in the case of withdrawals from the Custodial Account, is in the best interests of the Certificateholders (as a collective whole), as evidenced in each case by an Officer's Certificate delivered promptly to the Trustee and the Depositor setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination. A copy of any such Officer's Certificate (and accompanying information) of the Master Servicer shall also be promptly delivered to the Special Servicer, and a copy of any such Officer's Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Master Servicer. The Master Servicer may conclusively rely on any information in this regard provided by the Special Servicer (if other than the Master Servicer or an Affiliate thereof).

            Section 3.12 Property Inspections; Collection of Financial Statements; Delivery of Certain Reports. (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after the related Mortgage Loan becomes a Specially Serviced Mortgage Loan, and annually thereafter for so long as the related Mortgage Loan remains a Specially Serviced Mortgage Loan, the cost of which shall be paid by the Master Servicer and shall be reimbursable as a Servicing Advance. In addition, the Special Servicer shall perform or cause to be performed a physical inspection of each of the REO Properties at least once per calendar year, the cost of which shall be paid by the Master Servicer and shall be reimbursable as a Servicing Advance. Beginning in 2003, in the case of each Mortgaged Property securing a non-Specially Serviced Mortgage Loan that, as of the Closing Date, had not been inspected in the 6-month period prior to such Closing Date, and in 2004 with respect to all other Mortgaged Properties securing non-Specially Serviced Mortgage Loans, the Master Servicer shall at its expense perform or cause to be performed a physical inspection of each Mortgaged Property securing such non-Specially Serviced Mortgage Loan: (i) promptly upon the decrease of the related debt service coverage ratio (computed in accordance with the related loan documents) to below 1.00x, (ii) promptly upon the related Mortgage Loan becoming 60 days or more delinquent with respect to any Monthly Payment or otherwise being in default for more than 60 days, (iii) at least once every two calendar years in the case of Mortgaged Properties securing Loans that have outstanding principal balances of (or Mortgaged Properties having allocated loan amounts of) $2,000,000 or less; and (iv) at least once every calendar year in the case of all other such Mortgaged Properties. The Master Servicer and the Special Servicer shall each promptly prepare or cause to be prepared and deliver to the Trustee and the Controlling Class Representative and each other a written report of each such inspection performed by it that sets forth in detail the condition of the Mortgaged Property and that specifies the existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which the Master Servicer or the Special Servicer, as applicable, is aware, (ii) any change in the condition or value of the Mortgaged Property that the Master Servicer or the Special Servicer, as applicable, in its reasonable, good faith judgment, considers material, or (iii) any waste committed on the Mortgaged Property. The Master Servicer and Special Servicer shall each forward copies of any such inspection reports prepared by it to the Underwriters upon request, subject to payment of a reasonable fee.

            The Special Servicer, in the case of each Specially Serviced Mortgage Loan and REO Loan, and the Master Servicer, in the case of all other Mortgage Loans, shall each, consistent with the Servicing Standard and subject to the provisions of the related loan documents, use reasonable efforts to obtain quarterly, annual and other periodic operating statements and rent rolls with respect to each of the related Mortgaged Properties and REO Properties. The Special Servicer shall, promptly following receipt, deliver copies of the operating statements and rent rolls received or obtained by it to the Master Servicer, and the Master Servicer shall promptly deliver copies of the operating statements and rent rolls received or obtained by it to the Trustee, the Special Servicer or any Controlling Class Certificateholder, in each case upon request. The Special Servicer shall, promptly following receipt, deliver copies of the materials received or obtained by it pursuant to the foregoing sentence to the Master Servicer, and the Master Servicer shall promptly deliver copies of all such materials received or obtained by it pursuant to the foregoing sentence to the Trustee, the Special Servicer and any Controlling Class Certificateholders, in each case upon request.

            Within 30 days after receipt by the Master Servicer of any annual operating statements with respect to any Mortgaged Property or REO Property, the Master Servicer shall prepare or update and forward to the Trustee a CMSA NOI Adjustment Worksheet for such Mortgaged Property or REO Property.

            The Master Servicer shall prepare and maintain one CMSA Operating Statement Analysis Report for each Mortgaged Property and REO Property. The CMSA Operating Statement Analysis Report for each Mortgaged Property and REO Property is to be updated by the Master Servicer, within 30 days after its receipt of updated operating statements for a Mortgaged Property or REO Property, as the case may be. The Master Servicer shall use the "Normalized" column from the CMSA NOI Adjustment Worksheet for any Mortgaged Property or REO Property, as the case may be, to update and normalize the corresponding annual year end information in the CMSA Operating Statement Analysis Report and shall use any annual operating statements and related data fields received with respect to any Mortgaged Property or REO Property, as the case may be, to prepare the CMSA NOI Adjustment Worksheet for such property. Copies of CMSA Operating Statement Analysis Reports and CMSA NOI Adjustment Worksheets are to be made available by the Master Servicer to the Trustee, the Special Servicer or any Controlling Class Certificateholder, in each case upon request. In addition, the Master Servicer shall also update the CMSA Operating Statement Analysis Report based on quarterly operating statements within 30 days of such receipt.

            (b) Not later than 2:00 p.m. (New York City time) on the second Business Day prior to each Determination Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer the following reports with respect to the Specially Serviced Mortgage Loans and any REO Properties, providing the required information as of the end of preceding calendar month :
(i) a CMSA Property File; and (ii) a CMSA Comparative Financial Status Report. Not later than 2:00 p.m. (New York City time) on the third Business Day prior to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Master Servicer the following reports with respect to the Specially Serviced Mortgage Loans, any REO Properties and, to the extent that the subject information relates to when they were Specially Serviced Mortgage Loans, any Corrected Loans: (i) a CMSA Delinquent Loan Status Report; (ii) an CMSA Historical Liquidation Report; (iii) an CMSA Historical Loan Modification Report; (iv) an CMSA REO Status Report; and (v) CMSA Special Servicer Defaulted Loan Report (after implementation thereof by the CMSA).

            (c) Not later than the second Business Day prior to each Distribution Date, the Master Servicer shall deliver or cause to be delivered to the Trustee: (i) the most recent CMSA Historical Loan Modification Report, CMSA Historical Liquidation Report and CMSA REO Status Report received from the Special Servicer pursuant to Section 3.12(b); (ii) the most recent CMSA Property File, CMSA Financial File, CMSA Loan Set-up File (if modified), CMSA Delinquent Loan Status Report, CMSA Comparative Financial Status Report and CMSA Special Servicer Defaulted Loan File (after implementation thereof by the CMSA) (in each case combining the reports prepared by the Special Servicer and the Master Servicer); and (iii) a CMSA Servicer Watch List with information that is current as of the related Determination Date. The Master Servicer shall include on one of such reports or in a separate report updated information as of the applicable Determination Date regarding the amount of accrued and unpaid interest on Advances in accordance with Section 3.11(g) and/or 4.03(d), such information to be presented on a loan-by-loan basis.

            (d) The Special Servicer shall deliver to the Master Servicer the reports set forth in Section 3.12(b) in an electronic format reasonably acceptable to the Special Servicer and the Master Servicer, and the Master Servicer shall deliver to the Trustee, and, upon request, the Special Servicer and any Controlling Class Certificateholder the reports set forth in Section 3.12(c) in an electronic format reasonably acceptable to the Master Servicer and the Trustee. The Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b). The Trustee may, absent manifest error, conclusively rely on the reports to be provided by the Master Servicer pursuant to Section 3.12(c) to the extent that the underlying information is solely within the control of the Master Servicer or the Special Servicer. In the case of information or reports to be furnished by the Master Servicer to the Trustee pursuant to Section 3.12(c), to the extent that such information is based on reports to be provided by the Special Servicer pursuant to Section 3.12(b) and/or that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(b), and provided that the Master Servicer and the Special Servicer are not the same Person or Affiliates, the Master Servicer shall have no obligation to provide such information or reports until it has received such information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(c) caused by the Special Servicer's failure to timely provide any report required under Section 3.12(b) of this Agreement.

            (e) The preparation and maintenance by the Master Servicer and the Special Servicer of all the reports specified in this Section 3.12, including the calculations made therein, shall be done in accordance with CMSA standards to the extent applicable thereto and in the current CMSA format as of the related Determination Date.

            Section 3.13 Annual Statement as to Compliance. Each of the Master Servicer and the Special Servicer shall deliver to the Trustee, the Depositor and each other, on or before April 30 of each year, beginning in 2003 (or, as to any such year, such earlier date as is contemplated by the last sentence of this
Section 3.13), an Officer's Certificate (the "Annual Performance Certification") stating, as to the signer thereof, that (i) a review of the activities of the Master Servicer or the Special Servicer, as the case may be, during the preceding calendar year (or, in the case of the first such certification, during the period from the Closing Date to December 31, 2002, inclusive) and, in particular, of its performance under this Agreement, has been made under such officer's supervision, (ii) based on such review, the Master Servicer or the Special Servicer, as the case may be, has fulfilled all of its material obligations under this Agreement in all material respects throughout such preceding calendar year or portion thereof (or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof), and (iii) the Master Servicer or the Special Servicer, as the case may be, has received no notice regarding the qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body (or, if it has received any such notice, specifying the details thereof). Notwithstanding the timing provided for in the first sentence of this paragraph, if (as confirmed in writing by the Depositor) the Depositor is required to file a Form 10-K with the Commission in respect of the Trust covering any particular calendar year, then the Annual Performance Certification to be delivered by each of the Master Servicer and the Special Servicer during the following year, shall be delivered on or before March 31 of such following year; and the Master Servicer and the Special Servicer are hereby notified that the Depositor is required to file a Form 10-K with the Commission in respect of the Trust covering calendar year 2002. If the Master Servicer and the Special Servicer are the same entity, such certification may be delivered as a single certificate.

            Section 3.14 Reports by Independent Public Accountants. On or before April 30 of each year, beginning in 2003 (or, as to any such year, such earlier date as is contemplated by the last sentence of this paragraph), each of the Master Servicer and the Special Servicer at its expense shall cause a firm of independent public accountants (which may also render other services to the Master Servicer or the Special Servicer) that is a member of the American Institute of Certified Public Accountants to furnish a statement (the "Annual Accountants' Report") to the Trustee, the Rating Agencies, the Depositor, the Underwriters and each other, to the effect that (i) such firm has obtained a letter of representation regarding certain matters from the management of the Master Servicer or the Special Servicer, as applicable, which includes an assertion that the Master Servicer or the Special Servicer, as applicable, has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial and multifamily mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of commercial and multifamily mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accountants rendered (within one year of such report) on the basis of examinations conducted in accordance with the same standards with respect to those sub-servicers. Notwithstanding the timing provided for in the first sentence of this paragraph, if (as confirmed in writing by the Depositor) the Depositor is required to file a Form 10-K with the Commission in respect of the Trust covering any particular calendar year, then the Annual Accountants' Report to be delivered by each of the Master Servicer and the Special Servicer during the following year, shall be delivered on or before March 31 of such following year; and the Master Servicer and the Special Servicer are hereby notified that the Depositor is required to file a Form 10-K with the Commission in respect of the Trust covering calendar year 2002. If the Master Servicer and the Special Servicer are the same entity, such report may be delivered as a single report.

            The Master Servicer and the Special Servicer, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the Depositor in connection with the Depositor's reporting requirements in respect of the Trust Fund pursuant to the Exchange Act, provided that the Master Servicer and Special Servicer shall each be entitled to charge the Depositor for any reasonable additional costs and expenses incurred in affording the Depositor such cooperation.

            Section 3.15 Access to Certain Information. xvii) Each of the Master Servicer and the Special Servicer shall afford to the Trustee, the Rating Agencies, the Depositor, and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder and Certificate Owner (identified as such to the reasonable satisfaction of the Master Servicer or the Special Servicer, as the case may be) access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be, designated by it.

            In connection with providing or granting any information or access pursuant to the prior paragraph to any regulatory authority that may exercise authority over a Certificateholder or a Certificate Owner, the Master Servicer and the Special Servicer may each require payment from the applicable Certificateholder or a Certificate Owner of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders and Certificate Owners access to the information described in the preceding paragraph, the Master Servicer and the Special Servicer shall require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates and will keep such information confidential.

            Section 3.16 Title to REO Property; REO Accounts.   (a) If title to
any REO Property is acquired, then, except as provided in the next sentence, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders. If, pursuant to Section 3.09(b), the Special Servicer formed or caused to be formed, at the expense of the Trust, a single member limited liability company (of which the Trust is the sole member) for the purpose of taking title to one or more REO Properties pursuant to this Agreement, the deed or certificate of sale with respect to any such REO Property shall be issued to such single member limited liability company. The limited liability company shall be a manager-managed limited liability company, with the Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement. The Special Servicer, on behalf of the Trust Fund, shall sell any REO Property by the end of the third calendar year following the calendar year in which REMIC I (or, if applicable, a Loan REMIC) acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies for and is granted an extension of time (an "REO Extension") by the IRS to sell such REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, the Special Servicer and the Master Servicer, to the effect that the holding by REMIC I (or, if applicable, a Loan REMIC) of such REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on "prohibited transactions" (as defined in Section 860F of the Code) of any REMIC Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding. If the Special Servicer is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell the subject REO Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence, its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, or for the creation of and the operating of a single member limited liability company, shall be covered by, and reimbursable as, a Servicing Advance to be made by the Master Servicer.

            (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur in respect of any Mortgaged Property, the Special Servicer shall establish and maintain one or more accounts (collectively, the "REO Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the related REO Account, upon receipt, all REO Revenues, Insurance Proceeds and Liquidation Proceeds received in respect of any REO Property. Funds in an REO Account (other than any such funds representing Additional Interest) may be invested in Permitted Investments in accordance with
Section 3.06. The Special Servicer shall be entitled to make withdrawals from an REO Account to pay itself, as additional special servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to such REO Account for any Collection Period). The Special Servicer shall give notice to the Trustee and the Master Servicer of the location of each REO Account, in each case when first established and of the new location of any such REO Account prior to any change thereof.

            (c) The Special Servicer shall withdraw from the related REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On the Business Day following each Determination Date, the Special Servicer shall withdraw from each REO Account and deposit into the corresponding Custodial Account (or deliver to the Master Servicer or such other Person as may be designated by the Master Servicer for deposit into the corresponding Custodial Account) the aggregate of all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that the Special Servicer may retain in an REO Account such portion of proceeds and collections in respect of any related REO Property as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital replacements and other related expenses), such reserve not to exceed an amount sufficient to cover such items to be incurred during the following twelve-month period.

            (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c). The Special Servicer shall provide the Master Servicer any information with respect to each REO Account as is reasonably requested by the Master Servicer.

            Section 3.17 Management of REO Property. (a) Prior to the acquisition of title to a Mortgaged Property, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special Servicer determines from such review in its good faith and reasonable judgment, that:

               (i) None of the income from Directly Operating such Mortgaged Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or would be subject to the tax imposed on "prohibited transactions" under Section 860F of the Code (either such tax referred to herein as an "REO Tax"), then such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property;

               (ii) Directly Operating such Mortgaged Property as REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided, that in the good faith and reasonable judgment of the Special Servicer, it is commercially feasible) acquire such Mortgaged Property as REO Property and so lease or operate such REO Property; or

               (iii) Directly Operating such property as REO Property could result in income subject to an REO Tax and, in the good faith and reasonable judgment of the Special Servicer, no commercially reasonable means exists to operate such property as REO Property without the Trust Fund incurring or possibly incurring an REO Tax on income from such property, the Special Servicer shall deliver to the Tax Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income, and, to the extent commercially feasible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Trustee shall consult with the Special Servicer and shall advise the Special Servicer of the Trust Fund's federal income tax reporting position with respect to the various sources of income that the Trust Fund would derive under the Proposed Plan. In addition, the Trustee shall (to the maximum extent possible) advise the Special Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Trustee, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

            The Special Servicer's decision as to how each REO Property shall be managed and operated shall in any event be based on the good faith and reasonable judgment of the Special Servicer as to which means would (to the extent commercially feasible) maximize the net after-tax REO Revenues received by the Trust Fund with respect to such property without materially and adversely affecting the Special Servicer's ability to promptly sell the REO Property in accordance with this Agreement and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. Both the Special Servicer and the Trustee may consult with counsel for determinations required under this Section 3.17(a). Neither the Special Servicer nor the Trustee shall be liable to the Certificateholders, the Trust Fund, the other parties hereto or each other for errors in judgment made in good faith in the reasonable exercise of their discretion while performing their respective responsibilities under this Section 3.17(b) below. Nothing in this Section 3.17(a) is intended to prevent the sale of a Defaulted Mortgage Loan or REO Property pursuant to the terms and subject to the conditions of Section 3.18 or 3.19.

            (b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect and operate such REO Property for the benefit of the Certificateholders solely for the purpose of its prompt disposition and sale in a manner that does not: (i) cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code; or
(ii) except as contemplated by Section 3.17(a), either result in the receipt by any REMIC Pool of any "income from non-permitted assets" within the meaning of
Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event or an Adverse Grantor Trust Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to any such REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

            (iii) any ground rents in respect of such REO Property; and

            (iv) all costs and expenses necessary to maintain, lease, dispose of, protect, manage, operate and restore such REO Property.

            To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such REO Property, the Special Servicer shall request the Master Servicer to make Servicing Advances in such amounts as are necessary for such purposes unless the Special Servicer determines, in accordance with the Servicing Standard, that such payment would be a Nonrecoverable Advance; provided, however, that the Master Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

            (c) Without limiting the generality of the foregoing, the Special Servicer shall not:

            (i) enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease, by its terms would give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan occurred or became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate any Mortgaged Property as REO Property on any date more than 90 days after the related REO Acquisition;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action would not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code for purposes of Section 860D(a) of the Code at any time that it is held by REMIC I (or, if applicable, a Loan REMIC), in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            (d) The Special Servicer may, and if required to prevent the REO Property from failing to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code, shall contract with any Independent Contractor for the operation and management of any REO Property, provided that:

            (i) the terms and conditions of any such contract shall not be inconsistent herewith and shall reflect an agreement reached at arm's length;

            (ii) the fees of such Independent Contractor (which shall be expenses of the Trust Fund if not paid from reserves from the REO Property) shall be reasonable and customary in consideration of the nature and locality of such REO Property;

            (iii) except as permitted under Section 3.17(a), any such contract shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay out of related REO Revenues all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed in Section 3.17(b) above, and (B) except to the extent that such revenues are derived from any services rendered by the Independent Contractor to tenants of such REO Property that are not customarily furnished or rendered in connection with the rental of real property (within the meaning of Section 1.856-4(b)(5) of the Treasury regulations or any successor provision), remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

            (iv) none of the provisions of this Section 3.17(d) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of such REO Property; and

            (v) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations under Section 3.16 and this Section 3.17 for indemnification of the Special Servicer by any such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this Section 3.17(d) shall be deemed a Sub-Servicing Agreement for purposes of Section 3.22.

            Section 3.18 Sale of Mortgage Loans and REO Properties. (a) The Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Sections 2.03(a) and 9.01 of this Agreement.

            (b) The holder of Certificates evidencing the greatest percentage interest in the Controlling Class, the Special Servicer and the Mortgage Loan Seller (in such capacity, together with any assignee, but in any event excluding the Trustee, the "Purchase Option Holder") shall, in that order, have the right, at its option (the "Purchase Option"), to purchase a Mortgage Loan from the Trust at a price equal to the Option Purchase Price (as defined below) upon receipt of notice from the Special Servicer that such Mortgage Loan has become at least 60 days delinquent as to any monthly debt service payment (or is delinquent as to its Balloon Payment). The Purchase Option is exercisable, subject to Section 2.03, from that date until terminated pursuant to clause (f) below, and during that period the Purchase Option shall be exercisable in any month only during the period from the 10th calendar day of such month through the 25th calendar day, inclusive, of such month. The Trustee on behalf of the Trust shall be obligated to sell such Mortgage Loan upon the exercise of the Purchase Option (whether exercised by the original holder thereof or by a holder that acquired such Purchase Option by assignment), but shall have no authority to sell such Mortgage Loan other than in connection with the exercise of an Purchase Option (or in connection with a repurchase of a Mortgage Loan under Article II, an optional termination pursuant to Section 9.01 or a qualified liquidation of the REMICs. Any Purchase Option Holder that exercises the Purchase Option shall be required to purchase the applicable Mortgage Loan on the 4th Business Day after such exercise. If any Purchase Option Holder desires to waive its right to exercise the Purchase Option, then it shall so notify the Trustee in writing, and the Trustee shall promptly notify the next party eligible to hold the Purchase Option set forth above of its rights hereunder. Any of the parties eligible to hold the Purchase Option set forth above may at any time notify the Trustee in writing of its desire to exercise the Purchase Option, and the Trustee shall promptly notify the current Purchase Option Holder (and the other parties eligible to hold the Purchase Option) of such party's desire to exercise the Purchase Option. If the Purchase Option Holder, within 3 Business Days of its receipt of that notice, neither (i) exercises the Purchase Option nor (ii) surrenders its right to exercise the Purchase Option, then the Purchase Option Holder's right to exercise the Purchase Option shall lapse, and the Trustee shall promptly notify the next party eligible to hold the Purchase Option (and the other parties eligible to hold the Purchase Option) of its rights thereunder.

            (c) The "Option Purchase Price" shall be an amount equal to the fair value of the related Mortgage Loan, as determined by the Special Servicer. Prior to the Special Servicer's determination of fair value referred to above, the fair value of a Mortgage Loan shall be deemed to be an amount equal to the Purchase Price plus any Prepayment Premium or Yield Maintenance Charge, if any, then payable upon the prepayment of such Mortgage Loan and the reasonable fees and expenses of the Special Servicer, the Master Servicer and the Trustee incurred in connection with the sale of the Mortgage Loan. The Special Servicer shall determine the fair value of a Mortgage Loan on the later of (A) as soon as reasonably practical upon the Mortgage Loan becoming 60 days delinquent or upon the Balloon Payment becoming delinquent and (B) the date that is 75 days after the Special Servicer's receipt of the Servicing File relating to such Mortgage Loan, and the Special Servicer shall promptly notify the Purchase Option Holder (and the Trustee and each of the other parties set forth above that could become the Purchase Option Holder) of the Purchase Option Purchase Price. The Special Servicer is required to recalculate the fair value of the Mortgage Loan if there has been a material change in circumstances or the Special Servicer has received new information, either of which has a material effect on the fair value, provided that the Special Servicer shall be required to recalculate the fair value of the Mortgage Loan if the time between the date of last determination of the fair value of the Mortgage Loan and the date of the exercise of the Purchase Option has exceeded 60 days. Upon any recalculation, the Special Servicer shall be required to promptly notify in writing each Purchase Option Holder (and the Trustee and each of the other parties set forth above that could become the Purchase Option Holder) of the revised Option Purchase Price. Any such recalculation of the fair value of the Mortgage Loan shall be deemed to renew the Purchase Option in its original priority at the recalculated price with respect to any party as to which the Purchase Option had previously expired or been waived, unless the Purchase Option has previously been exercised by an Purchase Option Holder at a higher Option Purchase Price. In determining fair value, the Special Servicer shall take into account, among other factors, the results of any Appraisal or updated Appraisal that it or the Master Servicer may have obtained in accordance with this Agreement within the prior twelve months; any views on fair value expressed by Independent investors in mortgage loans comparable to the Mortgage Loan (provided that the Special Servicer shall not be obligated to solicit such views); the period and amount of any delinquency on the affected Mortgage Loan; whether to the Special Servicer's actual knowledge, the Mortgage Loan is in default to avoid a prepayment restriction; the physical condition of the related Mortgaged Property; the state of the local economy; the expected recoveries from the Mortgage Loan if the Special Servicer were to pursue a workout or foreclosure strategy instead of the Purchase Option being exercised; and the Trust's obligation to dispose of any REO Property as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders, but in no event later than the three-year period (or such extended period) specified in Section 3.16(a).

            (d) Any Purchase Option relating to a Mortgage Loan shall be assignable to a third party (other than another Purchase Option Holder) by the Purchase Option Holder at its discretion at any time after its receipt of notice from the Special Servicer that an Purchase Option is exercisable with respect to a specified Mortgage Loan, and upon such assignment such third party shall have all of the rights granted to the Purchase Option Holder hereunder in respect of the Purchase Option. Such assignment shall only be effective upon written notice (together with a copy of the executed assignment and assumption agreement) being delivered to the Trustee, the Master Servicer and the Special Servicer, and none of such parties shall be obligated to recognize any entity as a Purchase Option Holder absent such notice.

            (e) If (i) the Special Servicer, (ii) the holder of Certificates representing the greatest percentage interest in the Controlling Class (but only if such holder is also the Special Servicer), (iii) an Affiliate of either of the parties identified in clauses (i) and (ii) or (iv) an entity which has purchased for monetary value the Purchase Option from the Special Servicer or its affiliate, elects to exercise the Purchase Option, the Trustee shall be required to determine whether the Option Purchase Price constitutes a fair price for the Mortgage Loan. Upon request of the Special Servicer to make such a determination, the Trustee will do so within a reasonable period of time (but in no event more than 15 Business Days). In doing so, the Trustee may rely on the opinion of an Independent Appraiser or other expert in real estate matters retained by the Trustee at the expense of the party exercising the Purchase Option. The Trustee may also rely on the most recent Appraisal of the related Mortgaged Property that was prepared in accordance with this Agreement. If the Trustee were to determine that the Option Purchase Price does not constitute a fair price, then the Special Servicer shall redetermine the fair value taking into account the objections of the Trustee.

            (f) The Purchase Option shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised, but the purchase of the related Mortgage Loan has not yet occurred, shall terminate and be of no further force or effect) if the Mortgage Loan to which it relates is no longer delinquent as set forth above because the Mortgage Loan has (i) become a Corrected Loan, (ii) been subject to a workout arrangement, (iii) been foreclosed upon or otherwise resolved (including by a full or discounted pay-off), (iv) been purchased by the Mortgage Loan Seller pursuant to Section
2.03 or (v) the Special Servicer has accepted a bid at the Option Purchase
Price.

            (g) Unless and until a Purchase Option Holder exercises an Purchase Option, the Special Servicer shall continue to service and administer the related Mortgage Loan in accordance with the Servicing Standard and this Agreement, and shall pursue such other resolution or recovery strategies, including workout or foreclosure, as is consistent with this Agreement and the Servicing Standard.

            (h) The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.18.

            (i) The Special Servicer shall use reasonable efforts consistent with the Servicing Standard to solicit bids for each REO Property on behalf of the Certificateholders in such manner as to maximize recovery with respect to such REO Property within the time period specified by Section 3.16(a). Subject to Section 6.08, the Special Servicer shall accept the first (and, if multiple bids are received contemporaneously the highest of such bids) cash bid received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.16(a), then (subject to Section 6.08), the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received. The Liquidation Proceeds (net of related Liquidation Expenses and Liquidation Fees) for any REO Property purchased hereunder shall be deposited in the Custodial Account, except that portion of any proceeds constituting Excess Liquidation Proceeds with respect to the Mortgage Loans shall be deposited in the Excess Liquidation Proceeds Reserve Account.

            (j) The Special Servicer shall give the Trustee and the Master Servicer not less than five Business Days' prior written notice of its intention to sell any REO Property. No Interested Person shall be obligated to submit a bid to purchase any REO Property, and notwithstanding anything to the contrary contained herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any REO Property pursuant hereto.

            (k) Whether any cash bid constitutes a fair price for any REO Property for purposes of this Section 3.18(h) shall be determined by the Special Servicer, if the highest bidder is a Person other than an Interested Person, and by the Trustee, if the highest bidder is an Interested Person; provided, however, that no bid from an Interested Person shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or, in the absence of any such appraisal on a narrative appraisal prepared by an Independent Appraiser retained by the Special Servicer. Subject to the following sentence, such appraiser shall be selected by the Special Servicer if the Special Servicer is not making an offer with respect to an REO Property and shall be selected by the Master Servicer if the Special Servicer is making such an offer. The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether an offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the REO Property, the state of the local economy and the obligation to dispose of the subject REO Property within the time period specified in Section 3.16(a). The Purchase Price for any REO Property shall in all cases be deemed a fair price.

            (l) Subject to subsections (h) through (k) above, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Custodial Account. Any sale of any REO Property shall be final and without recourse to the Trustee or the Trust Fund, and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (m) Any sale of any REO Property shall be for cash only (unless, as evidenced by an Opinion of Counsel, a sale for other consideration will not cause an Adverse REMIC Event).

            (n)  Notwithstanding any of the foregoing paragraphs of this
Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

            Section 3.19 Additional Obligations of the Master Servicer; the Special Servicer's Right to Request the Master Servicer to Make Servicing Advances. (a) The Master Servicer shall deliver to the Trustee for deposit in the Collection Account on each Master Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate amount of all Prepayment Interest Shortfalls, if any, incurred in connection with Principal Prepayments received during the most recently ended Collection Period with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans and have not become REO Loans and (ii) the sum of (1) the aggregate of all Master Servicing Fees received by the Master Servicer during such Collection Period with respect to the entire Mortgage Pool (but only to the extent of that portion thereof calculated at a rate of 0.05% per annum with respect to each and every Mortgage Loan) and (2) the aggregate amount of Prepayment Interest Excesses received in respect of the entire Mortgage Pool during such Collection Period.

            (b) The Master Servicer shall, as to each Mortgage Loan which is secured by the interest of the related Mortgagor under a Ground Lease, promptly (and in any event within 45 days) following the Closing Date, notify the related ground lessor of the transfer of such Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

            (c) The Special Servicer shall give the Master Servicer and the Trustee at least five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) in advance of the date on which such Servicing Advance is required to be made with respect to a Specially Serviced Mortgage Loan or an REO Property and to be accompanied by such information and documentation regarding the subject Servicing Advance as the Master Servicer may reasonably request. The Master Servicer shall have the obligation to make any such Servicing Advance that it is so requested by the Special Servicer to make, within five (5) Business Days (or, in an emergency situation or on an urgent basis, two (2) Business Days) of the Master Servicer's receipt of such request. The Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with interest thereon in accordance with Sections 3.05(a) and 3.11(g), as applicable, at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Servicing Advances made thereby.

            Notwithstanding the foregoing provisions of this Section 3.19(c), the Master Servicer shall not be required to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines in its reasonable, good faith judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The Master Servicer shall notify the Special Servicer in writing of such determination, which shall be made pursuant to Section 3.11(h). Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Master Servicer, the Trustee and the Fiscal Agent shall be entitled to conclusively rely on such determination.

            Section 3.20 Modifications, Waivers, Amendments and Consents; Other Provisions. (a) Subject to Sections 3.20(b) through 3.20(f) and 3.20(l) below, and further subject to Section 6.08, the Special Servicer (or, under the limited circumstances set forth in Section 3.20(c), the Master Servicer) may, on behalf of the Trustee, agree to any modification, extension, waiver or amendment of any term of any Mortgage Loan and respond to various Mortgagor requests for consent on the part of the mortgagee (including the lease reviews and lease consents related thereto), without the consent of the Trustee, any Certificateholder, the Master Servicer (in the case of any such action taken by the Special Servicer) or, except as expressly set forth below, the Special Servicer (in the case of any such action taken by the Master Servicer).

            (b) All modifications, extensions, waivers or amendments of any Mortgage Loan (including the lease reviews and lease consents related thereto) shall be in writing and shall be considered and effected in a manner consistent with the Servicing Standard.

            (c) In the case of any Mortgage Loan other than a Specially Serviced Mortgage Loan, and subject to the rights of the Special Servicer set forth below, the Master Servicer shall be responsible for responding to any request by a Mortgagor for the consent or approval of the mortgagee with respect to a non-material modification, extension, waiver or amendment of any term thereof, provided that such consent or approval or such modification, extension, waiver or amendment would not (except as permitted by Sections 3.02(a), 3.03(d), 3.08(a) and 3.20(l) hereof) affect the amount or timing of any of the payment terms of such Mortgage Loan (including payment terms related to late payment charges), result in the release of the related Mortgagor from any material term thereunder, waive any rights thereunder with respect to any guarantor thereof, relate to the release, addition or substitution of any material collateral for such Mortgage Loan or, relate to any waiver of or granting of consent under a "due-on-sale" or "due-on-encumbrance" clause. With respect to any action proposed to be taken by the Master Servicer under this Section 3.20(c) where the thresholds in clauses (i) through (v) below are exceeded, or which involves the situations set forth in the proviso to the previous sentence, the Special Servicer only may take such action. To the extent consistent with the foregoing, but subject to Section 3.20(f), the Master Servicer shall also be responsible for the following with respect to the Mortgage Loans (other than Specially Serviced Mortgage Loans):

            (i) Approving any waiver affecting the timing of receipt of financial statements from any Mortgagor, provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter to which such financial statements relate;

            (ii) Approving routine leasing activity with respect to leases for less than the lesser of (A) 50,000 square feet and (B) 20% of the related Mortgaged Property;

            (iii) Subject to Section 3.08, approving a transfer of equity in a Mortgagor from one current equity holder to another, provided that such transfer of equity does not (A) affect (if applicable) the status of such Mortgagor or such equity holder as a special purpose, bankruptcy-remote entity, (B) result in a change of control of such Mortgagor, (C) cause the transferee to hold more than 49% of the equity in such Mortgagor, (D) relate to a Mortgage Loan that represents 2% or more of the then aggregate principal balance of the Mortgage Pool and (E) violate or occur in a manner inconsistent with any provisions of the related loan documents that provide specific parameters that allow such transfer to occur;

            (iv) Approving annual budgets for the related Mortgaged Property, provided that no such budget (A) relates to a fiscal year in which an Anticipated Repayment Date occurs, (B) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (C) provides for the payment of any material expenses to any affiliate of the Mortgagor (other than with respect to the payment of the management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date); and

            (v) Approving easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the Mortgagor's ability to make any payments with respect to the related Mortgage Loan.

Notwithstanding any provision of this Section 3.20, (but subject to Section 3.20(e)), the Master Servicer, with the consent of the Special Servicer (following the Special Servicer's receipt and review of written recommendation and rationale for such action and all relevant information reasonably requested by the Special Servicer) and the Controlling Class Representative, may, consistent with the Servicing Standard, extend the maturity date of a Mortgage Loan for up to 180 days from the related Stated Maturity Date; provided that (A)
(1) the related Mortgagor is in monetary default or material non-monetary default with respect to the Mortgage Loan or, in the reasonable, good faith judgment of the Master Servicer, such default is reasonably foreseeable, and (2) such Mortgage Loan is not otherwise required to become a Specially Serviced Mortgage Loan hereunder, and (B) such modification, extension, waiver or amendment would not cause an Adverse REMIC Event in respect of any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust.

            The Master Servicer shall not terminate or replace, or consent to the termination or replacement of, any property manager with respect to any Mortgaged Property, and the Master Servicer shall not terminate or change or consent to the termination or change of the franchise for any Mortgaged Property operated as a hospitality property, in any event without the consent of the Special Servicer (it being understood and agreed that (A) the Master Servicer shall promptly provide the Special Servicer with a written recommendation and rationale for such action and all information that the Special Servicer may reasonably request and which information is in the possession of the Master Servicer, in order to withhold or grant any such consent, (B) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard and (C) if any consent has not been expressly denied within 10 Business Days of the Special Servicer's receipt from the Master Servicer of all information reasonably requested thereby in order to make an informed decision, the Special Servicer's consent shall be deemed to have been granted). The Master Servicer shall have no rights and no role of the nature described in this paragraph with respect to a Mortgaged Property securing a Specially Serviced Mortgage Loan.

            The Master Servicer shall not consent to any assumption, modification, waiver or amendment of a Mortgage Loan or release of earnout reserve amounts unless the Special Servicer shall have been provided with the Master Servicer's written recommendation and rationale therefore and approved such assumption or release in writing. This obligation shall be in addition to any obligation set forth in Section 3.08.

            The Master Servicer shall not consent to any (A) waiver relating to the conditions for release or establishment of a letter of credit or guarantee,
(B) waiver relating to the conditions to be satisfied in such Mortgage Loan relating to the release, reduction or termination of reserves, (C) waivers relating to the establishment of reserves, (D) waivers of any requirements regarding additional collateral, or (E) waivers of any lock-box requirements, unless the Special Servicer shall have been provided with the Master Servicer's written recommendation and rationale therefore and approved such waiver in writing.

            The Master Servicer shall not (a) waive any rights thereunder with respect to any guarantor, or (b) consent to the release or substitution of any material collateral for such Mortgage Loan not contemplated by the related Mortgage Loan documents, unless, in either case, the Special Servicer shall have been provided with the Master Servicer's written recommendation and rationale therefore, together with supporting documentation and approved such waiver, release or substitution in writing.

            Except as permitted by Section 3.02(a), Section 3.08(a), this
Section 3.20(c) and Section 3.20(l) the Master Servicer may not agree to waive, modify or amend any term of any Mortgage Loan or respond to any Mortgagor requests for mortgagee consent. Furthermore, neither the Master Servicer nor the Special Servicer may agree to any modification, extension, waiver or amendment of any term of any Mortgage Loan that would cause an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust.

            (d) Except as provided in Section 3.02(a), Section 3.08 or Section 3.20(e), the Special Servicer, on behalf of the Trustee, shall not agree or consent to any modification, extension, waiver or amendment of any term of any Mortgage Loan that would:

            (i) affect the amount or timing of any scheduled payment of principal, interest or other amount (including Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts or Excess Defeasance Deposit Proceeds, but excluding Default Interest and other amounts payable as additional servicing compensation) payable thereunder;

            (ii) affect the obligation of the related Mortgagor to pay a Prepayment Premium, Yield Maintenance Charge, Return of Premium Amounts or Excess Defeasance Deposit Proceeds, or permit a Principal Prepayment during any period in which the related Mortgage Note prohibits Principal Prepayments;

            (iii) except as expressly contemplated by the related Mortgage or pursuant to Section 3.09(d), result in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Independent Appraiser delivered to the Special Servicer at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely) of the property to be released; or

            (iv) in the reasonable, good faith judgment of the Special Servicer, otherwise materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon;

            (e) Notwithstanding Section 3.20(d)(i) through (iv), but subject to Section 6.08 and the second paragraph of this Section 3.20(e), the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest, Additional Interest or any Prepayment Premium or Yield Maintenance Charge, (ii) reduce the amount of the Monthly Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) accept a Principal Prepayment on any Specially Serviced Mortgage Loan during any Lockout Period other than in connection with the defeasance of an Early Defeasance Loan prior to the second anniversary of the Startup Day or (v) extend the maturity of any Mortgage Loan; provided that
(A) the related Mortgagor is in monetary default or material non-monetary default with respect to the Specially Serviced Mortgage Loan or, in the reasonable, good faith judgment of the Special Servicer, such default is reasonably foreseeable, (B) in the reasonable, good faith judgment of the Special Servicer, such modification, extension, waiver or amendment would increase the recovery on the Mortgage Loan to Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders to be performed at the related Mortgage Rate), and (C) such modification, extension, waiver or amendment would not cause an Adverse REMIC Event in respect of any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust.

            In no event shall the Special Servicer: (i) extend the maturity date of a Mortgage Loan beyond the date that is two years prior to the earliest Rated Final Distribution Date; or (ii) if the Mortgage Loan is secured solely or primarily by a Mortgage on the leasehold interest under a Ground Lease (but not the related fee interest), extend the maturity date of such Mortgage Loan beyond the date which is 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the Ground Lease, 10 years) prior to the expiration of the term of such Ground Lease.

            (f) Notwithstanding anything to the contrary in this Agreement, none of the Trustee, the Master Servicer or the Special Servicer, as applicable, shall give any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager or, if such Mortgaged Property is hospitality property, give any consent, approval or direction regarding the termination of the franchise or the designation of a new franchise, with respect to any Mortgaged Property that secures a Mortgage Loan that has an unpaid principal balance that is at least equal to the lesser of $20,000,000 and 5% of the then aggregate Stated Principal Balance of the Mortgage Pool, unless: (1) the mortgagee is not given discretion under the terms of the related Mortgage Loan to withhold consent thereto; or (2) it has received prior written confirmation from each Rating Agency that such action will not result in an Adverse Rating Event.

            Any party hereto seeking Rating Agency confirmation with respect to the matters described above shall deliver any relevant supporting documentation to such Rating Agency that such Rating Agency may request, to the extent in the possession of that party.

            (g) Any payment of interest that is deferred pursuant to any modification, extension, waiver or amendment permitted hereunder, shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such modification, extension, waiver or amendment so permit. The foregoing shall in no way limit the Special Servicer's ability to charge and collect from the Mortgagor costs otherwise required to be paid under the terms of the related Mortgage Note.

            (h) The Special Servicer or Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, extension, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and, further, by the terms of this Agreement and applicable law, require that such Mortgagor pay to it (i) which amount shall be additional servicing compensation under this Agreement, a reasonable or customary fee for the additional services performed in connection with such request, and (ii) any related costs and expenses incurred by it; provided that the charging of such fee at a time when the Mortgage Loan is not in default or default with respect thereto is not reasonably foreseeable does not constitute a "significant modification" of such Mortgage Loan pursuant to Treasury Regulations Section 1.1001-1(e)(2). Any such fee that is due or partially due to the Master Servicer and/or the Special Servicer may not be waived or reduced by either such party without the consent of the other party. In no event shall the Special Servicer or Master Servicer be entitled to payment for such fees or expenses unless such payment is actually collected from the related Mortgagor.

            (i) The Special Servicer, with respect to a Specially Serviced Mortgage Loan, and Master Servicer, with respect to any other Mortgage Loan, shall each notify the other, any related Sub-Servicers and the Trustee in writing, of any modification, extension, waiver or amendment of any term of any Mortgage Loan (including fees charged the Mortgagor) agreed to by it and the date thereof, and shall deliver to the Trustee or any related Custodian for deposit in the related Mortgage File (with a copy to be delivered to or retained by, as applicable, the Master Servicer), an executed counterpart of the agreement relating to such modification, extension, waiver or amendment promptly following execution and delivery thereof, to be followed by an original recorded counterpart promptly following the recordation (and receipt) thereof.

            (j) To the extent that either the Master Servicer or Special Servicer waives any Default Charge in respect of any Mortgage Loan, whether pursuant to Section 3.02(a) or this Section 3.20, the respective amounts of additional servicing compensation payable to the Master Servicer and the Special Servicer as Net Default Charges out of such Default Charges shall be reduced proportionately based upon the respective amounts that had been payable thereto as Net Default Charges out of such Default Charges immediately prior to such waiver.

            (k) The Master Servicer shall not permit defeasance of any Mortgage Loan (x) before the earliest date on which defeasance is permitted under the terms of such Mortgage Loan, or (y) subject in all cases to the terms of such Mortgage Loan, but excluding a Mortgage Loan that is an Early Defeasance Mortgage Loan being defeased prior to the second anniversary of the Startup Date, unless (i) the Defeasance Collateral consists of Government Securities,
(ii) the Master Servicer has determined (and shall be entitled to conclusively rely, in the absence of bad faith on the part of the Master Servicer, on an Opinion of Counsel) that the defeasance will not result in an Adverse REMIC Event in respect of any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust, (iii) the Master Servicer has notified the Rating Agencies, (iv) the Rating Agencies have confirmed in writing that such defeasance will not result in an Adverse Rating Event with respect to any Class of Certificates (provided that the requirement to obtain such confirmation will be a condition to the defeasance only if the Master Servicer is able under the related loan documents and applicable law to prevent the defeasance if such confirmation is not obtained and (i) the subject Mortgage Loan represents at least 5.0% of the then aggregate Stated Principal Balance of the Mortgage Pool or (ii) the subject Mortgage Loan is one of the ten largest Mortgage Loans by the then outstanding principal balance thereof); provided that if a Rating Agency confirmation is not required pursuant to this clause (iv), the Master Servicer shall have delivered to each of the Rating Agencies a Notice and Certification in the form attached hereto as Exhibit K, and (v) the Master Servicer has requested and received from the related Mortgagor (A) an Opinion of Counsel generally to the effect that (1) the Trustee will have a perfected, first priority security interest in such Defeasance Collateral and (2) that such defeasance would not result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to the Grantor Trust and (B) written confirmation from a firm of Independent accountants stating that payments made on such Defeasance Collateral in accordance with the terms thereof will be sufficient to pay the subject Mortgage Loan in full on or before its Stated Maturity Date (or, in the case of an ARD Mortgage Loan, on or before its Anticipated Repayment Date) and to timely pay each Monthly Payment scheduled to be due prior thereto but after the defeasance; provided that, if, consistent with the terms of the related loan documents, the related Mortgagor delivers cash to purchase the Defeasance Collateral rather than the Defeasance Collateral itself, the Master Servicer shall purchase the Government Securities contemplated by the related loan documents (except with respect to Early Defeasance Mortgage Loans that are being defeased prior to the second anniversary of the Startup Date). Subsequent to the second anniversary of the Startup Day, to the extent that the Master Servicer can, in accordance with the related loan documents, require defeasance of any Mortgage Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment Premium, the Master Servicer shall, to the extent it is consistent with the Servicing Standard, require such defeasance, provided that the conditions set forth in clauses (i) through (v) of the preceding sentence have been satisfied. Any reasonable out-of-pocket expense incurred by the Master Servicer pursuant to this Section 3.20(k) shall be paid by the Mortgagor of the defeased Mortgage Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document, if so allowed by the terms of such documents, and if the Master Servicer is unable to collect from the Mortgagor such expenses incurred, the Mortgage Loan Seller shall pay such costs pursuant to the terms of the Mortgage Loan Purchase Agreement. The Master Servicer and the Special Servicer each shall, consistent with the Servicing Standard, enforce the provisions of the Mortgage Loans it is obligated to service hereunder relating to defeasance and prepayment restrictions; provided that, if at any time a court with jurisdiction in the matter shall hold that the related Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the Defeasance Collateral contemplated by the related loan documents (or cash sufficient to purchase such defeasance collateral), then (i) if consistent with such court holding and the related loan documents, the Master Servicer shall refuse to allow the defeasance of the Mortgage Loan or (ii) if the Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase the defeasance collateral, the Master Servicer shall either (A) buy such Defeasance Collateral (except with respect to Early Defeasance Mortgage Loans that are being defeased prior to the second anniversary of the Startup Date) or (B) apply such cash to prepay the Mortgage Loan, in either case, in accordance with the Servicing Standard.

            (l) In the event that the Master Servicer receives notice from the Mortgagor under any Early Defeasance Mortgage Loan that such Mortgagor intends to defease such Early Defeasance Mortgage Loan, in whole or in part, on or before the second anniversary of the Start-up Day, promptly after receipt of such notice the Master Servicer shall calculate or cause to be calculated the amount required to be tendered by such Mortgagor to defease such Early Defeasance Mortgage Loan. If the defeasance is to be in full and the amount required to be tendered by the Mortgagor to defease the Early Defeasance Mortgage Loan is less than an amount equal to the Purchase Price (as calculated as of the date such purchase is made) or if the defeasance is to be in part, the Master Servicer shall promptly notify the Mortgage Loan Seller and upon deposit by the related Mortgagor of cash sufficient to purchase the Defeasance Collateral contemplated by the related loan documents and pursuant to Section 2.03(d), the Mortgage Loan Seller shall be required to repurchase such Early Defeasance Mortgage Loan on the proposed date on which such Early Defeasance Mortgage Loan will be defeased. The Master Servicer shall use reasonable efforts to require the Mortgage Loan Seller and CDC Financial Products Inc. to make any such required repurchase described above. If the defeasance is to be in full and the amount required to be tendered by the Mortgagor to defease the Early Defeasance Mortgage Loan is equal to or exceeds an amount equal to the Purchase Price (as calculated as of the date such purchase be made) the Master Servicer shall, notwithstanding the related loan documents, treat the amount tendered by such Mortgagor to defease the Mortgage Loan as a prepayment in full of such Early Defeasance Mortgage Loan on the related Due Date coinciding with or next succeeding the defeasance date, and any Excess Defeasance Deposit Proceeds shall be allocated among and paid to the Certificateholders in accordance with Section 4.01, with any Excess Defeasance Deposit Proceeds to be treated in the same manner as a payment of Prepayment Consideration, mark the Mortgage Note "cancelled" and return it to such Mortgagor and take such other and further action, including the release of the Mortgage with respect to the related Mortgaged Property, consistent with the prepayment in full of such Mortgage Loan. The Master Servicer shall promptly notify the Mortgage Loan Seller of the foregoing.

            (m) With respect to any ARD Mortgage Loan after its Anticipated Repayment Date, the Master Servicer or the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall be permitted, in its discretion, to waive (such waiver to be in writing addressed to the related Mortgagor, with a copy to the Trustee) all or any portion of the accrued Additional Interest on such ARD Mortgage Loan if, prior to the related maturity date, the related Mortgagor has requested the right to prepay the Mortgage Loan in full together with all payments required under such ARD Mortgage Loan in connection with such prepayment (except for all or a portion of such accrued Additional Interest) and the Master Servicer or the Special Servicer, as applicable, reasonably believes that it is waiving an amount in excess of the Additional Interest that the related Mortgagor is likely to pay, and, further, if the Master Servicer or the Special Servicer, as applicable, had determined, in its reasonable, good faith judgment, that the waiver of the Trust's right to receive such accrued Additional Interest is reasonably likely to produce a greater payment to Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Mortgage Rate) than a refusal to waive the right to such Additional Interest. Neither Master Servicer nor the Special Servicer shall have no liability to the Trust, the Certificateholders or any other Person so long as such determination is exercised in accordance with the Servicing Standard.

            (n) Neither the Master Servicer nor the Special Servicer shall have any liability to the Trust Fund, the Certificateholders or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.20 is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith by the Master Servicer or Special Servicer and the Master Servicer was not negligent in ascertaining the pertinent facts. The Master Servicer shall not have any liability to the Trust Fund, the Certificateholders or any other Person with respect to the Special Servicer's approval, disapproval or delay in reviewing any assumption.

            (o) With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Seattle SuperMall, which provides for the investment or deposit of funds in lender-approved investments or accounts, the Master Servicer shall require that such investments and deposits be made in Permitted Investments or in Eligible Accounts.

            Section 3.21 Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, and if the Master Servicer is not also the Special Servicer, the Master Servicer shall immediately give notice thereof, and shall deliver a copy of the related Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan, either in the Master Servicer's or any of its directors', officers', employees', affiliates' or agents' possession or control or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The Master Servicer shall use reasonable efforts to comply with the preceding sentence within five Business Days of the occurrence of each related Servicing Transfer Event; provided, however, that if the information, documents and records requested by the Special Servicer are not contained in the Servicing File, the Master Servicer shall have such period of time as reasonably necessary to make such delivery. The Special Servicer may conclusively rely on the Master Servicer's determination that a Servicing Transfer Event has occurred giving rise to a Mortgage Loan's becoming a Specially Serviced Mortgage Loan. The Special Servicer shall not be liable or in default hereunder for any reasonable act or failure to act because of or arising out of the Master Servicer's failure to deliver information, documents or records with respect to any Specially Serviced Mortgage Loan in accordance with the requirements hereof.

            Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Loan, and if the Master Servicer is not also the Special Servicer, the Special Servicer shall immediately give notice thereof, and shall within five Business Days of such occurrence return the related Servicing File, together with any and all new information, documents and records relating to the subject Mortgage Loan, that were not part of the Servicing File when it was delivered to the Special Servicer, to the Master Servicer (or such other Person as may be directed by the Master Servicer) and upon giving such notice, and returning such Servicing File, to the Master Servicer (or such other Person as may be directed by the Master Servicer), the Special Servicer's obligation to service such Mortgage Loan, and the Special Servicer's right to receive the Special Servicing Fee with respect to such Mortgage Loan shall terminate, and the obligations of the Master Servicer to service and administer such Mortgage Loan shall resume.

            (b)  In servicing any Specially Serviced Mortgage Loans, the
Special Servicer shall provide to the Trustee originals of newly executed documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and shall provide to the Master Servicer copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor.

            Section 3.22 Sub-Servicing Agreements. (a) The Master Servicer and the Special Servicer (to the extent (i) GMACCM is the Special Servicer or (ii) if GMACCM is not the Special Servicer, then (a) with Rating Agency confirmation or (b) so long as Mortgage Loan being sub-serviced constitutes less than 25% of the then aggregate mortgage pool balance) may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that, in each case, the Sub-Servicing Agreement: (i) is consistent with this Agreement in all material respects, requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement and, with the exception of Sections 7.01(a)(x),
(xi) and (xii), provides for events of default with respect to the Sub-Servicer substantially the same as those set forth in Section 7.01 (modified as necessary to apply to the Sub-Servicer's obligations under the Sub-Servicing Agreement) and provides for the termination of the Sub-Servicer for cause without payment of any penalty or termination fee; (ii) provides that if the Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including by reason of an Event of Default), the Trustee or its designee may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Master Servicer or the Special Servicer, as the case may be, under such agreement or may terminate such sub-servicing agreement without cause and without payment of any penalty or termination fee (provided, however, that those Sub-Servicing Agreements in effect as of the Closing Date (or, if being negotiated as of the Closing Date, in effect within 90 days thereafter) may only be terminated by the Trustee or its designee as contemplated by Section 3.22(d) hereof and in such additional manner as is provided in such Sub-Servicing Agreement); (iii) provides that the Trustee, for the benefit of the Certificateholders, shall each be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, the Trust, any successor Master Servicer or the Special Servicer, as the case may be, or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Mortgage Loan at its option and without penalty; (v) does not permit the Sub-Servicer to enter into or consent to any modification, extension, waiver or amendment or otherwise take any action on behalf of the Master Servicer or the Special Servicer contemplated by Section 3.08, Section 3.09 and Section 3.20 hereof without the consent of such Master Servicer or Special Servicer, as the case may be; and (vi) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund. In addition, each Sub-Servicing Agreement entered into by the Master Servicer (including any with an effective date on or before the Closing Date) shall provide that such agreement shall, with respect to any Mortgage Loan serviced thereunder, terminate at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan (or, alternatively, be subject to the Special Servicer's rights to service the Mortgage Loan for so long as such Mortgage Loan continues to be a Specially Serviced Mortgage Loan), and each Sub-Servicing Agreement entered into by the Special Servicer shall relate only to Specially Serviced Mortgage Loans and shall terminate with respect to any such Mortgage Loan which ceases to be a Specially Serviced Mortgage Loan. The Master Servicer and the Special Servicer each shall deliver to the Trustee and each other copies of all Sub-Servicing Agreements as well as any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer or the Special Servicer, as the case may be. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.11(g) and 4.03(d), such interest to be allocable between the Master Servicer and such Sub-Servicer as they may agree. For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master Servicer and the Special Servicer each shall notify the other, the Trustee, the Depositor and the Controlling Class Certificateholders in writing promptly of the appointment by it of any Sub-Servicer.

            (b) Each Sub-Servicer (i) shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law, and (ii) shall be an approved conventional seller/servicer of mortgage loans for FHLMC or Fannie Mae or a HUD-Approved Servicer.

            (c) The Master Servicer and the Special Servicer, for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or the Special Servicer, as applicable, in its good faith and reasonable judgment, would require were it the owner of the subject Loans.

            (d) In the event of the resignation, removal or other termination of the Master Servicer or any successor Master Servicer hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any Sub-Servicing Agreement in effect as of the Closing Date (or, if being negotiated as of the Closing Date, in effect within 90 days thereafter) that still exists at the time of such termination: (i) to assume the rights and obligations of the Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such Sub-Servicer on such terms as the Trustee or other successor Master Servicer and such Sub-Servicer shall mutually agree (it being understood that such Sub-Servicer is under no obligation to accept any such new Sub-Servicing Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer), provided that neither the Trustee nor any successor Master Servicer shall enter into a new Sub-Servicing Agreement with a Sub-Servicer that was a party to a Sub-Servicing Agreement as of the Closing Date, if such new Sub-Servicing Agreement amends, alters or fails to restate any rights of any Underwriter or Mortgage Loan Seller under the existing Sub-Servicing Agreement with respect to the termination of the Sub-Servicer and the appointment of a successor thereto or any rights of any Underwriter or Mortgage Loan Seller as a third party beneficiary under such Sub-Servicing Agreement, unless the successor Master Servicer has obtained the prior written consent to the terms of such new Sub-Servicing Agreement from such Underwriter or Mortgage Loan Seller, as the case may be; or (iii) to terminate the Sub-Servicing Agreement if (but only if) an Event of Default (as defined in such Sub-Servicing Agreement) has occurred and is continuing, without paying any sub-servicer termination fee, and in any additional manner provided for in such Sub-Servicing Agreement.

            (e) Notwithstanding any Sub-Servicing Agreement, the Master Servicer and the Special Servicer shall remain obligated and liable to the Trustee and the Certificateholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loans or REO Properties for which it is responsible.

            Section 3.23 Representations and Warranties of the Master Servicer.
(a) The Master Servicer, in such capacity, hereby represents, warrants and covenants to the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and the Master Servicer is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not violate the Master Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer.

            (vi) No litigation is pending or, to the best of the Master Servicer's knowledge, threatened, against the Master Servicer, the outcome of which, in the Master Servicer's good faith and reasonable judgment, could reasonably be expected to prohibit the Master Servicer from entering into this Agreement or materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement.

            (vii) No consent, approval, authorization or order, registration or filing with notice to any governmental agency or court is required under federal or state law for the execution, delivery and performance of or compliance by the Master Servicer with this Agreement or the consummation by the Master Servicer of any transaction contemplated hereby, other than
      (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement.

            (viii) The Master Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.07(c) of this Agreement.

            (b) The representations and warranties of the Master Servicer set forth in Section 3.23(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

            (c) Any successor Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(a), subject to such appropriate modifications to the representation and warranty set forth in Section 3.23(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            Section 3.24 Representations and Warranties of the Special Servicer.
(a) The Special Servicer, in such capacity, hereby represents, warrants and covenants to the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, and the Special Servicer is in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened, against the Special Servicer, the outcome of which, in the Special Servicer's good faith and reasonable judgment, could reasonably be expected to prohibit the Special Servicer from entering into this Agreement or materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement.

            (vii) No consent, approval, authorization or order, registration or filing with notice to, any governmental authority or court is required under federal or state law, for the execution, delivery and performance of or compliance by the Special Servicer with this Agreement or the consummation by the Special Servicer of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Special Servicer under this Agreement.

            (viii) The Special Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 3.07(c) of this Agreement.

            (b) The representations and warranties of the Special Servicer set forth in Section 3.24(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

            (c) Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.24(a), subject to such appropriate modifications to the representation and warranty set forth in Section 3.24(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            Section 3.25 Application of Default Charges. (a) Any and all Default Charges that are actually collected with respect to any Mortgage Loan or REO Mortgage Loan during any Collection Period, shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such Default Charges;

            first, to pay to the Fiscal Agent, the Trustee or the Master Servicer, in that order, any interest due and owing to such party on outstanding Advances made thereby with respect to the Mortgage Loan or REO Mortgage Loan, as the case may be, as to which such Default Charges were collected;

            second, to pay any other outstanding expenses (exclusive of Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the Mortgage Loan or REO Mortgage Loan, as the case may be, as to which such Default Charges were collected and that, if paid from a source other than Default Charges on such Mortgage Loan or REO Mortgage Loan, as the case may be, would be an Additional Trust Fund Expense;

            third, to reimburse the Trust for any interest on Advances paid to the Fiscal Agent, the Trustee or the Master Servicer since the Closing Date with respect to such Mortgage Loan or REO Loan, as the case may be, as to which the Default Charges were collected, which interest was paid from a source other than Default Charges on such Mortgage Loan or REO Mortgage Loan, as the case may be;

            fourth, to reimburse the Trust for any other Additional Trust Fund Expense (exclusive of Special Servicing Fees, Liquidation Fees and Workout
      Fees) incurred and paid since the Closing Date with respect to the Mortgage Loan or REO Mortgage Loan, as the case may be, as to which the Default Charges were collected, which expense was paid from a source other than Default Charges on such Mortgage Loan or REO Mortgage Loan, as the case may be; and

            fifth, to pay any remaining portion of such Default Charges (such remaining portion, "Net Default Charges") as additional master servicing compensation to the Master Servicer, if they were received in respect of a Mortgage Loan that is not a Specially Serviced Mortgage Loan, or as additional special servicing compensation to the Special Servicer, if they were received in respect of a Specially Serviced Mortgage Loan or an REO Mortgage Loan, in each case pursuant to Section 3.11.

            (b) Default Charges applied to reimburse the Trust pursuant to clauses third and fourth of subsection (a), are intended to be part of the amounts to be delivered by the Master Servicer to the Trustee pursuant to the first paragraph of Section 3.04(b) on or before the Master Servicer Remittance Date next following the Collection Period during which they were received, for deposit in the Collection Account, subject to application pursuant to Section 3.05(a) for any items payable out of general collections on the Mortgage Loans and any REO Properties. Default Charges applied to reimburse the Trust pursuant to clauses third and fourth of subsection (a) shall be deemed to offset either interest paid on Advances or other Additional Trust Fund Expenses, depending on which clause is applicable, in the chronological order in which they were made or incurred, as applicable (whereupon such interest paid on Advances or such other Additional Trust Fund Expenses, depending on which clause is applicable, shall thereafter be deemed to have been paid out of Default Charges).

                                   ARTICLE IV

          PAYMENTS TO CERTIFICATEHOLDERS; REPORTS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) On each Distribution Date prior to the Final Distribution Date, the Trustee shall, based upon information provided by the Master Servicer and the Special Servicer, withdraw from the Collection Account and apply the Available Distribution Amount (including any amounts transferred from the Excess Liquidation Proceeds Account into the Collection Account) for such Distribution Date to make the following distributions in respect of the Senior Certificates, in the following order of priority, in each case to the extent of remaining available funds:

            first, distributions of interest to the Holders of the respective Classes of Senior Certificates, up to an amount equal to, and pro rata as among such Classes in accordance with, all Distributable Certificate Interest in respect of each such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            second, distributions of principal to the Holders of the respective Classes of the Class A Certificates, allocable as among such Classes of Certificateholders as provided below, up to an amount (not to exceed the aggregate Class Principal Balance of such Classes of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date; and

            third, distributions to the Holders of the respective Classes of the Class A Certificates, up to an amount equal to, pro rata as among such Classes of Certificateholders in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed.

            On each Distribution Date prior to the earlier of (i) the Class A Principal Distribution Cross-Over Date and (ii) the Final Distribution Date, the Trustee shall pay the distributions of principal made on the Class A Certificates on such Distribution Date, pursuant to the preceding paragraph, first, to the Holders of the Class A-1 Certificates, until the Class Principal Balance of such Class has been reduced to zero, and then, to the Holders of the Class A-2 Certificates, until the Class Principal Balance of such Class has been reduced to zero. On any Distribution Date coinciding with or following the Class A Principal Distribution Cross-Over Date, but prior to the Final Distribution Date, the Trustee shall pay the distributions of principal made on the Class A Certificates on such Distribution Date pursuant to the preceding paragraph to the Holders of all the Classes of the Class A Certificates, on a pro rata basis, in accordance with the respective Class Principal Balances of such Classes outstanding immediately prior to such Distribution Date, until the Class Principal Balance of each such Class has been reduced to zero.

            All distributions of interest made in respect of any Class of Interest Only Certificates on any Distribution Date as provided above shall be made, and deemed to have been made, in respect of the various Components of such Class of Interest Only Certificates, pro rata in accordance with the respective amounts of Distributable Component Interest in respect of Components for such Distribution Date and, to the extent not previously deemed paid pursuant to this paragraph, for all prior Distribution Dates, if any.

            (b)  On each Distribution Date prior to the Final Distribution
Date, the Trustee shall, based on information provided by the Master Servicer and the Special Servicer, withdraw from the Collection Account and apply the Subordinate Available Distribution Amount (including any amounts transferred from the Excess Liquidation Proceeds Account into the Collection Account) for such Distribution Date, for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

            (i) to make distributions of interest to the Holders of the Class B Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (ii) after the Class Principal Balances of the Class A Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of the Class A Certificates pursuant to Section 4.01(a) above);

            (iii) to make distributions to the Holders of the Class B Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (iv) to make distributions of interest to the Holders of the Class C Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (v) after the Class Principal Balance of the Class B Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (vi) to make distributions to the Holders of the Class C Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (vii) to make distributions of interest to the Holders of the Class D Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (viii) after the Class Principal Balance of the Class C Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (ix) to make distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (x) to make distributions of interest to the Holders of the Class E Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xi) after the Class Principal Balance of the Class D Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xii) to make distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xiii) to make distributions of interest to the Holders of the Class F Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xiv) after the Class Principal Balance of the Class E Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xv) to make distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xvi) to make distributions of interest to the Holders of the Class G Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xvii) after the Class Principal Balance of the Class F Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xviii) to make distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xix) to make distributions of interest to the Holders of the Class H Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xx) after the Class Principal Balance of the Class G Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class H Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxi) to make distributions to the Holders of the Class H Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxii) to make distributions of interest to the Holders of the Class J Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxiii) after the Class Principal Balance of the Class H Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class J Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxiv) to make distributions to the Holders of the Class J Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxv) to make distributions of interest to the Holders of the Class K Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxvi) after the Class Principal Balance of the Class J Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class K Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxvii) to make distributions to the Holders of the Class K Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxviii) to make distributions of interest to the Holders of the Class L Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxix) after the Class Principal Balance of the Class K Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class L Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxx) to make distributions to the Holders of the Class L Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxi) to make distributions of interest to the Holders of the Class M Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxxii) after the Class Principal Balance of the Class L Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class M Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxxiii) to make distributions to the Holders of the Class M Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxiv) to make distributions of interest to the Holders of the Class N Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxxv) after the Class Principal Balance of the Class M Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class N Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxxvi) to make distributions to the Holders of the Class N Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxvii) to make distributions of interest to the Holders of the Class P Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xxxviii) after the Class Principal Balance of the Class N Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class P Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xxxix) to make distributions to the Holders of the Class P Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xl) to make distributions of interest to the Holders of the Class Q Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

            (xli) after the Class Principal Balance of the Class P Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class Q Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to Section 4.01(a) above or pursuant to any prior clause of this Section 4.01(b));

            (xlii) to make distributions to the Holders of the Class Q Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xliii) to make distributions to the Holders of the Class R-III Certificates, in an amount equal to the excess, if any, of (A) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(j), over (B) the aggregate distributions made in respect of the Regular Interest Certificates on such Distribution Date pursuant to Section 4.01(a) above and Section 4.01(b)(i) through Section 4.01(b)(xlii) above;

            (xliv) to make distributions to the Holders of the Class R-II Certificates, up to an amount equal to the excess, if any, of (A) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(k), over (B) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(j); and

            (xlv) to make distributions to the Holders of the Class R-I Certificates, up to an amount equal to the excess, if any, of (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the other Classes of Certificates on such Distribution Date pursuant to Section 4.01(a) above and Sections 4.01(b)(i) through Section 4.01(b)(xliv) above.

            (c) On each Distribution Date, the Trustee shall withdraw from the Collection Account any amount received in respect of any Mortgage Loan or REO Loan during the related Collection Period that represents Net Prepayment Consideration (but excluding any Repayment of Premium Amounts collected in respect of a Premium Loan during a period when voluntary prepayment is permitted without the payment of any prepayment consideration under the related loan documents) and shall distribute such Net Prepayment Consideration to the Holders of the respective Classes of Principal Balance Certificates entitled to distributions of principal pursuant to Section 4.01(a) or Section 4.01(b) on such Distribution Date, up to an amount equal to, and pro rata based on, the respective Prepayment Consideration Entitlements for such Classes of Certificates for such Distribution Date.

            With respect to any Net Prepayment Consideration (but excluding any Repayment of Premium Amounts collected in respect of a Premium Loan during an open prepayment period for such Premium Loan) not otherwise distributed in respect of the Principal Balance Certificates pursuant to the foregoing paragraph of this Section 4.01(c), (i) on each Distribution Date up to and including the Distribution Date in June 2004, 72% of such Net Prepayment Consideration will be distributed to the holders of the Class X-CL Certificates and 28% of such Net Prepayment Consideration will be distributed to the holders of the Class X-CP Certificates, and (ii) on any following Distribution Dates, 100% of such Net Prepayment Consideration will be distributed to the holders of the Class X-CL Certificates. Any Net Prepayment Consideration distributed in respect of the Class X-CL and Class X-CP Certificates on any Distribution Date shall be deemed to have been distributed in respect of the respective Components of the Class X-CL and Class X-CP Certificates, on a pro rata basis in accordance with the respective amounts by which the Component Notional Amounts of such Components were reduced on such Distribution Date by deemed distributions of principal pursuant to Section 4.01(j).

            Any Net Prepayment Consideration representing any Repayment of Premium Amounts collected in respect of a Premium Loan during an open prepayment period for such Premium Loan shall be distributed on the related Distribution Date to the holders of the Class R-I Certificates.

            In all paragraphs above, Net Prepayment Considerations will only be distributed to any particular Class on a Distribution Date (i) if the respective Certificate Principal Balance or Class Notional Amount of such Class is greater than zero on the last Business Day of the Interest Accrual Period ending immediately prior to such Distribution Date (except with respect to distributions to be made to the Class R-I Certificates) and (ii) if the amount computed pursuant to the relevant paragraph above is greater than zero for such Class.

            (d) On each Distribution Date, the Trustee shall withdraw from the Collection Account any amounts that represent Additional Interest received by the Trust with respect to the ARD Mortgage Loans and any successor REO Mortgage Loans during the related Collection Period and shall distribute such amounts to the Holders of the Class V Certificates.

            (e) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate, but taking into account, in the case of the Class V Certificates, possible future distributions of Additional Interest) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Trustee was subsequently notified in writing. If such check is returned to the Trustee, then the Trustee, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Trustee shall be set aside by the Trustee and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Trustee has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Trustee shall, subject to applicable law, distribute the unclaimed funds to the Class R-III Certificateholders.

            (f) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Registrar, the Depositor or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Trustee and the Depositor shall perform their respective obligations under the Letter of Representations among the Depositor, the Trustee and the initial Depository dated as of the Closing Date and pertaining to the Book-Entry Certificates.

            (g) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

            (h) Except as otherwise provided in Section 9.01, whenever the Trustee receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined, in the case of a Class of Principal Balance Certificates, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates pursuant to Section 4.04(a), but taking into account, in the case of the Class V Certificates, possible future distributions of Additional Interest) will be made on the next Distribution Date, the Trustee shall, no later than the second Business Day prior to such Distribution Date, mail to each Holder of record of such Class of Certificates on such date a notice to the effect that:

            (i) the Trustee expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

            (ii) no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Trustee shall, subject to applicable law, distribute to the Class R-III Certificateholders all unclaimed funds and other assets which remain subject thereto.

            (i) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders.

            (j) All distributions made in respect of each Class of Principal Balance Certificates on each Distribution Date (including the Final Distribution
Date) pursuant to Section 4.01(a), Section 4.01(b), Section 4.01(c) or Section
9.01 shall be deemed to have first been distributed from REMIC II to REMIC III with respect to the Corresponding REMIC II Regular Interest(s) for such Class of Certificates; and all distributions made with respect to each Class of Interest Only Certificates on each Distribution Date pursuant to Section 4.01(a), Section 4.01(c) or Section 9.01, and allocable to any particular REMIC III Component of such Class of Certificates, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such REMIC III Component. In each case, if such distribution on any such Class of Certificates was a distribution of accrued interest, of principal, of additional interest (in the form of Net Prepayment Consideration) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to such Class of Certificates, then the corresponding distribution deemed to be made on a REMIC II Regular Interest pursuant to the preceding sentence (and, if applicable the next paragraph) shall be deemed to also be, respectively, a distribution of accrued interest, of principal, of additional interest (in the form of Net Prepayment Consideration) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to REMIC III in respect of such REMIC II Regular Interest.

            The Class A-1 Certificates shall have four Corresponding REMIC II Regular Interests. Class A-2 and Class G Certificates shall, in the case of each such Class of Certificates, have three Corresponding REMIC II Regular Interests. The Class F Certificates shall have 2 Corresponding REMIC II Regular Interests. Each other Class of Principal Balance Certificates shall have one Corresponding REMIC II Regular Interest.

            Deemed distributions of accrued interest made on REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 shall be allocated among those four REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of accrued interest deemed payable on each such REMIC II Regular Interest for the subject Distribution Date. Deemed distributions of principal made on REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 shall be allocated first to REMIC II Regular Interest A-1-1, until its Uncertificated Principal Balance is reduced to zero, second to REMIC II Regular Interest A-1-2, until its Uncertificated Principal Balance is reduced to zero, third to REMIC II Regular Interest A-1-3, until its Uncertificated Principal Balance is reduced to zero and last to REMIC II Regular Interest A-1-4, until its Uncertificated Principal Balance is reduced to zero. Deemed distributions of additional interest (in the form of Net Prepayment Consideration) made on REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 shall be allocated entirely first to REMIC II Regular Interest A-1-1, for so long as its Uncertificated Principal Balance is greater than zero, second to REMIC II Regular Interest A-1-2, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest A-1-1 has been reduced to zero, third to REMIC II Regular Interest A-1-2, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest A-1-1 and REMIC II Regular Interest A-1-2 have been reduced to zero, and last to REMIC II Regular Interest A-1-4, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2 and REMIC II Regular Interest A-1-3 have been reduced to zero. Deemed distributions in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses made on REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 shall be allocated among those four REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts deemed reimbursable with respect thereto for the subject Distribution Date.

            Deemed distributions of accrued interest made on REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 shall be allocated among those three REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of accrued interest deemed payable on each such REMIC II Regular Interest for the subject Distribution Date. Deemed distributions of principal made on REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 shall be allocated first to REMIC II Regular Interest A-2-1, until its Uncertificated Principal Balance is reduced to zero, then to REMIC II Regular Interest A-2-2, until its Uncertificated Principal Balance is reduced to zero, and last to REMIC II Regular Interest A-2-3, until its Uncertificated Principal Balance is reduced to zero. Deemed distributions of additional interest (in the form of Net Prepayment Consideration) made on REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 shall be allocated entirely to REMIC II Regular Interest A-2-1, for so long as its Uncertificated Principal Balance is greater than zero, then to REMIC II Regular Interest A-2-2, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest A-2-1 has been reduced to zero, and last to REMIC II Regular Interest A-2-3, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest A-2-1 and REMIC II Regular Interest A-2-2 have been reduced to zero. Deemed distributions in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses made on REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 shall be allocated among those three REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts deemed reimbursable with respect thereto for the subject Distribution Date.

            Deemed distributions of accrued interest made on REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2 shall be allocated between those two REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of accrued interest deemed payable on each such REMIC II Regular Interest for the subject Distribution Date. Deemed distributions of principal made on REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2 shall be allocated first to REMIC II Regular Interest F-1, until its Uncertificated Principal Balance is reduced to zero, and then to REMIC II Regular Interest F-2, until its Uncertificated Principal Balance is reduced to zero. Deemed distributions of additional interest (in the form of Net Prepayment Consideration) made on REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2 shall be allocated entirely to REMIC II Regular Interest F-1, for so long as its Uncertificated Principal Balance is greater than zero, and then to REMIC II Regular Interest F-2, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest F-1 has been reduced to zero. Deemed distributions in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses made on REMIC II Regular Interest F-1 and REMIC II Regular Interest F-2 shall be allocated between those two REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts deemed reimbursable with respect thereto for the subject Distribution Date.

            Deemed distributions of accrued interest made on REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3 shall be allocated among those three REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts of accrued interest deemed payable on each such REMIC II Regular Interest for the subject Distribution Date. Deemed distributions of principal made on REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3 shall be allocated first to REMIC II Regular Interest G-1, until its Uncertificated Principal Balance is reduced to zero, then to REMIC II Regular Interest G-2, until its Uncertificated Principal Balance is reduced to zero, and last to REMIC II Regular Interest G-3, until its Uncertificated Principal Balance is reduced to zero. Deemed distributions of additional interest (in the form of Net Prepayment Consideration) made on REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3 shall be allocated entirely to REMIC II Regular Interest G-1, for so long as its Uncertificated Principal Balance is greater than zero, then to REMIC II Regular Interest G-2, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest G-1 has been reduced to zero, and last to REMIC II Regular Interest G-3, for so long as its Uncertificated Principal Balance is greater than zero after the Uncertificated Principal Balance of REMIC II Regular Interest G-1 and REMIC II Regular Interest G-2 have been reduced to zero. Deemed distributions in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses made on REMIC II Regular Interest G-1, REMIC II Regular Interest G-2 and REMIC II Regular Interest G-3 shall be allocated among those three REMIC II Regular Interests on a pro rata basis in accordance with the respective amounts deemed reimbursable with respect thereto for the subject Distribution Date.

            The actual distributions made by the Trustee on each Distribution Date in respect of the REMIC III Certificates pursuant to Section 4.01(a),
Section 4.01(b), Section 4.01(c) or Section 9.01, as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(j). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(j), actual distributions of funds from the Collection Account shall be made only in accordance with Section 4.01(a),
Section 4.01(b), Section 4.01(c), Section 4.01(d) or Section 9.01, as applicable.

            (k) On each Distribution Date, including the Final Distribution Date, the Available Distribution Amount for such date shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

            (i) as deemed distributions of interest in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, all Uncertificated Distributable Interest in respect of each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

            (ii) as deemed distributions of principal in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, as to each REMIC I Regular Interest, the portion of the Principal Distribution Amount for such Distribution Date attributable to the related Mortgage Loan (or successor REO Loan); and

            (iii) as deemed distributions in respect of all the REMIC I Regular Interests, up to an amount equal to, pro rata in accordance with, and in reimbursement of, any Realized Losses and Additional Trust Fund Expenses previously allocated to each REMIC I Regular Interest (with compounded interest).

            Any Net Prepayment Consideration distributed to any Class of Regular Interest Certificates on any Distribution Date shall, in each case, be deemed to have been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interest corresponding to the prepaid Mortgage Loan, Premium Loan, Early Defeasance Mortgage Loan or REO Loan, as the case may be, in respect of which such Net Prepayment Consideration was received.

            (l) On each Distribution Date, including the Final Distribution Date, the portion of the Available Distribution Amount for such date allocable to a Loan REMIC Mortgage Loan (or any successor REO Loan) shall be deemed to have first been distributed from the Loan REMICs to REMIC I in respect of the related Loan REMIC Regular Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

            (i) as deemed distributions of interest in respect of the Loan REMIC Regular Interest, up to an amount equal to all Uncertificated Distributable Interest in respect of the Loan REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

            (ii) as deemed distributions of principal in respect of the Loan REMIC Regular Interest, up to an amount equal to the portion of the Principal Distribution Amount for such Distribution Date attributable to such Loan REMIC Mortgage Loan (or any successor REO Loan); and

            (iii) as deemed distributions in respect of the Loan REMIC Regular Interest, up to an amount equal to, and in reimbursement of, any Realized Losses and Additional Trust Fund Expenses previously allocated to the Loan REMIC Regular Interest (with compounded interest).

            Any Net Prepayment Consideration distributed to any Class of Regular Interest Certificates on any Distribution Date that is allocable to a Loan REMIC Mortgage Loan (or any successor REO Loan) shall, in each case, be deemed to have been distributed from the related Loan REMIC to REMIC I in respect of the related Loan REMIC Regular Interest.

            (m) Any amounts remaining in the Excess Liquidation Proceeds Account on the Distribution Date on which all Classes of Certificates have been paid in full in respect of all amounts due and outstanding in respect thereof shall be paid to the Special Servicer as additional compensation.

            Section 4.02 Statements to Certificateholders; CMSA Loan Periodic Update File. (a) On each Distribution Date, the Trustee shall provide or make available electronically to the Depositor, the Underwriters, the Master Servicer, the Special Servicer, the Controlling Class Representative, each Rating Agency, the Holders of each Class of Certificates and, upon their written request to the Trustee, any Certificate Owners of the Book-Entry Certificates as may be identified to the reasonable satisfaction of the Trustee, a statement, substantially in the form attached hereto as Exhibit B (a "Distribution Date Statement"), which shall also include the CMSA Bond Level File and the CMSA Collateral Summary File, based on information provided to it by the Master Servicer and the Special Servicer, setting forth in addition to the CMSA Bond Level File and the CMSA Collateral Summary File:

            (i) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Class Principal Balance thereof;

            (ii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Interest Certificates allocable to Distributable Certificate Interest;

            (iii) the amount of the distribution on such Distribution Date to the Holders of each Class of Regular Interest Certificates allocable to Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts and Excess Defeasance Deposit Proceeds, respectively;

            (iv) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses;

            (v) the Available Distribution Amount for such Distribution Date;

            (vi) the aggregate amount of P&I Advances made in respect of the Mortgage Pool for the prior Distribution Date pursuant to Section 4.03(a);

            (vii) (A) the aggregate amount of unreimbursed P&I Advances that had been outstanding with respect to the Mortgage Pool at the close of business on the related Determination Date and the aggregate amount of any interest accrued and payable to the Master Servicer, the Trustee or the Fiscal Agent in respect of such unreimbursed P&I Advances in accordance with Section 4.03(d) as of the close of business on such Determination Date and (B) the aggregate amount of unreimbursed Servicing Advances that had been outstanding with respect to the Mortgage Pool as of the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master Servicer, the Trustee or the Fiscal Agent in respect of such unreimbursed Servicing Advances in accordance with Section 3.11(g) as of the close of business on such related Determination Date;

            (viii) the aggregate unpaid principal balance of the Mortgage Pool outstanding as of the close of business on the related Determination Date and the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

            (ix) the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans (other than REO Loans) as of the close of business on the related Determination Date;

            (x) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date and aggregate Stated Principal Balance (immediately after such Distribution Date) of Mortgage Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 or more days, (D) as to which foreclosure proceedings have been commenced, and (E) as to which, to the knowledge of the Master Servicer or the Special Servicer, as applicable, bankruptcy proceedings have commenced in respect of the related Mortgagor;

            (xi) as to each Mortgage Loan referred to in the preceding clause
      (x) above, (A) the loan number thereof, (B) the Stated Principal Balance thereof immediately following such Distribution Date and (C) whether the delinquency is in respect of its Balloon Payment;

            (xii) with respect to any Mortgage Loan as to which a Liquidation Event occurred during the related Collection Period (other than a payment in full), (A) the loan number thereof, (B) the nature of the Liquidation Event and, in the case of a Final Recovery Determination, a brief description of the basis for such Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (D) the amount of any Realized Loss in connection with such Liquidation Event;

            (xiii) with respect to any REO Property that was included in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Mortgage Loan, the book value of such REO Property and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

            (xiv) with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Collection Period, the loan number of such Mortgage Loan and the Stated Principal Balance of such Mortgage Loan as of the related Acquisition Date;

            (xv) with respect to any REO Property included in the Trust Fund as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Mortgage Loan, (B) a brief description of the basis for the Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts received with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates), (D) the amount of any Realized Loss in respect of the related REO Loan in connection with such Final Recovery Determination and
      (E), if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

            (xvi) the Accrued Certificate Interest and Distributable Certificate Interest in respect of each Class of Regular Interest Certificates for such Distribution Date or the related Interest Accrual Period, as applicable;

            (xvii) any unpaid Distributable Certificate Interest in respect of each Class of Regular Interest Certificates after giving effect to the distributions made on such Distribution Date, and if the full amount of the Principal Distribution Amount was not distributed on such Distribution Date, the portion of the shortfall affecting each Class of Principal Balance Certificates;

            (xviii) the Pass-Through Rate for each Class of Regular Interest Certificates for such Distribution Date;

            (xix) the Principal Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal received during the related Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

            (xx) the aggregate of all Realized Losses incurred during the related Collection Period and from the Closing Date and all Additional Trust Fund Expenses (with a description thereof) incurred during the related Collection Period and from the Closing Date;

            (xxi) the aggregate of all Realized Losses and Additional Trust Fund Expenses that remain unallocated immediately following such Distribution Date;

            (xxii) the Class Principal Balance of each Class of Principal Balance Certificates and the Class Notional Amount of the Class of Interest Only Certificates, outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on such Distribution Date;

            (xxiii) the Certificate Factor for each Class of Regular Interest Certificates immediately following such Distribution Date;

            (xxiv) the aggregate amount of any interest on Advances in respect of the Mortgage Pool paid to the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent during the related Collection Period in accordance with Section 3.11(g) and/or Section 4.03(d);

            (xxv) (A) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount (including an itemized calculation thereof) as of the related Determination Date and (B) the aggregate Appraisal Reduction Amount for all Required Appraisal Loans as of the related Determination Date;

            (xxvi) on a cumulative basis from the Cut-off Date, the number, aggregate Stated Principal Balance immediately after such Distribution Date (in the case of subclauses (A), (B) and (E)), aggregate Cut-off Date Balance (in the case of subclauses (C) and (D)), weighted average extension period (except in the case of subclause (B) and which shall be zero in the case of subclause (C)), and weighted average anticipated extension period (in the case of subclause (B)) of Mortgage Loans (A) as to which the maturity dates have been extended, (B) as to which the maturity dates are in the process of being extended, (C) that have paid off and were never extended, (D) as to which the maturity dates had previously been extended and have paid off and (E) as to which the maturity dates had been previously extended and are in the process of being further extended;

            (xxvii) the original and then current credit support levels for each Class of Regular Interest Certificates;

            (xxviii) the original and then current ratings, if any, for each Class of Regular Interest Certificates;

            (xxix) the aggregate amount of Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts and Excess Defeasance Deposit Proceeds collected (A) during the related Collection Period and
      (B) since the Closing Date;

            (xxx) (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to the Master Servicer, the Special Servicer and, if payable directly out of the Trust Fund without a reduction in the servicing compensation otherwise payable to the Master Servicer or the Special Servicer, to each Sub-Servicer, during the related Collection Period, and (B) such other information as the Trustee is required by the Code or other applicable law to furnish to enable Certificateholders to prepare their tax returns; and

            (xxxi) the amounts, if any, actually distributed with respect to the Class R-I, Class R-II and Class R-III Certificates on such Distribution Date.

            In the case of information to be furnished pursuant to clauses (i) through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single Certificate. In the case of information provided to the Trustee as a basis for information to be furnished pursuant to clauses (vi) through (xv), (xix), (xx),
(xxiv), (xxv), (xxvi), (xxix) and (xxx) above, insofar as the underlying information is solely within the control of the Special Servicer or the Master Servicer, the Trustee may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer or the Master Servicer.

            During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of the Distribution Date Statement shall be deemed to have agreed to keep confidential the information therein until such Distribution Date Statement is filed with the Commission, and the Distribution Date Statement shall bear a legend to such effect.

            Absent manifest error of which it has actual knowledge, none of the Master Servicer, the Special Servicer or the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor, a Mortgage Loan Seller or third party (subject, in the case of the Master Servicer and the Special Servicer, to Section 3.22(d)) that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Trustee, as applicable, pursuant to this Agreement. None of the Trustee, the Master Servicer or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a Mortgage Loan Seller, a third party (subject, in the case of the Master Servicer and the Special Servicer, to Section 3.22(d)) or each other.

            The Trustee shall forward a copy of each Distribution Date Statement by mail to the Depository. The Trustee shall make available each month, to Certificateholders, Certificate Owners, the Underwriters, the Rating Agencies, the Controlling Class Representative, any party hereto or any Person identified by any Certificateholder or Certificate Owner as a prospective transferee, via the Trustee's internet website, with the use of a password provided by the Trustee to such Person upon request and, in the case of a Certificateholder, a Certificate Owner or a prospective transferee of a Certificate or any interest therein, upon receipt by the Trustee from such Person of a certification substantially in the form of Exhibit L-1 or Exhibit L-2, as applicable, all Certificateholder Reports and any additional files containing substantially similar information in an alternative format and, with the consent or at the direction of the Depositor, such other information regarding the Certificates and/or the Mortgage Loans as the Trustee may have in its possession. The Trustee shall also make all CMSA reports, including CMSA NOI Adjustment Worksheets, CMSA Operating Statement Analysis Reports and CMSA Comparative Financial Status Reports in its possession available via its internet website in the same manner as the Certificateholder Reports. The Trustee will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility therefor.

            The Trustee's internet website shall be located at www.etrustee.net or at such other address as shall be specified by the Trustee from time to time in the Distribution Date Statement and in one or more written notices delivered to the other parties hereto, the Controlling Class Representative (if any), the Certificateholders and the Rating Agencies. In connection with providing access to the Trustee's internet website, the Trustee may require the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

            The Master Servicer may, but is not required to, make available each month, to Certificateholders, Certificate Owners (that have been confirmed as such by the Trustee), the Controlling Class Representative, the Underwriters, the Rating Agencies or any party hereto, the Certificateholder Reports, any CMSA NOI Adjustment Worksheet or CMSA Operating Statement Analysis Report on its internet website. The Master Servicer will make no representations or warranties as to the accuracy or completeness of any report not prepared by it and will assume no responsibility for any information for which it is not the original source.

            The Master Servicer's internet website shall be located at "www.gmaccm.com" or at such other address as shall be specified by the Master Servicer. In connection with providing access to the Master Servicer's internet website, the Master Servicer may require the acceptance of a disclaimer. The Master Servicer shall not be liable for the dissemination of information to Certificateholders and Certificate Owners in accordance with this Agreement. Access to the Master Servicer's Website shall be with the use of a password provided by the Master Servicer, which, in the case of a Certificateholder or a Certificate Owner, shall only be provided upon receipt by the Master Servicer from such Person of a certification substantially in the form of Exhibit L-1.

            Within a reasonable period of time after the end of each calendar year, upon request, the Trustee shall send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i), (ii), (iii) and (iv) of the description of "Distribution Date Statement" above and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            Upon receipt of notice from the Depositor that the Underwriters have sold the Non-Registered Certificates to unaffiliated third parties, the Trustee shall make available electronically or, if so requested, forward by hard copy, on each Distribution Date, to (i) the Trepp Group (at 477 Madison Avenue, 18th Floor, New York, New York 10022 or such other address as the Trepp Group may designate), (ii) Intex Solutions, Inc. (at 35 Highland Circle, Needham, Massachusetts 02194, or such other address as Intex Solutions, Inc. may hereafter designate), (iii) Charter Research Corporation (at 262 Washington Street, Boston, Massachusetts 02108, or such other address as Charter Research Corporation may hereafter designate), and (iv) any other similar third party information provider, a copy of the reports made available to the Holders of the Certificates on such Distribution Date as described above.

            Upon written request of the Depositor or any Underwriter, without payment of any fee, and upon written request of any Certificateholders or any other Person, together with payment of a reasonable fee specified by the Trustee, the Trustee shall provide any statements, reports and/or information contemplated by this Section 4.02(a) on computer diskette to such party (such computer diskette and such statements, reports, and/or information thereon to bear such appropriate disclaimers and qualifications as the Depositor and the Trustee shall determine in their reasonable discretion).

            If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive Certificate evidencing its ownership interest in the related Class of Book-Entry Certificates, then the Trustee shall forward such statements, reports and/or other written information to such Certificate Owner as provided above, upon the request of such Certificate Owner made in writing to the Corporate Trust Office (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Trustee shall be furnished to any such Person via overnight courier delivery or telecopy from the Trustee; provided that the cost of such overnight courier delivery or telecopy shall be an expense of the party requesting such information.

            The Trustee shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives, in the format required by this Agreement, the necessary underlying information from the Master Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Trustee, the Master Servicer or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Mortgagor and the failure of the Trustee, Master Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            The information to be furnished by the Trustee to the Certificateholders pursuant to Sections 4.02(a) and (b) shall not limit the Trustee in furnishing any such information to other Persons to whom it determines such disclosure to be appropriate and shall not limit the Trustee in furnishing to Certificateholders or to any Person any other information with respect to the Mortgage Loans, the Mortgaged Properties or the Trust Fund as may be provided to it by the Depositor, the Master Servicer or the Special Servicer or gathered by it in any investigation or other manner from time to time (such information, other than as described in Sections 4.02(a) and (b), is referred to herein as "Additional Information") as it may reasonably deem necessary or appropriate from time to time, provided that (A) the Trustee shall give the Depositor three Business Days' advance notice before doing so, (B) any such Additional Information shall only be furnished with the consent or at the request of the Depositor (except pursuant to clause (E) below), (C) the Trustee shall be entitled to indicate the source of all information furnished by it, and the Trustee may affix thereto any disclaimer it deems appropriate in its discretion, (D) the Trustee shall notify Certificateholders of the availability of any such information in any manner as it, in its sole discretion, may determine, (E) the Trustee shall not intentionally disclose any information regarding the Special Servicer's asset resolution strategy without the prior consent of the Special Servicer (the Special Servicer's consent to be withheld or given consistent with the Servicing Standard), and (F) this provision shall not prevent the Trustee, whether with or without the consent of the Depositor, from furnishing information with respect to the Trust Fund and its administration thereof to any Person, if it reasonably determines that the furnishing of such information is required by applicable law. The Trustee shall forward to the Depositor any requests for Additional Information which, for their fulfillment, require the consent of the Depositor. Nothing herein shall be construed to impose upon the Trustee any obligation or duty to furnish or distribute any Additional Information to any Person in any instance.

            (b) Not later than 12:00 p.m. (New York City time) on the second Business Day prior to each Distribution Date, the Master Servicer shall furnish to the Trustee, and upon request, to the Depositor, the Underwriters and the Special Servicer, by electronic transmission (or in such other form to which the Trustee or the Depositor, as the case may be, and the Master Servicer may agree), an accurate and complete CMSA Loan Periodic Update File providing the required information for the Mortgage Loans as of the related Determination Date and a report reconciling amounts held in the Custodial Account.

            In the performance of its obligations set forth in Section 4.05 and its other duties hereunder, the Trustee may conclusively rely on the CMSA Loan Periodic Update File provided to it by the Master Servicer, and the Trustee shall not be responsible to recompute, recalculate or verify the information provided to it by the Master Servicer. The Master Servicer may conclusively rely on any information provided by the Depositor or any Mortgagor with respect to the CMSA Loan Periodic Update File, CMSA Loan Setup File, CMSA Property File and CMSA Financial File.

            Section 4.03 P&I Advances. (a) On or before each P&I Advance Date (and by 2:00 p.m., New York City time, on a reasonable efforts basis, but in any event, by no later than such P&I Advance Date), the Master Servicer shall, subject to Section 4.03(c) below, satisfy its obligations to make any required P&I Advances with respect to the related Distribution Date in respect of the Mortgage Pool, first, by transferring to the Trustee for deposit in the Collection Account amounts then held in the Custodial Account for future distribution to Certificateholders in subsequent months in discharge of such obligations, and second, by remitting its own funds to the Trustee for deposit in a Collection Account in an amount equal to the remaining portion of such required P&I Advances. Any amounts held in the Custodial Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer's records and replaced by the Master Servicer by deposit in the Custodial Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 4:00 p.m., New York City time, on any P&I Advance Date, the Master Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of the Master Servicer by facsimile transmission sent to telecopy no. 215-328-3478 (or such alternative number provided by the Master Servicer to the Trustee in writing) and by telephone at telephone no. 215-328-1258, Attention: Master Servicing Manager (or such alternative number provided by the Master Servicer to the Trustee in writing) as soon as possible, but in any event before 5:00 p.m., New York City time, on such P&I Advance Date. If after such notice by facsimile, the Trustee does not receive the full amount of such P&I Advances by 11:00 a.m., New York City time, on the related Distribution Date, then the Trustee (or the Fiscal Agent on its behalf) shall make the portion of such P&I Advances that was required to be, but was not, made by the Master Servicer on such P&I Advance Date. If the Trustee fails to make any such P&I Advance on the related Distribution Date, but the Fiscal Agent makes such P&I Advance on such date, then the Trustee shall be deemed not to be in default hereunder.

            (b) The aggregate amount of P&I Advances to be made by the Master Servicer, the Trustee or the Fiscal Agent, as the case may be, pursuant to
Section 4.03(a) in respect of any Distribution Date shall, subject to Section 4.03(c) below, equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of any related Workout Fees, due or deemed due, as the case may be, in respect of the Mortgage Loans (including Balloon Mortgage Loans delinquent as to their respective Balloon Payments) and any REO Loans in the Mortgage Pool on their respective Due Dates during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected (including received as net income from REO Properties) as of the close of business on the related Determination Date and further, if such amount was not received by the Master Servicer by the close of business on the Business Day before the Master Servicer Remittance Date; provided that, if it is determined that an Appraisal Reduction Amount exists with respect to any such Mortgage Loan or REO Loan, then, in the event of subsequent delinquencies thereon, the amount of each P&I Advance, if any, required to be made in respect of such Mortgage Loan or REO Loan, as the case may be, during the period that such Appraisal Reduction Amount continues to exist, shall be reduced to equal the product of
(x) the amount of the interest portion of the subject P&I Advance that would otherwise be required without regard to this proviso, multiplied by (y) a fraction, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, net of such Appraisal Reduction Amount, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be.

            (c)  Notwithstanding anything herein to the contrary, no P&I
Advance shall be required to be made under this Section 4.03 if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the Master Servicer that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Trustee, the Fiscal Agent and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information that supports such determination, including an appraisal (and if conducted within the 12-month period preceding such determination, which appraisal shall have been conducted by an Independent Appraiser (or internal valuation in the case of a Mortgage Loan with the then outstanding principal balance of less than $2,000,000) in accordance with the standards of the Appraisal Institute taking into account the factors specified in Section 3.18), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Properties (to the extent available and/or in the Master Servicer's or the Special Servicer's possession), engineers' reports, environmental surveys and any similar reports that the Master Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by the Master Servicer. If, in connection with the foregoing, it is necessary for the Master Servicer to obtain an appraisal, the Master Servicer shall so notify the Special Servicer and consult with the Special Servicer regarding such appraisal. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by the Master Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance; provided, however, that if the Master Servicer has failed to make a P&I Advance for reasons other than a determination by the Master Servicer that such P&I Advance would be Nonrecoverable P&I Advance, the Trustee or Fiscal Agent shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or the Fiscal Agent, in good faith, makes a determination prior to the times specified in Section 4.03(a) that such P&I Advance would be a Nonrecoverable P&I Advance.

            (d) Subject to the next sentence, the Master Servicer, the Trustee and the Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby under this Section 4.03 (with its own funds) for so long as such P&I Advance is outstanding, such interest to be payable: (i) out of any Default Charges collected on the particular Mortgage Loan or REO Loan as to which such P&I Advance relates; and (ii) to the extent that such Default Charges are insufficient, but not before the related Advance has been reimbursed pursuant to this Agreement, out of general collections on the Mortgage Loans and REO Properties on deposit in the Custodial Account. The Master Servicer shall, in accordance with Section 3.05(a), reimburse itself, the Trustee or the Fiscal Agent, as applicable, for any outstanding P&I Advance made thereby under this
Section 4.03 as soon as practicable after funds available for such purpose are deposited in the Custodial Account, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by the Master Servicer or a Sub-Servicer on its behalf as of the related P&I Advance Date.

            Section 4.04 Allocation of Realized Losses and Additional Trust Fund Expenses. (a) On each Distribution Date, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01, the Trustee shall determine the amount, if any, by which (i) the then aggregate of the Class Principal Balances of all the Classes of Principal Balance Certificates, exceeds
(ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the Class Principal Balances of the Class Q, Class P, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C and Class B Certificates shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then the respective Class Principal Balances of all the outstanding Classes of Class A Certificates shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All such reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates shall constitute allocations of Realized Losses and Additional Trust Fund Expenses.

            (b) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to
Section 4.01(i), the Trustee shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the Uncertificated Principal Balances of REMIC II Regular Interest Q, REMIC II Regular Interest P, REMIC II Regular Interest N, REMIC II Regular Interest M, REMIC II Regular Interest L, REMIC II Regular Interest K, REMIC II Regular Interest J, REMIC II Regular Interest H, REMIC II Regular Interest G-1, REMIC II Regular Interest G-2, REMIC II Regular Interest G-3, REMIC II Regular Interest F-1, REMIC II Regular Interest F-2, REMIC II Regular Interest E, REMIC II Regular Interest D, REMIC II Regular Interest C and REMIC II Regular Interest B shall be reduced sequentially, in that order, in each case, until such excess or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then the respective Uncertificated Principal Balances of (A) REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4, as a collective matter, in the order described in the next sentence, and (B) and REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3, as a collective matter, in the order described in the second following sentence shall be reduced on a pro rata basis in accordance with the relative sizes of such Uncertificated Principal Balances, until any such remaining excess is reduced to zero. Any reductions in the Uncertificated Principal Balances of REMIC II Regular Interest A-1-1, REMIC II Regular Interest A-1-2, REMIC II Regular Interest A-1-3 and REMIC II Regular Interest A-1-4 pursuant to the preceding sentence shall be made: first, to the Uncertificated Principal Balance of REMIC II Regular Interest A-1-1, until such Uncertificated Principal Balance is reduced to zero; second, to the Uncertificated Principal Balance of REMIC II Regular Interest A-1-2, until such Uncertificated Principal Balance is reduced to zero; third, to the Uncertificated Principal Balance of REMIC II Regular Interest A-1-3, until such Uncertificated Principal Balance is reduced to zero; and last, to the Uncertificated Principal Balance of REMIC II Regular Interest A-1-4 until such Uncertificated Principal Balance is reduced to zero. Any reductions in the Uncertificated Principal Balances of REMIC II Regular Interest A-2-1, REMIC II Regular Interest A-2-2 and REMIC II Regular Interest A-2-3 pursuant to the second preceding sentence shall be made: first, to the Uncertificated Principal Balance of REMIC II Regular Interest A-2-1, until such Uncertificated Principal Balance is reduced to zero; second, to the Uncertificated Principal Balance of REMIC II Regular Interest A-2-2, until such Uncertificated Principal Balance is reduced to zero; and last, to the Uncertificated Principal Balance of REMIC II Regular Interest A-2-3 until such Uncertificated Principal Balance is reduced to zero. All such reductions in the Uncertificated Principal Balances of the respective REMIC II Regular Interests shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

            (c) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(i) and the Loan REMIC Regular Interests pursuant to Section 4.01(l), the Uncertificated Principal Balance of the REMIC I Regular Interests and the Loan REMIC Regular Interests (after taking account of such deemed distributions) shall be reduced to equal the Stated Principal Balance of the related Mortgage Loan or REO Loan, as the case may be, that will be outstanding immediately following such Distribution Date. Any such reductions in the Uncertificated Principal Balances of the REMIC I Regular Interests and the Loan REMIC Regular Interests shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

            Section 4.05 Calculations. The Trustee shall, provided it receives the necessary information from the Master Servicer and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section
4.01 and Article IX and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04. The Trustee shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the Trustee shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or Master Servicer. The calculations by the Trustee of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

            Section 4.06 Use of Agents. The Master Servicer, the Special Servicer or the Trustee may at its own expense utilize agents or attorneys-in-fact in performing any of its obligations under this Article IV (except the obligation to make P&I Advances), but no such utilization shall relieve the Master Servicer, the Special Servicer or the Trustee from any of such obligations, and the Master Servicer, the Special Servicer or the Trustee, as applicable, shall remain responsible for all acts and omissions of any such agent or attorney-in-fact as if the Master Servicer, the Special Servicer or the Trustee, as the case may be, were alone performing such obligations.

                                    ARTICLE V

                                THE CERTIFICATES


            Section 5.01 The Certificates. (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5, A-6 and A-7; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in the Registered Certificates and the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K and Class L, Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Regular Interest Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial Certificate Notional Amounts, as the case may be, as of the Closing Date of $10,000 in the case of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates, $250,000 in the case of a Class of Interest Only Certificates, and $250,000 in the case of the remaining Regular Interest Certificates, and in each such case in integral multiples of $1 in excess thereof. The Class R-I Certificates, the Class R-II Certificates, the Class R-III Certificates and the Class V Certificates will be issuable in denominations representing Percentage Interests in the related Class of not less than 10%.

            (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            Section 5.02 Registration of Transfer and Exchange of Certificates.
(a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The offices of the Trustee responsible for its duties as initial Certificate Register shall be located, as of the Closing Date, at 135 South LaSalle, Suite 1625, Chicago, Illinois 60603, Attention: Asset-Backed Securities Trust Services Group--CDC Commercial Mortgage Trust, Series 2002-FX1. The Certificate Registrar may appoint, by a written instrument delivered to the Depositor, the Master Servicer, the Special Servicer and (if the Trustee is not the Certificate Registrar) the Trustee, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee (if it is no longer the Certificate Registrar), the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

            If three or more Holders make written request to the Trustee, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Holders propose to transmit, then the Trustee shall, within 30 days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar.

            (b) No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of any Definitive Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, Lehman Brothers or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit F-1 and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit F-2A or as Exhibit F-2B; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that the prospective Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Tax Administrator, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based.

            If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered Certificates or a Transfer of any interest therein by the Depositor, Lehman Brothers or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit F-2C, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate. If any Transferee of an interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or one of the certifications described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-2C hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and
(y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K or Class L Certificates, as applicable, to be transferred. Upon delivery to the Certificate Registrar of such certification and orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K or Class L Certificates, as applicable, and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Rule 144A Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by the second paragraph of this
Section 5.02(b), the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

            Except as provided in the next paragraph, no beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any such Transfer shall be required to obtain from such Certificate Owner's prospective Transferee a written certification substantially in the form set forth in Exhibit F-2D hereto certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates may be held only through Euroclear or Clearstream. The Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

            Notwithstanding the preceding paragraph, after the Release Date, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K or Class L Certificates, as applicable, to be transferred. Upon delivery to the Certificate Registrar of such certification and orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the Class X-CL, Class X-CP, Class F, Class G, Class H. Class J, Class K or Class L Certificates, as applicable, and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Fiscal Agent, the Master Servicer, the Special Servicer, the Tax Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            (c) No Transfer of a Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate or any interest therein by the Depositor, Lehman Brothers, CDC Securities Inc. or any of their respective Affiliates or, in the case of the global certificate(s) representing a Class of Book-Entry Non-Registered Certificates, any Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Book-Entry Non-Registered Certificate that relates to a Rule 144A Global Certificate shall be required to obtain from its prospective Transferee, either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) except in the case of a Class R-I, Class R-II, Class R-III or Class V Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) in the case of a Non-Registered Certificate that is an Investment Grade Certificate (other than, if applicable, a Class R-I, Class R-II, Class R-III or Class V Certificate) that is being acquired by or on behalf of a Plan in reliance on the Prohibited Transaction Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer, any Exemption Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfied the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses
(iii)(X) and (iii)(Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. It is hereby acknowledged that the forms of certification attached hereto as Exhibit G-1 (in the case of Definitive Non-Registered Certificates) and Exhibit G-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Interest Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause
(ii) (A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii) (B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Residual Interest Certificate are expressly subject to the following provisions:

                  (A) Each Person holding or acquiring any Ownership Interest in a Residual Interest Certificate shall be a Permitted Transferee and shall promptly notify the Tax Administrator and the Trustee of any change or impending change in its status as a Permitted Transferee.

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Interest Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Residual Interest Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit H-1 (a "Transfer Affidavit and Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Interest Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Interest Certificate it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

                  (C) Notwithstanding the delivery of a Transfer Affidavit and
            Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Trustee or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Interest Certificate to such proposed Transferee shall be effected.

                  (D) Each Person holding or acquiring any Ownership Interest in a Residual Interest Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Residual Interest Certificate and (2) not to Transfer its Ownership Interest in such Residual Interest Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit H-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

                  (E) Each Person holding or acquiring an Ownership Interest in a Residual Interest Certificate, by purchasing such Ownership Interest, agrees to give the Tax Administrator and the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Interest Certificate, if it is, or is holding an Ownership Interest in a Residual Interest Certificate on behalf of, a "pass-through interest holder".

            (ii) (A) If any purported Transferee shall become a Holder of a Residual Interest Certificate in violation of the provisions of this
      Section 5.02(d), then the last preceding Holder of such Residual Interest Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Interest Certificate. None of the Depositor, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Interest Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                  (B) If any purported Transferee shall become a Holder of a
            Residual Interest Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Residual Interest Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Trustee shall have the right but not the obligation, to cause the Transfer of such Residual Interest Certificate to a Permitted Transferee selected by the Trustee on such terms as the Trustee may choose, and the Trustee shall not be liable to any Person having an Ownership Interest in such Residual Interest Certificate as a result of the Trustee's exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Residual Interest Certificate in accordance with the instructions of the Trustee. Such Permitted Transferee may be the Trustee itself or any Affiliate of the Trustee.

            (iii) The Tax Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Interest Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Interest Certificate and each of the other parties hereto shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator for providing information thereto pursuant to this subsection (c)(iii) and Section 10.01(h)(i).

            (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee and the Tax Administrator the following:

                  (A) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause an Adverse Rating Event; and

                  (B) an Opinion of Counsel, in form and substance satisfactory to the Trustee and the Tax Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee, the Tax Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Residual Interest Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Interest Certificate to a Person that is not a Permitted Transferee.

            (e) If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Trustee (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in Subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

            (f) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

            (g) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (h) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

            (i) No service charge shall be imposed for any transfer or exchange of Certificates, but the Trustee or Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            (j) All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

            Section 5.03 Book-Entry Certificates. (a) The Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K and Class L Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c) and 5.03(d) below, a Transfer of such Certificates may not be registered by the Certificate Registrar unless such Transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. The Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K and Class L Certificates initially sold in reliance on Rule 144A shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Trustee as custodian for the Depository and registered in the name of Cede &Co. as nominee of the Depository. The Class X-CL, Class X-CP, Class F, Class G, Class H, Class J, Class K and Class L Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Temporary Global Certificate for such Class, which shall be deposited with the Trustee as custodian for the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            (b) The Trustee, the Master Servicer, the Special Servicer, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

            (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

            Upon surrender to the Certificate Registrar of the Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. In connection with such authentication and delivery the Depositor shall provide the Certificate Registrar with an adequate inventory of Definitive Certificates with reasonable promptness following a request therefor by the Certificate Registrar. None of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d) Notwithstanding any other provisions contained herein, neither the Trustee nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered Certificate or any Subordinate Certificate) which interests are transferable through the book-entry facilities of the Depository.

            Section 5.04  Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.05 Persons Deemed Owners. Prior to due presentment for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section
4.01 and for all other purposes whatsoever and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                   ARTICLE VI

            THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER
                    AND THE CONTROLLING CLASS REPRESENTATIVE


            Section 6.01 Liability of Depositor, Master Servicer and Special Servicer. The Depositor, the Master Servicer and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer and the Special Servicer herein.

            Section 6.02 Merger, Consolidation or Conversion of Depositor, Master Servicer or Special Servicer. Subject to the following paragraph, the Depositor, the Master Servicer and the Special Servicer shall each keep in full effect its existence, rights and franchises as a legal entity under the laws of the jurisdiction of its organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Each of the Depositor, the Master Servicer and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which, in the case of the Master Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer or the Special Servicer shall be a party, or any Person succeeding to the business (which, in the case of the Master Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, the Master Servicer or the Special Servicer, shall be the successor of the Depositor, the Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Master Servicer or the Special Servicer unless (i) as confirmed in writing by each of the Rating Agencies, such succession will not result in an Adverse Rating Event, and (ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23 (in the case of a successor or surviving Person to the Master Servicer) or Section 3.24 (in the case of a successor or surviving Person to the Special Servicer), as applicable.

            Section 6.03 Limitation on Liability of Depositor, Master Servicer and Special Servicer. None of the Depositor, the Master Servicer or the Special Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer or the Special Servicer against any liability to the Trust Fund or the Certificateholders for the breach of a representation or warranty made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its obligations or duties hereunder or reckless disregard of such obligations or duties. The Depositor, the Master Servicer, the Special Servicer and any director, manager, member, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicer, the Special Servicer and any director, manager, member, officer, employee or agent of the Depositor, the Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund out of the Custodial Account against any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with any legal action or claim relating to this Agreement or the Certificates (including in connection with the dissemination of information and reports as contemplated by this Agreement), other than any such loss, liability or expense: (i) specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof;
(ii) which constitutes a Servicing Advance that is otherwise reimbursable hereunder; (iii) incurred in connection with any breach on the part of the party seeking indemnification of a representation or warranty made herein; or (iv) incurred by reason of willful misfeasance, bad faith or negligence on the part of the party seeking indemnification in the performance of its obligations or duties hereunder or reckless disregard of such obligations or duties. None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any administrative or legal action, proceeding, hearings or examination, unless such action is related to its respective duties under this Agreement and either (i) it is specifically required hereunder to bear the costs of such action or (ii) such action will not, in its reasonable and good faith judgment, involve it in any ultimate expense or liability for which it would not be reimbursed hereunder. Notwithstanding the foregoing, the Depositor, the Master Servicer or the Special Servicer may in its discretion undertake any such action which it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Custodial Account as provided in Section 3.05. In no event shall the Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the Trustee or any Certificateholder, subject to the provisions of Section 8.05(c).

            Section 6.04 Resignation of Master Servicer and the Special
Servicer.   (a) The Master Servicer and, subject to Section 6.06, the Special
Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the Master Servicer or the Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of the Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires the Master Servicer's or Special Servicer's resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.06 or Section 7.02 hereof. The Master Servicer and, subject to the rights of the Controlling Class under Section 6.06 to appoint a successor special servicer, the Special Servicer shall each have the right to resign at any other time, provided that (i) a willing successor thereto reasonably acceptable to the Depositor has been found (provided that if the Depositor has not responded to a request for consent to a successor within 15 days, such successor shall be deemed approved thereby), (ii) each of the Rating Agencies confirms in writing that the successor's appointment will not result in an Adverse Rating Event, (iii) the resigning party pays all costs and expenses in connection with such resignation and the resulting transfer of servicing, and
(iv) the successor accepts appointment prior to the effectiveness of such resignation and agrees in writing to be bound by the terms and conditions of this Agreement. Neither the Master Servicer nor the Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04(a).

            (b) Consistent with Section 6.04(a), neither the Master Servicer nor the Special Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or, except as provided in Sections 3.22 and 4.06, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Master Servicer or the Special Servicer are transferred to a successor thereto, the Master Servicing Fee and/or the Special Servicing Fee, as applicable, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

            Section 6.05 Rights of Depositor and Trustee in Respect of Master Servicer and the Special Servicer. Upon reasonable request, the Master Servicer and the Special Servicer shall each furnish at the expense of the requesting party the Trustee with its most recent publicly available financial statements and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer or Special Servicer hereunder or exercise the rights of the Master Servicer and the Special Servicer hereunder; provided, however, that neither the Master Servicer nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee and, provided further, that the Depositor may not exercise any right pursuant to Section 7.01 to terminate the Master Servicer or the Special Servicer as a party to this Agreement. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.

            Section 6.06 Designation of Special Servicer and Controlling Class Representative by the Controlling Class. (a) The Holder or Holders of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class may at any time and from time to time designate a Person to serve as Special Servicer hereunder and to replace any existing Special Servicer (with or without cause) or any Special Servicer that has resigned or otherwise ceased to serve (including in connection with termination pursuant to Section 7.01) as Special Servicer. Such Holder or Holders may also select a representative (the "Controlling Class Representative") from whom the Special Servicer will seek advice and approval and take direction under certain circumstances, as described herein. The Controlling Class Representative shall be required to keep all non-public information received by it in such capacity pursuant to this Agreement confidential and, upon its designation as such, shall deliver to the Trustee a confirmation to such effect. Upon its acquisition of all the Class Q Certificates, GMAC Institutional Advisors LLC will be the initial Controlling Class Representative, and by its acceptance of such designation, shall be deemed to have agreed to keep all non-public information received by it in such capacity pursuant to this Agreement confidential. Such Holder or Holders shall so designate a Person to serve as replacement Special Servicer by the delivery to the Trustee, the Master Servicer and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as Exhibit I-1. If such Holders have not replaced the Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, the Trustee shall designate a successor Special Servicer, subject to removal by the Controlling Class and appointment of a successor thereto pursuant to the terms of this Section 6.06. Any designated Person (whether designated by Holders of the Controlling Class or by the Trustee) shall become the Special Servicer on the date as of which the Trustee shall have received all of the following: (1) written confirmation from all of the Rating Agencies that the appointment of such Person will not result in an Adverse Rating Event; (2) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit I-2, executed by the designated Person, and (3) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer) to the effect that, upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, the designated Person shall be bound by the terms of this Agreement and, subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that (i) the resigning Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation, (ii) the resigning Special Servicer shall be entitled to a portion of certain Workout Fees thereafter received on the Corrected Loans (but only if and to the extent permitted by Section 3.11(c)) and (iii) the resigning Special Servicer shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. Such resigning Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including the transfer within two Business Days to the replacement Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to a Custodial Account, a Servicing Account, a Reserve Account or an REO Account or should have been delivered to the Master Servicer or that are thereafter received with respect to Specially Serviced Mortgage Loans and REO Properties. The Trustee shall notify the other parties hereto and the Certificateholders of any termination of the Special Servicer and appointment of a new Special Servicer in accordance with this
Section 6.06.

            Any out-of-pocket costs and expenses incurred in connection with the removal of a Special Servicer and its replacement by a Person designated by the Holder or Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class, that are not paid by the replacement Special Servicer shall be paid by such Holder or Holders.

            (b) Notwithstanding the foregoing, if the Controlling Class consists of Book-Entry Certificates, then the rights of the Holders of the Controlling Class set forth above in this Section 6.06 may be exercised directly by the relevant Certificate Owners, provided that the identity of such Certificate Owners has been confirmed to the Trustee to its reasonable satisfaction.

            Section 6.07 Master Servicer or Special Servicer as Owner of a Certificate. The Master Servicer, the Special Servicer or any Affiliate of either of them may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of "Certificateholder") the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that is not expressly prohibited by the terms hereof and would not, in the Master Servicer's or the Special Servicer's reasonable, good faith judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, then the Master Servicer or the Special Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the Trustee a written notice that (a) states that it is delivered pursuant to this Section 6.07, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or an Affiliate thereof or the Special Servicer or an Affiliate thereof, as appropriate, and (c) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with such instructions for response as the Trustee shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as appropriate) shall have failed to object in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Trustee shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather only in the case of unusual circumstances.

            Section 6.08 Certain Powers of the Controlling Class Representative.
(a) Subject to Section 6.08(b), the Controlling Class Representative will be entitled to advise the Special Servicer with respect to the following actions of the Special Servicer; and, further subject to Section 6.08(b), the Special Servicer will not be permitted to take any of the following actions unless and until it has notified the Controlling Class Representative in writing and the Controlling Class Representative has not objected in writing within five Business Days of having been notified thereof and having been provided all reasonably requested information with respect thereto (it being understood and agreed that if such written objection has not been received by the Special Servicer within such 5-Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

            (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

            (ii) any modification, extension, amendment or waiver of a monetary term (including the timing of payments) or any material non-monetary term of a Specially Serviced Mortgage Loan;

            (iii) any proposed sale of an REO Property (other than in connection with the termination of the Trust Fund) for less than the Purchase Price;

            (iv) any acceptance of a discounted payoff with respect to a Specially Serviced Mortgage Loan;

            (v) any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at a Mortgaged Property or an REO Property;

            (vi) any release of collateral for a Specially Serviced Mortgage Loan (other than in accordance with the terms of, or upon satisfaction of, such Mortgage Loan);

            (vii) any acceptance of substitute or additional collateral for a Specially Serviced Mortgage Loan (other than in accordance with the terms of such Mortgage Loan);

            (viii) any waiver of a "due-on-sale" or "due-on-encumbrance" clause with respect to any Mortgage Loan;

            (ix) any acceptance of an assumption agreement releasing a borrower from liability under a Mortgage Loan;

            (x) any acceptance of a change in the property management company or, if applicable, hotel franchise for any Mortgaged Property, to the extent Special Servicer consent is required; and

            (xi) any releases of earn-out reserves or related letters of credit with respect to a Mortgaged Property securing a Specially Serviced Mortgage Loan;

provided that, in the event that the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the Special Servicer may take any such action without waiting for the Controlling Class Representative's response.

            In addition, the Controlling Class Representative may direct the Special Servicer to take, or to refrain from taking, such actions as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein subject to Section 6.08(b). Upon reasonable request, the Special Servicer shall provide the Controlling Class Representative with any information in the Special Servicer's possession with respect to such matters, including its reasons for determining to take a proposed action.

            Each of the Master Servicer and the Special Servicer shall notify the Controlling Class Representative of any release or substitution of collateral for a Mortgage Loan even if such release or substitution is in accordance with such Mortgage Loan.

            (b) Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by the Controlling Class Representative, as contemplated by this Agreement may (and the Special Servicer and Master Servicer shall ignore and act without regard to any such advice, direction or objection that the Special Servicer or Master Servicer, as applicable, has determined, in its reasonable, good faith judgment, would) (A) require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of any Mortgage Loan then serviced by it, applicable law or any provision of this Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of REMIC I, REMIC II or REMIC III or
(B) result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions, or (C) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Fiscal Agent or their officers, directors, employees or agents to any claim, suit or liability or (D) materially expand the scope of the Special Servicer's or the Master Servicer's responsibilities under this Agreement. In any event, if no agreement is reached between the Special Servicer and the Controlling Class Representative or between the Master Servicer and the Controlling Class Representative within 60 days with respect to any such advice, direction or objection from or by the Controlling Class Representative, the Special Servicer shall proceed in respect of its obligations hereunder in accordance with its reasonable, good faith judgment and in accordance with the Servicing Standard.

            (c) The Controlling Class Representative will have no liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Controlling Class Representative may, and is permitted hereunder to, have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may, and is permitted hereunder to, act solely in the interests of the Holders of the Controlling Class; (iii) the Controlling Class Representative does not have any duties to the Holders of any Class of Certificates and (iv) the Controlling Class Representative may, and is permitted hereunder to, take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates.

                                   ARTICLE VII

                                     DEFAULT


            Section 7.01 Events of Default. (a) "Event of Default", wherever used herein, means any one of the following events:

            (i) any failure by the Master Servicer to deposit into the Custodial Account, any amount, including a P&I Advance, required to be so deposited or remitted by it under this Agreement, which failure continues unremedied for one Business Day following the date on which a deposit or remittance was first required to be made; or

            (ii) any failure by the Special Servicer to deposit into an REO Account or to deposit into, or to remit to the Master Servicer for deposit into, a Custodial Account, any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business Day following the date on which a deposit or remittance was first required to be made; or

            (iii) any failure by the Master Servicer to deposit into, or remit to the Trustee for deposit into, the Collection Account, any amount (including any P&I Advances) required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 11:00 a.m. (New York City time) on the applicable Distribution Date; or

            (iv) any failure by the Master Servicer to timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unremedied for a period ending on the earlier of (A) 15 days following the date such Servicing Advance was first required to be made, and (B) either if applicable, (1) in the case of a Servicing Advance relating to the payment of insurance premiums, the day on which such insurance coverage terminates if such premiums are not paid or (2) in the case of a Servicing Advance relating to the payment of real estate taxes, the date of the commencement of a foreclosure action with respect to the failure to make such payment; or

            (v) any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any other covenants or agreements on the part of the Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Trustee or the Depositor or to the Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights, provided, however, that if such covenant or agreement is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period shall be extended for an additional 30 days; or

            (vi) any breach on the part of the Master Servicer or the Special Servicer of any of its representations or warranties contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders and which breach continues unremedied for a period of 30 days after the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Trustee or the Depositor or to the Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights, provided, however, that that if such covenant or agreement is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period shall be extended for an additional 30 days; or

            (vii) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

            (viii) the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or relating to all or substantially all of its property; or

            (ix) the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

            (x) a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, obtains actual knowledge that Moody's has
      (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) placed one or more Classes of Certificates on "watch status" (and such "watch status" placement shall not have been withdrawn by Moody's within 60 days of the date the Servicing Officer of the Master Servicer or the Special Servicer obtained such actual knowledge), and, in the case of either clauses (i) or (ii), cited servicing concerns with the Master Servicer or the Special Servicer, as the case may be, as the sole or material factor in such rating action;

            (xi) the Master Servicer or the Special Servicer is removed from S&P's approved master servicer list or special servicer list, as the case may be, and the ratings of any of the Certificates by S&P are downgraded, qualified or withdrawn (including, without limitation, placed on "negative credit watch") in connection with such removal; or

            (xii) the Trustee has received written notice from Fitch that the continuation of the Master Servicer or the Special Servicer in their respective capacity would result in the downgrade, qualification or withdrawal of the then current rating then assigned by Fitch to any Class of Certificates.

            When a single entity acts as the Master Servicer and the Special Servicer, an Event of Default in one capacity shall not constitute an Event of Default in the other capacity.

            (b) If any Event of Default described in clauses (i) - (ix) of subsection (a) above shall occur with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies) terminate, all of the rights and obligations (but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund and the Mortgage Loans, other than its rights, if any, as a Certificateholder hereunder. If any Event of Default described in clauses (x), (xi) and (xii) of subsection (a) above shall occur with respect to the Master Servicer or the Special Servicer (in either case, under such circumstances, for purposes of this Section 7.01(b), the "Defaulting Party"), the Trustee shall, by notice in writing (to be sent immediately by facsimile transmission) to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations (but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund, other than its rights, if any, as a Certificateholder hereunder, within 30 days following the occurrence of such Event of Default. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power (other than the right to Workout Fees payable to the Special Servicer) of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a holder of any Certificate), the Mortgage Loans (other than as a holder thereof or any interest therein) or otherwise, shall pass to and be vested in the Trustee pursuant to and under this section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer and the Special Servicer each agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than 10 Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee to assume the Master Servicer's or Special Servicer's, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer's or Special Servicer's, as the case may be, responsibilities and rights hereunder, including (i) if the Master Servicer is the Defaulting Party, the immediate transfer to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Master Servicer to a Custodial Account, the Collection Account, the Defeasance Deposit Account, a Servicing Account or a Reserve Account or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or (ii) if the Special Servicer is the Defaulting Party, the transfer within two Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the Special Servicer to an REO Account, a Custodial Account, a Servicing Account or a Reserve Account or should have been delivered to the Master Servicer or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property; provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination (and Workout Fees after the date of such termination), whether in respect of Advances or otherwise, and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination. Any cost or expenses in connection with any actions to be taken by any party hereto pursuant to this paragraph shall be borne by the Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such expense shall be reimbursed by the Trust Fund; provided, however, that the Defaulting Party shall not thereby be relieved of its liability for such expenses. For purposes of this Section 7.01 and of Section 7.03(b), the Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of Default described in clauses (i) through (xi) of subsection (a) above unless a Responsible Officer of the Trustee assigned to and working in the Trustee's Corporate Trust Office has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the Trustee and such notice references the Certificates, the Trust Fund or this Agreement.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer resigns pursuant to Section
6.04 or receives a notice of termination pursuant to Section 7.01, the Trustee shall, unless and until a successor is appointed pursuant to Section 6.04,
Section 6.06 or Section 7.01(c), be the successor in all respects to the Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or the Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities of the Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, if the Master Servicer is the resigning or terminated party, the Master Servicer's obligation to make P&I Advances, including in connection with any termination of the Master Servicer for an Event of Default described in clause 7.01(a)(iii), the unmade P&I Advances that gave rise to such Event of Default; provided that any failure to perform such duties or responsibilities caused by the Master Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section
7.01 shall not be considered a default by the Trustee hereunder. The Trustee shall not be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation (other than Workout Fees payable to the Special Servicer) which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act as either Master Servicer or Special Servicer, as the case may be, or shall, if it is unable to so act as either Master Servicer or Special Servicer, as the case may be, or if the Trustee is not approved as a master servicer or a special servicer, as the case may be, by any of the Rating Agencies, or if the Holders of Certificates entitled to a majority of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution as the successor to the resigning or terminated Master Servicer or the Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the resigning or terminated Master Servicer or the Special Servicer, as the case may be, hereunder; provided, however, that no such appointee shall succeed to the rights and obligations of the Master Servicer or Special Servicer hereunder unless (i) as confirmed in writing by each of the Rating Agencies, such succession will not result in an Adverse Rating Event, and (ii) such appointee makes the applicable representations and warranties set forth in Section 3.23; and provided, further, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section 6.06. No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until the assumption by the successor to such party of all its responsibilities, duties and liabilities under this Agreement. Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree, subject to the terms of this Agreement; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders. (a) Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Master Servicer or the Special Servicer pursuant to
Section 7.01, any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section 6.06, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

            (b) Not later than 10 days after a Responsible Officer of the Trustee has notice of the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default, the Trustee shall transmit by mail to the Depositor, all the Certificateholders and the Rating Agencies notice of such occurrence, unless such default shall have been cured.

            Section 7.04 Waiver of Events of Default. The Holders representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that an Event of Default under clauses (i), (ii), (iii), (x),
(xi) and (xii) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this
Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

            Section 7.05 Additional Remedies of Trustee Upon Event of Default. During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE


            Section 8.01 Duties of Trustee. (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs; provided that if the Trustee is acting as Master Servicer or Special Servicer, it shall act in accordance with the Servicing Standard. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

            (i) Prior to the occurrence of an Event of Default, and after the curing of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

            (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

            (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement; and

            (iv) The protections, immunities and indemnities afforded to the Trustee hereunder shall also be available to it in its capacity as Authenticating Agent, Certificate Registrar, Tax Administrator and Custodian.

            Section 8.02 Certain Matters Affecting Trustee. Except as otherwise provided in Section 8.01 and Article X:

            (i) the Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

            (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or, except as provided in
      Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or 10.02, the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

            (iv) the Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) prior to the occurrence of an Event of Default hereunder and after the curing of all Events of Default which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

            (vi) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the Trustee shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder; and

            (vii) the Trustee shall not be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or the Special Servicer) or the Depositor.

            Section 8.03 Trustee and Fiscal Agent Not Liable for Validity or Sufficiency of Certificates or Loans. The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee and the Fiscal Agent in Article II and Section 8.16 and Section 8.18 and the signature of the Certificate Registrar and the Authenticating Agent set forth on each outstanding Certificate, shall not be taken as the statements of the Trustee or the Fiscal Agent, and neither the Trustee nor the Fiscal Agent shall assume any responsibility for their correctness. Except as expressly set forth in Section
8.16 and 8.18, the Trustee and the Fiscal Agent make no representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature of the Trustee set forth thereon) or of any Mortgage Loan or related document. The Trustee and the Fiscal Agent shall not be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from a Custodial Account or any other account by or on behalf of the Depositor, the Master Servicer or the Special Servicer. The Trustee and the Fiscal Agent shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            Section 8.04 Trustee and Fiscal Agent May Own Certificates. The Trustee, the Fiscal Agent or any agent of the Trustee and the Fiscal Agent, in its individual or any other capacity, may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of "Certificateholder") the same rights it would have if it were not the Trustee, the Fiscal Agent or such agent.

            Section 8.05 Fees and Expenses of Trustee; Indemnification of and by Trustee. (a) On each Distribution Date, the Trustee shall withdraw from the general funds on deposit in the Collection Account, prior to any distributions to be made therefrom on such date, and pay to itself the Trustee Fee for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, as compensation for all services rendered by the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. The Trustee Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole compensation for such services to be rendered by it.

            (b) The Trustee and any director, officer, employee or agent of the Trustee shall be entitled to be indemnified for and held harmless by the Trust Fund against any loss, liability or reasonable "out-of-pocket" expense (including costs and expenses incurred in connection with removal of the Special Servicer and Master Servicer pursuant to Sections 7.01 and 7.02, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement or the Certificates ("Trustee Liability"); provided that such loss, liability or expense constitutes an "unanticipated expense" within the meaning of Treasury regulation Section 1.860G-1(b)(3)(ii); and provided, further, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms of this Agreement, or (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the Trustee's obligations and duties hereunder, or as may arise from a breach of any representation, warranty or covenant of the Trustee made herein, or (3) any loss, liability or expense that constitutes allocable overhead. The provisions of this Section 8.05(b) and of Section 8.05(c) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

            (c) If the Trustee Liability arises from the issuance or sale of the Certificates and the indemnification provided for in Section 8.05(b) is invalid or unenforceable, then the Trust Fund shall contribute to the amount paid or payable by the Trustee as a result of such Trustee Liability in such proportion as is appropriate to reflect the relative fault of any of the other parties on the one hand and the Trustee on the other in connection with the actions or omissions which resulted in such Trustee Liability, as well as any other relevant equitable considerations.

            (d) The Trustee shall indemnify and hold harmless the Trust Fund against any losses arising out of any errors made solely by the Trustee in calculating distributions to be made hereunder and any other calculation or reporting hereunder (in each case not attributable to information provided to the Trustee by the Master Servicer or the Special Servicer); provided that such loss arose by reason of willful misfeasance, bad faith or negligence on the part of the Trustee. The provisions of this Section 8.05(d) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

            Section 8.06 Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be a bank, a trust company, an association or a corporation organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state banking authority. If such bank, trust company, association or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this section the combined capital and surplus of such bank, trust company, association or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Trustee shall at all times maintain a long-term unsecured debt rating of at least "AA-", "Aa3" and "AA-" (and, if the Trustee is rated "AA-" by Fitch, a short-term rating of at least "F-1+," in the case of Fitch) (or, if a Fiscal Agent meeting the requirements of Section 8.17(a) is then currently acting in such capacity with a rating of at least "AA-," "Aa3" and "AA-," (and, if the Fiscal Agent is rated "AA-" by Fitch, a short-term rating of at least "F-1+," in the case of Fitch) then the Trustee may have a rating of at least "A-", "A3" and "A-") from Fitch, Moody's and S&P, respectively (or, in the case of any Rating Agency, such other rating as shall not result in an Adverse Rating Event, as confirmed in writing by such Rating Agency). If at any time the Trustee shall cease to be eligible in accordance with the provisions of this section, the Trustee shall resign immediately in the manner and with the effect specified in
Section 8.07; provided that if the Trustee shall cease to be so eligible because its combined capital and surplus is no longer at least $50,000,000 or its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding sentence, and if the Trustee proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the Trustee's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) cause an Adverse Rating Event, then upon the execution and delivery of such agreement the Trustee shall not be required to resign, and may continue in such capacity, for so long as none of the ratings assigned by the Rating Agencies to the Certificates is adversely affected thereby. The bank, trust company, corporation or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Master Servicer, the Special Servicer and their respective Affiliates.

            Section 8.07 Resignation and Removal of Trustee. (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and all Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee acceptable to the Depositor by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control), to timely deliver or otherwise make available in accordance with this Agreement any current or revised Distribution Date Statement, CMSA Loan Periodic Update File, CMSA Property File, CMSA Financial File or other report or statement required by
Section 4.02 and such failure shall continue unremedied for a period of five days after receipt of written notice by the Trustee of such failure, or if a tax is imposed or threatened with respect to the Trust Fund by any state in which the Trustee is located or in which it holds any portion of the Trust Fund, then the Depositor may remove the Trustee and appoint a successor trustee acceptable to the Depositor and the Master Servicer by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders by the successor trustee so appointed.

            (c) The Holders of Certificates entitled to 51% of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee so removed and one complete set to the successor trustee so appointed. A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the successor trustee so appointed.

            (d) In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its and any corresponding Fiscal Agent's rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts (including P&I Advances and any accrued interest thereon) accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal, and no termination without cause shall be effective until the payment of such amounts to the Trustee and such Fiscal Agent).

            (e) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08. The cost of removing and replacing the Trustee will be paid by the terminated or removed Trustee.

            Section 8.08 Successor Trustee. (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to the predecessor trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee (at the expense of the Trust Fund, if the Trustee has been removed in accordance with
Section 8.07(c) without cause, and otherwise at the expense of the predecessor Trustee) all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a third-party Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

            (b) No successor trustee shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

            (c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, such successor trustee shall mail notice of the succession of such trustee hereunder to the Depositor, the Master Servicer, the Special Servicer and the Certificateholders.

            Section 8.09 Merger or Consolidation of Trustee and Fiscal Agent. Any entity into which the Trustee or the Fiscal Agent may be merged or converted, or with which the Trustee or the Fiscal Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Fiscal Agent shall be a party, or any entity succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee or the Fiscal Agent, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06 or Section 8.17, as applicable, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, with the approval of the Controlling Class Representative, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts vested therein pursuant to the applicable instrument of appointment and this Section 8.10, shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e)  The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            Section 8.11 Appointment of Custodians. The Trustee may appoint at the Trustee's expense and with the Controlling Class Representative's consent one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, either Mortgage Loan Seller or any Affiliate of any of them. Neither the Master Servicer nor the Special Servicer shall have any duty to verify that any such Custodian is qualified to act as such in accordance with the preceding sentence. The Trustee may enter into agreements to appoint a Custodian which is not the Trustee, provided that, such agreement: (i) is consistent with this Agreement in all material respects and requires the Custodian to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Trustee shall for any reason no longer act in the capacity of Trustee hereunder, the successor Trustee or its designee may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Custodian under such agreement or, alternatively, may terminate such agreement without cause and without payment of any penalty or termination fee; and (iii) does not permit the Custodian any rights of indemnification that may be satisfied out of assets of the Trust Fund. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian. In the absence of any other Person appointed in accordance herewith acting as Custodian, the Trustee agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Custodian, any provision or requirement herein requiring notice or any information or documentation to be provided to the Custodian shall be construed to require that such notice, information or documents also be provided to the Trustee. Any Custodian hereunder shall at all times maintain a fidelity bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in this Agreement and, in any event, satisfying the same requirements (including as to the insurer) as are applicable to any such bond or policy required to be maintained by the Master Servicer pursuant to Section 3.07.

            Section 8.12 Appointment of Authenticating Agents. (a) The Trustee may appoint at the Trustee's expense an Authenticating Agent, which shall be authorized to act on behalf of the Trustee in authenticating Certificates. The Trustee shall cause any such Authenticating Agent to execute and deliver to the Trustee an instrument in which such Authenticating Agent shall agree to act in such capacity, with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to carry on a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder. The appointment of an Authenticating Agent shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Trustee hereby agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Trustee.

            (b) Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            (c)  Any Authenticating Agent appointed in accordance with this
Section 8.12 may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Master Servicer, the Special Servicer and the Depositor. The Trustee may at any time terminate the agency of any Authenticating Agent appointed in accordance with this Section 8.12 by giving written notice of termination to such Authenticating Agent, the Master Servicer and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Trustee may appoint a successor Authenticating Agent, in which case the Trustee shall give written notice of such appointment to the Master Servicer, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section
8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.

            Section 8.13 Appointment of Tax Administrators. (a) The Trustee may appoint at the Trustee's expense any Person with appropriate tax-related experience to act as Tax Administrator hereunder; provided that, in the absence of any other Person appointed in accordance herewith acting as Tax Administrator, the Trustee agrees to act in such capacity in accordance with the terms hereof. The appointment of a Tax Administrator shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of the Tax Administrator. The Trustee shall cause any such Tax Administrator appointed by it to execute and deliver to the Trustee an instrument in which such Tax Administrator shall agree to act in such capacity, with the obligations and responsibilities herein.

            (b) Any Person into which any Tax Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Tax Administrator shall be a party, or any Person succeeding to the corporate agency business of any Tax Administrator, shall continue to be the Tax Administrator without the execution or filing of any paper or any further act on the part of the Trustee or the Tax Administrator.

            (c) Any Tax Administrator appointed in accordance with this Section
8.13 may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee, the Master Servicer, the Special Servicer and the Depositor. The Trustee may at any time terminate the agency of any Tax Administrator appointed in accordance with this Section 8.13 by giving written notice of termination to such Tax Administrator, the Master Servicer, and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Tax Administrator shall cease to be eligible in accordance with the provisions of this Section 8.13, the Trustee may appoint a successor Tax Administrator, in which case the Trustee shall give written notice of such appointment to the Master Servicer, the Special Servicer and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Tax Administrator shall be appointed unless eligible under the provisions of this Section 8.13. Any successor Tax Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Tax Administrator.

            Section 8.14 Access to Certain Information. (a) The Trustee shall afford to the Master Servicer, the Special Servicer and the Depositor, and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it.

            (b) The Trustee shall maintain in its possession and, upon reasonable prior written request and during normal business hours, shall make available at its offices for review by the Depositor, the Rating Agencies, the parties to this Agreement, the Controlling Class Representative and, subject to the succeeding paragraph, any Certificateholder, Certificate Owner or Person identified to the Trustee as a prospective Transferee of a Certificate or an interest therein, originals and/or copies of the following items: (i) the Prospectus, any private placement memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Trustee by the Depositor or by any Person designated by the Depositor; (ii) this Agreement, each Sub-Servicing Agreement delivered to the Trustee since the Closing Date and any amendments hereto or thereto; (iii) all Certificateholder Reports made available to Certificateholders pursuant to Section 4.02(a) since the Closing Date; (iv) all Annual Performance Certifications delivered by the Master Servicer and the Special Servicer, respectively, to the Trustee since the Closing Date; (v) all Annual Accountants' Reports caused to be delivered by or on behalf of the Master Servicer and the Special Servicer, respectively, to the Trustee since the Closing Date; (vi) any and all notices and reports delivered to the Trustee with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.09(c) revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was not satisfied; (vii) each of the Mortgage Files, including any and all modifications, extensions, waivers and amendments of the terms of a Mortgage Loan entered into or consented to by the Master Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20; (viii) the most recent appraisal for each Mortgaged Property and REO Property that has been delivered to the Trustee (each appraisal obtained hereunder with respect to any Mortgaged Property or REO Property to be delivered to the Trustee by the Master Servicer or Special Servicer, as applicable, promptly following its having been obtained); (ix) any and all Officer's Certificates and other evidence delivered to or by the Trustee to support its, the Master Servicer's, the Special Servicer's or the Fiscal Agent's, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance; (x) any and all information provided to the Trustee pursuant to Section 6.08(a); (xi) any exception report prepared by the Trustee pursuant to Section 2.02(b); (xii) all notices of a breach of representation and warranty given by or received by the Trustee with respect to any party hereto; and (xiii) any Officer's Certificate delivered to the Trustee by the Special Servicer in connection with a Final Recovery Determination pursuant to Section 3.09(h). The Trustee shall provide copies of any and all of the foregoing items upon written request of any of the parties set forth in the previous sentence; however, except in the case of the Rating Agencies, the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies. Upon the reasonable request of any Certificateholder, or any Certificate Owner identified to the Trustee to the Trustee's reasonable satisfaction, the Trustee shall request from the Master Servicer copies (at the expense of such Certificateholder or Certificate Owner if the Master Servicer or Special Servicer charges a fee to cover the reasonable cost of making such copies available) of any inspection reports prepared by the Master Servicer or the Special Servicer, copies of any operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer and copies of any CMSA Operating Statement Analysis Reports, CMSA NOI Adjustment Worksheets and CMSA Comparative Financial Status Reports prepared by the Master Servicer or the Special Servicer; and, upon receipt, the Trustee shall make such items available to the requesting Certificateholder or Certificate Owner.

            In connection with providing access to or copies of the items described in the preceding paragraph, the Trustee shall require: (i) in the case of Certificateholders and Certificate Owners, a written confirmation executed by the requesting Person substantially in the form of Exhibit L-1 (or in such other form as may be reasonably acceptable to the Trustee) generally to the effect that such Person is a Certificateholder or a beneficial holder of Book-Entry Certificates and will keep such information confidential (except that such Certificateholder or Certificate Owner may provide such information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (ii) in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of Exhibit L-2 (or in such other form as may be reasonably acceptable to the Trustee) generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential.

            (c) The Trustee shall not be liable for providing or disseminating information in accordance with Section 8.14(a) or (b).

            Section 8.15 Reports to the Securities and Exchange Commission and Related Reports. (a) With respect to the Trust's fiscal year 2002 (and, if as of the beginning of any other fiscal year for the Trust, the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the Depository) by at least 300 Holders and/or Depository Participants having accounts with the Depository), the Trustee shall:

            (i) during such fiscal year, in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, prepare for filing, execute and properly file with the Commission monthly, with respect to the Trust, a Current Report on Form 8-K with copies of the Distribution Date Statements, Mortgage Pool Data Update Reports and Unrestricted Servicer Reports attached as exhibits;

            (ii) during such fiscal year, (A) monitor for and promptly notify the Depositor of the occurrence or existence of any of the matters identified in Section 11.11(a) and/or Section 8.15(b) (in each case to the extent that a Responsible Officer of the Trustee has actual knowledge thereof), (B) cooperate with the Depositor in obtaining all necessary information in order to enable the Depositor to prepare a Current Report on Form 8-K reporting any such matter in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, and (C) execute and promptly file with the Commission any such Current Report on Form 8-K prepared by or on behalf of the Depositor and delivered to the Trustee; and

            (iii) within 90 days following the end of such fiscal year, prepare, execute and properly file with the Commission, with respect to the Trust, an Annual Report on Form 10-K which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission;

provided that (x) the Trustee shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable (or readily convertible into a format suitable) for electronic filing via the EDGAR system and shall not have any responsibility to convert any such items (other than those generated by it or that are readily convertible) to such format and (y) the Depositor shall be responsible for preparing, executing and filing (via the EDGAR system within fifteen (15) days following the Closing
Date) a Current Report on Form 8-K reporting the establishment of the Trust and whereby this Agreement is filed as an exhibit. Each of the other parties to this Agreement shall deliver to the Trustee in the format required (or readily convertible into the format required) for electronic filing via the EDGAR system any and all items (including, in the case of the Master Servicer and the Special Servicer, Unrestricted Servicer Reports) contemplated to be filed with the Commission pursuant to this Section 8.15(a).

            (b) At all times during the Trust's fiscal year 2002 (and, if as of the beginning of any other fiscal year for the Trust, the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the Depository) by at least 300 Holders and/or Depository Participants having accounts with the Depository, at all times during such other fiscal year), the Trustee shall promptly notify the Depositor of the occurrence or existence of any of the following matters of which a Responsible Officer of the Trustee has actual knowledge:

            (i) any failure of the Trustee to make any monthly distributions to the Holders of any Class of Certificates, which failure is not otherwise reflected in the Certificateholder Reports filed with the Commission or has not otherwise been reported to the Depositor pursuant to any other section of this Agreement;

            (ii) any acquisition or disposition by the Trust of a Mortgage Loan or an REO Property, which acquisition or disposition has not otherwise been reflected in the Certificateholder Reports filed with the Commission or has not otherwise been reported to the Depositor pursuant to any other section of this Agreement;

            (iii) any other acquisition or disposition by the Trust of a significant amount of assets (other than Permitted Investments, Mortgage Loans and REO Properties), other than in the normal course of business;

            (iv) any change in the fiscal year of the Trust;

            (v) any material legal proceedings, other than ordinary routine litigation incidental to the business of the Trust, to which the Trust (or any party to this Agreement on behalf of the Trust) is a party or of which any property included in the Trust Fund is subject, or any threat by a governmental authority to bring any such legal proceedings;

            (vi) any event of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings in respect of or pertaining to the Trust or any party to this Agreement, or any actions by or on behalf of the Trust or any party to this Agreement indicating its bankruptcy, insolvency or inability to pay its obligations; and

            (vii) any change in the rating or ratings assigned to any Class of Certificates not otherwise reflected in the Certificateholder Reports filed with the Commission;

provided that (1) the actual knowledge of a Responsible Officer of the Trustee of any material legal proceedings of which property included in the Trust Fund is subject or of any material legal proceedings threatened by a governmental authority is limited (except where the Trustee received information regarding such proceeding from the Master Servicer or the Special Servicer pursuant to subsection (c) below) to circumstances where it would be reasonable for the Trustee to identify such property as an asset of, or as securing an asset of, the Trust or such threatened proceedings as concerning the Trust and (2) no Responsible Officer of the Trustee shall be deemed to have actual knowledge of the matters described in clauses (vi) and (vii) of this Section 8.15(b) unless
(x) any such matter contemplated in clause (vi) occurred or related specifically to the Trust or (y) such Responsible Officer was notified in a written instrument addressed to it.

            (c) The Master Servicer, the Special Servicer and the Depositor shall each, as applicable, promptly notify the Trustee of the occurrence or existence of any of the following matters of which a Servicing Officer thereof has actual knowledge:

            (i) any material legal proceedings, other than ordinary routine litigation incidental to the business of such Person, to which the Trust or such Person or such Person on behalf of the Trust is a party or of which any property included in the Trust Fund is subject, or any threat by a governmental authority to bring any such legal proceedings; and

            (ii) any event of bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings in respect of such Person or the Trust, or any actions by or on behalf of such Person or the Trust indicating its bankruptcy, insolvency or inability to pay its obligations.

            (d) If as of the beginning of any fiscal year for the Trust (other than fiscal year 2002), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Trustee shall, in accordance with the Exchange Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust.

            Section 8.16 Representations and Warranties of Trustee. (a) The Trustee hereby represents and warrants to the Master Servicer, the Special Servicer and the Depositor and for the benefit of the Certificateholders, as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

            (ii) The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) Except to the extent that the laws of certain jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement, including, but not limited to, its responsibility to make P&I Advances if the Master Servicer fails to make a P&I Advance, will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

            (vi) No litigation is pending or, to the best of the Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

            (vii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Trustee under this Agreement.

            (viii) The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

            (b)  The representations and warranties of the Trustee set forth in
Section 8.16(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations, warranties and covenants, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

            (c) Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 8.16(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.16(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            Section 8.17 The Fiscal Agent. (a) The Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA-" (and, if the Fiscal Agent is rated "AA-" by Fitch, a short-term rating of at least "F-1+") from Fitch, "Aa3" from Moody's and "AA-" from S&P (or, in the case of any Rating Agency, such lower rating as will not (as confirmed in writing by such Rating Agency) result in an Adverse Rating Event).

            (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, the Fiscal Agent shall make such Advance when and as required by the terms of this Agreement on behalf the Trustee as if the Fiscal Agent were the Trustee hereunder. To the extent that the Fiscal Agent makes an Advance pursuant to this Section 8.17(b) or otherwise pursuant to this Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied. Notwithstanding anything contained in this Agreement to the contrary, the Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee.

            (c) All fees and expenses of the Fiscal Agent (other than any interest owed to the Fiscal Agent in respect of unreimbursed Advances) incurred by the Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor the Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust Fund, the Depositor, the Master Servicer or the Special Servicer.

            (d)  The obligations of the Fiscal Agent set forth in this Section
8.17 or otherwise pursuant to this Agreement shall exist only for so long as the Trustee that appointed it (or, in the case of the initial Fiscal Agent, so long as the initial Trustee) shall act as Trustee hereunder. The Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that the Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it (or, in the case of the initial Fiscal Agent, at such time as the initial Trustee) resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of the Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section 8.17(a) or (ii) the Trustee shall have received written confirmation from each Rating Agency that the succession of such proposed successor fiscal agent would not, in and of itself, result in an Adverse Rating Event.

            (e) The Trustee shall promptly notify the other parties hereto and the Certificateholders in writing of the appointment, resignation or removal of any Fiscal Agent.

            Section 8.18 Representations and Warranties of Fiscal Agent. (a) The Fiscal Agent hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as the Closing Date, that:

            (i) The Fiscal Agent is a banking association duly organized, validly existing and in good standing under the laws of the Netherlands.

            (ii) The execution and delivery of this Agreement by the Fiscal Agent, and the performance and compliance with the terms of this Agreement by the Fiscal Agent, will not violate the Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other instrument to which it is a party or by which it is bound.

            (iii) The Fiscal Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Fiscal Agent, enforceable against the Fiscal Agent in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Fiscal Agent is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Fiscal Agent to perform its obligations under this Agreement or the financial condition of the Fiscal Agent.

            (vi) No litigation is pending or, to the best of the Fiscal Agent's knowledge, threatened against the Fiscal Agent that, if determined adversely to the Fiscal Agent, would prohibit the Fiscal Agent from entering into this Agreement or, in the Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Fiscal Agent to perform its obligations under this Agreement or the financial condition of the Fiscal Agent.

            (vii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Fiscal Agent of or compliance by the Fiscal Agent with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Fiscal Agent under this Agreement.

            (b) The representations and warranties of the Fiscal Agent set forth in Section 8.18(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall given prompt written notice thereof to the other parties hereto.

            (c) Any successor Fiscal Agent shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 8.18(a) subject to such appropriate modifications to the representations and warranties set forth in Section 8.18(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                                   ARTICLE IX

                                   TERMINATION


            Section 9.01 Termination Upon Repurchase or Liquidation of All Mortgage Loans. Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Fiscal Agent and the Trustee (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment): (i) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of (A) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder of all Mortgage Loans and each REO Property remaining in REMIC I and the Loan REMICs at a price equal to (1) the sum (x) of the aggregate Purchase Price of all the Mortgage Loans and (y) the aggregate Appraised Values of any REO Properties then included in REMIC I or the Loan REMICs, minus (2) if the purchaser is the Master Servicer or the Special Servicer, the aggregate amount of unreimbursed Advances made by such Person, together with any interest accrued and payable to such Person in respect of unreimbursed Advances in accordance with Section 3.11(g) and, in the case of the Master Servicer, Section 4.03(d), and any unpaid servicing compensation remaining outstanding (which items shall be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as the case may be, in connection with such purchase), (B) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01) and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund (whether in REMIC I or a Loan REMIC); and (ii) to the Trustee, the Fiscal Agent, the Master Servicer, the Special Servicer and the members, managers, officers, directors, employees and/or agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof.

            Each of the Depositor, the Special Servicer, any Controlling Class Certificateholder (with priority among such Holders being given to the Holder of Certificates representing the greatest Percentage Interest in the Controlling Class) or the Master Servicer, in that order of priority (with the Depositor having the most senior priority), may at its option elect to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund (whether in REMIC I or a Loan REMIC) as contemplated by clause (i) of the preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that (i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 3% of the Initial Pool Balance set forth in the Preliminary Statement, and (ii) no such Person shall have the right to effect such a purchase if, within 30 days following its delivery of a notice of election pursuant to this paragraph, any other such Person with a higher priority shall give notice of its election to purchase all of the Mortgage Loans and each REO Property remaining in the Trust Fund (in each case, whether in REMIC I or a Loan REMIC) and shall thereafter effect such purchase in accordance with the terms hereof. If the Trust Fund is to be terminated in connection with the Master Servicer's, the Special Servicer's, a Controlling Class Certificateholder's or the Depositor's purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund (in each case, whether in REMIC I or a Loan REMIC), the Master Servicer, the Special Servicer, such Controlling Class Certificateholder or the Depositor, as applicable, shall deliver to the Trustee not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur: (x) for deposit in the Collection Account, an amount in immediately available funds equal to the above-described purchase price; and (y) an Opinion of Counsel, at the expense of the party effecting the purchase, stating that the termination of the Trust satisfies the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder. In addition, the Master Servicer shall transfer to the Collection Account all amounts required to be transferred thereto on such Master Servicer Remittance Date from the Custodial Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Custodial Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, subject to Section 3.25, the Trustee shall release or cause to be released to the Master Servicer, the Special Servicer, the purchasing Controlling Class Certificateholder or the Depositor, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer, the Special Servicer, the purchasing Controlling Class Certificateholder or the Depositor, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties to the Master Servicer, the Special Servicer, the purchasing Controlling Class Certificateholder or the Depositor (or their respective designees), as applicable. Any transfer of Mortgage Loans pursuant to this paragraph shall be on a servicing-released basis. The cost of the transfer of the Mortgage Loans will be at the expense of the purchasing entity.

            Following the date on which the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class B, Class C, Class D, Class E Certificates is reduced to zero, all the Certificateholders, acting together (each having agreed in writing to so act, a copy of which writing shall be delivered to the Trustee), shall have the right, with the consent of the Master Servicer, to exchange all of the Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii)(B) of the first paragraph of this Section 9.01(a), by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that all the Certificateholders elect (as evidenced by a writing signed by each Certificateholder and delivered to the Trustee) to exchange all of the Certificates for all of the Mortgage Loans and, subject to the preceding sentence, each REO Property remaining in the Trust Fund, the Certificateholders, not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Custodial Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent pursuant to
Section 3.05(a) or that may be withdrawn from the Collection Account pursuant to
Section 3.05(b), but only to the extent that such amounts are not already on deposit in the Custodial Account. In addition, the Master Servicer shall transfer to the Collection Account all amounts required to be transferred thereto on the related Master Servicer Remittance Date from the Custodial Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all the Certificates on the Final Distribution Date, the Trustee shall release or cause to be released to the Certificateholders or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and REO Properties and shall execute all assignments, endorsements and other instruments furnished to it by the Certificateholders as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund. Any exchange of Mortgage Loans pursuant to this paragraph shall be on a servicing-released basis. The cost of the transfer of the Mortgage Loans will be at the expense of the exchanging Certificateholders.

            Notice of any termination shall be given promptly by the Trustee by letter to the Certificateholders mailed (a) if such notice is given in connection with the Depositor's, the Master Servicer's, the Special Servicer's or a Controlling Class Certificateholder's purchase of the Mortgage Loans and each REO Property remaining in the Trust Fund (in each case, whether in REMIC I or a Loan REMIC) or in connection with an exchange of all the Certificates for the Mortgage Loans and REO Properties remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the eighth day of such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated. The Trustee shall give such notice to the Master Servicer, the Special Servicer and the Depositor at the time such notice is given to Certificateholders.

            Upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Collection Account that are allocable to payments on the Class of Certificates so presented and surrendered. Amounts on deposit in the Collection Account as of the final Distribution Date, exclusive of any portion thereof that would be payable to any Person in accordance with clauses (ii) through (vii) of
Section 3.05(b), and further exclusive of any portion thereof that represents Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts and/or Additional Interest, shall be allocated in the following order of priority, in each case to the extent of remaining available funds:

            (i) to distributions of interest to the Holders of the respective Classes of the Senior Certificates, up to an amount equal to, and pro rata in accordance with, all Distributable Certificate Interest in respect of each such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (ii) to distributions of principal to the Holders of the respective Classes of Class A Certificates, up to an amount equal to, and pro rata in accordance with, the Class Principal Balance of each such Class of Certificates outstanding immediately prior to such Distribution Date;

            (iii) to distributions to the Holders of the respective Classes of Class A Certificates, up to an amount equal to, pro rata in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (iv) to distributions of interest to the Holders of the Class B Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class B Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (v) to distributions of principal to the Holders of the Class B Certificates, up to an amount equal to the Class Principal Balance of the Class B Certificates outstanding immediately prior to such Distribution Date;

            (vi) to distributions to the Holders of the Class B Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class B Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (vii) to distributions of interest to the Holders of the Class C Certificates up to an amount equal to all Distributable Certificate Interest in respect of the Class C Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (viii) to distributions of principal to the Holders of the Class C Certificates, up to an amount equal to the Class Principal Balance of the Class C Certificates outstanding immediately prior to such Distribution Date;

            (ix) to distributions to the Holders of the Class C Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class C Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (x) to distributions of interest to the Holders of the Class D Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class D Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xi) to distributions of principal to the Holders of the Class D Certificates, up to an amount equal to the Class Principal Balance of the Class D Certificates outstanding immediately prior to such Distribution Date;

            (xii) to distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class D Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xiii) to distributions of interest to the Holders of the Class E Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class E Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xiv) to distributions of principal to the Holders of the Class E Certificates, up to an amount equal to the Class Principal Balance of the Class E Certificates outstanding immediately prior to such Distribution Date;

            (xv) to distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class E Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xvi) to distributions of interest to the Holders of the Class F Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class F Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xvii) to distributions of principal to the Holders of the Class F Certificates, up to an amount equal to the Class Principal Balance of the Class F Certificates outstanding immediately prior to such Distribution Date;

            (xviii) to distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class F Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xix) to distributions of interest to the Holders of the Class G Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class G Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xx) to distributions of principal to the Holders of the Class G Certificates, up to an amount equal to the Class Principal Balance of the Class G Certificates outstanding immediately prior to such Distribution Date;

            (xxi) to distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class G Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxii) to distributions of interest to the Holders of the Class H Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class H Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxiii) to distributions of principal to the Holders of the Class H Certificates, up to an amount equal to the Class Principal Balance of the Class H Certificates outstanding immediately prior to such Distribution Date;

            (xxiv) to distributions to the Holders of the Class H Certificates up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class H Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxv) to distributions of interest to the Holders of the Class J Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class J Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxvi) to distributions of principal to the Holders of the Class J Certificates, up to an amount equal to the Class Principal Balance of the Class J Certificates outstanding immediately prior to such Distribution Date;

            (xxvii) to distributions to the Holders of the Class J Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class J Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxviii) to distributions of interest to the Holders of the Class K Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class K Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxix) to distributions of principal to the Holders of the Class K Certificates, up to an amount equal to the Class Principal Balance of the Class K Certificates outstanding immediately prior to such Distribution Date;

            (xxx) to distributions to the Holders of the Class K Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class K Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxi) to distributions of interest to the Holders of the Class L Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class L Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxii) to distributions of principal to the Holders of the Class L Certificates, up to an amount equal to the Class Principal Balance of the Class L Certificates outstanding immediately prior to such Distribution Date;

            (xxxiii) to distributions to the Holders of the Class L Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class L Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxiv) to distributions of interest to the Holders of the Class M Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class M Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxv) to distributions of principal to the Holders of the Class M Certificates, up to an amount equal to the Class Principal Balance of the Class M Certificates outstanding immediately prior to such Distribution Date;

            (xxxvi) to distributions to the Holders of the Class M Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class M Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xxxvii) to distributions of interest to the Holders of the Class N Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class N Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xxxviii) to distributions of principal to the Holders of the Class N Certificates, up to an amount equal to the Class Principal Balance of the Class N Certificates outstanding immediately prior to such Distribution Date;

            (xxxix) to distributions to the Holders of the Class N Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class N Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xl) to distributions of interest to the Holders of the Class P Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class P Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xli) to distributions of principal to the Holders of the Class P Certificates, up to an amount equal to the Class Principal Balance of the Class P Certificates outstanding immediately prior to such Distribution Date;

            (xlii) to distributions to the Holders of the Class P Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class P Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xliii) to distributions of interest to the Holders of the Class Q Certificates, up to an amount equal to all Distributable Certificate Interest in respect of the Class Q Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xliv) to distributions of principal to the Holders of the Class Q Certificates, up to an amount equal to the Class Principal Balance of the Class Q Certificates outstanding immediately prior to such Distribution Date;

            (xlv) to distributions to the Holders of the Class Q Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class Q Certificates pursuant to Section 4.04(a) and not previously reimbursed;

            (xlvi) to make distributions to the Holders of the Class R-III Certificates, up to an amount equal to the excess, if any, of (A) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(j), over (B) the aggregate distributions made in respect of the Regular Interest Certificates on such Distribution Date pursuant to clauses (i) through (xlv) above;

            (xlvii) to make distributions to the Holders of the Class R-II Certificates, up to an amount equal to the excess, if any, of (A) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(k), over (B) the aggregate distributions (other than distributions of Net Prepayment Consideration) deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(j); and

            (xlviii) to distributions to the Holders of the Class R-I Certificates, up to an amount equal to the balance, if any, of the Available Distribution Amount for such Distribution Date remaining after the distributions to be made on such Distribution Date pursuant to clauses
      (i) through (xlvii) above.

            All distributions of interest made in respect of a Class of Interest Only Certificates on the final Distribution Date pursuant to clause (i) above, shall be deemed to have been made in respect of the respective Components of such Class, pro rata in accordance with the respective amounts of Distributable Component Interest in respect of such Components for such Distribution Date and, to the extent not previously deemed paid pursuant to Section 4.01(a), for all prior Distribution Dates.

            Any Prepayment Premiums, Yield Maintenance Charges, Return of Premium Amounts and Excess Defeasance Deposit Proceeds on deposit in the Collection Account as of the final Distribution Date (net of any Workout Fees and/or Liquidation Fees payable therefrom) shall be distributed among the Holders of the Classes of Principal Balance Certificates and the Interest Only Certificates in accordance with Section 4.01(c).

            Any amounts representing Additional Interest on deposit in the Collection Account as of the Final Distribution Date shall be distributed to the Holders of the Class V Certificates in accordance with Section 4.01(d).

            Any amounts remaining in the Excess Liquidation Proceeds Account on the Final Distribution Date after giving effect to the distributions to the Classes of Certificates shall be paid to the Special Servicer as additional compensation. Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable law, the Trustee shall distribute to the Class R-III Certificateholders all unclaimed funds and other assets which remain subject hereto.

            All actual distributions on the respective Classes of REMIC III Certificates on the final Distribution Date in accordance with foregoing provisions of this Section 9.01 shall be deemed to first have been distributed from the related Loan REMIC to REMIC I on the related Loan REMIC Regular Interest in accordance with Section 4.01(k), then from REMIC I to REMIC II on the various REMIC I Regular Interests in accordance with Section 4.01(j) and then from REMIC II to REMIC III on the various REMIC II Regular Interests in accordance with Section 4.01(i).

            Section 9.02 Additional Termination Requirements. (a) If the Depositor, any Controlling Class Certificateholder, the Special Servicer or the Master Servicer purchases, or the Certificateholders exchange all the Certificates for, all of the Mortgage Loans and each REO Property remaining in the Trust Fund (whether in REMIC I or a Loan REMIC) as provided in Section 9.01, the Trust Fund (and, accordingly, each REMIC Pool) shall be terminated in accordance with the following additional requirements, unless the Person effecting such purchase obtains at its own expense and delivers to the Trustee and the Tax Administrator, an Opinion of Counsel, addressed to the Trustee and the Tax Administrator, to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in an Adverse REMIC Event or an Adverse Grantor Trust Event:

            (i) the Tax Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each REMIC Pool pursuant to Treasury Regulations Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder as set forth in the Opinion of Counsel obtained pursuant to Section 9.01 from the party effecting the purchase of all the Mortgage Loans and REO Property remaining in REMIC I and the Loan REMICs;

            (ii) during such 90-day liquidation period and at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell or otherwise transfer all of the assets of REMIC I and the Loan REMICs to the Master Servicer, the purchasing Controlling Class Certificateholder, the Special Servicer, the Depositor or the Certificateholders, as the case may be, in exchange for cash and/or all the Certificates, as applicable; and

            (iii) at the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with
      Section 9.01 all cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

            The foregoing requirements of this Section 9.02 shall apply, mutatis mutandis, to the repurchase of an Early Defeasance Mortgage Loan and liquidation of the related Loan REMIC if the defeasance proceeds are less than the unpaid principal balance of the Early Defeasance Mortgage Loan or the Mortgagor notifies the Master Servicer of its intent to partially defease the Early Defeasance Mortgage Loan in the circumstances described in Sections 2.03(d) and 2.03(f).

            (b) By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Tax Administrator to specify the 90-day liquidation period for each REMIC Pool, which authorization shall be binding upon all successor Certificateholders.

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS


            Section 10.01 REMIC Administration. (a) The Tax Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued. With respect to the loan REMIC created in respect of the Mortgage Loan identified on the Mortgage Loan Schedule as IRG Portfolio, the Tax Administrator shall file all appropriate federal or state Tax Returns for the taxable year ending December 31, 2002 (at the Trustee's expense).

            (b) The Loan REMIC Regular Interests, the REMIC I Regular Interests, the REMIC II Regular Interests and the Regular Interest Certificates (or, in the case of each Class of Interest Only Certificates, each of the Components of such Class) are hereby designated as "regular interests" (within the meaning of
Section 860G(a)(1) of the Code) in the Loan REMICs, REMIC I, REMIC II and REMIC III, respectively. The Class R-I Certificates will evidence the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code) in each of REMIC I and the Loan REMICs. The Class R-II Certificates and the Class R-III Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code) in REMIC II and REMIC III, respectively. None of the Master Servicer, the Special Servicer or the Trustee shall (to the extent within its control) permit the creation of any other "interests" in the Loan REMICs, REMIC I, REMIC II or REMIC III (within the meaning of Treasury regulation Section 1.860D-1(b)(1)), respectively.

            (c) The Closing Date is hereby designated as the "startup day" of each REMIC Pool within the meaning of Section 860G(a)(9) of the Code.

            (d) The related Plurality Residual Interest Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each REMIC Pool, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the Tax Administrator is hereby irrevocably appointed to act and shall act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such.

            (e)  For purposes of Treasury Regulations Section
1.860G-1(a)(4)(iii), the related Legal Final Distribution Date has been designated the "latest possible maturity date" of each Loan REMIC Regular Interest, each REMIC I Regular Interest, each REMIC II Regular Interest and each Class of Regular Interest Certificates (or, in the case of a Class of Interest Only Certificates, each REMIC III Component of such Class).

            (f) Except as otherwise provided in Section 3.17(a) and subsections (i) and (j) below, the Tax Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each of the Loan REMICs and each of REMIC I, REMIC II and REMIC III and the Loan REMIC (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the IRS or state tax authorities which extraordinary expenses shall be payable or reimbursable to the Tax Administrator from the Trust Fund from the assets included in REMIC I and the Loan REMICs unless otherwise provided in Section 10.01(i) or 10.01(j)).

            (g) Within 30 days after the Closing Date, the Tax Administrator shall prepare and file with the IRS Form 8811, "Information Return for Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized Debt Obligations" for the Trust Fund. In addition, the Tax Administrator shall prepare, sign and file all of the other Tax Returns in respect of each REMIC Pool. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Tax Administrator or its designee such information with respect to each REMIC Pool as is in its possession and reasonably requested by the Tax Administrator to enable it to perform its obligations under this Section 10.01. Without limiting the generality of the foregoing, the Depositor, within ten days following the Tax Administrator's request therefor, shall provide in writing to the Tax Administrator such information as is reasonably requested by the Tax Administrator for tax purposes, as to the valuations and issue prices of the Certificates, and the Tax Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.01 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Tax Administrator to perform such obligations.

            (h) The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of each such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the Tax Administrator shall provide to: (i) any Transferor of a Residual Interest Certificate, such information as is necessary for the application of any tax relating to the transfer of a Residual Interest Certificate to any Person who is not a Permitted Transferee; (ii) the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required hereunder); and (iii) the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

            (i) The Tax Administrator shall perform its duties hereunder so as to maintain the status of each REMIC Pool as a REMIC under the REMIC Provisions (and the Trustee, the Master Servicer and the Special Servicer shall assist the Tax Administrator to the extent reasonably requested by the Tax Administrator and to the extent of information within the Trustee's, the Master Servicer's or the Special Servicer's possession or control). None of the Tax Administrator, the Master Servicer, the Special Servicer, or the Trustee shall knowingly take (or cause any REMIC Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC, or (ii) except as provided in Section 3.17(a), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) or the result in the imposition of a tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code (any such endangerment of REMIC status or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event"), unless the Tax Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Tax Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event or an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which the Tax Administrator has advised it in writing that the Tax Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse REMIC Event or an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to any REMIC Pool, or causing any REMIC Pool to take any action, that is not expressly permitted under the terms of this Agreement, the Master Servicer and the Special Servicer shall consult with the Tax Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event or an Adverse Grantor Trust Event to occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event at the cost or expense of the Trust Fund or the Trustee. At all times as may be required by the Code, the Tax Administrator shall make reasonable efforts to ensure that substantially all of the assets of each REMIC Pool will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (j) If any tax is imposed on any REMIC Pool, including "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under this Section 10.01; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.01; (iii) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Section 10.01; (iv) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Section 10.01; (v) the Depositor, if such tax was imposed due to the fact that any of the Mortgage Loans did not, at the time of their transfer to the REMIC I or a Loan REMIC, constitute a "qualified mortgage" as defined in
Section 860G(a)(3) of the Code; or (vi) the Trust Fund, excluding the portion thereof constituting the Grantor Trust, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust Fund from the assets included in REMIC I or, in the case of a Loan REMIC Mortgage Loan, the related Loan REMIC. Any such amounts payable by the Trust Fund shall be paid by the Trustee upon the written direction of the Tax Administrator out of amounts on deposit in the Collection Account in reduction of the Available Distribution Amount pursuant to
Section 3.05(b).

            (k) The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis.

            (l) Following the Startup Day, none of the Trustee, the Master Servicer and the Special Servicer shall accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not cause: (i) such REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii) the imposition of any tax on such REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (m) None of the Trustee, the Master Servicer and the Special Servicer shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any of the Mortgage Loans (except in connection with (A) the default or reasonably foreseeable material default of a Mortgage Loan, including, but not limited to, the sale or other disposition of a Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of any REMIC Pool, (C) the termination of any REMIC Pool pursuant to Article IX of this Agreement, or (D) a purchase of Mortgage Loans pursuant to or as contemplated by Article II or III of this Agreement); (ii) the sale or disposition of any investments in the Custodial Account or the REO Account for gain; or (iii) the acquisition of any assets for any REMIC Pool (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in the Custodial Account or the REO Account or an interest in a single member limited liability company, as provided in Section 3.16); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition but in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition, or acquisition will not cause: (x) any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (y) the imposition of any tax on any REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (n) Except as permitted by Section 3.17(a), none of the Trustee, the Master Servicer and the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services nor permit any REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            Section 10.02 Grantor Trust Administration. (a) The Tax Administrator shall treat the Grantor Trust, for tax return preparation purposes, as a grantor trust under the Code and, if necessary, under applicable state law and will file appropriate federal or state Tax Returns for each taxable year ending on or after the last day of the calendar year in which the Certificates are issued.

            (b) The Tax Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to the Grantor Trust (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the IRS or state tax authorities which extraordinary expenses shall be payable or reimbursable to the Tax Administrator from the Grantor Trust Assets in the Trust Fund unless otherwise provided in Section 10.02(e) or 10.02(f)).

            (c) The Tax Administrator shall prepare, sign and file all of the Tax Returns in respect of the Grantor Trust. The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor. The Tax Administrator shall comply with such requirement by filing Form 1041, indicating the name and address of the Trust and signed by the Tax Administrator but otherwise left blank. There shall be appended to each such form a schedule for each Certificateholder indicating such Certificateholder's share of income and expenses of the Trust for the portion of the preceding calendar year in which such Certificateholder possessed an Ownership Interest in a Certificate. Such form shall be prepared in sufficient detail to enable reporting on the cash or accrual method of accounting, as applicable, and to report on such Certificateholder's fiscal year if other than the calendar year. The other parties hereto shall provide on a timely basis to the Tax Administrator or its designee such information with respect to the Grantor Trust as is in its possession and reasonably requested by the Tax Administrator to enable it to perform its obligations under this Section 10.02. Without limiting the generality of the foregoing, the Depositor, within ten days following the Tax Administrator's request therefor, shall provide in writing to the Tax Administrator such information as is reasonably requested by the Tax Administrator for tax purposes, and the Tax Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Tax Administrator to perform such obligations.

            (d) The Tax Administrator shall perform on behalf of the Grantor Trust all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the IRS or any state or local taxing authority, including the furnishing to Certificateholders of the schedules described in Section 10.01(c).

            (e) The Tax Administrator shall perform its duties hereunder so as to maintain the status of the Grantor Trust as a grantor trust under the Grantor Trust Provisions (and the Trustee, the Master Servicer and the Special Servicer shall assist the Tax Administrator to the extent reasonably requested by the Tax Administrator and to the extent of information within the Trustee's, the Master Servicer's or the Special Servicer's possession or control). None of the Tax Administrator, Master Servicer, the Special Servicer or the Trustee shall knowingly take (or cause the Grantor Trust to take) any action or fail to take (or fail to cause to be taken) any action within its control that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of the Grantor Trust as a grantor trust under the Grantor Trust Provisions or result in the imposition of a tax upon the Grantor Trust or its assets or transactions (any such endangerment or imposition, an "Adverse Grantor Trust Event"), unless the Tax Administrator has obtained or received an Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Tax Administrator seeks to take such action or to refrain from taking any action for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which the Tax Administrator has advised it in writing that the Tax Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act. In addition, prior to taking any action with respect to the Grantor Trust, or causing the Trust Fund to take any action, that is not expressly permitted under the terms of this Agreement, the Master Servicer and the Special Servicer shall consult with the Tax Administrator or its designee, in writing, with respect to whether such action could cause an Adverse Grantor Trust Event to occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Tax Administrator or the Trustee.

            (f) If any tax is imposed on the Grantor Trust, such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.02; (iii) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting the Grantor Trust in all other instances.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS


            Section 11.01 Amendment. (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders: (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the description thereof in the Prospectus, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated, (v) to relax or eliminate any requirement imposed by the Securities Act or the rules thereunder if the Securities Act or those rules are amended or clarified so as to allow for the relaxation or elimination of that requirement; (vi) as evidenced by an Opinion of Counsel delivered to the Master Servicer, the Special Servicer and the Trustee, either (A) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any of the REMIC Pools or the Grantor Trust at least from the effective date of such amendment, or (B) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or the Grantor Trust; (vii) as provided in Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or (iii); or (viii), to otherwise modify or delete existing provisions of this Agreement; provided that such amendment (other than any amendment for any of the specific purposes described in clauses (i), (ii), (iv), (v), (vi) and (vii) above) shall not adversely affect in any material respect the interests of any Certificateholder as evidenced by either an Opinion of Counsel delivered to the Trustee and each other party hereto to such effect or, in the case of a Class of Certificates to which a rating has been assigned by one or more Rating Agencies, written confirmation from each applicable Rating Agency to the effect that such amendment shall not result in an Adverse Rating Event.

            (b) This Agreement may also be amended from time to time by the agreement of the parties hereto with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights allocated to the affected Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Loans which are required to be distributed on any Certificate, without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i) without the consent of the Holders of all Certificates of such Class, (iii) modify the provisions of this Section 11.01, without the consent of the Holders of all Certificates then outstanding, (iv) modify the provisions of Section 3.20 or the Servicing Standard, without the consent of the Holders of all Regular Interest Certificates then outstanding, or (v) modify the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01(b), Certificates registered in the name of any party hereto or any Affiliate thereof shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as the subject amendment does not relate to increasing its rights or reducing or limiting its obligations hereunder as a party to this Agreement.

            (c) Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the party seeking such amendment), addressed to the Trustee and each other party hereto, to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the Master Servicer or the Special Servicer in accordance with such amendment will not result in the imposition of a tax on any REMIC Pool pursuant to the REMIC Provisions, cause any REMIC Pool to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust within the meaning of the Grantor Trust Provisions at any time that any Certificates are outstanding and (ii) such amendment complies in all material respects with the provisions of this Section 11.01.

            (d) Promptly after the execution of any such amendment, the Trustee shall send a copy thereof to each Certificateholder.

            (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            (f) Each of the Master Servicer, the Special Servicer and the Trustee may but shall not be obligated to enter into any amendment pursuant to this section that affects its rights, duties and immunities under this Agreement or otherwise.

            (g)  The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Special Servicer or the Trustee requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Custodial Account, in the case of the Master Servicer and the Special Servicer, pursuant to Section 3.05(a), or out of the Collection Account, in the case of the Trustee, pursuant to Section 3.05(b).

            Section 11.02 Recordation of Agreement; Counterparts. (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the expense of the Trust Fund, but only upon direction accompanied by an Opinion of Counsel (the cost of which may be paid out of the Custodial Account pursuant to Section 3.05(a)) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders; provided, however, that the Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

            (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) The Certificateholders (except as expressly provided for herein) shall not have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) The Certificateholders shall not have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.04 Governing Law. This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said state, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            Section 11.05 Notices. Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, Structured Asset Securities Corporation, 745 Seventh Avenue, New York, New York 10019, Attention: Tracy Dembicer--CDC Commercial Mortgage Trust 2002-FX1, facsimile number: (646) 758-5326; (ii) in the case of the Master Servicer, GMAC Commercial Mortgage Corporation, 200 Witmer Road, Horsham, Pennsylvania 19044, Attention: Managing Director, Commercial Servicing Operations; facsimile number: (215) 328-3478, with copies to General Counsel, facsimile number: (215) 328-3620; (iii) in the case of the Special Servicer, GMAC Commercial Mortgage Corporation, 550 California Street, San Francisco, California 94104, Attention: Henry Bieber, facsimile number: 415-391-2949, with a copy to General Counsel, facsimile number: 215-328-3620; (iv) in the case of the Trustee, LaSalle Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Asset-Backed Securities Trust Services Group--CDC Commercial Mortgage Trust 2002-FX1, facsimile number: (312) 904-2084;
(v) in the case of the Fiscal Agent, ABN AMRO Bank N.V., 135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Asset-Backed Securities Trust Services Group--CDC Commercial Mortgage Trust 2002-FX1, facsimile number:
(312) 904-5200; (vi) in the case of the Underwriters, (A) Lehman Brothers, Inc., 745 Seventh Avenue, New York, New York 10022, Attention: Scott Lechner-CDC Commercial Mortgage Trust 2002-FX1, facsimile number: (646) 758-4203, (B) CDC Securities Inc., 9 West 57th Street, 36th Floor, New York, New York 10019,
Attention: Gary DiGiuseppe, facsimile number: (212) 891-6263, with a copy to Albert Zakes, General Counsel, facsimile number: (212) 891-1922, (C) Goldman, Sachs & Co., 85 Broad Street, 11th Floor, New York, New York 10004, Attention:
Rolf Edwards, facsimile number: 212-346-3594 and (D) Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013, Attention: Angela Vleck, facsimile number: (212) 836-8306; (vii) in the case of the Rating Agencies, (A) Moody's Investors Services, Inc., 99 Church Street, New York, New York 10007,
Attention: CMBS Monitoring, facsimile number: (212) 553-1350, (B) Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., 55 Water Street, 10th Floor, New York, New York 10004, Attention: CMBS Surveillance Department, facsimile number: (212) 438-2662 and (C) Fitch Ratings, One State Street Plaza, New York, New York 10004, Attention: Commercial Mortgage Surveillance Department, facsimile number: (212) 635-0295; (viii) in the case of the Fiscal Agent, to the Trustee on behalf of the Fiscal Agent; (ix) in the case of the initial Controlling Class Representative, GMAC Institutional Advisors LLC, 550 California Street, 12th Floor, San Francisco, California 94104,
Attention: Shari Figi, facsimile number (415) 646-8458; and (x) in the case of CDC Financial Products Inc., 9 West 57th Street, 36th Floor, New York, New York 10019, Attention: Barry Funt, facsimile number: (212) 891-3411; or, as to each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

            Section 11.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.07 Grant of a Security Interest. The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor and the Trustee agree that it is their intent that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) in order to secure performance of the Depositor's obligations hereunder and payment of the Certificates, the Depositor shall be deemed to have granted, and does hereby grant, to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund, including the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and any Principal Prepayments received on or prior to the Cut-off Date), all amounts held from time to time in the Custodial Account, the Collection Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Account and the Defeasance Deposit Account and any and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans, and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a Form UCC-1 substantially in the form attached as Exhibit J hereto in all appropriate locations in the State of New York promptly following the initial issuance of the Certificates, and the Trustee shall prepare, execute and file at each such office, with the reasonable cooperation of the Depositor, continuation statements with respect thereto, in each case within six months prior to the fifth anniversary of the immediately preceding filing. The Depositor shall cooperate in a reasonable manner with the Trustee and the Master Servicer in preparing and filing such continuation statements. This Section 11.07 shall constitute notice to the Trustee pursuant to any of the requirements of the New York UCC.

            Section 11.08 Streit Act. Any provisions required to be contained in this Agreement by Section 126 of Article 4-A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 shall not have any effect, and if said Section 126 should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4-A of the New York Real Property Law, such mandatory provisions of said Article 4-A shall prevail, provided that if said Article 4-A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4-A shall cease to have any further effect upon the provisions of this Agreement.

            Section 11.09 Successors and Assigns; Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each Underwriter shall be a third party beneficiary to this Agreement solely with respect to its right to receive the reports, statements and other information to which it is entitled hereunder, to preserve such Underwriter's rights under Sub-Servicing Agreements as contemplated by Section 3.22(d). Each of the Sub-Servicers that is a party to a Sub-Servicing Agreement in effect on the Closing Date (or being negotiated as of the Closing Date and in effect within 90 days thereafter) shall be a third party beneficiary to obligations of a successor Master Servicer under Section 3.22, provided that the sole remedy for any claim by a Sub-Servicer as a third party beneficiary pursuant to this Section 11.09 shall be against a successor Master Servicer solely in its corporate capacity and no Sub-Servicer shall have any rights or claims against the Trust Fund or any party hereto (other than a successor Master Servicer in its corporate capacity as set forth in this Section 11.09) as a result of any rights conferred on such Sub-Servicer as a third party beneficiary pursuant to this Section 11.09. This Agreement may not be amended in any manner that would adversely affect the rights of any such third party beneficiary without its consent. No other Person, including any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

            Section 11.10 Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

            Section 11.11 Notices to Rating Agencies and Controlling Class Representative. (a) The Trustee shall promptly provide notice to each Rating Agency and the Controlling Class Representative with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the Fiscal Agent, the Master Servicer or the Special Servicer;

            (iv) the repurchase of Mortgage Loans by the Mortgage Loan Seller pursuant to Section 2.03;

            (v) any change in the location of the Collection Account, the Interest Reserve Account or the Excess Proceeds Liquidation Account;

            (vi) the final payment to any Class of Certificateholders; and

            (vii) any sale or disposition of any Mortgage Loan or REO Property.

            (b) The Master Servicer shall promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) the resignation or removal of the Trustee; and

            (ii) any change in the location of any Custodial Account.

            (c) The Special Servicer shall furnish each Rating Agency with respect to a Specially Serviced Mortgage Loan such information as the Rating Agency shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

            (d) To the extent applicable, the Trustee shall promptly furnish to each Rating Agency copies of the following items:

            (i) each of the annual statements as to compliance described in
      Section 3.13;

            (ii) each of the annual independent public accountants' servicing reports described in Section 3.14; and

            (iii) any Officer's Certificate delivered to the Trustee pursuant to
      Section 3.08(a), 3.11(h), or 4.03(c).

            (e) The Trustee shall (i) make available to each Rating Agency, upon reasonable notice, the items described in Section 8.14(b) and (ii) promptly deliver to each Rating Agency a copy of any notices given pursuant to Section 7.03(a) or Section 7.03(b).

            (f) The Trustee shall promptly deliver to each Rating Agency a copy of each of the statements and reports described in Section 4.02(a) that is prepared by it.

            (g) Each of the Trustee, the Master Servicer shall provide to each Rating Agency such other information with respect to the Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

            Section 11.12 Complete Agreement. This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                    STRUCTURED ASSET SECURITIES CORPORATION
                                       Depositor

                                    By: /s/ Tracy Dembicer
                                       -----------------------------------------
                                       Name: Tracy Dembicer
                                       Title: Authorized Signatory


                                    GMAC COMMERCIAL MORTGAGE CORPORATION
                                       Master Servicer

                                    By: /s/ Joseph A. Funk
                                       -----------------------------------------
                                       Name: Joseph A. Funk
                                       Title: SVP and Managing Director


                                    GMAC COMMERCIAL MORTGAGE CORPORATION
                                       Special Servicer

                                    By: /s/ Henry Bieber
                                       -----------------------------------------
                                       Name: Henry Bieber
                                       Title: Senior Vice President


                                    LASALLE BANK NATIONAL ASSOCIATION
                                       Trustee

                                    By: /s/ Barbara L. Marik
                                       -----------------------------------------
                                       Name: Barbara L. Marik
                                       Title: Vice President


                                    ABN AMRO BANK N.V.
                                       Fiscal Agent

                                    By: /s/ Barbara L. Marik
                                       -----------------------------------------
                                       Name: Barbara L. Marik
                                       Title: Vice President

                                    By: /s/ Barbara A. Wolf
                                       -----------------------------------------
                                       Name: Barbara A. Wolf
                                       Title: Vice President

STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF NEW YORK      )


            On the 20th day of June, 2002, before me, a notary public in and for said State, personally appeared Tracy Dembicer, known to me to be an Authorized Signatory of STRUCTURED ASSET SECURITIES CORPORATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                                  /s/ Edna Lanahan
                                              -------------------------
                                                   Notary Public


[Notarial Seal]

STATE OF PENNSYLVANIA      )
                           )  ss.:
COUNTY OF MONTGOMERY       )


            On the 26th day of June, 2002, before me, a notary public in and for said State, personally appeared Joseph A. Funk, known to me to be a Senior Vice President of GMAC COMMERCIAL MORTGAGE CORPORATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                               /s/ Madeline O'Brien
                                          -----------------------------
                                                   Notary Public



[Notarial Seal]

STATE OF CALIFORNIA     )
                        )  ss.:
COUNTY OF SAN FRANCISCO )


            On the 25th day of June, 2002, before me, a notary public in and for said State, personally appeared Henry J. Bieber, known to me to be a Senior Vice President of GMAC COMMERCIAL MORTGAGE CORPORATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                        /s/ Lisa L. Connolly
                                   -----------------------------
                                            Notary Public



[Notarial Seal]

STATE OF ILLINOIS             )
                              )  ss.:
COUNTY OF COOK                )


            On the 25th day of June, 2002, before me, a notary public in and for said State, personally appeared Barbara L. Marik, known to me to be a Vice President of LASALLE BANK NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                          /s/ Kathryn Hawkinson
                                     ------------------------------
                                            Notary Public



[Notarial Seal]

STATE OF ILLINOIS             )
                              )  ss.:
COUNTY OF COOK                )


            On the 25th day of June, 2002, before me, a notary public in and for said State, personally appeared Barbara L. Marik and Barbara A. Wolf, known to me to be a Vice President and Vice President, respectively, of ABN AMRO BANK N.V., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                             /s/ Kathryn Hawkinson
                                     -------------------------------------
                                                  Notary Public




[Notarial Seal]

                             MORTGAGE LOAN SCHEDULE                   SCHEDULE 1

ALL CAPS LETTERS Indicate Loans Secured by Multiple Properties

                                                       CUT-OFF DATE      ALLOCATED
                                                        PRINCIPAL        PRINCIPAL
   CONTROL                                               BALANCE          BALANCE
     NO.      PROPERTY NAME                                ($)              ($)         ADDRESS
------------------------------------------------------------------------------------------------------------------------------------
      1       Fontainebleau Hilton                          $88,697,925     $88,697,925   4441 Collins Avenue
      2       Seattle SuperMall                              62,766,238      62,766,238   1601 15th Street SW
      3       FEIGA PARTNERS II PORTFOLIO                    40,735,781                   VARIOUS
     3A       Londontown Apartments                                          14,483,833   1591 Lane Avenue South
     3B       Cedar Place Apartments                                          5,225,168   1916 South Company Road
     3C       Shenandoah Apartment                                            5,057,024   5801 Shenandoah Way
     3D       Buena Vista Apartments                                          4,813,607   12012 Park Boulevard
     3E       Grove Park Apartments                                           4,801,876   5325 Curry Ford Road
     3F       Driftwood Apartments                                            2,544,642   3830 University Boulevard
     3G       Kentwood Apartments                                             2,288,516   3800 University Boulevard
     3H       Square Plaza Apartments                                         1,521,115   12710 Bruce B. Downs Boulevard
      4       Orlando Marketplace                            37,184,296      37,184,296   7600 Dr. Phillips Boulevard
      5       PARKVIEW TOWER                                 33,631,531                   VARIOUS
     5A       Parkview Tower                                                 22,240,195   1150 First Avenue
     5B       Moore Court                                                    11,391,336   1100 First Avenue
      6       Marriott Islandia                              28,173,627      28,173,627   3635 Express Dr. North
      7       Rittenhouse Regency                            24,411,301      24,411,301   219-229 S. 18th Street
      8       Flatbush Center Roll Up (2)                    24,023,044      24,023,044   1007 - 1011 Flatbush Avenue
     8A       Flatbush Center (2)                            23,007,792      23,007,792
     8B       Flatbush Center (2)                             1,015,252       1,015,252
      9       Grand Avenue                                   23,593,484      23,593,484   7417 Grand Avenue
     10       Franklin Square                                21,399,039      21,399,039   3648-3740 East Franklin Boulevard
     11       Richmond Avenue                                20,588,919      20,588,919   2505 Richmond Avenue
     12       Edgewater Business Park                        19,674,151      19,674,151   260-270 Littlefield Avenue
                                                                                          & 280-310 Utah Avenue
     13       PORTLAND OFFICE PORTFOLIO                      14,609,095                   VARIOUS
     13A      Yeon Building                                                   6,115,435   522 S.W. Fifth Avenue
     13B      Loyalty & Hamilton Building                                     4,756,449   529 S.W. Third Avenue/
                                                                                          317 S.W. Alder Street
     13C      Oregon Pioneer Building                                         3,737,210   320 S.W. Stark Street
     14       Vestal Park                                    13,554,039      13,554,039   4700 Vestal Parkway East
     15       Baldwin Towers                                 13,482,080      13,482,080   1510 Chester Pike
     16       IRG PORTFOLIO                                  13,209,986                   VARIOUS
     16A      Cabot Distribution Center                                       5,728,443   4815 Cabot Street
     16B      Midway Industrial Park                                          3,950,650   4780 - 4800 Central Avenue
     16C      Pawcatuck                                                       3,530,893   100 and 99 Mechanic Street
     17       Byram Plaza Shopping Center                    11,485,204      11,485,204   90 Route 206
     18       Signature Place Apartments                     11,194,308      11,194,308   210 South Prairie View Drive
     19       Huffman Shopping Center                        10,187,065      10,187,065   1501 Huffman Road
     20       177 Meeting Street                             10,135,101      10,135,101   177 Meeting Street
     21       Village Marketplace Shopping Center            10,123,019      10,123,019   13100 Midlothian Turnpike
     22       Loews Theatre - Cherry Hill                     9,025,221       9,025,221   2121 Route 38
     23       Harpers Square Apartments                       8,528,281       8,528,281   1401 East Intruder Circle
     24       Coral Club Apartments                           5,446,303       5,446,303   3441 Clark Road
     25       Surrey Park Apartments Roll Up (3)              5,344,740       5,344,740   2501 Keystone Lane
     25A      Surrey Park Apartments (3)                      4,438,895       4,438,895
     25B      Surrey Park Apartments (3)                        905,844         905,844
     26       Windsor Manor Apartments                        4,567,916       4,567,916   8610 Pinetree Court
     27       Carr-Gottstein Foods Building                   4,335,403       4,335,403   6401-6411 A Street
     28       Chateau Creste                                  4,300,326       4,300,326   12062 Slater Avenue North
     29       215-217 West Church Rd.                         4,159,567       4,159,567   215-217 West Church Road
     30       Villas at San Gabriel Apartments                4,049,893       4,049,893   2410 San Gabriel
     31       Indian River Plaza                              4,035,684       4,035,684   1523 U.S. Highway 1
     32       Garden Park Apartments                          3,853,371       3,853,371   3624 Portland Street
     33       Forest Garden Apartments                        3,793,398       3,793,398   12203 Plano Road
     34       John Knox Tower                                 3,558,834       3,558,834   1210 Colonial Avenue
     35       Fishers Crossing                                2,700,791       2,700,791   Allisonville Road & 116th Street
     36       Berkshire Pointe                                2,638,359       2,638,359   1040 Berkshire Boulevard
     37       University Food Center                          2,629,087       2,629,087   1101 West Warren Avenue
     38       Station House Office Building                   2,552,857       2,552,857   900 Haddon Avenue
     39       Dewitt Warehouse                                2,509,748       2,509,748   6439 Deere Road
     40       Tuscany Villas Apartments                       2,477,991       2,477,991   737 Columbia Turnpike
     41       English Oaks Apartments                         2,351,514       2,351,514   1320 Gessner
     42       Widefield Apartments                            2,270,170       2,270,171   121 Kokomo Street
     43       GTH&M  Corpus Christi                           2,089,684       2,089,684   210 South Carancahua
     44       Richmond Club Apartments                        1,920,845       1,920,845   69068 Beebe Street
     45       Featherstone Industrial                         1,872,216       1,872,216   15015 Farm Creek Dr.
     46       Dundale Apartments                              1,767,859       1,767,859   6600 Chesapeake Boulevard
     47       Fox Hill Apartments                             1,756,450       1,756,450   313-A Silver Isles Boulevard
     48       Churchland Square Apartments                    1,748,695       1,748,695   7050 Kenny Lane
     49       Bedford Manor                                   1,555,215       1,555,215   2226 Merrill Drive
     50       Lake Village I Apartments                       1,502,482       1,502,482   957 Lake Village Drive
     51       The Woods Apartments                            1,353,855       1,353,855   6415 South Lake Houston Parkway
     52       Lake Village II Apartments                      1,123,116       1,123,116   957 Lake Village Dr.
     53       East Gate Apartments                              951,423         951,423   1200 4th Street, NE
     54       Ridgedale Square Apartments                       903,482         903,482   715-725 Ridge Avenue NE
     55       Whispering Apartments                             591,705         591,705   810 Tall Pine Lane
     56       Deer Run Apartments                               362,190         362,190   650 Shoreline Drive

ALL CAPS LETTERS Indicate Loans Secured by Multiple Properties

(CONTINUED)
                                                                                   INTEREST
   CONTROL                                                 RATE      MORTGAGE       ACCRUAL     AMORTIZATION      STEP UP
     NO.               CITY            STATE      ZIP      TYPE      RATE (%)       METHOD          TYPE          RATE (%)
------------------------------------------------------------------------------------------------------------------------------
      1       Miami Beach               FL       33140    Fixed       9.500%      Actual/360        ARD            4.000%
      2       Auburn                    WA       98001    Fixed        7.540      Actual/360        ARD             4.000
      3       VARIOUS                   FL      VARIOUS   FIXED        7.480      ACTUAL/360        ARD             5.000
     3A       Jacksonville              FL       32210
     3B       Orlando                   FL       32812
     3C       Orlando                   FL       32807
     3D       Seminole                  FL       33772
     3E       Orlando                   FL       32812
     3F       Jacksonville              FL       32216
     3G       Jacksonville              FL       32216
     3H       Tampa                     FL       33612
      4       Orlando                   FL       32819    Fixed        7.685      Actual/360        ARD             5.000
      5       KING OF PRUSSIA           PA       19406    FIXED        7.842      ACTUAL/360        ARD             5.000
     5A       King of Prussia           PA       19406
     5B       King of Prussia           PA       19406
      6       Islandia                  NY       11778    Fixed        7.990      Actual/360        ARD             5.000
      7       Philadelphia              PA       19103    Fixed        8.630      Actual/360        ARD             5.000
      8       Brooklyn                  NY       11226    Fixed        7.447      Actual/360                        5.000
     8A                                 NY                Fixed        7.480      Actual/360        ARD             5.000
     8B                                 NY                Fixed        6.708      Actual/360  Fully Amortizing
      9       Maspeth                   NY       11373    Fixed        7.360      Actual/360        ARD             5.000
     10       Gastonia                  NC       28056    Fixed        7.690      Actual/360        ARD             4.000
     11       Staten Island             NY       10314    Fixed        7.440      Actual/360        ARD             5.000
     12       South San Francisco       CA       94080    Fixed        7.800      Actual/360        ARD             5.000
     13       PORTLAND                  OR       97204    FIXED        7.810      ACTUAL/360        ARD             5.000
     13A      Portland                  OR       97204
     13B      Portland                  OR       97204
     13C      Portland                  OR       97204
     14       Vestal                    NY       13850    Fixed        8.100      Actual/360        ARD             5.000
     15       Eddystone                 PA       19022    Fixed        8.500      Actual/360        ARD             5.000
     16       VARIOUS                 VARIOUS   VARIOUS   FIXED        7.822      ACTUAL/360      BALLOON
     16A      Detroit                   MI       48210
     16B      Chicago                   IL       60683
     16C      Pawcatuck                 CT       06379
     17       Byram Twp                 NJ       07874    Fixed        8.660      Actual/360        ARD             5.000
     18       West Des Moines           IA       50266    Fixed        8.000      Actual/360        ARD             5.000
     19       Anchorage                 AK       99515    Fixed        6.780      Actual/360        ARD             5.000
     20       Charleston                SC       29401    Fixed        7.438      Actual/360      Balloon
     21       Midlothian                VA       23113    Fixed        7.590      Actual/360        ARD             5.000
     22       Cherry Hill               NJ       08002    Fixed        6.760      Actual/360        ARD             5.000
     23       Virginia Beach            VA       23454    Fixed        7.510      Actual/360        ARD             5.000
     24       Sarasota                  FL       34231    Fixed        7.200      Actual/360        ARD             5.000
     25       Ann Arbor                 MI       48103    Fixed        7.467      Actual/360        ARD             5.000
     25A                                MI                Fixed        7.230      Actual/360        ARD             5.000
     25B                                MI                Fixed        8.630      Actual/360        ARD             5.000
     26       Tampa                     FL       33604    Fixed        7.160      Actual/360        ARD             5.000
     27       Anchorage                 AK       99518    Fixed        6.780      Actual/360        ARD             5.000
     28       Kirkland                  WA       98034    Fixed        7.050      Actual/360        ARD             5.000
     29       King of Prussia           PA       19406    Fixed        8.500      Actual/360        ARD             5.000
     30       Austin                    TX       78705    Fixed        7.110      Actual/360        ARD             5.000
     31       Vero Beach                FL       32960    Fixed        8.310      Actual/360        ARD             5.000
     32       Irving                    TX       75062    Fixed        7.562      Actual/360        ARD             5.000
     33       Dallas                    TX       75243    Fixed        7.571      Actual/360        ARD             5.000
     34       Norfolk                   VA       23507    Fixed        7.480      Actual/360        ARD             5.000
     35       Fishers                   IN       46038    Fixed        7.600      Actual/360        ARD             5.000
     36       Reading                   PA       19610    Fixed        7.590      Actual/360        ARD             5.000
     37       Detroit                   MI       48201    Fixed        7.270      Actual/360        ARD             5.000
     38       Collingswood              NJ       08108    Fixed        7.830      Actual/360        ARD             5.000
     39       Dewitt                    NY       13206    Fixed        7.400      Actual/360        ARD             5.000
     40       East Greenbush            NY       12061    Fixed        8.850      Actual/360        ARD             6.000
     41       Houston                   TX       77055    Fixed        7.140      Actual/360        ARD             5.000
     42       Colorado Springs          CO       80911    Fixed        8.270      Actual/360        ARD             5.000
     43       Corpus Christi            TX       78401    Fixed        8.500      Actual/360        ARD             5.000
     44       Richmond                  MI       48062    Fixed        7.330      Actual/360        ARD             5.000
     45       Woodbridge                VA       22191    Fixed        8.500      Actual/360        ARD             5.000
     46       Norfolk                   VA       23513    Fixed        7.510      Actual/360        ARD             5.000
     47       Hampton                   VA       23664    Fixed        7.510      Actual/360        ARD             5.000
     48       Portsmouth                VA       23703    Fixed        7.510      Actual/360        ARD             5.000
     49       Forrest City              AR       72335    Fixed        7.550      Actual/360        ARD             5.000
     50       Chesapeake                VA       23323    Fixed        7.510      Actual/360        ARD             5.000
     51       Houston                   TX       77049    Fixed        7.500      Actual/360        ARD             5.000
     52       Chesapeake                VA       23323    Fixed        7.510      Actual/360        ARD             5.000
     53       New Prague                MN       56071    Fixed       10.360        30/360          ARD             5.000
     54       Hutchinson                MN       55350    Fixed       10.631        30/360          ARD             5.000
     55       Cloquet                   MN       55720    Fixed       10.360        30/360          ARD             5.000
     56       Howard Lake               MN       55349    Fixed       10.360        30/360          ARD             5.000

ALL CAPS LETTERS Indicate Loans Secured by Multiple Properties

(CONTINUED)
                  PREPAYMENT
                LOCK-OUT PERIOD                                            REMAINING           MATURITY OR
   CONTROL       AND DEFEASANCE       ORIGINATION        TERM TO            TERM TO            ANTICIPATED         MATURITY/ARD
     NO.            FLAG (1)              DATE       MATURITY (MOS.)    MATURITY (MOS.)       REPAYMENT DATE       BALANCE ($)
-----------------------------------------------------------------------------------------------------------------------------
      1               Yes              3/31/1998           162                112               10/11/2011         $76,109,538
      2               Yes              1/15/1998           204                152               2/11/2015           49,842,197
      3               YES              7/30/1998           139                93                3/11/2010           35,962,325
     3A
     3B
     3C
     3D
     3E
     3F
     3G
     3H
      4               Yes               4/6/1998           155                105               3/11/2011           33,695,282
      5               YES              3/20/1998           156                106               4/11/2011           30,192,929
     5A
     5B
      6               Yes              9/17/1998           160                116               2/11/2012           22,840,480
      7               Yes              12/30/1997          162                109               7/11/2011           21,421,718
      8               Yes                                  155                106               4/11/2011           20,465,784
     8A               Yes              3/16/1998           156                106               4/11/2011           20,465,784
     8B               Yes               3/7/2001           121                106               4/11/2011               0
      9               Yes              1/30/1998           158                106               4/11/2011           20,928,725
     10               Yes              12/31/1998          129                88                10/11/2009          19,426,229
     11               Yes              3/16/1998           156                106               4/11/2011           18,297,329
     12               Yes              1/15/1998           145                92                2/11/2010           17,832,891
     13               YES               3/9/1998           199                148               10/11/2014          11,215,158
     13A
     13B
     13C
     14               Yes              8/31/1998           155                110               8/11/2011           12,220,767
     15               Yes              3/31/1998           123                73                7/11/2008           12,529,045
     16               YES               6/1/2001           120                108               6/11/2011           10,967,127
     16A
     16B
     16C
     17               Yes               7/1/1998           123                76                10/11/2008          10,680,303
     18               Yes              6/15/1998           180                133               7/11/2013           9,244,946
     19               Yes              10/30/1998          182                140               2/11/2014           7,965,398
     20               Yes              12/29/2000          120                103               1/11/2011           8,683,949
     21               Yes              11/10/1998          177                139               1/11/2014           7,870,311
     22               Yes              9/24/1998           123                79                1/11/2009           7,554,629
     23               Yes               3/2/1998           147                96                6/11/2010           7,090,678
     24               Yes              3/24/1998           147                97                7/11/2010           4,728,985
     25               Yes                                  136                95                5/11/2010           4,720,486
     25A              Yes              10/1/1998           139                95                5/11/2010           3,902,086
     25B              Yes              5/23/2000           119                95                5/11/2010            818,399
     26               Yes               7/2/1998           148                101               11/11/2010          3,938,347
     27               Yes              10/30/1998          182                140               2/11/2014           3,389,908
     28               Yes              3/20/1998           135                85                7/11/2009           3,812,483
     29               Yes              7/15/1998           123                77                11/11/2008          3,855,211
     30               Yes              8/13/1998           123                78                12/11/2008          3,421,377
     31               Yes              10/16/1997          123                68                2/11/2008           3,753,802
     32               Yes              3/26/1998           111                61                7/11/2007           3,475,141
     33               Yes              3/26/1998           111                61                7/11/2007           3,421,542
     34               Yes               3/2/1998           147                96                6/11/2010           2,956,669
     35               Yes              1/30/1998           147                95                5/11/2010           2,374,753
     36               Yes              5/29/1998           183                135               9/11/2013           1,800,133
     37               Yes              6/19/1998           123                76                10/11/2008          2,381,536
     38               Yes              9/17/1998           135                91                1/11/2010           2,312,720
     39               Yes              8/13/1998           123                78                12/11/2008          2,279,993
     40               Yes              4/11/1997           120                58                4/11/2007           2,343,415
     41               Yes              4/17/1998           129                80                2/11/2009           2,113,201
     42               Yes              12/8/1997           207                153               3/11/2015           1,557,273
     43               Yes              5/18/1998           120                72                6/11/2008           1,946,969
     44               Yes               4/1/1998           120                70                4/11/2008           1,759,714
     45               Yes              6/25/1998           123                76                10/11/2008          1,736,522
     46               Yes               3/2/1998           147                96                6/11/2010           1,469,854
     47               Yes               3/2/1998           147                96                6/11/2010           1,460,367
     48               Yes               3/2/1998           147                96                6/11/2010           1,453,919
     49               Yes              6/24/1998           141                94                4/11/2010           1,372,659
     50               Yes               3/2/1998           147                96                6/11/2010           1,249,210
     51               Yes              10/6/1998           123                79                1/11/2009           1,231,315
     52               Yes               3/2/1998           147                96                6/11/2010             933,793
     53               Yes              12/20/1995          180                103               1/11/2011             821,434
     54               Yes              11/7/1994           142                90                12/11/2009            791,741
     55               Yes              12/20/1995          157                103               1/11/2011             510,602
     56               Yes              12/20/1995          180                103               1/11/2011             312,705

ALL CAPS LETTERS Indicate Loans Secured by Multiple Properties

(CONTINUED)

               REMAINING    MONTHLY PRINCIPAL                                  BASE INTEREST
   CONTROL    AMORTIZATION   AND INTEREST    GROUND LEASE  PREMIUM   PREMIUM      RATE OF
     NO.      TERM (MOS.)    PAYMENT ($)         FLAG     LOAN FLAG AMOUNT ($) PREMIUM LOANS
-------------------------------------------------------------------------------------------
      1           289         $782,240            No          Yes   11,811,931   7.430%
      2           328          450,860            No
      3           313          295,466            NO
     3A                                           No
     3B                                           No
     3C                                           No
     3D                                           No
     3E                                           No
     3F                                           No
     3G                                           No
     3H                                           No
      4           359          264,852            No
      5           346          245,468            NO
     5A                                           No
     5B                                           No
      6           284          220,815            No
      7           313          196,158            No
      8           334          175,206            No
     8A           344          162,415            No
     8B           105          12,790             No
      9           344          164,646            No
     10           328          155,845            No
     11           344          144,785            No
     12           331          144,428            No
     13           304          110,071     PARTIAL LEASEHOLD
     13A                                          Leasehold
     13B                                          No
     13C                                          No
     14           350          100,992            No
     15           310          106,875            No          Yes    656,378      7.450
     16           288          101,658            NO
     16A                                          No
     16B                                          No
     16C                                          No
     17           313          92,073             No
     18           313          84,808             No          Yes    679,633      7.160
     19           318          68,800             No
     20           307          73,812             No
     21           300          75,064             No
     22           256          66,388             No
     23           273          65,074             No
     24           310          38,601             No
     25           316          38,568             No
     25A          316          31,318             No
     25B          316           7,251             No
     26           313          32,198             No
     27           318          29,280             No
     28           310          30,058             No
     29           314          32,881             No          Yes    266,243      7.190
     30           255          30,693             No
     31           305          31,617             No
     32           268          29,721             No
     33           268          29,280             No
     34           273          27,088             No
     35           308          19,855             No
     36           252          20,856             No
     37           312          18,730             No
     38           331          18,838             No
     39           315          18,002             No
     40           298          20,402             No
     41           311          16,531             No
     42           270          18,492             No
     43           312          16,542             No          Yes    132,923      7.170
     44           310          13,752             No
     45           313          14,807             No          Yes     97,968      7.410
     46           273          13,489             No
     47           273          13,402             No
     48           273          13,343             No
     49           313          11,352             No
     50           273          11,464             No
     51           316           9,789             No
     52           273           8,570             No
     53           283           9,002             No
     54           270           8,821             No
     55           283           5,600             No
     56           283           3,427             No


(1) All of the mortgage loans provide for a period, following or accompanying the prepayment lock-out period, during which voluntary prepayments are prohibited but the related borrower may obtain a full or partial release of the mortgaged real property from the related mortgage lien through defeasance

(2) The Flatbush Center Loan is comprised of two pari passu notes which are cross-defaulted and cross-collateralized.

(3) The Surrey Park Apartments is a loan that had two fundings under a single note.

                                   SCHEDULE II

                         REPRESENTATIONS AND WARRANTIES

                       WITH RESPECT TO THE MORTGAGE LOANS


            For purposes of these representations and warranties, the phrases "to the knowledge of the Seller" or "to the Seller's knowledge" shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case (i) after having conducted such inquiry and due diligence into such matters as would be customarily performed by prudent institutional commercial, or multifamily, mortgage lenders, as applicable, and in all events as required by the Seller's underwriting standards, at the time of the origination or acquisition of the particular Mortgage Loan and (ii) subsequent to such origination or acquisition, utilizing the servicing and monitoring practices customarily utilized by prudent commercial mortgage loan servicers with respect to securitizable commercial, or multifamily, as applicable, mortgage loans, and the phrases "to the actual knowledge of the Seller" or "to the Seller's actual knowledge" shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry. All information contained in documents which are part of, or required to be part of, a Mortgage File and the information and documents contained in the servicing file related to each Mortgage Loan which was maintained by CapMark Services, L.P., as servicer for the CDC Depositor Trust ST I, as supplemented by the Seller during the period of the Seller's ownership of the Mortgage Loan, shall be deemed to be within the knowledge and the actual knowledge of the Seller. Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken or not taken by the Seller or its agents or employees, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the not taking such action by, either of the Seller or any servicer acting on its behalf.

            (a) The Seller hereby represents and warrants that as to each Mortgage Loan, except as disclosed on Schedules hereto, as of the date specified below or, if no such date is specified, as of the Closing Date; and

            (i) Immediately prior to the sale, transfer and assignment to the Trust, each related Note and Mortgage was not subject to an assignment (other than to the Seller) or pledge, and the Seller had good title to, and was the sole owner of, the Mortgage Loan;

            (ii) The Seller has full right and authority to sell, assign and transfer such Mortgage Loan and the assignment to the Trust constitutes a legal, valid, binding and, subject to the exceptions set forth in Paragraph (v) below, enforceable assignment of such Mortgage;

            (iii) The Seller is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan and each Mortgage Note is, or shall be as of the Closing Date, properly endorsed to the Trust or its designee and each such endorsement is genuine;

            (iv) The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule was true and correct and complete in all material respects as of the Cut-off Date;

            (v) Each related Note, Mortgage, Assignment of Leases and Rents and other agreement executed in connection with such Mortgage Loan are legal, valid and binding obligations of the related Borrower, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and there is no right of rescission or right of set-off or abatement or valid defense or counterclaim available to the related Borrower with respect to such Note, Mortgage and other agreements;

            (vi) The Mortgage File contains an assignment of leases and rents (an "Assignment of Leases"), either as a separate instrument or incorporated into the related Mortgage, which establishes and creates a valid, subsisting and, subject to the exceptions set forth in Paragraph
      (v) above, enforceable first priority lien on and security interest in, subject to applicable law, the property, rights and interests of the related Borrower described therein, except that a license may have been granted to the related Borrower to exercise certain rights and perform certain obligations of the lessor under the relevant lease or leases, including, without limitation, the right to operate the related leased property; and each assignor thereunder has the full right to assign the same. The related assignment of any Assignment of Leases not included in a Mortgage, executed and delivered in favor of the Trust is in recordable form (but for insertion of the name of the assignee and any related recording information which is not yet available to the Seller), and constitutes a legal, valid, binding and, subject to the exceptions set forth in Paragraph (v) above, enforceable assignment of such Assignment of Leases from the relevant assignor to the Trust. The Assignment of Leases, subject to applicable law, provides for the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents;

            (vii) Except by a written instrument, which is contained in the related Mortgage File, (a) the terms of the related Mortgage Note, the related Mortgage(s), any related loan agreement, lock-box agreement and/or any other related agreement have not been impaired, modified, altered, satisfied, canceled, subordinated (except for Permitted Encumbrances) or rescinded in any manner that in each case materially and adversely affects the value of the Mortgage Loan, the value or use of the related Mortgaged Property, the interest of the Trust or the interest of any Certificateholder, (b) the related Mortgaged Property has not been released from the lien of such Mortgage and (c) the related Borrower has not been released from its obligations under such Mortgage, in whole or in part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage. No waivers, modifications or assumptions of the Mortgage Loans have been given, made or consented to by or on behalf of the Seller since May 7, 2002 except as set forth on Schedule 1 (vii);

            (viii) Each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property and such Mortgaged Property (subject to the matters described in clause (xi) below) is free and clear of any mechanics' and materialmen's liens which are prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender's title insurance policy (as described below);

            (ix) The Seller has not taken any action that would cause the representations and warranties made by each related Borrower in the Mortgage Loan not to be true;

            (x) The Seller has no knowledge that the representations and warranties made by each related Borrower in such Mortgage Loan are not true in any material respect;

            (xi) The lien of each related Mortgage is insured by an ALTA lender's title insurance policy, or its equivalent as adopted in the applicable jurisdiction (or if such policy has not yet been issued such insurance may be evidenced by a "marked up" title insurance pro forma or commitment marked as binding and countersigned by the title insurer or its authorized agent) (the "Title Policy"), insuring the Seller, its successors and assigns or the holder of the related Note (as sole insured), as a valid and first priority lien of the Mortgage in at least the original principal amount of such Mortgage Loan or Allocated Loan Amount of the related Mortgaged Property (as set forth on the Mortgage Loan Schedule attached as an exhibit to the Pooling and Servicing Agreement, as such Mortgage Loan Schedule may be amended from time to time pursuant to the terms of the Pooling and Servicing Agreement), subject only to (a) the lien of current real property taxes, water charges, sewer rents and other governmental taxes, charges and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record, none of which individually or collectively materially interferes with (1) the security intended to be provided by such Mortgage, (2) the value or marketability of the Mortgaged Property, (3) the current principal use of the related Mortgaged Property or (4) the ability of the related Mortgaged Property to generate income sufficient to service such Mortgage Loan and (c) the exceptions (general and specific) set forth in such policy, none of which individually or collectively materially interferes with (1) the security intended to be provided by such Mortgage, (2) the value or marketability of the Mortgaged Property, (3) the current principal use of the related Mortgaged Property or (4) the ability of the related Mortgaged Property to generate income sufficient to service such Mortgage Loan (the items set forth in clauses (a), (b) and (c) above collectively referred to as "Permitted Encumbrances"); none of the Permitted Encumbrances individually or collectively materially interferes with (1) the security intended to be provided by such Mortgage, (2) the value or marketability of the Mortgaged Property, (3) the current principal use of the related Mortgaged Property or (4) the ability of the related Mortgaged Property to generate income sufficient to service such Mortgage Loan; the Seller or its successors or assigns is the sole named insured of such policy; such policy is assignable to the Trust without the consent of or any notification to the insurer, and is in full force and effect upon the consummation of the transactions contemplated by this Agreement; the premium for such policy has been paid in full; no claims have been made under such policy and the Seller has not done anything, by act or omission, and the Seller has no knowledge of any matter, which would impair or diminish the coverage of such policy; to the extent required by applicable law, at origination the insurer was qualified to do business in the jurisdiction in which the related Mortgaged Properties are located and to the Seller's knowledge as of the Closing Date, the insurer issuing such policy is qualified to do business in the jurisdiction in which the related Mortgaged Properties are located; to the Seller's knowledge, all of the material improvements on the related Mortgaged Property that were considered in determining the value of the Mortgaged Property at the time of origination of the related Mortgage Loan lay wholly within the boundaries of such property, except for encroachments that are insured against by the Title Policy or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties materially encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property, except those encroachments that are insured against by the Title Policy;

            (xii) The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder and the Seller covenants that it will not make any future advances under the Mortgage Loan to the related Borrower;

            (xiii) Each related Mortgaged Property is free of any material damage that would affect materially and adversely the value or use of such Mortgaged Property as security for the Mortgage Loan and is in good repair and there is no proceeding pending for the total or the partial condemnation of such Mortgaged Property;

            (xiv) Each of the related Borrowers is in possession of all material licenses, permits and other authorizations necessary and required by all applicable laws for the conduct of its business and all such licenses, permits and authorizations are valid and in full force and effect, and if a related Mortgaged Property is improved by a hotel, the most recent inspection or review by the franchisor, if any, did not cite such Mortgaged Property for material violations of the related franchise agreement which have not been cured;

            (xv) Except as set forth on Schedule 1 (xv), the Seller has inspected or caused to be inspected each related Mortgaged Property within the past 13 months preceding the Cut-off Date;

            (xvi) Except as set forth on Schedule 1 (xvi), such Mortgage Loan does not have a shared appreciation feature, other contingent interest feature or negative amortization, unless such Mortgage Loan is an ARD Loan which may have negative amortization from and after the related Anticipated Repayment Date, or any equity participation by the Seller;

            (xvii) Such Mortgage Loan is a whole loan and no other party holds a participation interest in the Mortgage Loan;

            (xviii) The Mortgage Rate (exclusive of any default interest, late charges or yield maintenance charge) of such Mortgage Loan complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury; any and all other requirements of any federal, state or local laws, including, without limitation, truth-in-lending, real estate settlement procedures, equal credit opportunity or disclosure laws, applicable to such Mortgage Loan have been complied with as of the date of origination of such Mortgage Loan;

            (xix) With respect to each Mortgage Loan, no fraudulent acts were committed by the originator during the origination process of such Mortgage Loan and the origination, servicing and collection of each Mortgage Loan is in all respects legal, proper and prudent in accordance with customary industry standards;

            (xx) All taxes and governmental assessments that prior to the related Closing Date became due and owing in respect of each related Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established;

            (xxi) All escrow deposits and payments required pursuant to the Mortgage Loans are in the possession, or under the control, of the Seller or its agent and there are no deficiencies in connection therewith and all such escrows and deposits are being conveyed to the Depositor by the Seller and identified as such with appropriate detail;

            (xxii) To the extent required under applicable law, as of the related Cut-off Date, the Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located at all times when it held the Mortgage Loan;

            (xxiii) Each Mortgage Loan requires that all improvements upon each Mortgaged Property securing a Mortgage Loan be insured under a fire and extended perils insurance policy included within the classification "All Risk of Physical Loss" insurance (or the equivalent) policy in an amount at least equal to 100% of the insurable replacement cost of the improvements located on the related Mortgaged Property and requires a "Replacement Cost Endorsement" without a waiver of depreciation, (or similar language) and if applicable, the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance. Each Mortgaged Property securing a Mortgage Loan is the subject of a business interruption or rent loss insurance policy providing coverage for at least twelve (12) months (or a specified dollar amount which is reasonably estimated to cover no less than twelve (12) months of rental income). If, based solely on a flood zone certification or a survey of the related Mortgaged Property, any portion of the material, permanent improvements, located on a Mortgaged Property securing any Mortgage Loan is in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (Zone A or Zone V) (an "SFH Area"), then a flood insurance policy meeting the requirements of the then current guidelines of the Federal Insurance Administration is in effect in an amount representing coverage not less than the least of (1) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis, (2) the outstanding principal balance of such Mortgage Loan, (3) the allocated loan amount for such Mortgaged Property as set forth on Schedule 2, and (4) the maximum amount of insurance available under the applicable National Flood Insurance Administration Program. Except as set forth on Schedule 1 (xxiii), if any Mortgaged Property is located in the state of California or in a "seismic zone" 3 or 4, a seismic assessment was conducted and seismic insurance was obtained to the extent such Mortgaged Property has a PML of greater than twenty percent (20%) calculated using at least a 450 a year look back with a 10% probability of exceedance in a 50 year period. If the Mortgaged Property for any Mortgage Loan is located in any of the locations (city or county and state) set forth on Schedule 3, then such Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Mortgage Loan, (ii) the allocated loan amount for such Mortgaged Property as set forth on Schedule 2 and (iii) 100% of the insurable replacement cost of the improvements located on the related Mortgaged Property. If any Mortgaged Property is, to the Seller's knowledge, a materially non-conforming use or structure under applicable zoning laws and ordinances, then, in the event of a material casualty or destruction, each Mortgage Loan requires that one or more of the following is true: (i) such Mortgaged Property may be restored or repaired to materially the same extent of the use or structure at the time of such casualty; (ii) such Mortgaged Property is covered by law and ordinance insurance in an amount customarily required by reasonably prudent commercial mortgage lenders; or
      (iii) the amount of hazard insurance currently in place and required by the related Mortgage Loan Documents would generate proceeds that, together with the value of the related land, are sufficient to pay of the subject Mortgage Loan. Each Mortgage Loan requires that all such hazard and flood insurance policies contain a standard mortgagee clause for the benefit of the holder of the related Mortgage, its successors and assigns, as mortgagee, and are not terminable (nor may the amount of coverage provided thereunder be reduced) without at least ten (10) days' prior written notice to the mortgagee; all other insurance policies are not terminable without at least ten (10) days' prior written notice to the mortgagee; and to Seller's knowledge, no such notice has been received, including any notice of nonpayment of premiums, that has not been cured. Each Mortgaged Property and all improvements thereon are also covered by comprehensive general liability insurance in such amounts as are generally required by reasonably prudent commercial lenders for similar properties, but in no event less than $1,000,000. Except as set forth on Schedule 1 (xxiii), each Mortgage Loan requires that the insurer for all of the required coverages set forth herein has a claims paying ability rating from Standard & Poor's, Moody's or Fitch (a) of not less than AA (or the equivalent) for any Mortgage Loan having a Cut-off Date Principal Balance equal to or greater than $20,000,000 or (b) of not less than BBB (or the equivalent) for any Mortgage Loan having a Cut-off Date Principal Balance less than $20,000,000. With respect to each Mortgage Loan, the related Mortgage Loan documents require that the related Borrower or a tenant of such Borrower maintain insurance as described above or permit the Mortgagee to require insurance as described above at Borrower's expense. Except under circumstances set forth in the related Mortgage Loan documents that would be reasonably acceptable to a prudent commercial mortgage lender or that would not otherwise materially and adversely affect the security intended to be provided by the related Mortgage, the Mortgage Loan documents for each Mortgage Loan provide that proceeds paid under any such casualty insurance policy will (or, at the lender's option, will) be applied either to the repair or restoration of the related Mortgaged Property, with the mortgagee having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of amounts due under such Mortgage Loan; provided that the related Mortgage Loan documents may entitle the related Borrower to any portion of such proceeds remaining after the repair or restoration of the related Mortgaged Property or payment of amounts due under the Mortgage Loan; and provided, further, that, if the related Borrower holds a leasehold interest in the related Mortgaged Property, the application of such proceeds will be subject to the terms of the related Ground Lease (as defined in Paragraph (xxxii) below). With respect to each of the Mortgage Loans, neither the related all risk insurance policy nor the business interruption policy excludes acts of terrorism, or any related damage claims, from coverage as of the later of (i) the date of origination of the mortgage loan and (ii) the last date as of which the policy was renewed or amended except as indicated on Schedule 1 (xxiii). With respect to each of the Mortgage Loans, the related Mortgage Loan documents do not by their terms waive or prohibit the mortgagee from requiring coverage for acts of terrorism or damages related thereto, except to the extent that any right to require such coverage may be limited by commercially reasonable availability. To the Seller's actual knowledge, all insurance policies described above are with an insurance carrier qualified to write insurance in the relevant jurisdiction. All insurance described above is in full force and effect;

            (xxiv) Other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event of acceleration existing under the related Mortgage or the related Note and, to the Seller's knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would and does constitute a default, breach, violation or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of the subject matter otherwise covered by any other representation or warranty made by the Depositor in paragraph (viii) relating to mechanics' and materialmen's liens, paragraph (xiii), paragraph (xx), paragraph (xxi), paragraph (xxiii), the second sentence of paragraph (xxvi), paragraph (xxvii), paragraph (xxxi) and paragraph (lxi) of this Exhibit B. Neither the Seller, nor to the Seller's knowledge any prior holder of the Mortgage Loan, has waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note;

            (xxv) Such Mortgage Loan has not been 30 days or more delinquent since origination and as of the related Cut-off Date was not delinquent;

            (xxvi) Each related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, and there is no exemption available to the Borrower which would interfere with such right to foreclose. No Mortgaged Property is the subject of, and no Borrower under a Mortgage Loan is a debtor in, any state or federal bankruptcy, insolvency or similar proceeding;

            (xxvii) Each Borrower represents and warrants in the related Mortgage, loan agreement or other loan document, that it has not used, caused or permitted to exist and will not use, cause or permit to exist on the related Mortgaged Property any hazardous materials in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of hazardous materials; the related Borrower agrees to indemnify, defend and hold the mortgagee and its successors and assigns harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, expenses, and claims of any kind whatsoever (including attorneys' fees and costs) paid, incurred or suffered by, or asserted against, any such party resulting from a breach of certain representations, warranties or covenants given by the Borrower in such Mortgage, loan agreement or other loan document. With respect to each Mortgaged Property, except as set forth on Schedule 1 (xxvii) (a) an environmental site assessment meeting the requirements of the American Society for Testing and Materials (or with respect to multi-family Mortgaged Properties, the Federal National Mortgage Association) and covering all environmental hazards typically assessed for similar properties including use, type and tenants of the Mortgaged Property ("Environmental Report"), was performed by an independent third-party environmental consultant with respect to each Mortgaged Property securing a Mortgage Loan within the 18 months preceding the Cut-off Date, except as set forth on Schedule 1 (xxvii), (b) an Environmental Report has been delivered to the Trust, and (c) either: (i) no such Environmental Report, if any, provides that as of the date of the report there is a material violation of applicable environmental laws with respect to any known circumstances or conditions relating to the related Mortgaged Property; or (ii) if any such Environmental Report does reveal any such circumstances or conditions with respect to the related Mortgaged Property and the same have not been subsequently remediated in all material respects, then one or more of the following are true: (A) one or more parties not related to or including the related Borrower and collectively having financial resources reasonably estimated to be adequate to cure the subject violation in all material respects, were identified as the responsible party or parties for such condition or circumstance and such condition or circumstance does not materially impair the value or use of the Mortgaged Property, (B) the related Borrower provided a "no further action" letter or other evidence which would be acceptable to a reasonably prudent commercial mortgage lender, that applicable federal, state or local governmental authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, (C) such conditions or circumstances were investigated further and based upon such additional investigation, a qualified independent environmental consultant recommended no further investigation or remediation, or (D) the expenditure of funds reasonably estimated to be necessary to effect such remediation is not greater than the lesser of (i) $50,000 or (ii) 2% of the outstanding principal balance of the related Mortgage Loan. To the Seller's actual knowledge and without inquiry beyond such Environmental Report, there are no significant or material circumstances or conditions with respect to such Mortgaged Property not revealed in any such Environmental Report, where obtained, or in any Borrower questionnaire delivered to Seller at the issue of any related environmental insurance policy, if applicable, that render such Mortgaged Property in material violation of any applicable environmental laws;

            (xxviii) Each related Mortgage or Loan Agreement for each Mortgage Loan provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the holder of such Mortgage, either the related Mortgaged Property, or any direct controlling equity interest in the related borrower, is transferred or sold, other than by reason of family and estate planning transfers, transfers of less than a controlling interest in the Borrower, transfers of shares in public companies, issuance of non-controlling new equity interests, transfers to an affiliate meeting the requirements of the Mortgage Loan, transfers among existing members, partners or shareholders in the Borrower, transfers among affiliated Borrowers with respect to multi-property Mortgage Loans, transfers approved by the rating agencies or transfers of a similar nature to the foregoing meeting the requirements of the Mortgage Loan. Except as otherwise set forth on Schedule 1 (xxviii), the related Mortgage Loan documents require the Borrower under each Mortgage Loan to pay all reasonable fees and expenses associated with securing the consent or approval of the holder of the related Mortgage for all actions requiring such consent or approval under the related Mortgage. Except as otherwise set forth on Schedule 1 (xxviii), each Mortgage Loan prohibits the Borrower from encumbering the related Mortgaged Property, or any direct controlling equity interest in the related borrower, by any mortgage lien or, in the case of a direct controlling equity interest in the related Borrower, a lien to secure any other debt, without the prior written consent of the holder of the subject Mortgage Loan or the satisfaction of debt service coverage or similar criteria specified therein. To the knowledge of the Seller, no Mortgaged Property securing the subject Mortgage Loan is encumbered by any other mortgage liens and no direct controlling equity interest in the related Borrower is encumbered by as lien to secure any other debt. The related Mortgage Loan Documents require the Borrower under each Mortgage Loan to pay all reasonable costs and expenses related to any required consent to an encumbrance;

            (xxix) Each Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code and Treasury regulation section 1.860G-2(a) (but without regard to the rule in Treasury regulation section 1.860G-2(f)(2) that treats defective loans as qualified mortgages) and the related Mortgaged Property, if acquired in connection with the default or imminent default of such Mortgage Loan, would constitute "foreclosure property" within the meaning of Section 860G(a)(8). Prepayment Premiums, Repayment of Premium Amounts and Excess Defeasance Deposit Proceeds payable with respect to each Mortgage Loan, if any, constitute "customary prepayment penalties" within the meaning of Treasury Regulation Section 1.860G-1(b)(2);

            (xxx) Neither the Seller nor any affiliate thereof has any obligation or right to make any capital contribution to any Borrower;

            (xxxi) Except as set forth on Schedule 1 (xxxi), with respect to any Mortgage Loan where a portion of the estate of the related Borrower therein is a leasehold estate and the fee interest of the related ground lessor is not subject and subordinate to the related Mortgage, the Seller represents and warrants that:

                  (A) The ground lease or a memorandum regarding it has been duly recorded. The ground lease permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. There has been no material change in the terms of such ground lease since its recordation, except by written instruments, all of which are included in the related Mortgage File;

                  (B) The lessor under such ground lease has agreed in writing and included in the related Mortgage File that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the mortgagee and that any such action without such consent is not binding on the mortgagee, its successors or assigns. The loan agreement prohibits the related Borrower from amending the ground lease without mortgagee consent;

                  (C) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised and will be enforceable by the mortgagee) that extends not less than 10 years beyond the stated maturity of the related Mortgage Loan;

                  (D) The ground lease is prior to any mortgage or other lien upon the related fee interest and the landlord has not entered into an agreement to subordinate the ground lease to future mortgages or liens on the fee interest;

                  (E) The ground lease is assignable to the mortgagee and its assigns without the consent of the lessor thereunder, and assignable to and by the Trustee without the consent of the lessor thereunder;

                  (F) (a) The ground lease is in full force and effect and (b)
            to the Seller's actual knowledge, as of the Closing Date, no default has occurred, nor is there any existing condition which, but for the passage of time or giving of notice, would result in a default under the terms of the ground lease;

                  (G) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the mortgagee and a notice of termination will not be effective against the mortgagee unless a copy thereof is delivered to the mortgagee as described in the ground lease;

                  (H) A mortgagee is permitted a reasonable opportunity to cure any default under the ground lease which is curable after the receipt of notice of any default before the lessor may terminate the ground lease. All rights of the mortgagor under the ground lease and the related Mortgage (insofar as it relates to the ground lease) may be exercised by or on behalf of the mortgagee;

                  (I) The ground lease does not impose any restrictions on
            subletting that would be viewed as commercially unreasonable by an institutional investor. The lessor is not permitted to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee in the relevant portion of the Mortgaged Property subject to the ground lease for any reason, or in any manner, which would adversely affect the security provided by the related Mortgage;

                  (J) Any related insurance proceeds or condemnation award
            (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest, except that in the case of condemnation awards, the ground lessor is entitled to an amount of such award generally based on the value of the unimproved land taken; and

                  (K) Under the terms of the ground lease and the related
            Mortgage, any related insurance proceeds, or condemnation award in respect of a total or substantially total loss or taking of the related Mortgaged Property will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest (except as provided by applicable law or in cases where a different allocation would not be viewed as commercially unreasonable by any institutional investor, taking into account the relative duration of the ground lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Mortgage
            Loan). Until the principal balance and accrued interest rate are paid in full, neither the lessee nor the lessor under the ground lease will have the option to terminate or modify the ground lease without prior written consent of the mortgagee as a result of any casualty or partial condemnation, except to provide for an abatement of the rent;

                  (L) The ground lease requires the lessor to enter into a new lease upon the termination of the ground lease for any reason, including upon rejection of the ground lease in a bankruptcy proceeding;

            (xxxii) If the Mortgage for any Mortgage Loan is a deed of trust, then (a) a trustee, duly qualified under applicable law to serve as such, has either been properly designated and currently so serves or may be substituted in accordance with the Mortgage and applicable law, and (b) no fees or expenses are payable to such trustee by the Seller, the Depositor or any transferee thereof except in connection with a trustee's sale after default by the related Borrower or such customary fee, as may be payable, in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan and all such fees and/or expenses are payable by the Borrower under the Mortgage;

            (xxxiii) With respect to each Mortgaged Property improved by a hotel, the originator thereof has filed and/or recorded (or sent for filing and/or recording on the closing date of the related Mortgage Loan) Uniform Commercial Code financing statements on all furniture, fixtures, equipment and all other personal property used in the operation of the hotel. In the case of any Mortgage Loan secured by a hotel, the related loan documents contain such provisions as are necessary and UCC Financing Statements have been filed as necessary, in each case, to perfect a valid first priority security interest in the related revenues with respect to such Mortgaged Property and the loan documents contain such provisions as are necessary to perfect a security interest which is a first priority lien on such personal property, except for certain personal property subject to purchase money security interests and personal property leases, provided, the rights of the Borrower under such leases or contracts have been collaterally assigned to the holder of the Mortgage Loan. An assignment of each UCC financing statement relating to the Mortgage Loan has been executed by the Seller in blank which the Depositor or its designee is authorized to complete and to file in the filing office in which such financing statement was filed. Notwithstanding the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection;

            (xxxiv) To the Seller's knowledge as of the Closing Date, each Mortgaged Property is in compliance with all applicable laws, zoning ordinances, rules, covenants and restrictions affecting the construction, occupancy, use and operation of such Mortgaged Property. To the Seller's knowledge as of the Closing Date, all inspections, material licenses and certificates required, including certificates of occupancy, required by applicable law for ownership and operation of the related Mortgaged Property as presently operated by the Borrower, have been obtained and are in full force and effect;

            (xxxv) Each Mortgage Loan requires the related Borrower to be, at least for so long as the Mortgage Loan is outstanding, and to the Seller's actual knowledge, the related Borrower is, a Single-Purpose Entity. For this purpose, "Single-Purpose Entity" means a person, other than an individual, which is formed or organized solely for the purpose of owning and operating the related Mortgaged Property or Properties; does not engage in any business unrelated to such Mortgaged Property or Properties and the financing thereof; and whose organizational documents provide, or which entity represented and covenanted in the related Mortgage Loan Documents, substantially to the effect that such Borrower (i) does not and will not have any material assets other than those related to its interest in such Mortgaged Property or Properties or the financing thereof; (ii) does not and will not have any indebtedness other than as permitted by the related Mortgage or other related Mortgage Loan Documents; (iii) maintains its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; and (iv) holds itself out as being a legal entity, separate and apart from any other person. In addition, each Mortgage Loan with a Cut-off Date Principal Balance of $20,000,000 or more, the related Borrower's organizational documents provide substantially to the effect that the Borrower shall: conduct business in its own name; not guarantee or assume the debts or obligations of any other person; not commingle its assets or funds with those of any other person; prepare separate tax returns and financial statements, or if part of a consolidated group, be shown as a separate member of such group; transact business with affiliates on an arm's length basis; hold itself out as being a legal entity, separate and apart from any other person, and such organizational documents further provide substantially to the effect that: any dissolution and winding up or insolvency filing for such entity is prohibited or requires the consent of an independent director or member or the unanimous consent of all partners or members, as applicable; such documents may not be amended with respect to the Single Purpose Entity requirements without approval of the lender; the Borrower shall have an outside independent director or member. The Seller has obtained, with respect to each Mortgage Loan having a Cut-off Date Principal Balance of $20,000,000 or more, in connection with its origination or acquisition thereof, a counsel's opinion regarding non-consolidation of the Borrower in any insolvency proceeding involving any other party. To the Seller's actual knowledge, each Borrower has fully complied with the requirements of the related Mortgage Note and Mortgage and the Borrower's organizational documents regarding Single-Purpose-Entity status. For Mortgage Loans having a Cut-off Date Principal Balance of $20,000,000 or more, at origination, no borrower of such loan was a single member limited liability company;

            (xxxvi) Except as set forth on Schedule 1 (xxxvi), with respect to any Mortgage Loan that contains a provision for any defeasance of mortgage collateral (a "Defeasance Loan"), the related Mortgage Note or Mortgage provides that the defeasance option is not exercisable prior to a date that is at least two (2) years following the Closing Date and is otherwise in compliance with applicable statutes, rules and regulations governing REMICs; requires prior notice to the holder of the Mortgage Loan of the exercise of the defeasance option and payment by the Borrower of all related reasonable fees, costs and expenses as set forth below; in the case of Mortgage Loans secured by two or more Mortgaged Properties, if the Borrower would continue to own assets in addition to the defeasance collateral, requires, or permits the lender to require, the Mortgage Loan (or the portion thereof being defeased) to be assumed by a successor entity and requires counsel to provide a legal opinion that the Trust has a perfected security interest in such collateral prior to any other claim or interest. In addition, each Mortgage Loan that is a Defeasance Loan permits defeasance only with substitute collateral constituting U.S. Treasury Securities or other non-callable "government securities" within the meaning of Treas. Reg. Section 1.860G-2(a)(8)(i) backed by the full faith and credit of the United States in an amount sufficient to make all scheduled payments under the Mortgage Note (or the portion thereof being defeased) when due, and in the case of ARD Loans, assuming the Anticipated Repayment Date is the Maturity Date. To the Seller's actual knowledge, defeasance under the Mortgage Loan is only for the purpose of facilitating the disposition of a Mortgaged Property and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages. With respect to each Defeasance Loan, the related Mortgage Loan documents provide that the related Borrower shall (a) pay all costs and expenses associated with defeasance, or (b) provide such opinions and documents as may be reasonably requested by the lender. Additionally, for any Mortgage Loan having a Cut-off Date Principal Balance equal to or greater than $20,000,000, the Mortgage Loan or the related documents require confirmation from the Rating Agency that exercise of the defeasance option will not cause a downgrade or withdrawal of the rating assigned to any securities backed by the Mortgage Loan and require the Borrower to pay any related costs and expenses;

            (xxxvii) Reserved.

            (xxxviii) Except as set forth on Schedule 1 (xxxviii), no Borrower under a Mortgage Loan is an affiliate of a Borrower under any other Mortgage Loan (as such term is defined under the Pooling and Servicing Agreement);

            (xxxix) Each of the related Borrowers is organized under the laws of a state or commonwealth of the United States;

            (xl) Each Mortgaged Property (i) is located on or adjacent to a dedicated road, or has access to an irrevocable easement permitting ingress and egress, (ii) is served by public utilities, water and sewer (or septic facilities), (iii) is a separate tax parcel and (iv) except as set forth on Schedule 1 (xl), has parking as required under applicable law;

            (xli) The Seller has not advanced additional funds for principal and interest or taxes and insurance (other than holdbacks at the closing for the related Mortgage Loan from the proceeds of such loan);

            (xlii) No Mortgage Loan has been cross-collateralized and cross-defaulted with either another Mortgage Loan or a mortgage loan not included in the Trust;

            (xliii) Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan after its Anticipated Repayment Date and except for the imposition of a default rate, late charges or yield maintenance charges;

            (xliv) Each Mortgage Loan requires the Borrower, in some cases only at the request of the holder of the related Mortgage, to provide the owner or holder of the related Mortgage with at least quarterly and annual operating statements, rent rolls (if there is more than one tenant) and related information and annual financial statements, which annual financial statements with respect to each Mortgage Loan with an original principal balance greater than $20 million shall be audited (or prepared and certified) by an independent certified public accountant upon the request of the holder of the related Mortgage;

            (xlv) Reserved.

            (xlvi) With respect to each Mortgage Loan that is an ARD Loan:

                  (A) The minimum rate increase after the Anticipated Repayment
            Date is at least 200 basis points above the original interest rate;

                  (B) Such Mortgage Loan begins amortizing no later than the
            11th day of the month following the Cut-off Date; such Mortgage Loan does not have an interest only period after the Cut-off Date;

                  (C) The Anticipated Repayment Date is not less than seven
            years from the closing date for such Mortgage Loan; and

                  (D) Except as set forth on Schedule 1 (xlvi), such Mortgage
            Loan provides that from the Anticipated Repayment Date through the maturity date for such Mortgage Loan, all excess cash flow (net of budgeted and lender approved discretionary capital expenditures) will be applied to repay principal due under the Mortgage Loan;

            (xlvii) The Seller has not advanced funds, directly or indirectly, to the Borrower for payment of any amounts due under the Note and no funds have been received from any person other than the Borrower for payments due under the Note;

            (xlviii) To Seller's knowledge, as of the Closing Date there is, no pending action, suit or proceeding, arbitration or governmental investigation against the Borrower or the Mortgaged Property an adverse outcome of which would materially affect such Borrower's performance under the loan documents or the Certificateholders;

            (xlix) Except as set forth on Schedule 1 (xlix)-A, no Mortgage Note or Mortgage requires the mortgagee to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon: (i) payment in full of all amounts due under the related Mortgage Loan or (ii) delivery of U.S. Treasury securities or other noncallable "government securities" within the meaning of Treas. Reg.
      Section 1.860G-2(a)(8)(i) backed by the full faith and credit of the United States in connection with a defeasance of the related Mortgage Loan; provided that the individual Mortgage Loans secured by multiple parcels, may require the respective mortgagee(s) to grant releases of material portions of the related Mortgaged Property or the release of one or more related Mortgaged Properties upon the satisfaction of certain legal and underwriting requirements which would be acceptable to a reasonably prudent commercial mortgage lender and are contained in the related Mortgage or Mortgage Note including the payment of a release price (in an amount that is, except as otherwise set forth on Schedule 1
      (xlix)-A, at least equal to 125% of the allocated loan amount of the released property or parcel as set forth on Schedule 2) and prepayment consideration in connection therewith. Except in connection with a partial defeasance and except as set forth on Schedule 1 (xlix)-B, no Mortgage Loan permits the full or partial release of any Mortgaged Property unless the mortgagee can require the Borrower to deliver an opinion of counsel to the effect that such release will not constitute a significant modification of the related Mortgage Loan under Treas. Reg. Section 1.860G-2(b)(2). Notwithstanding the foregoing, any Mortgage Loan may permit the unconditional release of one or more unimproved parcels of land to which there was not given any material value in related Appraisal as set forth on Schedule 1 (xlix)-C;

            (l) With respect to each Mortgage Loan, the related loan documents permit the lender, following a default under such Mortgage Loan, to apply funds received in respect of such Mortgage Loan to amounts owing thereunder in the order which the lender deems appropriate;

            (li) An appraisal of the related Mortgaged Property was conducted in connection with the origination of the Mortgage Loan, which appraisal is signed by an appraiser, who, to the Seller's knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; in connection with the origination of the Mortgage Loan, each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the "Uniform Standards of Professional Appraisal Practice" as adopted by the Appraisal Standards Board of the Appraisal Foundation;

            (lii) The servicing and collection practices used with respect to the Mortgage Loan have complied with applicable law in all material respects and have met customary industry standards utilized by commercial lending institutions in the area in which the Mortgaged Property was located;

            (liii) None of the related Mortgage or Mortgage Note provides a grace period for Monthly Payments;

            (liv) Each Mortgage Loan is non-recourse; provided that, the Borrower is liable for all losses or damages incurred in the event of (i) fraud or material intentional misrepresentation, (ii) misapplication or misappropriation of rents, insurance payments, condemnation awards or tenant security deposits, (iii) violation of applicable environmental laws or breaches of environmental covenants, or (iv) intentional acts of waste, physical waste, gross negligence or willful misconduct; and provided, that, with respect to clause (iii) of the preceding proviso, an indemnification against losses related to such violations or environmental insurance shall satisfy such requirement. No waiver of liability for such non-recourse exceptions has been granted to the Borrower or any such guarantor or principal by the Seller or anyone acting on behalf of the Seller that is not contained in the Mortgage File;

            (lv) All terms of the related Mortgage pertaining to interest rate adjustments, payment adjustments and principal balance adjustments are enforceable and will not affect the priority of the lien of the Mortgage;

            (lvi) The related Mortgage Note and Mortgage contain no provision limiting the right or ability of the Depositor to assign, transfer and convey such Mortgage Note or Mortgage to any other person or entity;

            (lvii) The related Mortgage Note is not secured by any collateral that is not included in the Trust Fund;

            (lviii) Each Mortgage Loan is directly secured by a Mortgage on a commercial or multifamily property, and either (1) substantially all of the proceeds of the Mortgage Loan were used to acquire, improve or protect the portion of the commercial or multifamily property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and the interest in real property was the only security for the Mortgage Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures the Mortgage Loan was at least equal to 80% of the principal amount of the Mortgage Loan (a) as of the Testing Date, or (b) as of the Closing Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on the interest in real property that is senior to the Mortgage, and (b) a proportionate amount of any lien on the interest in real property that is on a parity with the Mortgage, and (2) the "Testing Date" shall be the date on which the referenced Mortgage Loan was originated unless (a) the Mortgage Loan was modified after the date of its origination in a manner that would cause "significant modification" of the Mortgage Loan within the meaning of Treasury Regulations Section 1.1001-3, and (b) the "significant modification" did not occur at a time when the Mortgage Loan was in default or when default with respect to the Mortgage Loan was reasonably foreseeable, in which case the "Testing Date" shall be the date of the last modification;

            (lix) The Seller took no action in selecting the Mortgage Loans for sale, assignment and transfer to the Depositor which, to the Seller's knowledge, would result in delinquencies and losses on Mortgage Loans being materially in excess of delinquencies and losses on the Seller's actual portfolio of commercial mortgage loans;

            (lx) One or more engineering assessments were performed by an engineering consulting firm with respect to each related Mortgaged Property during the 18-month period preceding the Cut-off Date (or, if such Mortgage Loan is one of the Mortgage Loans identified on Schedule 1
      (lx), more than 18 months), and to the Seller's knowledge, there are no material and adverse engineering conditions or circumstances affecting such Mortgaged Property that was not disclosed in such report(s).

            (lxi) To the Seller's knowledge, no Mortgaged Property is encumbered by subordinate financing; however, if the related Mortgaged Property is listed on Schedule 1 (lxi), then certain equity holders in the related Borrower are known to the Seller to have incurred debt secured by their ownership interest in the related Borrower.

                                   SCHEDULE 1

(vii)

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Station House Office Building:

      1. First Amendment to Amended and Restated Loan Agreement and Amended, Restated and Consolidated Promissory Note dated as of May 17, 2002.

      2. Second Amendment to Recorded Documents dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Fountainbleau Hilton:

      1. First Amendment to Loan Agreement and Amended, Restated and Consolidated Renewal Note dated as of June 3, 2002.

      2. Letter Agreement dated June 7, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Grand Avenue:

      1. Fourth Amendment to and Ratification of Loan Agreement and First Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Richmond Avenue:

      1. Second Amendment to and Ratification of Loan Agreement and Second Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Flatbush Center:

      1. Third Amendment to and Ratification of Loan Agreement and Second Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Orlando Marketplace:

      1. First Amendment to Amended and Restated Loan Agreement and Second Amended and Restated Consolidated Renewal Promissory Note dated as of May 17, 2002.

      2. Second Amendment to Mortgage, Assignment of Leases and Rents and Security Agreement dated as of May 17, 2002.

      3. Second Amendment to Assignment of Leases and Rents dated as of May 17, 2002.

      4. Letter Agreement dated as of May 17, 2002.

      5. Consent and Subordination of Manager dated June 24, 2002.


(xv)

The following Mortgaged Properties were not inspected within the past 13 months preceding the Cut-off Date: The Woods Apartments, Ridgedale Square Apartments, Bedford Manor Apartments, East Gate Apartments, Dundale Apartments, Churchland Square Apartments, Lake Village II Apartments, Lake Village I Apartments, Richmond Club Apartments and Featherstone Industrial.

(xvi)

The Mortgage Loan identified as Parkview Tower on the Mortgage Loan Schedule has a contingent interest feature and a equity participation feature held by the Seller. The related Borrower is required (i) to make monthly payments (to the extent of available cash) of contingent interest in an amount equal to 10% of excess operating cash flow (after payment of debt service, reserve/escrow payments and payment to its partners of a 12% cumulative return on their uncovered capital) and (ii) upon a capital event (e.g., sale or refinance), 10% of the net proceeds received in connection with such capital event (i.e., an "equity kicker"). However, the Seller has agreed in this Agreement to subordinate its rights in respect of these payments from and after the Anticipated Repayment Date to the prior payment in full of all unpaid principal and interest on this Mortgage Loan.

(xxiii)

With respect to the Mortgage Loan identified as Seattle SuperMall on the Mortgage Loan Schedule, earthquake insurance was obtained but no PML was determined. With respect to the Mortgage Loan identified as Chateau Creste on the Mortgage Loan Schedule, the PML was calculated at 10% using a 200 year look back, and no probability of exceedance was specified on the report. With respect to the Mortgage Loan identified as Edgewater Business Park on the Mortgage Loan Schedule, the PML was calculated at 23% using a 200 year look back, and no probability of exceedance was specified on the report. With respect to the Mortgage Loan identified as Carr-Gottstein Foods Building on the Mortgage Loan Schedule, no PML was calculated at one of the two buildings securing such Mortgage Loan.

With respect to the Mortgage Loan identified as Marriott Islandia on the Mortgage Loan Schedule, which has a principal balance in excess of $20,000,000, the loan documents require the claim paying ability of the insurer to be rated at least "A". With respect to the Mortgage Loan identified as Feiga Partners II Portfolio on the Mortgage Loan Schedule, which has a principal balance in excess of $20,000,000, the loan documents require the claim paying ability of the insurer to be rated at least "BBB."

The insurance policies for the following Mortgage Loans identified on the Mortgage Loan Schedule exclude coverage for terrorism: Feiga Partners II Portfolio, Marriott Islandia, Vestal Park, Chateau Creste and University Food Center.

(xxvii)

An Environmental Report with respect to the following Mortgaged Properties was not performed within the 18 months preceding the Cut-off Date: Feiga Partners II Portfolio, Orlando Marketplace, Marriott Islandia, Flatbush Center, 177 Meeting Street, Surrey Park Apartments, Widefield Apartments and Bedford Manor Apartments.

(xxviii)

The following Mortgage Loans identified on the Mortgage Loan Schedule are silent with respect to the related Borrower's obligation to pay fees and expenses associated with securing the consent or approval of a transfer: East Gate Apartments, Ridgedale Square Apartments, Whispering Apartments and Deer Run Apartments.

The following Mortgage Loans identified on the Mortgage Loan Schedule have limitations on Borrower expense obligations with respect to any approved assumption: Fontainebleau (1% of the unpaid principal balance ("UPB")), Seattle SuperMall (1% of UPB), Feiga Partners II Portfolio (1% of UPB), Edgewater Business Park (1% UPB), Portland Office Portfolio (1% UPB), and GTH&M Corpus Christi (.5% of UPB).

The following Mortgage Loans identified on the Mortgage Loan Schedule do not restrict the controlling equity interests of the related Borrower from being pledged to secure indebtedness: Northwest Park, Forest Garden Apartments, Richmond Club, East Gate Apartments, Ridgedale Square Apartments, Whispering Apartments and Deer Run Apartments.

(xxxi)

(B)

The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) contains no requirements for the mortgagee's consent to amend, modify or terminate the ground lease.

(E)

The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) is silent with respect to assignments of the ground lease to the mortgagee, but states that the lessor's consent to an assignment may not be unreasonably withheld, and also states that upon delivery to the lessor of a $25,000 security deposit (and so long as the security deposit remains with the lessor), the lessor's consent to any assignment is not required.

(H)

The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) is silent as to whether the rights of the mortgagor under the ground lease and the related mortgage may be exercised by or on behalf of the mortgagee.

(I)

The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) states that lessor's consent to any sublet may not be unreasonably withheld, but also states that upon delivery to the lessor of a $25,000 security deposit (and so long as the security deposit remains with the lessor), the lessor's consent to any assignment or sublet is not required.

(L)

The ground lease with respect to the Mortgaged Property known as the Yeon building (which is part of the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) provides for the termination of the ground lease upon total condemnation.

(xxxvi)

The following Mortgage Loans identified on the Mortgage Loan Schedule permit the defeasance of the related Mortgage Loan prior to two years following the Closing
Date: Feiga Partners II Portfolio, Franklin Square, Edgewater Business Park, Baldwin Towers, Signature Place North, Huffman Shopping Center, Loews Theatre - Cherry Hill, Harpers Square Apartments, Carr-Gottstein Foods Building, 215-217 West Church Rd., Indian River Plaza, John Knox Tower, Fishers Crossing, Berkshire Pointe, Dewitt Warehouse, Tuscany Villas Apartments, Widefield Apartments, Richmond Club Apartments, Featherstone Industrial, Dundale Apartments, Fox Hill Apartments, Churchland Square Apartments, Lake Village I Apartments, Lake Village II Apartments and 177 Meeting Street.

(xxxviii)

The Borrowers under the following Mortgage Loans are affiliated with Borrowers under other Mortgage Loans identified on the Mortgage Loan Schedule as set forth below:

      Borrower Affiliate                           Mortgage Loan
      ------------------                           -------------

      Forest City                                  Flatbush Center
      Forest City                                  Richmond Avenue
      Forest City                                  Grand Avenue

      Barney Gottstein and Larry Carr              Huffman Shopping Center
      Barney Gottstein and Larry Carr              Carr-Gottstein Foods Building

      O'Neil and Fink                              Baldwin Towers
      O'Neil and Fink                              215-217 Church Road

      Robert J. Werra                              Northwest Park Apartments
      Robert J. Werra                              Forest Garden Apartments

      Robert A. Lawson Jr.                         Harper Square Apartments
      Robert A. Lawson Jr.                         Dundale Apartments
      Robert A. Lawson Jr.                         Fox Hill Apartments
      Robert A. Lawson Jr.                         Lake Village I Apartments
      Robert A. Lawson Jr.                         Lake Village II Apartments

      Bush Development Corp &
      Robert A. Lawson Jr (Property Manager)       John Knox Tower
      Bush Development Corp &
      Robert A. Lawson Jr (Property Manager)       Churchland Square Apartments

      David Breirton & Jack Safar                  East Gate Apartments
      David Breirton & Jack Safar                  Ridgedale Square Apartments
      David Breirton & Jack Safar                  Whispering Apartments
      David Breirton & Jack Safar                  Deer Run Apartments

      Lubert-Adler Real Estate Opportunity Fund    Parkview Tower
      Lubert-Adler Real Estate Opportunity Fund    Rittenhouse Regency

(xl)

The appraisals for the following Mortgaged Properties securing the Mortgage Loans identified on the Mortgage Loan Schedule indicate that they are legally non-conforming with respect to parking: Driftwood Apartments, Grove Park Apartments, Kentwood Apartments, Shenandoah Apartments, Edgewater Business Park, John Knox Tower, Station House Office Building, Fox Hill Apartments, Churchland Square Apartments, Lake Village I Apartments and Lake Village II Apartments.

The appraisals for the following Mortgaged Properties securing the Mortgage Loans identified on the Mortgage Loan Schedule indicate that they are legally non-conforming, but do not state a reason as to their non-conformity which may or may not be a parking issue: Feiga Partners II Portfolio with respect to Square Plaza Apartments, Franklin Square, Baldwin Towers, Fishers Crossing and Dundale Apartments.

(xlvi)

With respect to the Mortgage Loan identified as Parkview Tower on the Mortgage Loan Schedule, the related Borrower is required (i) to make monthly payments (to the extent of available cash) of contingent interest in an amount equal to 10% of excess operating cash flow (after payment of debt service, reserve/escrow payments and payment to its partners of a 12% cumulative return on their uncovered capital), which is paid prior to the application of remaining excess cash flow to the repayment of principal from and after the Anticipated Repayment Date, and (ii) upon a capital event (e.g., sale or refinance), 10% of the net proceeds received in connection with such capital event (i.e., an "equity kicker"), which is paid prior to the application of remaining excess cash flow to the repayment of principal from and after the Anticipated Repayment Date. However, the Seller has agreed in this Agreement to subordinate its rights in respect of these payments from and after the Anticipated Repayment Date to the prior payment in full of all unpaid principal and interest on this Mortgage Loan.

(xlix)

(xlix)-A

With respect to the Mortgage Loan identified as IRG Portfolio on the Mortgage Loan Schedule, the loan documents permit the release, without payment, of an undeveloped out-parcel, in connection with the sale of such out-parcel, provided it is subdivided into a separate tax lot and certain other requirements are met, unless at the time of such release, the DSCR is 1.20:1, in which case the net proceeds of such sale will be deposited with lender as additional collateral. With respect to the Mortgage Loan identified as Orlando Marketplace on the Mortgage Loan Schedule, the loan documents require the mortgagee, subject to standard release conditions (including no default, conveyance to a third party, separate tax lot and a reciprocal easement agreement satisfactory to the mortgagee) to release an identified unimproved, non-income producing portion of the related Mortgaged Property from the lien of the loan documents, without payment of a release price. However, in both cases described in this paragraph, the out-parcels with respect to these Mortgage Loans were not given any material value in the related Appraisal.

With respect to the Mortgage Loan identified as Fontainebleau Hilton on the Mortgage Loan Schedule, the loan documents permit the release, subject to various conditions, of an improved portion of the related Mortgaged Property in connection with the construction of certain planned additions to that Mortgaged Property. The conditions precedent to the release include, among others, the following: (i) the related Borrower must deliver a letter of credit in favor of the lender with a face amount of $20,000,000 as security for the cost of construction of the new improvements; (ii) after completion of the new improvements, there must be sufficient parking to satisfy zoning requirements, as well as no net diminution in parking spaces; (iii) after giving effect to the release, sufficient easements for the benefit of the related Mortgaged Property must be in effect; (iv) the related Borrower entity must not (but an affiliate thereof may) engage in the development of the released parcel; and (v) the release must not have a material adverse effect on the physical condition of the related Mortgaged Property.

With respect to a partial defeasance in connection with the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule, the first Mortgaged Property securing that Mortgage Loan under may be released for 100% of the related Allocated Loan Amount, and each subsequent Mortgaged Property securing such Mortgage Loan may be released upon the payment of 125% of the related Allocated Loan Amount.

With respect to a partial defeasance in connection with the Mortgage Loan identified as IRG Portfolio on the Mortgage Loan Schedule, the Mortgaged Properties securing that Mortgage Loan may be released with a payment of the greater of 95% of the net sales proceeds of the related Mortgaged Property being released or 115% of the Allocated Loan Amount.

(xlix)-B

The following Mortgage Loans identified on the Mortgage Loan Schedule permit the release of out-parcels without requiring the Borrower to deliver an opinion of counsel to the effect that such release will not constitute a significant modification of the related Mortgage Loan under Treas. Reg. Section 1.860-2(b)(2): Fontainebleau Hilton, Feiga Partners II Portfolio and Orlando Marketplace.

(xlix)-C

The out-parcels with respect to the following Mortgage Loans identified on the Mortgage Loan Schedule were not given any material value in the related
Appraisal: Marketplace Orlando and IRG Portfolio.

(lx)

The engineering assessments performed with respect to the following Mortgaged Properties was not performed within 18 months preceding the Cut-off Date: 177 Meeting Street, Flatbush Center, Surrey Park Apartments, Widefield Apartments, Marriott Islandia and Bedford Manor Apartments.

(lxi)

With respect to the following Mortgage Loans identified on the Mortgage Loan Schedule, the equity holders in the related Borrower are known to the Seller to have incurred debt at origination secured by their ownership interest in the related Borrower: Tuscany Villas Apartments, in the amount of $200,000 and Indian River Plaza, in the amount of $365,000.

                                   SCHEDULE 2

                             Allocated Loan Amounts

                                                          CUT-OFF DATE ALLOCATED
       MORTGAGE LOAN                PROPERTY NAME           LOAN AMOUNT BALANCE
       -------------                -------------         ----------------------

Feiga Partners II Portfolio  Londontown Apartments             $14,483,833
Feiga Partners II Portfolio  Cedar Place Apartments             $5,225,168
Feiga Partners II Portfolio  Shenandoah Apartments              $5,057,024
Feiga Partners II Portfolio  Buena Vista Apartments             $4,813,607
Feiga Partners II Portfolio  Grove Park Apartments              $4,801,876
Feiga Partners II Portfolio  Driftwood Apartments               $2,544,642
Feiga Partners II Portfolio  Kentwood Apartments                $2,288,516
Feiga Partners II Portfolio  Square Plaza Apartments            $1,521,115
Portland Office Portfolio    Yeon Building                      $6,115,435
Portland Office Portfolio    Loyalty & Hamilton Building        $4,756,449
Portland Office Portfolio    Oregon Pioneer Building            $3,737,210
IRG Portfolio                Cabot Distribution Center          $5,728,443
IRG Portfolio                Midway Industrial Park             $3,950,650
IRG Portfolio                Pawcatuck                          $3,530,893

                                   SCHEDULE 3

STATE             COUNTIES AND SPECIFIC CITIES
--------------------------------------------------------------------------------
Alabama           Baldwin and Mobile
Delaware          Sussex
Florida           Entire State
Georgia           Bryan, Camden, Chatham, Glynn, Liberty, McIntosh
Hawaii            Entire State
Louisiana         Cameron, Iberia, Jefferson, Lafourche, Orleans, Plaquemines,
                  St. Bernard, St. Mary, St. Tammany, Terrebonne, Vermillion
Massachusetts     Barnstable, Bristol, Dukes, Nantucket, Plymouth
Maryland          Calvert, Dorchester, Somerset, St. Mary's, Wicomico,
                  Worchester
Mississippi       Hancock, Harrison, Jackson
North Carolina    Beaufort, Bertie, Brunswick, Camden, Carteret, Chowan,
                  Currituck, Dare, Hyde, New Hanover, Onslow, Pamlico,
                  Pasquotank, Pender, Perquimans, Tyrell, Washington
New Jersey        Atlantic, Cape May, Cumberland, Monmouth, Ocean
New York          Nassau, Suffolk
Puerto Rico       All Counties
South Carolina    Beaufort, Berkeley, Charleston, Colleton, Georgetown, Harry
Texas             Aransas, Brazorla, Calhoun, Cameron, Chambers, Galveston,
                  Town of Baytown, Jackson, Jefferson, Kenedy, Klieberg,
                  Matagoda, Nucces, Refugio, San Patricio, Willacy
Virginia          Accomack, Chesapeake City, Gloucester, Hampton City, Isle of
                  Wight, Lancaster, Langley Field City, Little Creek City,
                  Matthews, Middlesex, Newport News City, Norfolk City,
                  Northampton, Northumberland, Posquoson City, Portsmith City,
                  Suffolk City, Virginia Beach City, York

                                  SCHEDULE III

                EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES


(vii)

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Station House Office Building:

     1. First Amendment to Amended and Restated Loan Agreement and Amended, Restated and Consolidated Promissory Note dated as of May 17, 2002.

     2.  Second Amendment to Recorded Documents dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Fountainbleau Hilton:

     1. First Amendment to Loan Agreement and Amended, Restated and Consolidated Renewal Note dated as of June 3, 2002.

      2. Letter Agreement dated June 7, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Grand Avenue:

     1. Fourth Amendment to and Ratification of Loan Agreement and First Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Richmond Avenue:

     1. Second Amendment to and Ratification of Loan Agreement and Second Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Flatbush Center:

     1. Third Amendment to and Ratification of Loan Agreement and Second Amendment to Amended and Restated Consolidated, Amended and Restated Mortgage Note dated as of May 17, 2002.

With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as Orlando Marketplace:

     1. First Amendment to Amended and Restated Loan Agreement and Second Amended and Restated Consolidated Renewal Promissory Note dated as of May 17, 2002.

     2. Second Amendment to Mortgage, Assignment of Leases and Rents and Security Agreement dated as of May 17, 2002.

     3. Second Amendment to Assignment of Leases and Rents dated as of May 17, 2002.

     4.  Letter Agreement dated as of May 17, 2002.

     5.  Consent and Subordination of Manager dated June 24, 2002.


(xv)

The following Mortgaged Properties were not inspected within the past 13 months preceding the Cut-off Date: The Woods Apartments, Ridgedale Square Apartments, Bedford Manor Apartments, East Gate Apartments, Dundale Apartments, Churchland Square Apartments, Lake Village II Apartments, Lake Village I Apartments, Richmond Club Apartments and Featherstone Industrial.


(xvi)

The Mortgage Loan identified as Parkview Tower on the Mortgage Loan Schedule has a contingent interest feature and a equity participation feature held by the Seller. The related Borrower is required (i) to make monthly payments (to the extent of available cash) of contingent interest in an amount equal to 10% of excess operating cash flow (after payment of debt service, reserve/escrow payments and payment to its partners of a 12% cumulative return on their uncovered capital) and (ii) upon a capital event (e.g., sale or refinance), 10% of the net proceeds received in connection with such capital event (i.e., an "equity kicker"). However, the Seller has agreed in this Agreement to subordinate its rights in respect of these payments from and after the Anticipated Repayment Date to the prior payment in full of all unpaid principal and interest on this Mortgage Loan.


(xxiii)

With respect to the Mortgage Loan identified as Seattle SuperMall on the Mortgage Loan Schedule, earthquake insurance was obtained but no PML was determined. With respect to the Mortgage Loan identified as Chateau Creste on the Mortgage Loan Schedule, the PML was calculated at 10% using a 200 year look back, and no probability of exceedance was specified on the report. With respect to the Mortgage Loan identified as Edgewater Business Park on the Mortgage Loan Schedule, the PML was calculated at 23% using a 200 year look back, and no probability of exceedance was specified on the report. With respect to the Mortgage Loan identified as Carr-Gottstein Foods Building on the Mortgage Loan Schedule, no PML was calculated at one of the two buildings securing such Mortgage Loan.

With respect to the Mortgage Loan identified as Marriott Islandia on the Mortgage Loan Schedule, which has a principal balance in excess of $20,000,000, the loan documents require the claim paying ability of the insurer to be rated at least "A". With respect to the Mortgage Loan identified as Feiga Partners II Portfolio on the Mortgage Loan Schedule, which has a principal balance in excess of $20,000,000, the loan documents require the claim paying ability of the insurer to be rated at least "BBB."

The insurance policies for the following Mortgage Loans identified on the Mortgage Loan Schedule exclude coverage for terrorism: Feiga Partners II Portfolio, Marriott Islandia, Vestal Park, Chateau Creste and University Food Center.

(xxvii)

An Environmental Report with respect to the following Mortgaged Properties was not performed within the 18 months preceding the Cut-off Date: Feiga Partners II Portfolio, Orlando Marketplace, Marriott Islandia, Flatbush Center, 177 Meeting Street, Surrey Park Apartments, Widefield Apartments and Bedford Manor Apartments.


(xxviii)

The following Mortgage Loans identified on the Mortgage Loan Schedule are silent with respect to the related Borrower's obligation to pay fees and expenses associated with securing the consent or approval of a transfer: East Gate Apartments, Ridgedale Square Apartments, Whispering Apartments and Deer Run Apartments.

The following Mortgage Loans identified on the Mortgage Loan Schedule have limitations on Borrower expense obligations with respect to any approved assumption: Fontainebleau (1% of the unpaid principal balance ("UPB")), Seattle SuperMall (1% of UPB), Feiga Partners II Portfolio (1% of UPB), Edgewater Business Park (1% UPB), Portland Office Portfolio (1% UPB), and GTH&M Corpus Christi (.5% of UPB).

The following Mortgage Loans identified on the Mortgage Loan Schedule do not restrict the controlling equity interests of the related Borrower from being pledged to secure indebtedness: Northwest Park, Forest Garden Apartments, Richmond Club, East Gate Apartments, Ridgedale Square Apartments, Whispering Apartments and Deer Run Apartments.


(xxxi)

(B)
The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) contains no requirements for the mortgagee's consent to amend, modify or terminate the ground lease.

(E)
The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) is silent with respect to assignments of the ground lease to the mortgagee, but states that the lessor's consent to an assignment may not be unreasonably withheld, and also states that upon delivery to the lessor of a $25,000 security deposit (and so long as the security deposit remains with the lessor), the lessor's consent to any assignment is not required.

(H)
The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) is silent as to whether the rights of the mortgagor under the ground lease and the related mortgage may be exercised by or on behalf of the mortgagee.

(I)
The ground lease with respect to the Mortgaged Property known as the Yeon building (which is one of the properties securing the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) states that lessor's consent to any sublet may not be unreasonably withheld, but also states that upon delivery to the lessor of a $25,000 security deposit (and so long as the security deposit remains with the lessor), the lessor's consent to any assignment or sublet is not required.

(L)
The ground lease with respect to the Mortgaged Property known as the Yeon building (which is part of the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule) provides for the termination of the ground lease upon total condemnation.


(xxxvi)

The following Mortgage Loans identified on the Mortgage Loan Schedule permit the defeasance of the related Mortgage Loan prior to two years following the Closing
Date: Feiga Partners II Portfolio, Franklin Square, Edgewater Business Park, Baldwin Towers, Signature Place North, Huffman Shopping Center, Loews Theatre - Cherry Hill, Harpers Square Apartments, Carr-Gottstein Foods Building, 215-217 West Church Rd., Indian River Plaza, John Knox Tower, Fishers Crossing, Berkshire Pointe, Dewitt Warehouse, Tuscany Villas Apartments, Widefield Apartments, Richmond Club Apartments, Featherstone Industrial, Dundale Apartments, Fox Hill Apartments, Churchland Square Apartments, Lake Village I Apartments, Lake Village II Apartments and 177 Meeting Street.


(xxxviii)

The Borrowers under the following Mortgage Loans are affiliated with Borrowers under other Mortgage Loans identified on the Mortgage Loan Schedule as set forth below:

Borrower Affiliate                                  Mortgage Loan
------------------                                  -------------

Forest City                                         Flatbush Center
Forest City                                         Richmond Avenue
Forest City                                         Grand Avenue

Barney Gottstein and Larry Carr                     Huffman Shopping Center
Barney Gottstein and Larry Carr                     Carr-Gottstein Foods
                                                    Building

O'Neil and Fink                                     Baldwin Towers
O'Neil and Fink                                     215-217 Church Road

Robert J. Werra                                     Northwest Park Apartments
Robert J. Werra                                     Forest Garden Apartments

Robert A. Lawson Jr.                                Harper Square Apartments
Robert A. Lawson Jr.                                Dundale Apartments
Robert A. Lawson Jr.                                Fox Hill Apartments
Robert A. Lawson Jr.                                Lake Village I Apartments
Robert A. Lawson Jr.                                Lake Village II Apartments

Bush Development Corp &
Robert A. Lawson Jr (Property Manager)              John Knox Tower
Bush Development Corp &
Robert A. Lawson Jr (Property Manager)              Churchland Square Apartments

David Breirton & Jack Safar                         East Gate Apartments
David Breirton & Jack Safar                         Ridgedale Square Apartments
David Breirton & Jack Safar                         Whispering Apartments
David Breirton & Jack Safar                         Deer Run Apartments

Lubert-Adler Real Estate Opportunity Fund           Parkview Tower
Lubert-Adler Real Estate Opportunity Fund           Rittenhouse Regency


(xl)

The appraisals for the following Mortgaged Properties securing the Mortgage Loans identified on the Mortgage Loan Schedule indicate that they are legally non-conforming with respect to parking: Driftwood Apartments, Grove Park Apartments, Kentwood Apartments, Shenandoah Apartments, Edgewater Business Park, John Knox Tower, Station House Office Building, Fox Hill Apartments, Churchland Square Apartments, Lake Village I Apartments and Lake Village II Apartments.

The appraisals for the following Mortgaged Properties securing the Mortgage Loans identified on the Mortgage Loan Schedule indicate that they are legally non-conforming, but do not state a reason as to their non-conformity which may or may not be a parking issue: Feiga Partners II Portfolio with respect to Square Plaza Apartments, Franklin Square, Baldwin Towers, Fishers Crossing and Dundale Apartments.


(xlvi)

With respect to the Mortgage Loan identified as Parkview Tower on the Mortgage Loan Schedule, the related Borrower is required (i) to make monthly payments (to the extent of available cash) of contingent interest in an amount equal to 10% of excess operating cash flow (after payment of debt service, reserve/escrow payments and payment to its partners of a 12% cumulative return on their uncovered capital), which is paid prior to the application of remaining excess cash flow to the repayment of principal from and after the Anticipated Repayment Date, and (ii) upon a capital event (e.g., sale or refinance), 10% of the net proceeds received in connection with such capital event (i.e., an "equity kicker"), which is paid prior to the application of remaining excess cash flow to the repayment of principal from and after the Anticipated Repayment Date. However, the Seller has agreed in this Agreement to subordinate its rights in respect of these payments from and after the Anticipated Repayment Date to the prior payment in full of all unpaid principal and interest on this Mortgage Loan.

(xlix)

(xlix)-A

With respect to the Mortgage Loan identified as IRG Portfolio on the Mortgage Loan Schedule, the loan documents permit the release, without payment, of an undeveloped out-parcel, in connection with the sale of such out-parcel, provided it is subdivided into a separate tax lot and certain other requirements are met, unless at the time of such release, the DSCR is 1.20:1, in which case the net proceeds of such sale will be deposited with lender as additional collateral. With respect to the Mortgage Loan identified as Orlando Marketplace on the Mortgage Loan Schedule, the loan documents require the mortgagee, subject to standard release conditions (including no default, conveyance to a third party, separate tax lot and a reciprocal easement agreement satisfactory to the mortgagee) to release an identified unimproved, non-income producing portion of the related Mortgaged Property from the lien of the loan documents, without payment of a release price. However, in both cases described in this paragraph, the out-parcels with respect to these Mortgage Loans were not given any material value in the related Appraisal.

With respect to the Mortgage Loan identified as Fontainebleau Hilton on the Mortgage Loan Schedule, the loan documents permit the release, subject to various conditions, of an improved portion of the related Mortgaged Property in connection with the construction of certain planned additions to that Mortgaged Property. The conditions precedent to the release include, among others, the following: (i) the related Borrower must deliver a letter of credit in favor of the lender with a face amount of $20,000,000 as security for the cost of construction of the new improvements; (ii) after completion of the new improvements, there must be sufficient parking to satisfy zoning requirements, as well as no net diminution in parking spaces; (iii) after giving effect to the release, sufficient easements for the benefit of the related Mortgaged Property must be in effect; (iv) the related Borrower entity must not (but an affiliate thereof may) engage in the development of the released parcel; and (v) the release must not have a material adverse effect on the physical condition of the related Mortgaged Property.

With respect to a partial defeasance in connection with the Mortgage Loan identified as the Portland Office Portfolio on the Mortgage Loan Schedule, the first Mortgaged Property securing that Mortgage Loan under may be released for 100% of the related Allocated Loan Amount, and each subsequent Mortgaged Property securing such Mortgage Loan may be released upon the payment of 125% of the related Allocated Loan Amount.

With respect to a partial defeasance in connection with the Mortgage Loan identified as IRG Portfolio on the Mortgage Loan Schedule, the Mortgaged Properties securing that Mortgage Loan may be released with a payment of the greater of 95% of the net sales proceeds of the related Mortgaged Property being released or 115% of the Allocated Loan Amount.

(xlix)-B

The following Mortgage Loans identified on the Mortgage Loan Schedule permit the release of out-parcels without requiring the Borrower to deliver an opinion of counsel to the effect that such release will not constitute a significant modification of the related Mortgage Loan under Treas. Reg. Section 1.860-2(b)(2): Fontainebleau Hilton, Feiga Partners II Portfolio and Orlando Marketplace.

(xlix)-C

The out-parcels with respect to the following Mortgage Loans identified on the Mortgage Loan Schedule were not given any material value in the related
Appraisal: Marketplace Orlando and IRG Portfolio.


(lx)

The engineering assessments performed with respect to the following Mortgaged Properties was not performed within 18 months preceding the Cut-off Date: 177 Meeting Street, Flatbush Center, Surrey Park Apartments, Widefield Apartments, Marriott Islandia and Bedford Manor Apartments.


(lxi)

With respect to the following Mortgage Loans identified on the Mortgage Loan Schedule, the equity holders in the related Borrower are known to the Seller to have incurred debt at origination secured by their ownership interest in the related Borrower: Tuscany Villas Apartments, in the amount of $200,000 and Indian River Plaza, in the amount of $365,000.

                                                                     SCHEDULE IV


               LOAN REMIC MORTGAGE LOANS (EARLY DEFEASANCE LOANS)

                                 CUT-OFF DATE
                                   PRINCIPAL                       % OF INITIAL
                                    BALANCE         EARLIEST           MORTGAGE
MORTGAGE LOAN                         ($)       DEFEASANCE DATE    POOL BALANCE
--------------------------------------------------------------------------------

Franklin Square                   $21,399,039     At any time          3.36%
Edgewater Business Park            19,674,151     At any time           3.09
Baldwin Towers                     13,482,080     At any time           2.11
Signature Place North              11,194,308     At any time           1.76
Huffman Shopping Center            10,187,065     At any time           1.60
Loews Theatre - Cherry Hill         9,025,221     At any time           1.42
Carr-Gottstein Foods Building       4,335,403     At any time           0.68
215-217 West Church Rd              4,159,567     At any time           0.65
Indian River Plaza                  4,035,684     At any time           0.63
Fishers Crossing                    2,700,791     At any time           0.42
Berkshire Pointe                    2,638,359     At any time           0.41
Dewitt Warehouse                    2,509,748     At any time           0.39
Tuscany Villas Apartments           2,477,991     At any time           0.39
Widefield Apartments                2,270,170     At any time           0.36
Richmond Club Apartments            1,920,845     At any time           0.30
Featherstone Industrial             1,872,216     At any time           0.29
Harpers Square Apartments           8,528,281      3/11/2003            1.34 (1)
John Knox Tower                     3,558,834      3/11/2003            0.56 (1)
Dundale Apartments                  1,767,859      3/11/2003            0.28 (1)
Fox Hill Apartments                 1,756,450      3/11/2003            0.28 (1)
Churchland Square Apartments        1,748,695      3/11/2003            0.27 (1)
Lake Village I Apartments           1,502,482      3/11/2003            0.24 (1)
Lake Village II Apartments          1,123,116      3/11/2003            0.18 (1)
177 Meeting Street                 10,135,101      1/11/2004            1.59 (1)
Feiga Partners II Portfolio        40,735,781      3/11/2004            6.39 (1)
Total                            $184,739,236                         28.98%




(1) There is a defeasance issue but for only a portion of the first two (2) years after the date of initial issuance of the offered certificates.

                                                                      SCHEDULE V
                             Reference Rate Schedule

                        INTEREST               REFERENCE
  MONTHS             ACCRUAL PERIOD            RATE (%)
-----------------------------------------------------------
     1                   Jun-02                7.70642
     2                   Jul-02                7.97028
     3                   Aug-02                7.97035
     4                   Sep-02                7.70661
     5                   Oct-02                7.97048
     6                   Nov-02                7.70674
     7                   Dec-02                7.70679
     8                   Jan-03                7.70686
     9                   Feb-03                7.70754
    10                   Mar-03                7.97079
    11                   Apr-03                7.70703
    12                   May-03                7.97092
    13                   Jun-03                7.70716
    14                   Jul-03                7.97104
    15                   Aug-03                7.97112
    16                   Sep-03                7.70735
    17                   Oct-03                7.97125
    18                   Nov-03                7.70748
    19                   Dec-03                7.97138
    20                   Jan-04                7.70760
    21                   Feb-04                7.70790
    22                   Mar-04                7.97157
    23                   Apr-04                7.70779
    24                   May-04                7.97170
    25                   Jun-04                7.70791
    26                   Jul-04                7.97183
    27                   Aug-04                7.97190
    28                   Sep-04                7.70811
    29                   Oct-04                7.97204
    30                   Nov-04                7.70824
    31                   Dec-04                7.70830
    32                   Jan-05                7.70837
    33                   Feb-05                7.70920
    34                   Mar-05                7.97235
    35                   Apr-05                7.70854
    36                   May-05                7.97248
    37                   Jun-05                7.70867
    38                   Jul-05                7.97261
    39                   Aug-05                7.97268
    40                   Sep-05                7.70887
    41                   Oct-05                7.97281
    42                   Nov-05                7.70899
    43                   Dec-05                7.70905
    44                   Jan-06                7.70912
    45                   Feb-06                7.71003
    46                   Mar-06                7.97312
    47                   Apr-06                7.70929
    48                   May-06                7.97326
    49                   Jun-06                7.70942
    50                   Jul-06                7.97339
    51                   Aug-06                7.97346
    52                   Sep-06                7.70962
    53                   Oct-06                7.97359
    54                   Nov-06                7.70974
    55                   Dec-06                7.70980
    56                   Jan-07                7.70987
    57                   Feb-07                7.71088
    58                   Mar-07                7.97390
    59                   Apr-07                7.70656
    60                   May-07                7.97042
    61                   Jun-07                7.70668
    62                   Jul-07                7.97532
    63                   Aug-07                7.97306
    64                   Sep-07                7.70926
    65                   Oct-07                7.97519
    66                   Nov-07                7.71132
    67                   Dec-07                7.97531
    68                   Jan-08                7.69946
    69                   Feb-08                7.69987
    70                   Mar-08                7.96307
    71                   Apr-08                7.68697
    72                   May-08                7.94591
    73                   Jun-08                7.68873
    74                   Jul-08                7.96133
    75                   Aug-08                7.96140
    76                   Sep-08                7.69801
    77                   Oct-08                7.94827
    78                   Nov-08                7.68130
    79                   Dec-08                7.68900
    80                   Jan-09                7.70732
    81                   Feb-09                7.71771
    82                   Mar-09                7.97447
    83                   Apr-09                7.71072
    84                   May-09                7.97450

                                   SCHEDULE VI

            With respect to the Parkview Tower mortgage loan, the borrower is required (i) to make monthly payments (to the extent of available cash) of contingent interest in an amount equal to 10% of excess operating cash flow (after payment of debt service, reserve/escrow payments and payment to its partners of a 12% cumulative return on their uncovered capital) and (ii) upon a capital event (e.g., sale or refinance), 10% of the net proceeds received in connection with such capital event (i.e., an "equity kicker").

                                   EXHIBIT A-1

                      FORM OF CLASS [A-1] [A-2] CERTIFICATE

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                      CLASS [A-1] [A-2] COMMERCIAL MORTGAGE
                            PASS-THROUGH CERTIFICATE,
                                 SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Pass-Through Rate:  [___%]                 Initial Certificate Principal
                                           Balance of this Certificate as of
                                           the Closing Date:
                                           $____________

Date of Pooling and Servicing              Class Principal Balance of all the
Agreement:                                 Class [A-1] [A-2] Certificates as of
June 11, 2002                              the Closing Date:
                                           $____________

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance")
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  [A-1] [A-2] -___          CUSIP No.: _____________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-2

                   FORM OF CLASS [X-CL] [X-CP] CERTIFICATE

                    CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
   CLASS [X-CL] [X-CP] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Pass-Through Rate:  [Variable]             Initial Certificate Notional Amount
                                           of this Certificate as of the
                                           Closing Date:
                                           $____________

Date of Pooling and Servicing              Class Notional Amount of all the
Agreement:                                 Class [X-CL] [X-CP] Certificates as
June 11, 2002                              of the Closing Date:  $_____________

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  [X-CL] [X-CP]-___         CUSIP No.: _____________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN ON THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

[FOR A REGULATION S GLOBAL CERTIFICATE: PRIOR TO THE DATE (THE "RELEASE DATE") THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THE CERTIFICATES AND (B) JUNE 27, 2002, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO BENEFICIAL OWNERS OF THIS CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

            This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional Amount") as of the Closing Date by the aggregate notional amount of all the Certificates of the same Class as this Certificate (their "Class Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A to the Agreement or as Exhibit F-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as discussed below, an interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may not be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-2C attached to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Certificates and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            Also notwithstanding the second preceding paragraph, any interest in a Rule 144A Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b), (ii) a certification from such Certificate Owner to the effect that it is the lawful owner of the beneficial interest being transferred and (iii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of such certifications and/or opinions and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            Except as provided in the next paragraph no beneficial interest in a Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any such Transfer shall be required to obtain from such Certificate Owner's prospective Transferee a written certification substantially in the form set forth in Exhibit F-2D to the Agreement certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates may be held only through Euroclear or Clearstream.

            Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Certificates and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Master Servicer, the Special Servicer, the Fiscal Agent, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on any of Prohibited Transaction Exemption 91-14, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)((B) of ERISA) by the Trustee, the Depositor, either Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer



                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [X-CL] [X-CP] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                              Schedule A


               Certificate Balance of
               Individual Certificates or
               Regulation S Global
               Certificate exchanged or
               transferred for, or issued     Remaining
               in exchange for or upon        Notional Amount
               transfer of, an interest in    of this Rule
               this Rule 144A Global          144A Global
Date           Certificate                    Certificate       Notation Made By
----           -----------                    -----------       ----------------

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-3

                    FORM OF CLASS [B] [C] [D] [E] CERTIFICATE

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
       CLASS [B] [C] [D] [E] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by


                   STRUCTURED ASSET SECURITIES CORPORATION

Pass-Through Rate:  [____%]                Initial Certificate Principal
                                           Balance of this Certificate as of
                                           the Closing Date:
                                           $____________

Date of Pooling and Servicing              Class Principal Balance of all the
Agreement:  June 11, 2002                  Class [B] [C] [D] [E] Certificates
                                           as of the Closing Date:
                                           $____________

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No. [B] [C] [D] [E]-___        CUSIP No.: _____________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [B] [C] [D] [E] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-4

              FORM OF CLASS [F] [G] [H] [J] [K] [L] CERTIFICATE

                    CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
 CLASS [F] [G] [H] [J] [K] [L] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Pass-Through Rate:  [____%] [Variable]     Initial Certificate Principal
                                           Balance of this Certificate as of
                                           the Closing Date:
                                           $____________

Date of Pooling and Servicing              Class Principal Balance of all the
Agreement:                                 Class [F] [G] [H] [J] [K] [L]
June 11, 2002                              Certificates as of the Closing Date:
                                           $________________

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  [F] [G] [H] [J] [K]       CUSIP No.: _____________
[L]-___

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS, IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

[FOR A REGULATION S GLOBAL CERTIFICATE: PRIOR TO THE DATE (THE "RELEASE DATE") THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THE CERTIFICATES AND (B) JUNE 27, 2002, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. NO BENEFICIAL OWNERS OF THIS CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

            This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates or, if this Certificate is a Global Certificate, a Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03 of the Agreement), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A to the Agreement or as Exhibit F-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            If this Certificate constitutes a Rule 144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit F-2C to the Agreement, or (ii) an Opinion of Counsel to the effect that such Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as discussed below, an interest in a Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates may not be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate. If this Certificate constitutes a Rule 144A Global Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit F-2C attached to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the subject Class of Certificates and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            Also notwithstanding the second preceding paragraph, any interest in a Rule 144A Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b), (ii) a certification from such Certificate Owner to the effect that it is the lawful owner of the beneficial interest being transferred and (iii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Trustee to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of such certifications and/or opinions and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with the Agreement to the applicable Transferee.

            Except as provided in the next paragraph no beneficial interest in a Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, the Certificate Owner desiring to effect any such Transfer shall be required to obtain from such Certificate Owner's prospective Transferee a written certification substantially in the form set forth in Exhibit F-2D to the Agreement certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates may be held only through Euroclear or Clearstream.

            Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred by the Depositor or any Affiliate of the Depositor to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Trustee to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Trustee, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of Certificates and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Master Servicer, the Special Servicer, the Fiscal Agent, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates or, if this Certificate constitutes a Global Certificate, any Transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on any of Prohibited Transaction Exemption 91-14, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, either Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive Certificate) or the Transferor (if this Certificate constitutes a Global Certificate) a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [F] [G] [H] [J] [K] [L] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                              Schedule A


               Certificate Balance of
               Individual Certificates or
               Regulation S Global
               Certificate exchanged or       Remaining
               transferred for, or issued     Principal
               in exchange for or upon        Amount of this
               transfer of, an interest in    Rule 144A
               this Rule 144A Global          Global
Date           Certificate                    Certificate       Notation Made By
----           -----------                    -----------       ----------------

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

____________   ___________________________    _______________   ________________

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-5

                  FORM OF CLASS [M] [N] [P] [Q] CERTIFICATE

                    CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
       CLASS [M] [N] [P] [Q] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Pass-Through Rate:  [____%]                Initial Certificate Principal
                                           Balance of this Certificate as of
                                           the Closing Date:
                                           $____________

Date of Pooling and Servicing              Class Principal Balance of all the
Agreement:                                 Class [M] [N] [P] [Q] Certificates
June 11, 2002                              as of the Closing Date:
                                           $____________

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer: GMAC Commercial          Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  [M] [N] [P] [Q]-___       CUSIP No.: _____________

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS, IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE").

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that _____________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal balance of all the Certificates of the same Class as this Certificate (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Holder that surrenders this Certificate as such address last appeared in the Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A to the Agreement or as Exhibit F-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Master Servicer, the Special Servicer, the Fiscal Agent, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on any of Prohibited Transaction Exemption 91-14, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, either Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer, any Exemption-Favored Party or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee or such Certificate Owner, as the case may be, that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [M] [N] [P] [Q] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-6

                FORM OF CLASS [R-I] [R-II] [R-III] CERTIFICATE

                    CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
   CLASS [R-I] [R-II] [R-III] COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Date of Pooling and Servicing              Percentage Interest evidenced by
Agreement:                                 this Certificate in the related
June 11, 2002                              Class:  ___%

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  [R-I] [R-II]
[R-III]-___

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS, IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"). CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.

            This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) ( in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A to the Agreement or as Exhibit F-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Trustee, the Master Servicer, the Special Servicer, the Fiscal Agent, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

            Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Trustee and the Tax Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit H-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are United States Persons.

            Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to Transfer its Ownership Interest herein and (y) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit H-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Trustee and the Tax Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee and the Tax Administrator the following: (a) written notification from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to withdraw, qualify or downgrade its then-current rating of any Class of Certificates; and
(b) an opinion of counsel, in form and substance satisfactory to the Trustee and the Tax Administrator, to the effect that such modification of, addition to or elimination of such provisions will not (i) cause any REMIC Pool to (A) cease to qualify as a REMIC or (B) be subject to an entity-level tax caused by the Transfer of a Residual Interest Certificate to a Person which is not a Permitted Transferee, or (ii) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Interest Certificate to a Person that is not a Permitted Transferee.

            A "Permitted Transferee" is any Transferee that is not (i) a Disqualified Organization, (ii) any Person as to whom the transfer of this Certificate may cause any REMIC Pool to fail to qualify as a REMIC, (iii) a Disqualified Non-United States Tax Person or (iv) a Disqualified Partnership.

            A "Disqualified Organization" is (i) the United States, any State or political subdivision thereof, a foreign government, an international organization, or any agency or instrumentality of any of the foregoing, (ii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) that is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iii) rural electric and telephone cooperatives described in
Section 1381 of the Code or (iv) any other Person so designated by the Tax Administrator based upon an opinion of counsel that the holding of an Ownership Interest in a Residual Interest Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Interest Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Disqualified Non-United States Tax Person" is, with respect to any Residual Interest Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Residual Interest Certificate and, for purposes of Treasury regulation section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury regulation section 1.860E-1(c)(4)(ii), as a holder of such Residual Interest Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Residual Interest Certificate and intends to pay taxes associated with holding such Residual Interest Certificate, and (c) has furnished the Transferor and the Trustee with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee and the Certificate Registrar an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Residual Interest Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Residual Interest Certificate will not be disregarded for United States federal income tax purposes.

            A "Disqualified Partnership" is any domestic entity classified as a partnership under the Code, if any of its beneficial owners are Disqualified Non-United States Tax Persons.

            A "Non-United States Tax Person" is any Person other than a United States Tax Person. A "United States Tax Person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [R-I] [R-II] [R-III] Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                   EXHIBIT A-7

                           FORM OF CLASS V CERTIFICATE

                    CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
            CLASS V COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2002-FX1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust (the "Trust") whose assets consist primarily of a pool (the "Mortgage Pool") of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                   STRUCTURED ASSET SECURITIES CORPORATION

Date of Pooling and Servicing              Percentage Interest evidenced by
Agreement:                                 this Certificate in the related
June 11, 2002                              Class:  ___%

Cut-off Date:  June 11, 2002               Aggregate unpaid principal balance
                                           of the Mortgage Pool as of the
Closing Date:  June 27, 2002               Cut-off Date, after deducting
                                           payments of principal due on or
First Distribution Date:  July 17,         before such date (the "Initial Pool
2002                                       Balance"):
                                           $637,487,900

Master Servicer:  GMAC Commercial          Trustee:  LaSalle Bank National
Mortgage Corporation                       Association

Special Servicer:  GMAC Commercial         Fiscal Agent:  ABN AMRO Bank N.V.
Mortgage Corporation

Certificate No.  V-___

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN STRUCTURED ASSET SECURITIES CORPORATION, GMAC COMMERCIAL MORTGAGE CORPORATION, LASALLE BANK NATIONAL ASSOCIATION, ABN AMRO BANK N.V., OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY) RECEIVED IN RESPECT OF THE ARD LOANS SUBJECT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class V Certificates. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), among Structured Asset Securities Corporation as depositor (the "Depositor", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer", which term includes any successor entity under the Agreement), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), LaSalle Bank National Association as trustee (the "Trustee", which term includes any successor entity under the Agreement) and ABN AMRO Bank N.V. as fiscal agent (the "Fiscal Agent", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 11th calendar day of each month (or, if such 11th calendar day is not a Business Day, then the 5th Business Day following such 11th calendar day) (each, a "Distribution Date"), commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the first Distribution Date, at the close of business on the Closing Date specified above) (in any event, the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class V Certificates. All distributions made under the Agreement in respect of this Certificate will be made by the Trustee by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, on) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Custodial Accounts, the Collection Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of this Certificate by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit F-1 to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A to the Agreement or as Exhibit F-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Trustee to the effect that such Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject Transfer, true and correct.

            No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer or an Institutional Accredited Investor. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is a Qualified Institutional Buyer or an Institutional Accredited Investor.

            None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify the Class of Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, Lehman Brothers Inc., CDC Securities Inc., the Trustee, the Master Servicer, the Special Servicer, the Fiscal Agent, the Certificate Registrar and their respective Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made to (A) any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any Transfer of this Certificate or any interest herein by the Depositor, Lehman Brothers Inc., CDC Securities Inc. or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential).

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment (or any advance with respect thereto) on or other liquidation of the last Mortgage Loan or REO Property remaining in the Trust, (ii) the exchange by all the Certificateholders of all the Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth in the Agreement, and (iii) the purchase by the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder at a price determined as provided in the Agreement of all Mortgage Loans and any REO Properties remaining in the Trust. The Agreement permits, but does not require, the Depositor, the Master Servicer, the Special Servicer or any Controlling Class Certificateholder to purchase from the Trust all Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 3% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Fiscal Agent with the consent of the Holders of Certificates entitled to at least 66 2/3% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such state (other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class V Certificates referred to in the within-mentioned Agreement.

Dated:_____________________, 2002


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar



                                      By:_____________________________________
                                         Authorized Officer

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________________________________
______________________________________________________________________________
                   (please print or typewrite name and address
                     including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the Certificate Register of the Trust.

I (we) further direct the issuance of a new Commercial Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address:
________________________________________________________________________________
________________________________________________________________________________

Dated:______




                                      __________________________________________
                                      Signature by or on behalf of Assignor




                                      __________________________________________
                                      Signature Guaranteed



                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to ________________________________ for the account of __________________________________________________________.

            Distributions made by check (such check to be made payable to ____ ______________________) and all applicable statements and notices should be mailed to ____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                    EXHIBIT B

                       FORM OF DISTRIBUTION DATE STATEMENT


[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
135 S. LaSalle Street Suite 1625                      Next Payment:
Chicago, IL 60603-4159                                Record Date:
USA

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

                                 ABN AMRO ACCT:

                       REPORTING PACKAGE TABLE OF CONTENTS

Administrator:                                                          Analyst:
Vanessa Bethea 312-904-6057
vanessa.bethea@abnamro.com

Issue Id:         CDC02FX1                    Closing Date:
Monthly Data                                  First Payment Date:
File Name:        CDC02FX1_200207_3.ZIP       Assumed Final Payment:

                                                                         Page(s)
                                                                         -------
Statements to Certificateholders                                         Page 2
Cash Reconciliation Summary                                              Page 3
Bond Interest Reconciliation                                             Page 4
Asset-Backed Facts ~ 15 Month Loan Status Summary                        Page 5
Asset-Backed Facts ~ 15 Month Payoff/Loss Summary                        Page 6
Delinquent Loan Detail                                                   Page 7
Historical Collateral Prepayment                                         Page 8
Loan Level Detail                                                        Page 9
Specially Serviced (Part I) ~ Loan Detail                                Page 10
Specially Serviced Loan Detail (Part II) ~ Servicer Comments             Page 11
Modified Loan Detail                                                     Page 12
Realized Loss Detail                                                     Page 13
Appraisal Reduction Detail                                               Page 14

                           PARTIES TO THE TRANSACTION
                           --------------------------

               Depositor: Structured Asset Securities Corporation
                        Underwriter: Lehman Brothers Inc.
              Master Servicer: GMAC Commercial Mortgage Corporation
             Special Servicer: GMAC Commercial Mortgage Corporation
                          Rating Agency: Fitch Ratings/
                        Moody's Investors Service, Inc./
                        Standard & Poor's Rating Services

       INFORMATION IS AVAILABLE FOR THIS ISSUE FROM THE FOLLOWING SOURCES
       ------------------------------------------------------------------

LaSalle Web Site                                                www.etrustee.net
Servicer Web Site                                                 www.gmaccm.com
LaSalle Factor Line                                               (800) 246-5761

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                 ORIGINAL      OPENING   PRINCIPAL    PRINCIPAL       NEGATIVE     CLOSING    INTEREST      INTEREST    PASS-THROUGH
      CLASS   FACE VALUE (1)   BALANCE    PAYMENT    ADJ. OR LOSS   AMORTIZATION   BALANCE   PAYMENT (2)   ADJUSTMENT       RATE
      -----   --------------   -------   ---------   ------------   ------------   -------   -----------   ----------   ------------
      CUSIP                                                                                                             Next Rate(3)

Total

                                                                    Total P&I Payment

Notes:
(1)   N denotes notional balance not included in total
(2) Accrued Interest Plus/Minus Interest Adjustment Minus Deferred Interest equals Interest Payment
(3)   Estimated.
*     Denotes Controlling Class

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                           CASH RECONCILIATION SUMMARY

                                INTEREST SUMMARY
--------------------------------------------------------------------------------
Current Scheduled Interest
Less Deferred Interest
Plus Advance Interest
Plus Unscheduled Interest
PPIS Reducing Scheduled Interest
Less Total Fees Paid To Servicer
Plus Fees Advanced for PPIS
Less Fee Strips Paid by Servicer
Less Misc. Fees & Expenses
Less Non Recoverable Advances
--------------------------------------------------------------------------------
Interest Due Trust
--------------------------------------------------------------------------------
Less Trustee Fee
Less Fee Strips Paid by Trust
Less Misc. Fees Paid by Trust
Less Interest Reserve Withholding
Plus Interest Reserve Deposit
--------------------------------------------------------------------------------
Remittance Interest
--------------------------------------------------------------------------------

                             SERVICING FEE SUMMARY
--------------------------------------------------------------------------------
Current Servicing Fees
Plus Fees Advanced for PPIS
Less Reduction for PPIS
Plus Delinquent Servicing Fees
--------------------------------------------------------------------------------
Total Servicing Fees
--------------------------------------------------------------------------------

                                  PPIS SUMMARY
--------------------------------------------------------------------------------
Gross PPIS
Reduced by PPIE
Reduced by Shortfalls in Fees
Reduced by Other Amounts
--------------------------------------------------------------------------------
Net PPIS
--------------------------------------------------------------------------------
PPIS Reducing Servicing Fee
--------------------------------------------------------------------------------
PPIS Allocated to Certificates
--------------------------------------------------------------------------------

                              POOL BALANCE SUMMARY
--------------------------------------------------------------------------------
                                                          Balance/Amount   Count
--------------------------------------------------------------------------------
Beginning Pool
Scheduled Principal Distribution
Unscheduled Principal Distribution
Deferred Interest
Liquidations
Repurchases
Ending Pool

                                PRINCIPAL SUMMARY
--------------------------------------------------------------------------------

SCHEDULED:
Current Scheduled Principal
Advanced Scheduled Principal
--------------------------------------------------------------------------------
Scheduled Principal Distribution
--------------------------------------------------------------------------------

UNSCHEDULED:
Curtailments
Prepayments in Full
Liquidation Proceeds
Repurchase Proceeds
Other Principal Proceeds
--------------------------------------------------------------------------------
Unscheduled Principal Distribution
--------------------------------------------------------------------------------
Remittance Principal
--------------------------------------------------------------------------------

Servicer Wire Amount
--------------------------------------------------------------------------------

                                    ADVANCES
--------------------------------------------------------------------------------
PRIOR OUTSTANDING     CURRENT PERIOD        RECOVERED       ENDING OUTSTANDING
Principal Interest  Principal Interest  Principal Interest  Principal Interest
--------------------------------------------------------------------------------

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                          BOND INTEREST RECONCILIATION

                                                                   Deductions
                                                ------------------------------------------------
             Accrual       Pass     Accrued                      Add.      Deferred &
        ----------------   Thru   Certificate   Allocable       Trust       Accretion   Interest
Class   Method      Days   Rate     Interest      PPIS       Expense (1)    Interest     Losses
-----   ------      ----   ----   -----------   ---------    -----------   ----------   --------




                      Additions
        --------------------------------------                               Remaining
           Prior       Prepay-       Other       Distributable   Interest   Outstanding      Credit Support
        Int. Short-     ment        Interest      Certificate     Payment    Interest      ---------------------
Class    falls Due    Penalties   Proceeds (2)      Interest      Amount    Shortfalls     Original   Current(3)
-----   -----------   ---------   ------------   -------------   --------   -----------    --------   ----------




(1) Additional Trust Expenses are fees allocated directly to the bond resulting in a deduction to accrued interest.
(2) Other Interest Proceeds include default interest, PPIE, interest due on outstanding losses, interest due on outstanding shortfalls and recoveries of interest.
(3) Determined as follows: (A) the ending balance of all the classes less (B) the sum of (i) the ending balance of the class and (ii) the ending balance of all classes which are not subordinate to the class divided by (A).

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL LOAN STATUS SUMMARY

                                              Delinquency Aging Categories
               ------------------------------------------------------------------------------------------
Distribution   Delinq 1 Month   Delinq 2 Months   Delinq 3+ Months      Foreclosure            REO
    Date       #      Balance   #       Balance   #        Balance   #        Balance    #        Balance
------------   --------------   ---------------   ----------------   ----------------    ----------------



                             Special Event Categories (1)
               --------------------------------------------------------
Distribution     Modifications    Specially Serviced      Bankruptcy
    Date       #        Balance    #        Balance    #        Balance
------------   ----------------   ------------------   ----------------




(1) Note: Modification, Specially Serviced & Bankruptcy Totals are Included in the Appropriate Delinquency Aging Category

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

          ASSET-BACKED FACTS ~ 15 MONTH HISTORICAL PAYOFF/LOSS SUMMARY

Distribution   Ending Pool (1)     Payoffs(2)       Penalties    Appraisal Reduct. (2)
    Date       #       Balance   #      Balance   #     Amount      #        Balance
------------   ---------------   --------------   ------------   ---------------------



Distribution   Liquidations (2)   Realized Losses (2)   Remaining Term   Curr Weighted Avg.
    Date       #       Balance      #        Amount     Life              Coupon    Remit
------------   ----------------   -------------------   --------------   ------------------




(1)   Percentage based on pool as of cutoff.
(2)   Percentage based on pool as of beginning of period.

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                             DELINQUENT LOAN DETAIL

             Paid                 Outstanding   Out. Property                        Special
Disclosure   Thru   Current P&I       P&I        Protection         Advance          Servicer     Foreclosure   Bankruptcy   REO
Control #    Date     Advance      Advances**     Advances      Description (1)   Transfer Date       Date         Date      Date
---------    ----   -----------   -----------   -------------   ---------------   -------------   -----------   ----------   ----



TOTAL

A.    P&I ADVANCE - LOAN IN GRACE PERIOD
B.    P&I ADVANCE - LATE PAYMENT BUT < 1 MONTH DELINQ.
1.    P&I ADVANCE - LOAN DELINQ. 1 MONTH
2.    P&I ADVANCE - LOAN DELINQ. 2 MONTHS
3.    P&I ADVANCE - LOAN DELINQUENT 3 + MONTHS
4.    MATURED BALLOON/ASSUMED SCHED. PAYMENT
7.    P &I ADVANCE (FORECLOSURE)
9.    P&I ADVANCE (REO)


** Outstanding P&I Advances include the current period P&I Advance PAGE 7 OF 14

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                  HISTORICAL COLLATERAL LEVEL PREPAYMENT REPORT

Disclosure   Payoff   Initial          Payoff   Penalty   Prepayment   Maturity   Property   Geographic
Control #    Period   Balance   Type   Amount   Amount       Date        Date       Type      Location
---------    ------   -------   ----   ------   -------   ----------   --------   --------   ----------




                              CURRENT     0
                              CUMULATIVE

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                                LOAN LEVEL DETAIL

                                                  Operating              Ending                                              Loan
Disclosure           Property   Maturity   PFY    Statement     Geo.    Principal  Note  Scheduled  Prepayment  Prepayment   Status
Control #    Group     Type       Date     DSCR     Date      Location   Balance   Rate     P&I       Amount       Date     Code (1)
---------    -----   --------   --------   ----   ---------   --------  ---------  ----  ---------  ----------  ----------  --------




* NOI and DSCR, if available and reportable under the terms of the trust agreement, are based on information obtained from the related borrower, and no other party to the agreement shall be held liable for the accuracy or methodology used to determine such figures.

(1)   Legend:
      A.    P&I Adv - in Grace Period
      B.    P&I Adv - < one month delinq
      1.    P&I Adv - delinquent 1 month
      2.    P&I Adv - delinquent 2 months
      3.    P&I Adv - delinquent 3+ months
      4.    Mat. Balloon/Assumed P&I
      7.    Foreclosure
      9.    REO

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                    SPECIALLY SERVICED (PART I) ~ LOAN DETAIL

                               Balance                          Remaining
Disclosure   Servicing    -----------------   Note   Maturity   ---------   Property   Geo.                    NOI
Control #    Xfer Date    Schedule   Actual   Rate   Date       Life        Type       Location   NOI   DSCR   Date
---------    ---------    --------   ------   ----   ----       ----  ---   --------   --------   ---   ----   ----




                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

          SPECIALLY SERVICED LOAN DETAIL (PART II) ~ SERVICER COMMENTS

Disclosure   Resolution
Control #     Strategy                          Comments
---------    ----------   -----------------------------------------------------

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                              MODIFIED LOAN DETAIL

                             Cutoff    Modified
Disclosure   Modification   Maturity   Maturity            Modification
Control #        Date         Date       Date              Description
---------    ------------   --------   --------   ------------------------------

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                              REALIZED LOSS DETAIL

                                             Beginning            Gross Proceeds   Aggregate       Net       Net Proceeds
           Disclosure  Appraisal  Appraisal  Scheduled   Gross       as a % of    Liquidation  Liquidation     as a % of    Realized
Period     Control #     Date       Value     Balance   Proceeds  Sched. Balance   Expenses *   Proceeds    Sched. Balance    Loss
------     ----------  ---------  ---------  ---------  --------  --------------  -----------  -----------  --------------  --------




CURRENT
  TOTAL
CUMULATIVE

* Aggregate liquidation expenses also include outstanding P&I advances and unpaid servicing fees, unpaid trustee fees, etc..

                     CDC COMMERCIAL MORTGAGE TRUST 2002-FX1
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2002-FX1

[LOGO] ABN AMRO                                       Statement Date: 06/26/2002
       LaSalle Bank N.A.                              Payment Date:
                                                      Prior Payment:
                                                      Next Payment:
                                                      Record Date:

                                 ABN AMRO ACCT:

                           APPRAISAL REDUCTION DETAIL

                                                                             Remaining Term                               Appraisal
Disclosure  Appraisal  Scheduled   ARA    Current P&I        Note  Maturity  --------------  Property  Geographic        -----------
Control#    Red. Date   Balance   Amount    Advance    ASER  Rate    Date    Life              Type     Location   DSCR  Value  Date
--------    ---------  ---------  ------  -----------  ----  ----  --------  ----      ----  --------  ----------  ----  -----  ----




                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

To the parties listed on the attached Schedule A


           Re: CDC Commercial Mortgage Trust 2002-FX1 Commercial Mortgage Pass Through Certificates, Series 2002-FX1 (the "Certificates")
                 ---------------------------------------------------------------

Ladies and Gentlemen:

            Pursuant to Section 2.02(b) of the Pooling and Servicing Agreement dated as of June 11, 2002, relating to the above-referenced Certificates (the "Agreement"), LaSalle Bank National Association, in its capacity as trustee (the "Trustee"), hereby certifies as to each Loan subject as of the date hereof to the Agreement (except as identified in the exception report attached hereto) that: (i) all documents specified in clauses (i) through (v), (vii), (viii) (without regard to the second parenthetical in such clause (viii)) (ix), (xvi) and (xix) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf; (ii) the recordation/filing contemplated by Section 2.01(c) of the Agreement has been completed (based solely on receipt by the Trustee of the particular recorded/filed documents);
(iii) all documents received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and
(A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Loan; and (iv) based on the examinations referred to in Section 2.02(a) of the Agreement and in this Certification and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (v) and (vi)(B) of the definition of "Mortgage Loan Schedule" accurately reflects the information set forth in the Mortgage File.

            Neither the Trustee nor any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, neither the Trustee nor any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction. In performing the review contemplated herein, the Trustee or any Custodian may rely on the Depositor as to the purported genuineness of any such document and any signature thereon.

            Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.


                                      Respectfully,

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Name:
                                         Title:

                                   SCHEDULE A


GMAC Commercial Mortgage Corporation
200 Witmer Roand
Horsham, Pennsylvania 19044
Attn:  Managing Director, Commercial Servicing Operations

GMAC Commercial Mortgage Corporation
550 California Street
San Francisco, California 94104
Attn:  Henry Bieber - CDC Commercial Mortgage Trust 2002-FX1

Structured Asset Securities Corporation
745 Seventh Avenue
New York, New York 10019
Attn:  Tracy Dembicer - CDC Commercial Mortgage Trust 2002-FX1

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Attn:  Scott Lechner - CDC Commercial Mortgage Trust 2002-FX1

Goldman, Sachs & Co.
85 Broad Street, 11th Floor
New York, New York 10014
Attn:  Rolf Edwards - CDC Commercial Mortgage Trust 2002-FX1

Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013
Attn:  Angela Vleck - CDC Commercial Mortgage Trust 2002-FX1

CDC Securities Inc.
9 West 57th Street, 36th Floor
New York, New York 10019
Attn:  [                 ] - CDC Commercial Mortgage Trust 2002-FX1

[MORTGAGE LOAN SELLERS]

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

                                   -----------


LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:   Asset-Backed Securities Trust Services
             Group-CDC Commercial Mortgage Trust 2002-FX1

             Re:  CDC Commercial Mortgage Trust 2002-FX1, Commercial   Mortgage
                  Pass-Through Certificates, Series 2002-FX1
                  -------------------------------------------------------------

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under that certain Pooling and Servicing Agreement dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), by and among Structured Asset Securities Corporation as depositor, the undersigned as master servicer (the "Master Servicer"), GMAC Commercial Mortgage Corporation as special servicer (the "Special Servicer"), you as trustee (the "Trustee") and ABN AMRO Bank N.V. as fiscal agent, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name:  __________________________________________________

            Address:  ________________________________________________________

            Control No.:  ____________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which: ____________________________________________


Reason for requesting file (or portion thereof):

      ____    1.  Mortgage Loan paid in full. The undersigned hereby
                  certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Custodial Account pursuant to the Pooling and Servicing
                  Agreement, have been or will be so credited.

      ____  2.    Other. (Describe)  _________________________________________
                  ____________________________________________________________
                  ____________________________________________________________


            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                      GMAC COMMERCIAL MORTGAGE CORPORATION



                                      By:_____________________________________
                                         Name:
                                         Title:

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

                                   -----------

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:   Asset-Backed Securities Trust Services
             Group-CDC Commercial Mortgage Trust 2002-FX1

             Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1
                  -----------------------------------------------------------

            In connection with the administration of the Mortgage Files held by or on behalf of you as Trustee under that certain Pooling and Servicing Agreement dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), by and among Structured Asset Securities Corporation as depositor, GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer"), the undersigned as special servicer (the "Special Servicer"), you as trustee (the "Trustee") and ABN AMRO Bank N.V. as fiscal agent, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name:  __________________________________________________

            Address:  ________________________________________________________

            Control No.:  ____________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which: ___________________________________________


Reason for requesting file (or portion thereof):

      ____    1.  Mortgage Loan paid in full. The undersigned hereby
                  certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Custodial Account pursuant to the Pooling and Servicing
                  Agreement, have been or will be so credited.

      ____  2.    Other. (Describe)  _________________________________________


            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                      GMAC COMMERCIAL MORTGAGE CORPORATION



                                      By:_____________________________________
                                         Name:
                                         Title:

                                    EXHIBIT E

                                    RESERVED

                                   EXHIBIT F-1

                         FORM OF TRANSFEROR CERTIFICATE
           FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group--
            CDC Commercial Mortgage Trust 2002-FX1

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________] [representing a ____% Percentage Interest in the subject Class]
                  ------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered to you in connection with the transfer by _________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, between Structured Asset Securities Corporation, as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.


                                      Very truly yours,




                                      __________________________________________
                                      (Transferor)



                                      By:_____________________________________
                                         Name:
                                         Title:

                                  EXHIBIT F-2A

                        FORM I OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group--
            CDC Commercial Mortgage Trust 2002-FX1

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________] [representing a ____% Percentage Interest in the subject Class]
                  ------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered to you in connection with the transfer by _________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, among Structured Asset Securities Corporation, as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

            2.  The Transferee has been furnished with all information regarding
      (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

            3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.

                                      Very truly yours,


                                      ________________________________________
                                      (Transferee)


                                      By:_____________________________________
                                         Name:
                                         Title:


                             NOMINEE ACKNOWLEDGMENT
                             ----------------------

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                      ________________________________________
                                      (Nominee)


                                      By:_____________________________________
                                         Name:
                                         Title:

                                                       ANNEX 1 TO EXHIBIT F-2A
                                                       -----------------------


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

      The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________1 in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

--------------------------

1   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.


      _____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

      _____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      _____ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      _____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

      _____ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

      _____ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

      _____ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

      _____ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

      _____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1) ___________________________
                  _____________________________________________________________
                  _____________________________________________________________


            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

          ___          ___   Will the Transferee be purchasing the Transferred
          Yes          No    Certificates only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.



                                      ________________________________________
                                      Print Name of Transferee



                                      By:_____________________________________
                                         Name:
                                         Title:
                                         Date:

                                                       ANNEX 2 TO EXHIBIT F-2A
                                                       -----------------------


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

      The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ______ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

      ______ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

           ___         ___    Will the Transferee be purchasing the Transferred
           Yes         No    Certificates only for the Transferee's own account?

6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.



                                      ________________________________________
                                      Print Name of Transferee or Adviser



                                      By:_____________________________________
                                         Name:
                                         Title:
                                         Date:



                                      IF AN ADVISER:



                                       _______________________________________
                                       Print Name of Transferee



                                      Date:  _________________________________

                                  EXHIBIT F-2B

                        FORM II OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]


LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group--
            CDC Commercial Mortgage Trust 2002-FX1

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, Class _____, [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________] [representing a ____% Percentage Interest in the subject Class]
                  ------------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered to you in connection with the transfer by _________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, between Structured Asset Securities Corporation, as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer, GMAC Commercial Mortgage Corporation, as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong, and (c) neither a Transferred Certificate nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1 to the Pooling and Servicing Agreement and a certification from such Certificateholder's prospective transferee substantially in the form attached either as Exhibit F-2A to the Pooling and Servicing Agreement or as Exhibit F-2B to the Pooling and Servicing Agreement; or
      (B) an opinion of counsel satisfactory to the Trustee with respect to, among other things, the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

            5. The Transferee has been furnished with all information regarding
      (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters, that it has requested.

            6. The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

            7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgement below.


                                      Very truly yours,



                                      ________________________________________
                                      (Transferee)



                                      By:_____________________________________
                                         Name:
                                         Title:


                             NOMINEE ACKNOWLEDGEMENT
                             -----------------------

            The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.



                                      ________________________________________
                                      (Nominee)



                                      By:_____________________________________
                                         Name:
                                         Title:

                                  EXHIBIT F-2C

                        FORM I OF TRANSFEREE CERTIFICATE
      FOR TRANSFERS OF INTERESTS IN BOOK-ENTRY NON-REGISTERED CERTIFICATES

                                     [Date]


[TRANSFEROR]

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, Class _____, having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________
                  -----------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered to you in connection with the Transfer by _________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company ("DTC") and the Depository Participants) in the captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, between Structured Asset Securities Corporation, as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer.

            2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) no interest in the Transferred Certificates may be resold or transferred unless (i) such Certificates are registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws, or (ii) such interest is sold or transferred in a transaction which is exempt from such registration and qualification and the Transferor desiring to effect such transfer has received (A) a certificate from such Certificate Owner's prospective transferee substantially in the form attached as Exhibit F-2C to the Pooling and Servicing Agreement or (B) an opinion of counsel to the effect that, among other things, such prospective transferee is a Qualified Institutional Buyer and such transfer may be made without registration under the Securities Act.

            3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            4. The Transferee has been furnished with all information regarding
      (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (e) any credit enhancement mechanism associated with the Transferred Certificates, and (f) all related matters, that it has requested.


                                      Very truly yours,



                                      ________________________________________
                                      (Transferee)



                                      By:_____________________________________
                                         Name:
                                         Title:

                                                       ANNEX 1 TO EXHIBIT F-2C
                                                       -----------------------

       QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
     [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

      The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and for the benefit of Structured Asset Securities Corporation with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis $______________________1 in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

-------------
1   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.


      _____ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

      _____ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      _____ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      _____ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

      _____ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

      _____ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

      _____ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

      _____ QIB Subsidiary. All of the Transferee's equity owners are "qualified institutional buyers" within the meaning of Rule 144A.

      _____ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

           ___    ___    Will the Transferee be acquiring interests in the
           Yes    No     Transferred Certificates only for the Transferee's own
                         account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

            8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.



                                      ________________________________________
                                      (Transferee)



                                      By:_____________________________________
                                         Name:
                                         Title:
                                         Date:

                                                       ANNEX 2 TO EXHIBIT F-2C
                                                       -----------------------


            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

      The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and for the benefit of Structured Asset Securities Corporation with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquired interests the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ______ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

      ______ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

         ___    ___      Will the Transferee be acquiring interests in the
         Yes    No       Transferred Certificates only for the Transferee's own
                         account?

            6. If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.



                                      ________________________________________
                                      (Transferee or Adviser)



                                      By:_____________________________________
                                         Name:
                                         Title:
                                         Date:



                                      IF AN ADVISER:



                                       _______________________________________
                                       Print Name of Transferee

                                       _______________________________________
                                       Date:

                                  EXHIBIT F-2D

                        FORM II OF TRANSFEREE CERTIFICATE
      FOR TRANSFERS OF INTERESTS IN BOOK -ENTRY NON-REGISTERED CERTIFICATES

                                     [Date]
[TRANSFEROR]

            Re:   CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage
                  Pass-Through  Certificates,   Series  2002-FX1,  Class _____,
                  [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________
                  --------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company ("DTC") and the Depository Participants) in the captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, between Structured Asset Securities Corporation, as Depositor, GMAC Commercial Mortgage Corporation, as Master Servicer and as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN AMRO Bank N.V., as Fiscal Agent. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, that the Transferee is not a United States Securities Person.

            For purposes of this certification, "United States Securities Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by "accredited investors" (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the "Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

            We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.
Dated: __________, _____

                                      Very truly yours,


                                      By:
                                         -------------------------------------
                                         As, or agent for, the beneficial
                                         owner(s) of the Certificates to which
                                         this certificate relates.

                                   EXHIBIT G-1

                       FORM I OF TRANSFEREE CERTIFICATE
      IN CONNECTION WITH ERISA (DEFINITIVE NON-REGISTERED CERTIFICATES)

                              ______________, 20__

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group--
            CDC Commercial Mortgage Trust 2002-FX1

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the
                  "Certificates")
                  -----------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
Class ______ Certificates [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the subject Class] (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, among Structured Asset Securities Corporation as depositor, GMAC Commercial Mortgage Corporation as master servicer and as special servicer, LaSalle Bank National Association as trustee and ABN AMRO Bank N.V. as fiscal agent. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph, provided, that Transferees of Class R Certificates may only check the first paragraph):

            _____ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or

            _____ The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60.

            _____ The Transferred Certificates are rated in one of the four highest generic rating categories by one of the Rating Agencies and are being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 91-14; and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans, a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                      Very truly yours,


                                      ________________________________________
                                      (Transferee)


                                      By:_____________________________________
                                         Name:
                                         Title:

                                   EXHIBIT G-2

                        FORM II OF TRANSFEREE CERTIFICATE
                            IN CONNECTION WITH ERISA
                   (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                     [Date]
[TRANSFEROR]

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1, (the "Certificates")
                  -----------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by ______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation ("DTC") and the Depository Participants) in Class ___ Certificates [having an initial aggregate [Certificate Principal Balance] [Certificate Notional Amount] as of June 27, 2002 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation, as depositor, GMAC Commercial Mortgage Corporation as master servicer and as special servicer, LaSalle Bank National Association as trustee and ABN AMRO Bank N.V. as fiscal agent. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

            ______ The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

            ______ The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, however, the purchase and holding of such interest by such Person is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60.

            ______ The Transferred Certificates are rated in one of the four highest generic rating categories by one of the Rating Agencies and an interest in such Certificates is being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 91-14 and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans, a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y).

                                      Very truly yours,


                                      ________________________________________
                                      (Transferee)


                                      By:_____________________________________
                                         Name:
                                         Title:

                                   EXHIBIT H-1

                   FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                   REGARDING RESIDUAL INTEREST CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO
SECTIONS 860D(A)(6)(A) AND 860E(E)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 11, 2002, among Structured Asset Securities Corporation as Depositor, GMAC Commercial Mortgage Corporation as Master Servicer and as Special Servicer, LaSalle Bank National Association as Trustee and ABN AMRO Bank N.V. as Fiscal Agent
                  --------------------------------------------------------------



STATE OF                )
                        )  ss.: ____________________
COUNTY OF               )




            I, _________________________, under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

            1. I am a __________________________ of
______________________________ (the "Purchaser"), on behalf of which I have the authority to make this affidavit.

            2. The Purchaser is acquiring [Class R-I] [Class R-II] [Class R-III] Certificates representing ________% of the residual interest in [each of] the real estate mortgage investment conduit[s] ([each,] a "REMIC") designated as ["REMIC I"] ["REMIC II"] ["REMIC III"], [respectively], relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the "Code").

            3. The Purchaser is not a "Disqualified Organization" (as defined below), and that the Purchaser is not acquiring the [Class R-I] [Class R-II] [Class R-III] Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v) any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and "international organization" shall have the meanings set forth in
Section 7701 of the Code.

            4. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any [Class R-I] [Class R-II] [Class R-III] Certificates to a Disqualified Organization.

            5. No purpose of the acquisition of the [Class R-I] [Class R-II] [Class R-III] Certificates is to impede the assessment or collection of tax

            6. [Check the statement that applies]

      o If the Transferor requires the safe harbor under Revenue Procedure 2001-12, I.R.B. 2001-2 (December 8, 2000) to apply:

            a) In accordance with Revenue Procedure 2001-12, I.R.B. 2001-2 (December 8, 2000), the Purchaser (i) is an "eligible corporation" as defined in Section 860L(a)(2) of the Code, as to which the income of [Class R-I] [Class R-II] [Class R-III] Certificates will only be subject to taxation in the United States, (ii) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes(excluding any obligation of a person related to the transferee within the meaning of Section 860L(g) of the Code) in excess of $100 million and net assets of $10 million, and (iii) hereby agrees only to transfer the Certificate to another corporation meeting the criteria set
      forth in Revenue Procedure 2001-12; ................................|_|

            or

            b) The Purchaser is a United States Person and the consideration paid to the Purchaser for accepting the [Class R-I] [Class R-II] [Class R-III] Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "applicable federal rate" prescribed by
      Section 1274 of the Code as of the date hereof (with all applicable computations done in accordance with Revenue Procedure 2001-12) or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this
      letter................................................|_|

      o If the Transferor does not require the safe harbor under Revenue Procedure 2001-12 to apply:

            a) The Purchaser is a "United States person" as defined in Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser's U.S. taxpayer identification number is __________). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons);.

            or

            b)    The Purchaser is not a United States  person.  However,  the
      Purchaser:

                  (a) conducts a trade or business within the United States and, for purposes of Treasury regulation section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code;

                  (b) understands that, for purposes of Treasury regulation
            section 1.860E-1(c)(4)(ii), as a holder of a [Class R-I] [Class R-II] [Class R-III] Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such [Class R-I] [Class R-II] [Class R-III] Certificate;

                  (c) intends to pay the taxes associated with holding a [Class R-I] [Class R-II] [Class R-III] Certificate; and

                  (d) is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners either satisfy clauses (a), (b) and (c) of this sentence or are United
            States persons)..................................................|_|

            7. The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the [Class R-I] [Class R-II] [Class R-III] Certificates as they become due.

            8. The Purchaser understands that it may incur tax liabilities with respect to the [Class R-I] [Class R-II] [Class R-III] Certificates in excess of any cash flows generated by such Certificates.

            9. The Purchaser will not transfer the [Class R-I] [Class R-II] [Class R-III] Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 3, 5 or 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

            10. The Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the prohibition against transferring the [Class R-I] [Class R-II] [Class R-III] Certificates to a Disqualified Organization, an agent thereof or a person that does not satisfy the requirements of paragraphs 5 and 7.

            11. The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of [REMIC I] [REMIC II] [REMIC III] pursuant to
Section 10.01(d) of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.


            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___ day of
________________.



                                      By:_____________________________________
                                         Name:
                                         Title:

            Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a_______________________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and as the free act and deed of the Purchaser.


                                      Subscribed and sworn before me this
                                      ____ day of _______________.



                                      _________________________________________
                                      Notary Public

                                   EXHIBIT H-2

                         FORM OF TRANSFEROR CERTIFICATE
                   REGARDING RESIDUAL INTEREST CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois  60603
Attention:  Asset-Backed Securities Trust Services
            Group-CDC Commercial Mortgage Trust 2002-FX1

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the
                  "Certificates")
                  -----------------------------------------------------------

Ladies and Gentlemen:

      This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
[Class R-I] [Class R-II] [Class R-III] Certificates evidencing a ____% Percentage Interest in such Class (the "Residual Interest Certificates"). The Certificates, including the Residual Interest Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation, as depositor, GMAC Commercial Mortgage Corporation as master servicer and as special servicer, LaSalle Bank National Association as trustee and ABN AMRO Bank N.V. as fiscal agent. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. No purpose of the Transferor relating to the transfer of the Residual Interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

            2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit H-1. The Transferor does not know or believe that any representation contained therein is false.

            3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Code) as contemplated by Treasury regulation section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.


                                      Very truly yours,


                                      ____________________________________
                                      (Transferee)

                                      By: ________________________________
                                          Name:
                                          Title:

                                   EXHIBIT I-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                     [Date]


Standard & Poor's Ratings Services
   a division of The McGraw-Hill Companies, Inc.
55 Water Street, 41st Floor
New York, New York 10041
Attention:  CMBS Surveillance Department

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007
Attention:  CMBS Monitoring

Fitch Ratings
One State Street Plaza
New York, New York 10004
Attention:  Commercial Mortgage Surveillance Department

Ladies and Gentlemen:

            This notice is being delivered pursuant to Section 6.09 of the Pooling and Servicing Agreement, dated as of June 11, 2002 and relating to CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

            Notice is hereby given that the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have designated ________________ to serve as the Special Servicer under the Agreement.

            The designation of __________________ as Special Servicer will become final if certain conditions are met and you deliver to _________________, the trustee under the Agreement (the "Trustee"), written confirmation that if the person designated to become the Special Servicer were to serve as such, such event would not result in the qualification, downgrade or withdrawal of the rating or ratings assigned by you to one or more Classes of the Certificates. Accordingly, such confirmation is hereby requested as soon as possible.

            Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.


                                      Very truly yours,


                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Trustee



                                      By:_____________________________________
                                         Name:
                                         Title:

Receipt acknowledged:


STANDARD & POOR'S RATINGS SERVICES



By:_______________________________
   Name:
   Title:


MOODY'S INVESTORS SERVICE, INC.



By:_______________________________
   Name:
   Title:


FITCH RATINGS



By:_______________________________
   Name:
   Title:

                                   EXHIBIT I-2

             FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[TRUSTEE]

[MASTER SERVICER]

[DEPOSITOR]

[FISCAL AGENT]

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1
                 -----------------------------------------------------------

Ladies and Gentlemen:

            Pursuant to Section 6.09 of the Pooling and Servicing Agreement, dated as of June 11, 2002, relating to CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Agreement"), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.24 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization:
____________________.


                                      ______________________________



                                      By:_____________________________________
                                         Name:
                                         Title:

                                    EXHIBIT J

                        FORM OF UCC-1 FINANCING STATEMENT

=======================
=======================
-----------------------
-----------------------
=======================
=======================

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY
=========================================================================
||A. NAME & PHONE OF CONTACT AT FILER [optional]                       ||
||                                                                     ||
||---------------------------------------------------------------------||
||B. SEND ACKNOWLEDGMENT TO: (Name and Address)                        ||
||    _                                                             _  ||
||   |                                                               | ||
||                                                                     ||
||                                                                     ||
||                                                                     ||
||                                                                     ||
||                                                                     ||
||                                                                     ||
||   |_                                                             _| ||       THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY
====================================================================================================================================
1.  DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
    --------------------------------------------------------------------------------------------------------------------------------
    |1a. ORGANIZATION'S NAME
    |
    |    Structured Asset Securities Corporation
OR  |-------------------------------------------------------------------------------------------------------------------------------
    |1b. INDIVIDUAL'S LAST NAME                                   |FIRST NAME                       |MIDDLE NAME          |SUFFIX
    |                                                             |                                 |                     |
    |                                                             |                                 |                     |
------------------------------------------------------------------------------------------------------------------------------------
1c. MAILING ADDRESS                                               |CITY                             |STATE  |POSTAL CODE  |COUNTRY
                                                                  |                                 |       |             |
    399 Park Avenue, 8th Floor                                    | New York                        | NY    | 10022       | USA
------------------------------------------------------------------------------------------------------------------------------------
1d. TAX ID #: SSN OR EIN |ADD'L INFO RE |1e. TYPE OF ORGANIZATION |1f. JURISDICTION OF ORGANIZATION |1g. ORGANIZATIONAL ID #, if any
                         |ORGANIZATION  |                         |                                 |
                         |DEBTOR        | Corporation             | Delaware                        |                      [X] NONE
====================================================================================================================================
2.  ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
    --------------------------------------------------------------------------------------------------------------------------------
    |2a. ORGANIZATION'S NAME
    |
    |
OR  |-------------------------------------------------------------------------------------------------------------------------------
    |2b. INDIVIDUAL'S LAST NAME                                   |FIRST NAME                       |MIDDLE NAME          |SUFFIX
    |                                                             |                                 |                     |
    |                                                             |                                 |                     |
------------------------------------------------------------------------------------------------------------------------------------
2c. MAILING ADDRESS                                               |CITY                             |STATE  |POSTAL CODE  |COUNTRY
                                                                  |                                 |       |             |
                                                                  |                                 |       |             |
------------------------------------------------------------------------------------------------------------------------------------
2d. TAX ID #: SSN OR EIN |ADD'L INFO RE |2e. TYPE OF ORGANIZATION |2f. JURISDICTION OF ORGANIZATION |2g. ORGANIZATIONAL ID #, if any
                         |ORGANIZATION  |                         |                                 |
                         |DEBTOR        |                         |                                 |                      [ ] NONE
====================================================================================================================================
3.  SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
    --------------------------------------------------------------------------------------------------------------------------------
    |3a. ORGANIZATION'S NAME
    |                           LaSalle Bank National Association, as trustee for the registered holders of
    |             CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002 FX-1
OR  |-------------------------------------------------------------------------------------------------------------------------------
    |3b. INDIVIDUAL'S LAST NAME FIRST NAME                        |FIRST NAME                       |MIDDLE NAME          |SUFFIX
    |                                                             |                                 |                     |
    |                                                             |                                 |                     |
------------------------------------------------------------------------------------------------------------------------------------
3c. MAILING ADDRESS                                               |CITY                             |STATE  |POSTAL CODE  |COUNTRY
                                                                  |                                 |       |             |
    135 South LaSalle Street, Suite 1625                          | Chicago                         | IL    | 60603       | USA
====================================================================================================================================
4.  This FINANCING STATEMENT covers the following collateral:  Any additional collateral description can be typed on the
                                                                 Addendum Form.

        See attached Schedule I.





====================================================================================================================================
5.  ALTERNATIVE DESIGNATION [if applicable]:

    [ ] LESSEE/LESSOR   [ ] CONSIGNEE/CONSIGNOR   [ ] BAILEE/BAILOR   [ ] SELLER/BUYER    [ ] AG. LIEN    [ ]NON-UCC FILING
====================================================================================================================================
6.  [ ] This FINANCING STATEMENT is to be filed [for record] (or recorded) |7.  Check to REQUEST SEARCH REPORT(S) on Debtor(s)
        in the REAL ESTATE RECORDS.   Attach Addendum      [if applicable] |    [ADDITIONAL FEE]                  [optional]
                                                                           |    [ ] All Debtors    [ ] Debtor 1   [ ]Debtor 2
====================================================================================================================================
8.  OPTIONAL FILER REFERENCE DATA

        File with the Secretary of State of State of Delaware

====================================================================================================================================

FILING OFFICE COPY -- NATIONAL UCC FINANCING STATEMENT (FORM UCC1) (REV. 07/29/98)
NATUCC1 - 5/4/01 C T System Online

                                                                      SCHEDULE 1
                                                                      ----------

            This Schedule 1 is attached to and incorporated in a financing statement pertaining to Structured Asset Securities Corporation as depositor (referred to as the "Debtor" for the purpose of this financing statement only), and LaSalle Bank National Association as trustee for the holders of the CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (referred to as the "Secured Party" for purposes of this financing statement only), under that certain Pooling and Servicing Agreement, dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among the Debtor as depositor, the Secured Party as trustee (the "Trustee"), GMAC Commercial Mortgage Corporation as master servicer (the "Master Servicer") and as special servicer (the "Special Servicer"), and ABN AMRO Bank N.V. as fiscal agent, relating to the issuance of the CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Series 2002-FX1 Certificates"). Capitalized terms used herein and not defined shall have the respective meanings given to them in the Pooling and Servicing Agreement.

            The attached financing statement covers all of the Debtor's right (including the power to convey title thereto), title and interest in and to the Trust Fund created pursuant to the Pooling and Servicing Agreement, consisting of the following:

            (1) the mortgage loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans");

            (2) the note or other evidence of indebtedness of the related borrower under each Mortgage Loan (the "Mortgage Note"), the related mortgage, deed of trust or other similar instrument securing such Mortgage Note (the "Mortgage") and each other legal, credit and servicing document related to such Mortgage Loan (collectively with the related Mortgage Note and Mortgage, the "Mortgage Loan Documents");

            (3) (a) the Custodial Accounts and the Defeasance Deposit Account required to be maintained by the Master Servicer pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Custodial Accounts and the Defeasance Deposit Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

            (4)  all REO Property  acquired in respect of defaulted  Mortgage
Loans;

            (5) (a) the REO Accounts required to be maintained by the Special Servicer pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the REO Accounts, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

            (6) (a) the Servicing Accounts and the Reserve Accounts required to be maintained by the Master Servicer and/or the Special Servicer pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Servicing Accounts and the Reserve Accounts, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

            (7) (a) the Interest Reserve Account required to be maintained by the Secured Party pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Interest Reserve Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

            (8) (a) the Collection Account required to be maintained by the Secured Party pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Collection Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and
(d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

            (9) all insurance policies, including the right to payments thereunder, with respect to the Mortgage Loans required to be maintained pursuant to the Mortgage Loan Documents and the Pooling and Servicing Agreement, transferred to the Trust and to be serviced by the Master Servicer or Special Servicer pursuant to the Pooling and Servicing Agreement;

            (10) any and all general intangibles (as defined in the Uniform Commercial Code) consisting of, arising from or relating to any of the foregoing; and

            (11) any and all income, payments, proceeds and products of any of the foregoing.

THE DEBTOR AND THE SECURED PARTY INTEND THE TRANSACTIONS CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A SALE OF ALL THE DEBTOR'S RIGHT, TITLE AND INTEREST IN, TO AND UNDER THE MORTGAGE LOANS, THE MORTGAGE NOTES, THE RELATED MORTGAGES AND THE OTHER RELATED MORTGAGE LOAN DOCUMENTS EVIDENCED BY THE SERIES 2002-FX1 CERTIFICATES, AND THIS FILING SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT A SALE HAS NOT OCCURRED. THE REFERENCES HEREIN TO MORTGAGE NOTES SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY MORTGAGE NOTE IS NOT AN INSTRUMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION, OR THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE SECURED PARTY WITH RESPECT TO THE MORTGAGE LOANS OR IN ANY MORTGAGE NOTE, MORTGAGE OR OTHER MORTGAGE LOAN DOCUMENT. IN ADDITION, THE REFERENCES HEREIN TO SECURITIES, INSTRUMENTS AND OTHER OBLIGATIONS SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION IS NOT AN INSTRUMENT, A CERTIFICATED SECURITY OR AN UNCERTIFICATED SECURITY WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION, NOR SHOULD THIS FINANCING STATEMENT BE CONSTRUED AS A CONCLUSION THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE SECURED PARTY IN THE CONTRACTUAL RIGHT TO PAYMENT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO PAYMENTS OF PRINCIPAL AND INTEREST AND THE RIGHT TO ENFORCE THE RELATED PAYMENT OBLIGATIONS, ARISING FROM OR UNDER ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION. WITH RESPECT TO THE FOREGOING, THIS FILING IS MADE ONLY IN THE EVENT OF CONTRARY ASSERTIONS BY THIRD PARTIES.

                             EXHIBIT A TO SCHEDULE 1

                      (See attached Mortgage Loan Schedule)

                                    EXHIBIT K

                        FORM OF NOTICE AND CERTIFICATION
                     REGARDING DEFEASANCE OF MORTGAGE LOANS

   For loans having balance of (a) $5,000,000 or less, or (b) less than 1% of outstanding pool balance, whichever is less


To:   Standard & Poor's Ratings Services
      55 Water Street
      New York, New York 10041
      Attn:  CMBS Surveillance Department

From: _____________________________________, in its capacity as master servicer
      (the "Master Servicer") under the Pooling and Servicing Agreement dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation as Depositor, the Master Servicer, GMAC Commercial Mortgage Corporation as special servicer, LaSalle Bank National Association as trustee (the "Trustee"), and ABN AMRO Bank N.V. as fiscal agent.

Date: _________, 20___

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates Series 2002-FX1
                  -----------------------------------------------------------

            Mortgage loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged [Property] [Properties]
identified on the Mortgage Loan Schedule by the following name[s]: _____________
__________________________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As Master Servicer under the Pooling and Servicing Agreement, we hereby:

            1. Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____ a full defeasance of the payments scheduled to be due in respect of the entire unpaid principal balance of the Mortgage Loan; or

            ____ a partial defeasance of the payments scheduled to be due in respect of a portion of the unpaid principal balance of the Mortgage Loan that represents ___% of the entire unpaid principal balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire unpaid principal balance;

            2. Certify as to each of the following, and any additional explanatory notes set forth on Exhibit A hereto:

            a. The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

            b.  The defeasance was consummated on __________, 20__.

            c. The defeasance collateral consists of securities that (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80a-1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1, 2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) are rated `AAA' by Standard & Poor's, (iv) if they include a principal obligation, provide for a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

         CUSIP           RATE            MAT        PAY DATES       ISSUED
     -------------   -------------   -----------  -------------  -----------

            d. The Master Servicer received an opinion of counsel (from counsel approved by Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

            e. The Master Servicer determined that the defeasance collateral will be owned by an entity (the "Defeasance Obligor") as to which one of the statements checked below is true:

            ____ the related Mortgagor was a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loan included in the pool.

            ____ the related Mortgagor designated a Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

            ____ the Master Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

            f. The Master Servicer received a broker or similar confirmation of the credit, or the accountant's letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the Trustee acting as a securities intermediary.

            g. As securities intermediary, the Trustee is obligated to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the "Scheduled Payments").

            h. The Master Servicer received from the Mortgagor written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard, stating that (i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

            i. The Master Servicer received opinions from counsel, who were approved by the Master Servicer in accordance with the Servicing Standard, that (i) the agreements executed by the Mortgagor and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

            j. The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Mortgagor only after the Mortgage Loan has been paid in full, if any such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

            k. The entire unpaid principal balance of the Mortgage Loan as of the date of defeasance was $___________ [$5,000,000 or less or less than one percent of pool balance, whichever is less] which is less than 1% of the aggregate unpaid principal balance of the Mortgage Pool as of the date of the most recent Distribution Date Statement received by us (the "Current Report").

            3. The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate unpaid principal balance of the Mortgage Pool as of the date of the Current Report.

            4. Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments and opinions have been transmitted to the Trustee for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Master Servicer as part of the Master Servicer's servicing file.

            5. Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement; and

            6. Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            7. Agree to provide copies of all items listed in Exhibit B to you upon request.

            IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.


                                      [MASTER SERVICER]



                                      By:____________________________________
                                         Name:
                                         Title:

                                  EXHIBIT L-1

    FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION FOR WEBSITE ACCESS
                        FROM CERTIFICATE [HOLDER][OWNER]

                                     [Date]

[LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services
            Group-CDC Commercial Mortgage Trust 2002-FX1]

[GMAC Commercial Mortgage Corporation
200 Witmer Roand
Horsham, Pennsylvania 19044
Attn:  Managing Director, Commercial Servicing Operations]

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1
                  -----------------------------------------------------------

            In accordance with the provisions of the Pooling and Servicing Agreement, dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation, as depositor (the "Depositor"), GMAC Commercial Mortgage Corporation as master servicer and as special servicer, LaSalle Bank National Association as trustee (the "Trustee") and ABN AMRO Bank N.V. as fiscal agent, with respect to CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a [beneficial owner][registered holder] of the Class _____ Certificates.

            2.  The undersigned is requesting (Please check as applicable):

            (i) ____ the information (the "Information") identified on the schedule attached hereto pursuant to Section 8.14 of the Pooling and Servicing Agreement; or

            (ii) ____ a password pursuant to Section 4.02 of the Pooling and Servicing Agreement for access to information (also, the "Information") provided on the [Trustee's] [Master Servicer's] Internet Website.

            3. In consideration of the [Trustee's] [Master Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating its interest in Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities to which the undersigned is subject), and such Information will not, without the prior written consent of the [Trustee] [Master Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                      [BENEFICIAL OWNER OF A CERTIFICATE]
                                      [REGISTERED HOLDER OF A CERTIFICATE]



                                      By:_____________________________________
                                         Name:
                                         Title:






                                      By:_____________________________________
                                         Name:
                                         Title:

                                   EXHIBIT L-2
        FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION FOR WEBSITE
                        ACCESS FROM PROSPECTIVE INVESTOR

                                     [Date]

[LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services
            Group-CDC Commercial Mortgage Trust 2002-FX1]

[GMAC Commercial Mortgage Corporation
200 Witmer Roand
Horsham, Pennsylvania 19044
Attn:  Managing Director, Commercial Servicing Operations]

            Re: CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1
                 -----------------------------------------------------------

            In accordance with the provisions of the Pooling and Servicing Agreement, dated as of June 11, 2002 (the "Pooling and Servicing Agreement"), among Structured Asset Securities Corporation, as depositor (the "Depositor"), GMAC Commercial Mortgage Corporation as master servicer and as special servicer, LaSalle Bank National Association as trustee (the "Trustee") and ABN AMRO Bank N.V. as fiscal agent, with respect to CDC Commercial Mortgage Trust 2002-FX1, Commercial Mortgage Pass-Through Certificates, Series 2002-FX1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is contemplating an investment in the Class _____ Certificates.

            2. The undersigned is requesting (please check as applicable):

            (i) ____ information (the "Information") for use in evaluating the possible investment described above as identified on the schedule attached hereto pursuant to Section 8.14 of the Pooling and Servicing Agreement; or

            (iii) ____ a password pursuant to Section 4.02 of the Pooling and Servicing Agreement for access to information (also, the "Information") provided on the [Trustee's] [Master Servicer's] Internet Website.

            3. In consideration of the [Trustee's] [Master Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making the investment decision described in paragraph 1 above, from its accountants and attorneys, and otherwise from such governmental or banking authorities and agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the [Trustee] [Master Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Non-Registered Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                      [PROSPECTIVE PURCHASER OF A CERTIFICATE]


                                      By:_____________________________________
                                         Name:
                                         Title:



                                      By:_____________________________________
                                         Name:
                                         Title:

                                    EXHIBIT M

                        FORM OF CMSA SERVICER WATCH LIST



================================================================================= ======= ========================================
                                     CATEGORY                                       CODE         REMOVAL FROM THE WATCH LIST
--------------------------------------------------------------------------------- ------- ----------------------------------------
DSCR/NOI                                                                             2
========------------------------------------------------------------------------- ------- ----------------------------------------
A mortgage loan that has a then current debt service coverage ratio that is less     2A   Debt service coverage ratio is greater
than 1.10x, other than a CTL loan.                                                        than 1.10x for two consecutive calendar
                                                                                          quarters.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Mortgage loan for which NOI for the most recent 12 month period has fallen 25%       2B   NOI greater than underwritten NOI.
or more below underwritten NOI.
--------------------------------------------------------------------------------- ------- ----------------------------------------
OCCUPANCY                                                                            4
=========------------------------------------------------------------------------ ------- ----------------------------------------
Except for hotel properties, the occupancy rate or the effective gross income        4A   Occupancy, EGI or Rev Par, as
("EGI") of the related mortgaged property over a trailing 12-month period (or             applicable, over a 12-month period are
trailing two calendar quarter during the first year after origination) is 15%             greater than 85% of the underwritten
less than underwritten EGI or occupancy (multiplicative basis). In the case of a          occupancy, EGI or Rev Par.
hotel property, the average daily occupancy rate or the Rev Par over a trailing
12-month period is 15% less than underwritten occupancy.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Any of the three largest tenants leases, representing 25% or more of the             4B   The tenant space(s) represented by the
aggregate net rentable area ("NRA") or leases representing 20% or more of the             any of the three largest tenants,
total revenue from the related property in the current year have expired, been            representing 25% or more of the NRA or
terminated, are in default, are dark, will expire in the next three months                leases representing 20% or more of the
(without being replaced by one or more comparable tenants and leases), are the            total revenue from the related property
subject of bankruptcy or similar proceedings or the servicer has received                 have been renewed and the tenant(s) are
written notice of the tenant's intent to vacate the mortgaged property.                   in place, open for business and paying
                                                                                          rent.
--------------------------------------------------------------------------------- ------- ----------------------------------------
DELINQUENCY/DEFAULT                                                                  1
===================-------------------------------------------------------------- ------- ----------------------------------------
Mortgage loan is 30 days or more delinquent.                                         1A   Mortgage loan is no longer delinquent.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Mortgage loan is late (30 days or more) in making its scheduled monthly payment      1B   Mortgagor has made three consecutive
three or more times in the preceding twelve months.                                       payments.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Borrower is delinquent in the payment of taxes, and servicer has made an advance     1D   Taxes are paid in full.
of such amounts pursuant to the pooling agreement.
--------------------------------------------------------------------------------- ------- ----------------------------------------
PROPERTY                                                                             5
========------------------------------------------------------------------------- ------- ----------------------------------------
Servicer has knowledge of material deferred maintenance, material damage or          5A   Cure deferred maintenance, damage or
waste at the related mortgaged property (other than as have been escrowed at              waste.
closing)
--------------------------------------------------------------------------------- ------- ----------------------------------------
Mortgage loan as to which any required inspection of the related mortgaged           5B   Cure problem indicated by the servicer.
property conducted by or on behalf of the servicer indicates a problem that the servicer determines can reasonably be expected to materially and adversely affect the cash flow generated by such mortgaged property.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Material non-completion of repairs within specified time frames as required at       5C   Completion of repair
the time of the origination of the mortgage loan for mortgage loans with escrows of at least the lesser of (i) 5% of the loan balance or (ii) $100,000.
--------------------------------------------------------------------------------- ------- ----------------------------------------
BORROWER                                                                             6
========------------------------------------------------------------------------- ------- ----------------------------------------
Mortgagor does not allow access to the applicable property for its required site     6B   Site inspection is completed.
inspection.
--------------------------------------------------------------------------------- ------- ----------------------------------------
Ground Lease                                                                         3
--------------------------------------------------------------------------------- ------- ----------------------------------------
Ground lease default has occurred or ground lease expiration will occur within       3A   Cure ground lease default or exercise
six months to the extent the Master Servicer has knowledge of any such default            option/sign new ground lease.
or expiration.
--------------------------------------------------------------------------------- ------- ----------------------------------------
RESERVES
========------------------------------------------------------------------------- ------- ----------------------------------------
Servicer has made an unplanned draw on any letter of credit securing such            7A   Mortgagor has made three consecutive
mortgage loan to pay debt service on such mortgage loan, unless such loan is an           payments.
Additional Collateral Loan. Watch list explanation will include a brief description of the circumstances that in the servicer's good faith judgment entitled servicer to make such draw.
--------------------------------------------------------------------------------- ------- ----------------------------------------
The establishment of a reserve, letter of credit or a lockbox for a mortgage         7B   Cure of the event that required action
loan after the closing date, other than anticipated escrows pursuant to the               under the mortgage loan documents,
mortgage loan documents.                                                                  satisfying such mortgage loan
                                                                                          provisions, or after six consecutive
                                                                                          monthly payments
--------------------------------------------------------------------------------- ------- ----------------------------------------

The Servicer shall identify which trigger(s) has/have been satisfied and the date the loan was added to the watch list.

A file format will also be provided at a later date for the reporting of watch list items.